As filed with the Securities and Exchange Commission on July 28, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Kimco Realty Corporation

(Exact Name of Registrant as Specified in its Charter)

Maryland	6798	13-2744380
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3333 New Hyde Park Road

New Hyde Park, New York 11042

(516) 869-9000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Bruce M. Kauderer, Esq.

3333 New Hyde Park Road

New Hyde Park, New York 11042-0020

(516) 869-9000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Adam O. Emmerich David E. Shapiro Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019-6150 (212) 403-1000	Joseph B. Tyson Executive Vice President, Chief Financial Officer and Secretary Pan Pacific Retail Properties, Inc. 1631-B South Melrose Drive Vista, California 92081 (760) 727-1002	William J. Cernius Derek D. Dundas Latham & Watkins LLP 650 Town Center Drive, Suite 2000 Costa Mesa, California 92626-1925 (714) 540-1235

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all conditions under the merger agreement described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, par value $.01 per share	Not Applicable	Not Applicable	$410,795,560	$43,956

(1)	In accordance with Rule 457(o) under the Securities Act of 1933, the number of shares is not set forth herein.
(2)	Estimated solely for the purpose of calculation of the registration fee. Pursuant to Rule 457(o), the registration fee has been computed on the basis of the maximum aggregate offering price of the shares of the Registrant’s common stock expected to be issued. In the proposed merger, the registrant will issue shares of common stock with a value of up to $10 of the per share merger consideration of $70. This number is based on (a) 40,774,388 shares Common Stock, par value $0.01 per share, of Pan Pacific Retail Properties, Inc. (“Pan Pacific”) outstanding as of June 30, 2006 and (b) 305,168 partnership units in subsidiaries of Pan Pacific not owned by Pan Pacific, and assumes that Registrant pays $10 of the per share merger consideration in Registrant’s common stock, and that all of Pan Pacific’s unitholders elect to receive the merger consideration.
(3)	The registration fee for the securities registered hereby has been calculated pursuant to Section 6(b) of the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8 of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8, may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer or solicitation is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED JULY 28, 2006

PAN PACIFIC RETAIL PROPERTIES, INC.

1631-B SOUTH MELROSE DRIVE

VISTA, CALIFORNIA 92081

(760) 727-1002

                    , 2006

Dear Pan Pacific Stockholder:

You are cordially invited to attend a special meeting of the stockholders of Pan Pacific Retail Properties, Inc., a Maryland corporation, to be held at                     , on                     , 2006, at                     Pacific Time.

At the special meeting, you will be asked to consider and vote upon a proposal to approve the transactions contemplated by the merger agreement, including the merger of KRC Acquisition Inc., a subsidiary of Kimco Realty Corporation, with Pan Pacific. In connection with the merger, you will be entitled to receive $70 in cash for each share of Pan Pacific common stock that you own as of the completion of the merger. However, Kimco may elect to issue up to $10 of the per share merger consideration in the form of Kimco common stock. Kimco has the right to make this stock election any time prior to                                     , 2006 the date which is 15 days prior to the date of the Pan Pacific stockholder meeting. Kimco may revoke its stock election at any time if the revocation would not delay the Pan Pacific stockholders’ meeting by more than 10 business days. If Kimco makes the stock election, the number of shares of Kimco common stock that the Pan Pacific stockholders will receive will be determined based on the closing price average of Kimco common stock over the 10 trading days immediately preceding the trading day which is two days prior to the Pan Pacific stockholders’ meeting or, if Kimco has elected to delay the closing, based on the closing price average of Kimco common stock over the 10 trading days immediately preceding the closing date. You will no longer be a stockholder of Pan Pacific following the merger. Shares of Kimco common stock are traded on the New York Stock Exchange under the symbol “KIM”.

Pan Pacific’s board of directors unanimously recommends that you vote “FOR” the approval of the merger. In arriving at its recommendations, the board of directors gave careful consideration to a number of factors described in the accompanying proxy statement.

Under the Maryland General Corporation Law, the affirmative vote, whether in person or by proxy, of at least a majority of the outstanding shares of Pan Pacific common stock is required to approve the merger.

The accompanying proxy statement/prospectus explains the proposed transactions and provides specific information concerning the special meeting. It also includes copies of the merger agreement and the written opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. Please read it carefully. In particular, you should carefully consider the discussion in the section entitled “ Risk Factors” beginning on page 20.

Whether or not you plan to attend the special meeting, we urge you to please complete, sign and return your proxy as soon as possible in the enclosed self-addressed envelope so that your vote will be recorded. Even if you return your proxy card, you may still attend the special meeting and vote your common stock in person. Your proxy may be revoked at any time before it is voted by submitting a written revocation or a properly executed proxy bearing a later date to                                     , or by attending and voting in person at the special meeting. For stock held in “street name,” you may revoke or change your vote by submitting instructions to your broker or nominee.

Please do not send your common stock certificates at this time. If the merger is completed, you will be sent instructions regarding the exchange of your certificates.

Stuart A. Tanz

President and Chief Executive Officer

Pan Pacific Retail Properties, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated                     , 2006 and is expected to be first mailed to Pan Pacific stockholders on                     , 2006.

SOURCES OF ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Kimco and Pan Pacific that is not included or delivered with this document. This information is available without charge to Kimco and Pan Pacific stockholders upon written or oral request. You can obtain the documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Kimco 3333 New Hyde Park Road New Hyde Park, New York 11042 Attn.: Bruce M. Kauderer, Corporate Secretary Telephone: (516) 869-9000	Pan Pacific 1631-B South Melrose Drive Vista, California 92081 Attn.: Joseph B. Tyson, Corporate Secretary Telephone: (760) 727-1002

To obtain timely delivery of requested documents prior to the special meeting of Pan Pacific stockholders, you must request them no later than                     , 2006, which is five business days prior to the date of the meeting.

Also see “Where You Can Find More Information” on page 88 of this proxy statement/prospectus.

VOTING ELECTRONICALLY OR BY TELEPHONE

Pan Pacific stockholders of record on the close of business on                 , 2006, the record date for the Pan Pacific special meeting, may submit their proxies by telephone or internet by following the instructions on their proxy card or voting form. If you have any questions regarding whether you are eligible to submit your proxy by telephone or by internet, you should contact MacKenzie Partners Inc. by telephone at 1-800-322-2885 (toll free) or by email at proxy@mackenziepartners.com.

PAN PACIFIC RETAIL PROPERTIES, INC.

1631-B SOUTH MELROSE DRIVE

VISTA, CALIFORNIA 92081

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                 , 2006

Dear Pan Pacific Stockholder:

Notice is hereby given that Pan Pacific Retail Properties, Inc., a Maryland corporation, is holding a special meeting of its stockholders at                                                                          , on                         , 2006, at             Pacific Time, for the following purpose:

(1) to consider and vote on a proposal to approve the merger of KRC Acquisition Inc., a Maryland corporation and subsidiary of Kimco Realty Corporation, a Maryland corporation, with Pan Pacific Retail Properties, Inc., and to approve the other transactions contemplated pursuant to the Agreement and Plan of Merger, dated as of July 9, 2006, by and among Kimco Realty Corporation, KRC Acquisition Inc., KRC CT Acquisition Limited Partnership, KRC PC Acquisition Limited Partnership, Pan Pacific Retail Properties, Inc., CT Operating Partnership, L.P. and Western/Pinecreek, L.P.; and

(2) to approve an adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger.

The merger agreement, which explains the merger, is attached as Annex A to the proxy statement/prospectus accompanying this notice and has been filed as an exhibit to Pan Pacific’s quarterly report on 10-Q for the quarter ended June 30, 2006. Only stockholders of record at the close of business on                     , 2006 will be entitled to notice of or to vote at the special meeting or any adjournment or postponement of that special meeting.

By Order of the Board of Directors

Joseph B. Tyson

Executive Vice President, Chief Financial Officer

and Secretary

Vista, California

                    , 2006

PLEASE VOTE YOUR SHARES PROMPTLY. INSTRUCTIONS FOR VOTING ARE ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE MERGER PROPOSAL OR ABOUT VOTING YOUR SHARES, PLEASE CALL MACKENZIE PARTNERS, INC. AT (212) 929-5500 (CALL COLLECT) OR (800) 322-2885 (TOLL FREE).

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Page

WHERE YOU CAN FIND MORE INFORMATION	87

ANNEXES

A.	Agreement and Plan of Merger, dated as of July 9, 2006, by and among Kimco Realty Corporation, KRC Acquisition Inc., KRC CT Acquisition Limited Partnership, KRC PC Acquisition Limited Partnership, Pan Pacific Retail Properties, Inc., CT Operating Partnership, L.P. and Western/Pinecreek, L.P.

B.	Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc., dated July 9, 2006

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Why am I receiving these materials?

A:	Kimco and Pan Pacific have agreed to the acquisition of Pan Pacific by Kimco under the terms of a merger agreement that is described in this proxy statement/prospectus. For the merger to occur, a majority of the stockholders of Pan Pacific must approve the merger. Pan Pacific will hold a special meeting of its stockholders to obtain the necessary stockholder approval. This proxy statement/prospectus contains important information about the merger and the meeting of the stockholders of Pan Pacific. We are sending you these materials to help you decide whether to approve the merger.

Q:	Why are Kimco and Pan Pacific proposing to enter into the merger?

A:	Pan Pacific’s reasons for the merger include, among other things:

•	the value and form of the merger consideration;

•	favorable market conditions for selling Pan Pacific;

•	the belief of Pan Pacific’s board of directors that the merger represents a more desirable alternative for its common stockholders than continuing to operate as an independent public company under Pan Pacific’s current strategic business plan;

•	the determination by Pan Pacific’s board of directors that the merger is more desirable than other strategic alternatives;

•	the opinion and analyses of Houlihan Lokey;

•	the likelihood that the transaction with Kimco will be completed; and

•	the existence of a limited termination right in the event of an unsolicited bona fide superior proposal.

Kimco’s reasons for the merger include, among other things:

•	the belief of Kimco’s board of directors, shared by Kimco’s management, that the portfolio of neighborhood shopping centers that Kimco would acquire from Pan Pacific in the merger is of high quality and has positive long-term prospects;

•	the fact that Kimco could target a number of properties in Pan Pacific’s portfolio for Kimco’s strategic co-investment programs, which have historically produced solid investment returns and growth while further expanding Kimco’s investment and property management business;

•	the structuring flexibility provided to Kimco in the merger agreement; and

•	the belief of Kimco’s board of directors that the overall terms of the merger agreement are fair to Kimco.

Q:	What will happen to Pan Pacific as a result of the merger?

A:	A subsidiary of Kimco will merge with Pan Pacific. As a result of the merger, Pan Pacific will become, or will merge into, a subsidiary of Kimco.

Q:	What will I receive in the merger?

A:

Each Pan Pacific stockholder will receive $70 in cash for each share of Pan Pacific common stock that he or she owns. However, Kimco may elect to issue up to $10 of the per share merger consideration in the form of Kimco common stock. Kimco has the right to make this stock election any time prior to the date which is 15 days prior to the date of the Pan Pacific stockholders’ meeting. As soon as practicable after the date which is

15 days prior to the date of the Pan Pacific stockholders’ meeting, Kimco and Pan Pacific will issue a joint press release announcing whether Kimco has made a stock election and the amount of such election, and will issue another joint press release as soon as practicable announcing the number of shares of Kimco common stock that Pan Pacific stockholders will receive in the merger. Kimco may revoke its stock election at any time if the revocation would not delay the Pan Pacific stockholders’ meeting by more than 10 business days.

If Kimco makes the stock election, the number of shares of Kimco common stock that the Pan Pacific stockholders will receive will be determined based on the closing price average of Kimco common stock over the 10 trading days immediately preceding the trading day which is two days prior to the Pan Pacific stockholders’ meeting or, if Kimco has elected to delay the closing, based on the closing price average of Kimco common stock over the 10 trading days immediately preceding the closing date.

Assuming Kimco elects to deliver $10 of the per share merger consideration in the form of Kimco common stock and assuming the exchange of all outstanding exchangeable units of Pan Pacific’s subsidiaries, Kimco common stock issued to Pan Pacific’s stockholders and unitholders in the merger would represent approximately         % of Kimco’s outstanding common stock. Kimco common stock is publicly traded on the New York Stock Exchange under the symbol “KIM.”

Pan Pacific has agreed that, if requested by Kimco, it will enter into one or more asset sales. The closing of the asset sales would occur immediately prior to the effective time of the merger. If there are one or more asset sales, Pan Pacific will declare and pay a dividend to holders of Pan Pacific common stock in an amount equal to the net proceeds of such asset sales, and the cash consideration portion of the merger consideration will be reduced by the amount of such dividend.

Q:	What will be the effect on my cash dividend if Kimco does not delay the closing of the merger?

A:	If Kimco has not elected to delay the closing as discussed in the next question and the closing of the merger occurs:

•	prior to September 15, then Pan Pacific stockholders would receive a pro rata portion of the regularly scheduled $0.64 per share dividend through the closing date;

•	on September 15, then Pan Pacific stockholders would receive the regularly scheduled $0.64 per share dividend;

•	after September 15 but prior to December 15, then Pan Pacific stockholders would not receive any additional dividends (other than the September 15 dividend);

•	on December 15, then Pan Pacific stockholders would receive the regularly scheduled $0.64 per share dividend (as well as the September 15 dividend); and

•	after December 15, then Pan Pacific stockholders would not receive any additional dividends (other than the September 15 and December 15 dividends).

Q:	What happens to my cash dividend if Kimco delays the closing of the merger?

A:	Kimco may elect to delay the closing for up to 45 days if it waives the closing conditions related to the representations and warranties of Pan Pacific. If Kimco delays the closing and the closing occurs:

•	prior to September 15, then Pan Pacific stockholders would receive a pro rata portion of the regularly scheduled $0.64 per share dividend through the closing date;

•	on September 15, then Pan Pacific stockholders would receive the regularly scheduled $0.64 per share dividend;

•	after September 15 and prior to December 15, then Pan Pacific stockholders would receive the September 15 dividend and additionally would receive a pro rata portion of the $0.64 per share dividend for each day after September 15 that the closing has been delayed;

•	on December 15, then Pan Pacific stockholders would receive the regularly scheduled $0.64 per share dividend (as well as the September 15 dividend); and

•	after December 15, then Pan Pacific stockholders would receive the September 15 and December 15 dividends and additionally would receive a pro rata portion of the $0.64 per share dividend for each day after December 15 that the closing has been delayed.

Q:	Will any Kimco common stock to be delivered as part of the merger consideration be revalued if Kimco elects to delay the closing?

A:	If Kimco elects to delay the closing and has made and not revoked a stock election, then the value of the Kimco common stock will be based on the closing price average over the 10 trading days immediately preceding the closing date.

Q:	Where and when is the special meeting?

A:	The special meeting will take place at , on , 2006, at , Pacific Time.

Q:	What vote is required to approve the merger?

A:	In order to complete the merger, holders of a majority of the outstanding shares of Pan Pacific common stock must affirmatively vote to approve the merger.

Q:	How does Pan Pacific’s board of directors recommend that I vote?

A:	Pan Pacific’s board unanimously recommends that Pan Pacific stockholders vote “FOR” the proposal to approve the merger. For a more complete description of the recommendation of Pan Pacific’s board, see page 34.

Q:	What do I need to do now?

A:	After you have read this document carefully, please indicate on the enclosed proxy card how you want to vote. Sign and mail the proxy card in the enclosed prepaid return envelope as soon as possible. You should indicate your vote now, even if you expect to attend the special meeting and vote in person. Indicating your vote now will not prevent you from later canceling or revoking your proxy and changing your vote at any time before the vote at the special meeting and will ensure that your shares are voted if you later find you cannot attend the special meeting.

Q:	What should I do if my broker holds my shares in “street name”?

A:	Please contact your broker to obtain instructions on how to vote your shares.

Q:	Can my broker vote my shares which are held in “street name”?

A:	Your broker is not able to vote your shares that are held in “street name” for you without your instructions. If you do not provide your broker with instructions on how to vote your shares held in “street name,” your broker will not be permitted to vote your shares on the proposals being presented at the special meeting. Because the merger requires the affirmative vote of the holders of a majority of Pan Pacific’s outstanding shares of common stock, a failure to provide your broker instructions will have the same effect as a vote against the merger. You should therefore be sure to provide your broker with instructions on how to vote your shares.

Q:	What do I do if I want to change my vote?

A:	You may change your vote in three ways:

•	by delivering a written notice to the corporate secretary of Pan Pacific prior to the voting of the shares stating that you would like to revoke your proxy;

•	by signing a later-dated proxy card and delivering it to the corporate secretary of Pan Pacific prior to the voting of the shares; or

•	by attending the special meeting and voting in person; however, your attendance alone will not revoke your proxy or change your vote.

If you have instructed a broker how to vote your shares, you must follow the directions provided by your broker to change those instructions.

Q:	Should I send my certificates representing my Pan Pacific common stock?

A:	No. After we complete the merger, Kimco will send former holders of Pan Pacific common stock written instructions for exchanging their share certificates.

Q:	When do you expect to complete the merger?

A:	We are working toward completing the merger as quickly as possible. We must first obtain the approval of Pan Pacific stockholders at the special meeting. We expect to complete the merger during the fourth quarter of 2006. However, we cannot assure you as to when, or if, the merger will occur. In addition, the merger agreement provides that Kimco may delay the closing date for up to 45 days following the satisfaction of the closing conditions.

Q:	Where can I find more information about the companies?

A:	Kimco and Pan Pacific each file reports and other information with the Securities and Exchange Commission (“SEC”). You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-732-0330 for information about these facilities. This information is also available at the offices of the New York Stock Exchange, and at the Internet site the SEC maintains at www.sec.gov In addition, Pan Pacific’s SEC filings are available at the Internet site Pan Pacific maintains at www.pprp.com, and Kimco’s SEC filings are available at the Internet site Kimco maintains at www.kimcorealty.com. Information contained on Kimco’s website, Pan Pacific’s website or the website of any other person is not incorporated by reference into this joint proxy statement/prospectus, and you should not consider information contained on those websites as part of this joint proxy statement/prospectus. You can also request copies of these documents from us. See “Where You Can Find More Information” on page 88.

Q:	Who can help answer my questions?

A:	If you have more questions about the merger, you should contact:

MacKenzie Partners, Inc. by telephone at 1-212-929-5500

(call collect) or 1-800-322-2885 (toll free) or by email at

proxy@mackenziepartners.com

If your broker or bank holds your shares, you should also contact your broker or bank for additional information.

or

Joseph B. Tyson

Pan Pacific Retail Properties, Inc.

1631-B South Melrose Drive

Vista, California 92081

Telephone: (760) 727-1002

Facsimile: (760) 727-1430

If you would like additional copies of this proxy statement/prospectus, you should contact:

Investor Relations

Pan Pacific Retail Properties, Inc.

1631-B South Melrose Drive

Vista, California 92081

Telephone: (760) 727-1002

Facsimile: (760) 727-1430

SUMMARY

This summary highlights selected information from this document. It may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we have referred you. See “Where You Can Find More Information.” We have included page references parenthetically to direct you to a more complete description of the topics in this summary.

The Companies

Kimco Realty Corporation (Page 27)

3333 New Hyde Park Road

New Hyde Park, New York 11042

(516) 869-9000

Kimco, a Maryland corporation and a publicly-traded real estate investment trust, has specialized in shopping center acquisitions, development and management for over 45 years. Kimco owns and operates the nation’s largest portfolio of neighborhood and community shopping centers with interests in 1,118 properties comprising approximately 143.6 million square feet of leasable space located throughout 45 states, Canada, Mexico and Puerto Rico.

KRC Acquisition Inc. is a newly-formed subsidiary of Kimco that was formed solely for the purpose of effecting the merger. KRC Acquisition Inc. has not conducted and will not conduct any business prior to the merger. KRC Acquisition’s executive offices are located at 3333 New Hyde Park Road, New Hyde Park, New York 11042 and its telephone number is (516) 869-9000.

Pan Pacific Retail Properties, Inc. (Page 27)

1631-B South Melrose Drive

Vista, California 92081

(760) 727-1002

Pan Pacific Retail Properties, Inc., a Maryland corporation, is an equity real estate investment trust that owns and operates community and neighborhood shopping centers, predominately grocery-anchored, located in the western United States. Pan Pacific common stock is listed on the New York Stock Exchange under the symbol “PNP.” As of June 30, 2006, Pan Pacific’s portfolio totaled 138 properties, encompassing approximately 22.6 million square feet, and was 96.7% leased to 3,485 tenants. The portfolio is diversified across four Western U.S. markets: Northern California, Southern California, the Pacific Northwest and Nevada.

The Pan Pacific Special Meeting

The Meeting Time and Place (Page 24)

The special meeting will be held on                     , 2006, at                     , starting at                     , Pacific Time.

Stockholders Entitled to Vote (Page 24)

Holders of record of shares of Pan Pacific common stock at the close of business on the record date of              , 2006 are entitled to notice of, and to vote at, the special meeting. On the record date, there were                      shares of Pan Pacific common stock outstanding, each of which will be entitled to one vote on each matter to be acted upon at the special meeting.

Proposals to be Considered at the Meeting (Page 24)

At the special meeting, Pan Pacific stockholders will be asked to consider and vote upon:

•	the proposal to approve the transactions contemplated by the merger agreement; and

•	any other matters that are properly brought before the special meeting or any adjournment or postponement of the meeting.

Vote Required (Page 24)

The merger requires the approval of the stockholders of Pan Pacific by the affirmative vote of at least a majority of the outstanding shares of Pan Pacific common stock held of record on                     , 2006. As of the record date, directors and officers of Pan Pacific owned and were entitled to vote 686,425 shares of Pan Pacific common stock, collectively, which represented approximately 1.7% of the outstanding shares of Pan Pacific common stock.

The Merger (Page 28)

In the merger, KRC Acquisition Inc., a subsidiary of Kimco, will either be merged with and into Pan Pacific, with Pan Pacific surviving as a subsidiary of Kimco, or Pan Pacific will merge with and into KRC Acquisition Inc., with KRC Acquisition Inc. surviving. In connection with the merger, you will be entitled to receive $70 in cash in respect of each share of common stock of Pan Pacific that you own immediately prior to the merger. However, Kimco may elect to issue up to $10 of the per share merger consideration in the form of Kimco common stock. Kimco has the right to make this stock election any time prior to the date which is 15 days prior to the date of the Pan Pacific stockholders’ meeting. As soon as practicable after the date which is 15 days prior to the date of the Pan Pacific stockholders’ meeting, Kimco and Pan Pacific will issue a joint press release announcing whether Kimco has made a stock election and the amount of such election, and will issue another joint press release as soon as practicable announcing the number of shares of Kimco common stock that Pan Pacific stockholders will receive in the merger. Kimco may revoke its stock election at any time if the revocation would not delay the Pan Pacific stockholders’ meeting by more than 10 business days. If Kimco makes the stock election, the number of shares of Kimco common stock that the Pan Pacific stockholders will receive will be determined based on the closing price average of Kimco common stock over the 10 trading days immediately preceding the trading day which is two days prior to the Pan Pacific stockholders’ meeting or, if Kimco has elected to delay the closing, based on the closing price average of Kimco common stock for over the 10 trading days immediately preceding the closing date. Pan Pacific has agreed that, if requested by Kimco, it will enter into one or more asset sales. The closing of the asset sales would occur immediately prior to the effective time of the merger. If there are one or more asset sales, Pan Pacific will declare and pay a dividend to holders of Pan Pacific common stock in an amount equal to the net proceeds of such asset sales, and the cash consideration portion of the merger consideration will be reduced by the amount of such dividend.

The merger agreement is attached to this proxy statement/prospectus as Annex A and has been filed as an exhibit to Pan Pacific’s quarterly report on Form 10-Q for the quarter ended June 30, 2006. We encourage you to read the merger agreement as it is the legal document that governs the merger.

Risk Factors (Page 20)

In evaluating the merger, you should carefully consider the “Risk Factors” beginning on page 20.

Pan Pacific’s Recommendation to its Stockholders

Pan Pacific’s board voted unanimously to approve the merger. Pan Pacific’s board believes that the merger is in the best interests of Pan Pacific and its stockholders and recommends that Pan Pacific stockholders vote FOR the merger.

Fairness Opinion Regarding Merger Consideration (Page 35)

In deciding to approve the merger, on July 9, 2006 the Pan Pacific board received an opinion from Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”), dated July 9, 2006, that, as of that date, based upon and subject to the assumptions, factors, qualifications and limitations set forth in its written opinion, the merger consideration to be received by the holders of Pan Pacific common stock and holders of OP Units (other than holders of OP Units who elect to remain limited partners of the respective entities surviving the partnership mergers) in connection with the merger is fair to such holders from a financial point of view.

The full text of the opinion of Houlihan Lokey is attached as Annex B to this proxy statement/prospectus and you are urged to read the opinion carefully and in its entirety. The opinion of Houlihan Lokey was provided for the use and benefit of the Pan Pacific board in connection with its consideration of the merger and addresses only the fairness to holders of Pan Pacific common stock and holders of OP Units of the merger consideration from a financial point of view. The Houlihan Lokey opinion is not intended to, and does not, address the merits of the underlying decision by Pan Pacific to engage in the merger and is not intended to, and does not, constitute a recommendation to Pan Pacific stockholders or to the holders of OP Units as to whether or not to vote on the merger or any matter related to the merger or the OP Units.

Ownership of Kimco Following the Merger

Assuming Kimco elects to deliver $10 of the per share merger consideration in the form of Kimco common stock and assuming the exchange of all outstanding exchangeable units of Pan Pacific’s subsidiaries, Kimco common stock issued to Pan Pacific’s stockholders and unitholders in the merger would represent approximately         % of Kimco’s outstanding common stock.

Conditions to the Merger (Page 57)

The obligations of the parties to complete the merger are subject to the following conditions:

•	approval of the merger agreement by Pan Pacific stockholders;

•	absence of any statute, rule, regulation, judgment, decree, injunction or order precluding the consummation of the merger;

•	receipt of governmental and regulatory approvals required to complete the merger.

The obligations of Kimco to complete the merger are further conditioned on:

•	accuracy of the representations and warranties of Pan Pacific, CT Operating Partnership and Western/Pinecreek (subject to materiality standards in the merger agreement);

•	compliance in all material respects by Pan Pacific with its covenants and agreements under the merger agreement;

•	absence of any governmental action as a result of the merger reasonably expected to have a material adverse effect on Kimco or Pan Pacific; and

•	receipt of a tax opinion regarding Pan Pacific’s REIT status.

The obligations of Pan Pacific to complete the merger are further conditioned on:

•	accuracy of representations and warranties of Kimco (subject to materiality standards in the merger agreement);

•	compliance in all material respects by Kimco with its covenants and agreements under the merger agreement;

•	absence of any governmental action as a result of the merger reasonably expected to result in legal action against a Pan Pacific director, officer or employee; and

•	absence of any governmental action as a result of the merger reasonably expected to have a material adverse effect on Kimco, but only if Kimco has made and not revoked a stock election.

In addition, the following conditions also must be met if Kimco makes and does not revoke a stock election:

•	effectiveness of the registration statement with respect to Kimco common stock;

•	NYSE listing approval for Kimco common stock to be issued; and

•	receipt of a tax opinion regarding Kimco’s REIT status.

Treatment of Pan Pacific Stock Options and Restricted Stock (Page 49)

In connection with the merger, all outstanding options to purchase Pan Pacific common stock will be canceled and converted into the right to receive a cash amount equal to the product of (x) the excess of $70 over the per share exercise price of the option and (y) the number of shares of Pan Pacific common stock underlying the unexercised portion of the option.

Each share of Pan Pacific restricted stock outstanding immediately before the merger will become fully vested immediately before the merger.

Termination

Either Kimco or Pan Pacific can terminate the merger agreement:

•	by mutual written consent;

•	if the merger has not been completed by January 9, 2007 (other than because of a breach of the merger agreement by the party seeking termination);

•	if an order, decree or injunction makes the merger illegal or prohibits the merger; or

•	if Pan Pacific has not received the requisite stockholder approval, provided that Pan Pacific cannot terminate for this reason if it breaches its obligations to recommend the merger or its obligations related to timely calling the meeting.

Kimco can also terminate the merger agreement:

•	upon a material breach by Pan Pacific of any covenant or agreement contained in the merger agreement or if any representation or warranty of Pan Pacific becomes untrue in any material respect (except if such breach is capable of being cured by Pan Pacific, and Pan Pacific is attempting in good faith to cure the breach); or

•	upon the occurrence of any of the following:

•	Pan Pacific’s board qualifies, withdraws or modifies its recommendation of the merger;

•	Kimco requests the Pan Pacific board to publicly reconfirm its recommendation and the board fails to do so within 10 business days;

•	Pan Pacific’s board recommends to Pan Pacific stockholders an alternative acquisition, merger or similar transaction;

•	Pan Pacific fails to timely call and hold the special meeting; or

•	Pan Pacific materially breaches the no solicitation provisions of the merger agreement.

Pan Pacific can also terminate the merger agreement upon a material breach by Kimco of any covenant or agreement contained in the merger agreement or if any representation or warranty of Kimco becomes untrue in any material respect (except if such breach is capable of being cured by Kimco, and Kimco is attempting in good faith to cure the breach).

Break-Up Fee and Expenses (Page 58)

In the event that the merger agreement is terminated under the circumstances described below, Pan Pacific will be obligated to pay Kimco a termination fee equal to $65.0 million less the amount of any expenses that have been previously paid to Kimco.

Kimco is entitled to the break-up fee if the merger agreement is terminated because:

•	Pan Pacific accepted a superior proposal;

•	the Pan Pacific board withdrew, conditioned or qualified its recommendation of the merger;

•	Kimco requested that the Pan Pacific board publicly reconfirm its recommendation of the merger but the Pan Pacific board failed to do so within 10 business days;

•	the Pan Pacific board recommended a competing proposal;

•	Pan Pacific failed to timely call and conduct the stockholders’ meeting; or

•	Pan Pacific breached the no solicitation provisions of the merger agreement in any material respect.

Pan Pacific must pay Kimco’s expenses, up to $11.0 million, if an acquisition proposal has been received by an officer or director of Pan Pacific or by its advisors or at the time of the termination of the merger agreement an acquisition proposal has been publicly proposed or publicly announced and the merger agreement has been terminated because:

•	the merger has not been completed within six months of signing;

•	Pan Pacific stockholders did not approve the merger; or

•	Pan Pacific materially breached the merger agreement such that a closing condition would not be satisfied.

In addition, if within 12 months of any termination resulting in payment of Kimco’s expenses, Pan Pacific completes an alternative transaction or announces an agreement for an alternative transaction, Pan Pacific will pay Kimco the break-up fee (less any expenses previously paid).

Interests of Certain Directors and Executive Officers of Pan Pacific in the Merger (Page 46)

In considering the recommendation of Pan Pacific’s board, you should be aware that members of Pan Pacific’s management and board of directors may have interests in the merger that are different from or in addition to, and, therefore, may conflict with, your interests as a Pan Pacific stockholder generally. These interests include, among other things, cash severance benefits following qualifying terminations under their employment agreements, the acceleration of vesting of all outstanding restricted stock held by such persons and continuing indemnification rights. See “Interests of Directors and Executive Officers of Pan Pacific in the Merger.”

The members of Pan Pacific’s board were informed of the foregoing and considered them when they approved the merger.

Accounting Treatment (Page 44)

The merger will be accounted for under the purchase method for accounting and financial reporting purposes.

Material United States Federal Income Tax Considerations (Page 60)

The receipt of the merger consideration for each share of Pan Pacific common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. Generally for United States federal income tax purposes, a Pan Pacific stockholder will recognize gain or loss as a result of the merger measured by the difference, if any, between the merger consideration per share and their adjusted tax basis in that share. A Pan Pacific stockholder may also receive a dividend from Pan Pacific in connection with the merger. Under certain circumstances, Kimco or Pan Pacific may be required to withhold a portion of the merger consideration or the above-described dividend under applicable tax laws. Tax matters can be complicated, and the tax consequences of the merger to a Pan Pacific stockholder will depend on their particular tax situation. Pan Pacific stockholders are urged to consult their tax advisors regarding the tax consequences of the merger and related transactions.

Pan Pacific stockholders should read “Material United States Federal Income Tax Considerations” for a more complete discussion of the federal income tax consequences of the merger.

Regulatory Matters (Page 44)

Neither Kimco nor Pan Pacific is aware of any material federal or state regulatory approvals which must be obtained in connection with the merger.

Appraisal or Dissenters’ Rights (Page 45)

Maryland law does not provide any appraisal rights or dissenters’ rights for Kimco or Pan Pacific stockholders in connection with the merger.

Litigation Related to the Merger (Page 45)

As of the date of this proxy statement/prospectus, Pan Pacific is aware of two purported class action lawsuits that have been filed against Pan Pacific and its directors in connection with the merger. Among other things, the lawsuits seek to enjoin the completion of the merger unless and until Pan Pacific implements a procedure to obtain the highest price for the company.

While these cases are in their early stages, Pan Pacific believes that the cases are without merit. The parties intend to contest the lawsuit vigorously.

The Rights of Pan Pacific Stockholders Will Change (Page 79)

The rights of Pan Pacific stockholders are determined by Maryland law and by Pan Pacific’s charter and bylaws. If Kimco makes a stock election, when the merger is completed, Pan Pacific stockholders will become stockholders of Kimco. The rights of Kimco stockholders are determined by Maryland law and Kimco’s charter and bylaws. As a result of these different organizational documents, Pan Pacific stockholders will have different rights as Kimco stockholders than they currently have as Pan Pacific stockholders.

Selected Summary Historical and Selected Unaudited Pro Forma Consolidated Financial Data

We are providing the following information to aid you in your analysis of the financial aspects of the merger. We derived this information from the audited consolidated financial statements of each of Kimco and Pan Pacific for the years 2001 through 2005 and the unaudited consolidated financial statements of each of Kimco and Pan Pacific as of and for the six months ended June 30, 2006 and 2005. This information is only a summary and you should read it in conjunction with the historical and unaudited pro forma consolidated financial statements and related notes contained in the annual reports, quarterly reports and other information regarding Kimco and Pan Pacific filed with the SEC and incorporated by reference or included in this proxy statement/prospectus. See “Where You Can Find More Information.”

Selected Historical Financial Data of Kimco

Kimco’s historical consolidated financial data for the annual periods presented below has been derived from its audited consolidated financial statements previously filed with the SEC. The selected historical consolidated financial data for Kimco as of and for the periods ended June 30, 2006 and 2005 are unaudited and were prepared in accordance with accounting principles generally accepted in the United States of America applied to interim financial information. In the opinion of Kimco’s management, all adjustments necessary for a fair presentation of results of operations for these interim periods have been included. These adjustments consist only of normal recurring accruals. Because of seasonal and other factors, results for interim periods are not necessarily indicative of the results to be expected for the full year. This information is only a summary and you should read it together with Kimco’s historical financial statements and related notes contained in the annual reports, quarterly reports and other information that we have filed with the SEC and incorporated by reference. See “Where You Can Find More Information.”

KIMCO REALTY CORPORATION

SELECTED FINANCIAL DATA

(In thousands, except per share data)

	Six Months Ended June 30, 2006	Six Months Ended June 30, 2005	Year Ended December 31, (2)
			2005	2004	2003	2002	2001
Operating Data:
Revenues from rental property (1)	$293,314	$254,274	$519,102	$504,444	$463,572	$416,319	$415,064
Interest expense (3)	$81,912	$58,635	$127,564	$107,177	$102,391	$84,885	$86,088
Depreciation and amortization (3)	$65,121	$51,854	$105,080	$98,926	$82,532	$67,470	$65,761
Gain on sale of development properties	$14,079	$17,857	$33,636	$16,835	$17,495	$15,880	$13,418
Gain on transfer/sale of operating properties, net (3)	$1,394	$2,151	$2,833	$—	$3,177	$—	$3,040
Provision for income taxes	$3,952	$11,970	$11,148	$8,320	$8,514	$12,904	$19,376
Income from continuing operations	$175,093	$160,458	$332,546	$279,530	$242,613	$234,453	$210,875
Income per common share, from continuing operations (4):
Basic	$0.72	$0.68	$1.42	$1.20	$1.03	$1.03	$0.97
Diluted	$0.71	$0.67	$1.39	$1.18	$1.01	$1.02	$0.95
Weighted average number of shares of common stock (4):
Basic	234,647	225,951	226,641	222,859	214,184	208,916	192,634
Diluted	240,065	230,042	230,868	227,143	217,540	210,922	202,326
Cash dividends declared per common share	$0.66	$0.61	$1.27	$1.16	$1.10	$1.05	$0.98

	As of June 30, 2006	As of June 30, 2005	As of December 31,
			2005	2004	2003	2002	2001
Balance Sheet Data:
Real estate, before accumulated depreciation	$5,434,238	$4,239,014	$4,560,406	$4,092,222	$4,174,664	$3,398,971	$3,201,364
Total assets	$6,761,850	$4,989,822	$5,534,636	$4,749,597	$4,641,092	$3,758,350	$3,387,342
Total debt	$3,138,854	$2,266,526	$2,691,196	$2,118,622	$2,154,948	$1,576,982	$1,328,079
Total stockholders’ equity	$2,893,280	$2,313,575	$2,387,214	$2,236,400	$2,135,846	$1,908,800	$1,892,647

(1)	Does not include (i) revenues from rental property relating to unconsolidated joint ventures, (ii) revenues relating to the investment in retail stores leases and (iii) revenues from properties included in discontinued operations.
(2)	All years have been adjusted to reflect the impact of operating properties sold during the six months ended June 30, 2006 and the years ended December 31, 2005, 2004, 2003 and 2002 and properties classified as held for sale as of June 30, 2006 and December 31, 2005, which are reflected in discontinued operations.
(3)	Does not include amounts reflected in discontinued operations.
(4)	On July 21, 2005, Kimco’s Board of Directors declared a two-for-one split (the “Stock Split”) of Kimco’s common stock which was effected in the form of a stock dividend paid on August 23, 2005 to stockholders of record on August 8, 2005. All historical share and per share data has been adjusted to reflect this Stock Split.

Selected Historical Financial Data of Pan Pacific

Pan Pacific’s historical consolidated financial data for the annual periods presented below has been derived from its audited consolidated financial statements previously filed with the SEC. The selected historical consolidated financial data for Pan Pacific as of and for the periods ended June 30, 2006 and 2005 are unaudited and were prepared in accordance with generally accepted accounting principles applied to interim financial information. In the opinion of Pan Pacific’s management, all adjustments necessary for a fair presentation of results of operations for these interim periods have been included. These adjustments consist only of normal recurring accruals. Because of seasonal and other factors, results for interim periods are not necessarily indicative of the results to be expected for the full year. This information is only a summary and you should read it together with Pan Pacific’s historical consolidated financial statements and related notes contained in the annual reports, quarterly reports and other information that Pan Pacific has filed with the SEC and incorporated by reference. See “Where You Can Find More Information.”

PAN PACIFIC RETAIL PROPERTIES, INC.

SELECTED FINANCIAL DATA

(In thousands, except per share data)

	Six Months Ended June 30,		Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
		revised (1)	revised (1)	revised (1)	revised (1)	revised (1)	revised (1)
Statements of Income Data:
Total revenue	$158,964	$147,549	$303,029	$277,763	$252,823	$180,699	$165,074
Property and general and administrative expenses	$43,165	$40,511	$82,811	$79,110	$71,723	$48,194	$43,516
Depreciation and amortization	$31,468	$27,298	$56,103	$48,011	$39,266	$29,976	$27,773
Interest expense	$36,280	$33,720	$69,352	$62,619	$58,473	$45,926	$46,196
Income from continuing operations (2)	$48,736	$47,687	$96,838	$91,580	$86,348	$60,972	$56,315
Discontinued operations	$2,922	$727	$14,467	$10,409	$18,088	$16,680	$7,907
Net income	$51,658	$48,414	$111,305	$101,989	$104,436	$77,652	$64,222
Basic earnings per share:
Income from continuing operations	$1.20	$1.18	$2.40	$2.28	$2.19	$1.82	$1.77
Discontinued operations	$0.07	$0.02	$0.35	$0.26	$0.46	$0.50	$0.25
Net income	$1.27	$1.20	$2.75	$2.54	$2.65	$2.32	$2.02
Diluted earnings per share:
Income from continuing operations	$1.20	$1.18	$2.38	$2.26	$2.16	$1.81	$1.73
Discontinued operations	$0.07	$0.01	$0.35	$0.26	$0.45	$0.49	$0.24
Net income	$1.27	$1.19	$2.73	$2.52	$2.61	$2.30	$1.97
Distributions declared per share	$1.28	$1.18	$2.36	$2.17	$2.03	$1.90	$1.82

	As of June 30,		As of December 31,
	2006	2005	2005	2004	2003	2002	2001
Balance Sheet Data:
Properties, net	$1,973,736	$1,916,292	$1,982,153	$1,892,131	$1,773,894	$1,306,033	$1,233,189
Total assets	$2,086,512	$2,021,446	$2,098,764	$1,995,444	$1,863,348	$1,424,240	$1,339,290
Notes payable	$356,604	$359,266	$390,132	$343,736	$345,077	$239,541	$229,135
Line of credit payable	$81,500	$121,900	$44,500	$113,000	$48,250	$66,000	$165,300
Senior notes	$654,021	$554,375	$653,908	$554,290	$503,708	$428,677	$273,800
Minority interests	$18,146	$29,493	$28,794	$30,079	$32,325	$15,804	$20,748
Stockholders’ equity	$939,168	$919,797	$938,043	$915,134	$892,285	$648,635	$622,458

(1)	Pan Pacific’s consolidated statements of income and consolidated statements of cash flows have been revised from those originally reported to separately reflect the results of discontinued operations for properties that were sold during the six months ended June 30, 2006 and during the years ended December 31, 2005, 2004, 2003 and 2002. The revision had no impact on Pan Pacific’s consolidated balance sheets or statements of stockholders’ equity. The revision had no impact on net income or net income per share of common stock for the six months ended June 30, 2005 and for the years ended December 31, 2005, 2004, 2003, 2002 and 2001.
(2)	Income from continuing operations includes minority interests for all periods presented and gain on sale of real estate for the year ended December 31, 2001.

Summary Unaudited Pro Forma Consolidated Financial Information

In the table below, we present pro forma consolidated balance sheet information for Kimco and Pan Pacific as of June 30, 2006, as if the merger had been completed on June 30, 2006. We also present pro forma consolidated statement of income information for Kimco and Pan Pacific for the fiscal year ended December 31, 2005 and the six months ended June 30, 2006, as if the merger had been completed on January 1, 2005. The merger will be, and has been for purposes of the pro forma information, accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations.”

The proforma presents two scenarios, (Scenario I) Kimco acquires all of the outstanding shares of Pan Pacific for $60.00 cash per share and issues $10.00 per share of the total merger consideration in the form of Kimco Common Stock and (Scenario II) Kimco acquires all of the outstanding shares of Pan Pacific for $70.00 per share in cash.

The total purchase price is increased by intangible liabilities for the value attributable to the assumed mortgage debt premiums, senior note premiums and below market leases. The purchase price is determined as follows (in thousands, except per share data):

	Scenario I	Scenario II
Outstanding Shares of Pan Pacific Stock (including 305 shares reflecting the assumed conversion of certain partnership units prior to the merger)	41,080	41,080

Cash consideration ($60 and $70 per share, respectively)	$2,464,800	$2,875,600
Common stock consideration ($10 and $0 per share, respectively)	410,800	—
Estimated merger costs (see below)	56,364	56,364

Total consideration	2,931,964	2,931,964
Assumption of Pan Pacific’s liabilities, including debt premiums	1,174,851	1,174,851

Total purchase price	$4,106,815	$4,106,815

Total merger costs are estimated as follows:

Legal, accounting, and other fees and costs	$24,100
Real Estate transfer taxes	10,751
Debt assumption fees resulting from the merger	2,826
Termination, severance, change in control and other employee related costs	18,687

Total merger costs	$56,364

It is important to remember that this information is hypothetical, and does not necessarily reflect the financial performance that would have actually resulted if the merger had been completed on those dates. Furthermore, this information does not necessarily reflect future financial performance if the merger actually occurs.

See “Kimco Realty Corporation Unaudited Pro Forma Condensed Consolidated Financial Statements” attached to this proxy statement/prospectus for a more detailed explanation of this analysis.

	Kimco Pro Forma Six Months Ended June 30, 2006		Kimco Pro Forma Twelve Months Ended December 31, 2005
	Scenario I	Scenario II	Scenario I	Scenario II
	(In thousands, except per share data)
Statement of Income:
Revenue	$460,462	$460,462	$838,512	$838,512
Income from continuing operations available to common shareholders	$158,564	$147,116	$321,842	$304,004
Income from continuing operations available to common shareholders per share—basic	$0.64	$0.63	$1.35	$1.34
Income from continuing operations available to common shareholders per share—diluted	$0.63	$0.61	$1.33	$1.32

Balance Sheet Data (At End of Period):
Real estate properties, net	$8,196,333	$8,196,333
Investment and advances in real estate joint ventures	$819,294	$819,294
Accounts and notes receivable	$77,125	$77,125
Total assets	$11,133,564	$11,133,564
Notes payable	$5,681,885	$6,092,685
Mortgages payable	$799,473	$799,473
Construction loans payable	$261,706	$261,706
Minority interests	$308,799	$308,799
Total equity	$3,304,080	$2,893,280

Comparative Per Share Data

Set forth below are net income, book value and cash dividends per share data for Kimco and Pan Pacific on a historical basis, for Kimco and Pan Pacific on a pro forma basis and on a pro forma basis per Pan Pacific equivalent share.

The pro forma data was derived by combining the historical consolidated financial information of Kimco and Pan Pacific using purchase accounting.

You should read the information below together with the historical financial statements and related notes contained in the annual reports and other information that Kimco and Pan Pacific have filed with the SEC and incorporated by reference. See “Where You Can Find More Information.” The unaudited pro forma combined data below is for illustrative purposes only. The companies might have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger.

	Kimco Historical Data	Pan Pacific Historical Data	Kimco Pro Forma Combined Data
			Scenario I	Scenario II
Income per share from continuing operations available to common shareholders—basic
Year ended December 31, 2005	$1.42	$2.40	$1.35	$1.34
Six months ended June 30, 2006	$0.72	$1.20	$0.64	$0.63

Income per share from continuing operations available to common shareholders—dilutive
Year ended December 31, 2005	$1.39	$2.38	$1.33	$1.32
Six months ended June 30, 2006	$0.71	$1.20	$0.63	$0.61

Book value per share of common stock
As of December 31, 2005	$10.46	$23.05	N/A	N/A
As of June 30, 2006	$12.02	$23.03	$13.73	$13.73

Cash dividends per share of common stock
Year ended December 31, 2005	$1.27	$2.36	$1.27	$1.27
Six months ended June 30, 2006	$0.66	$1.28	$0.66	$0.66

Comparative Per Share Market Price And Dividend Information

At the close of business on                         , 2006, the record date for the special meeting, there were approximately                  holders of record of Kimco common stock and                  holders of record of Pan Pacific common stock.

Market Prices and Dividends

Kimco common stock is listed on the New York Stock Exchange under the symbol “KIM.” Pan Pacific common stock is listed on the New York Stock Exchange under the symbol “PNP.”

The following table sets forth the high and low closing prices per share of Kimco common stock and Pan Pacific common stock as reported by the New York Stock Exchange, based on published financial sources for the quarterly periods indicated, which correspond to the quarterly fiscal periods for financial reporting purposes.

	Kimco Common Stock				Pan Pacific Common Stock
	High	Low	Declared Dividend		High	Low	Declared Dividend
2004:
First Quarter	$25.66	$21.88	$0.285		$52.60	$47.85	$0.5425
Second Quarter	$25.60	$19.77	$0.285		$53.16	$41.80	$0.5425
Third Quarter	$25.90	$22.42	$0.285		$54.46	$48.88	$0.5425
Fourth Quarter	$29.64	$25.27	$0.305	(a)	$62.70	$54.81	$0.5425
2005:
First Quarter	$29.09	$25.90	$0.305		$61.93	$56.25	$0.5900
Second Quarter	$30.00	$26.17	$0.305		$68.00	$56.10	$0.5900
Third Quarter	$33.35	$29.19	$0.330		$70.49	$64.15	$0.5900
Fourth Quarter	$33.21	$27.81	$0.330	(b)	$68.30	$60.25	$0.5900
2006:
First Quarter	$41.40	$32.73	$0.330		$73.45	$66.77	$0.6400
Second Quarter	$39.50	$34.85	$0.330		$69.37	$63.77	$0.6400
As of , 2006			N/A				N/A

(a)	Paid on January 18, 2005 to stockholders of record on January 3, 2005.
(b)	Paid on January 17, 2006 to stockholders of record on January 3, 2006.

Pan Pacific has agreed that, if requested by Kimco, it will enter into one or more asset sales. The closing of the asset sales would occur immediately prior to the effective time of the merger. If there are one or more asset sales, Pan Pacific will declare and pay a dividend to holders of Pan Pacific common stock in an amount equal to the net proceeds of such asset sales, and the cash consideration portion of the merger consideration will be reduced by the amount of such dividend.

Comparative Market Data

The following table presents trading information for Kimco common stock and Pan Pacific common stock for July 7, 2006 and                     , 2006. July 7, 2006 was the last full trading day prior to the public announcement of the proposed merger.                     , 2006 was the last practicable trading day for which information was available prior to the date of the first mailing of this proxy statement/prospectus. The Pan Pacific pro forma equivalent closing share price is equal to $70.00, the fixed value of the merger consideration.

	Kimco Common Stock Close		Pan Pacific Common Stock Close		Pan Pacific Pro Forma Equivalent Close
July 7, 2006		$36.87		$70.00	$70.00
, 2006	$	.	$	.	$70.00

The market prices of Kimco common stock and Pan Pacific common stock fluctuate. As a result, we urge you to obtain current market quotations of Kimco common stock and Pan Pacific common stock.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, you should carefully consider the following factors in evaluating the proposals to be voted on at the special meeting.

Risk Factors Relating to the Merger

Stockholders will not know until the closing of the merger the number of shares of Kimco common stock, if any, that will be issued in the merger.

In connection with the merger, you will be entitled to receive $70 in cash in respect of each share of Pan Pacific common stock that you own immediately prior to the merger; however, Kimco may elect to issue up to $10 per share of the merger consideration in the form of Kimco common stock. Kimco has the right to make this stock election at any time prior to the date which is 15 days prior to the date of the Pan Pacific stockholder meeting. Kimco may revoke the stock election at any time so long as such revocation would not delay the Pan Pacific stockholders’ meeting by more than 10 business days. If Kimco makes the stock election, the number of shares of Kimco common stock that the Pan Pacific stockholders will receive will be determined based on the closing price average of Kimco common stock over the 10 trading days immediately preceding the trading day which is two days prior to the Pan Pacific stockholders’ meeting or, if Kimco has elected to delay the closing, based on the closing price average of Kimco common stock over the 10 trading days immediately preceding the closing date. This market price may vary from the closing price of Kimco common stock on the date the merger was announced, on the date that this proxy statement/prospectus was mailed to Pan Pacific stockholders and on the date of the Pan Pacific special meeting. Accordingly, in the event that Kimco exercises the option to deliver part of the merger consideration in the form of its common stock, the exact number of shares of Kimco common stock that you will be entitled to receive for each of your Pan Pacific shares will not be known until immediately prior to either the Pan Pacific stockholder meeting or, if Kimco elects to delay the closing, the date of the closing of the merger.

Neither Kimco nor Pan Pacific is permitted to terminate the merger agreement or resolicit the vote of Pan Pacific stockholders solely because of changes in the market prices of either company’s stock. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in the respective businesses, operations and prospects of Pan Pacific and Kimco. Many of these factors are beyond the control of Pan Pacific or Kimco.

There may be unexpected delays in the consummation of the merger, which would delay Pan Pacific stockholders’ receipt of the merger consideration and could impact Kimco’s ability to timely achieve cost savings associated with the merger.

The merger is expected to close during the fourth quarter of 2006. However, certain events may delay the consummation of the merger. If these events were to occur, the receipt of cash and potentially shares of Kimco common stock by Pan Pacific stockholders would be delayed. Some of the events that could delay the consummation of the merger include difficulties in obtaining the approval of Pan Pacific stockholders or satisfying the closing conditions to which the merger is subject. In addition, Kimco has the right under the merger agreement to delay the closing by up to 45 days.

If the merger does not occur, Pan Pacific may incur payment obligations to Kimco and Pan Pacific’s stock price may decline.

If the merger agreement is terminated under certain circumstances, Pan Pacific may be required to pay Kimco a $65.0 million break-up fee. If the merger agreement is terminated in certain other circumstances, Pan Pacific may be obligated to pay Kimco up to $11.0 million as an expense reimbursement. See “The Merger Agreement—Termination; Break-up Fees and Expenses.”

The merger is subject to customary conditions to closing, including the receipt of required approval of the stockholders of Pan Pacific. If any condition to the merger is not satisfied or, if permissible, waived, the merger will not be completed. In addition, Pan Pacific and Kimco may terminate the merger agreement in certain circumstances. If Pan Pacific and Kimco do not complete the merger, the market price of Pan Pacific common stock may fluctuate to the extent that the current market prices of those shares reflect a market assumption that the merger will be completed. Pan Pacific has diverted significant management resources in an effort to complete the merger and is subject to restrictions contained in the merger agreement on the conduct of its business. If the merger is not completed, Pan Pacific will have incurred significant costs, including the diversion of management resources, for which it will have received little or no benefit.

Certain of Pan Pacific’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of Pan Pacific stockholders generally.

In considering the recommendation of Pan Pacific’s board of directors with respect to the merger, Pan Pacific stockholders should be aware that certain of Pan Pacific’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of Pan Pacific stockholders generally. See “Interests of Certain Directors and Executive Officers of Pan Pacific in the Merger.” These interests include the following:

•	Kimco will provide indemnification for the present and former directors and officers of Pan Pacific against all costs or expenses incurred in connection with any existing claim or any claim occurring at or prior to the Merger to the fullest extent permitted under applicable law.

•	For six years after the effective time of the Merger, Kimco will continue Pan Pacific’s current director’s and officer’s liability insurance for the benefit of Pan Pacific’s present and former directors and officers, provided that Kimco is not required to spend more than 200% of the aggregate of Pan Pacific’s current premiums to obtain such insurance.

•	In connection with the merger, all options to purchase shares of Pan Pacific common stock will be canceled and the holder thereof will be compensated in cash for all outstanding, unexercised options in an amount equal to the product of the excess of $70 over the per share exercise price of the option and the number of shares of Pan Pacific common stock underlying the unexercised portion of the option.

•	163,287 unvested shares of Pan Pacific restricted stock previously awarded to three Pan Pacific executive officers will vest immediately prior to the effective time of the merger and will be exchanged for the merger consideration in connection with the merger. Using a $70 pro forma equivalent value for Pan Pacific common stock, the aggregate value of the unvested Pan Pacific restricted stock previously awarded to Pan Pacific directors and executive officers is approximately $11.4 million.

•	Under their respective employment agreements, three executive officers of Pan Pacific would be entitled to receive estimated cash payments of approximately $7.0 million in the aggregate upon qualifying terminations of employment.

Risk Factors Relating to Kimco Following the Merger

Real property investments are subject to varying degrees of risk that may adversely affect the business and the operating results of Kimco after the merger.

The combined company’s revenue and the value of its properties may be adversely affected by a number of factors, including:

•	the national economic climate;

•	the local economic climate;

•	local real estate conditions;

•	changes in retail expenditures by consumers;

•	the perceptions of prospective tenants of the attractiveness of the properties;

•	the combined company’s ability to manage and maintain its properties and secure adequate insurance; and

•	increases in operating costs (including real estate taxes and utilities).

In addition, real estate values and income from properties are also affected by factors such as applicable laws, including tax laws, interest rate levels and the availability of financing. If the combined company’s properties do not generate revenue sufficient to meet operating expenses, including debt service, tenant improvements, leasing commissions and other capital expenditures, it may have to borrow additional amounts to cover its expenses. This would harm the combined company’s cash flow and ability to make distributions to its stockholders.

The market price of Kimco common stock after the merger may be affected by factors different from those affecting the shares of Pan Pacific currently.

The businesses of Kimco and Pan Pacific are different and, accordingly, the results of operations of Kimco and the market price of Kimco’s common stock may be affected by factors different from those currently affecting the results of operations and market prices of Pan Pacific’s common stock. For a discussion of the businesses of Kimco and Pan Pacific and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find More Information.”

Kimco would incur adverse tax consequences if it or Pan Pacific failed to qualify as a real estate investment trust for United States federal income tax purposes.

Kimco may elect to issue its stock to Pan Pacific stockholders as a portion of the merger consideration. Kimco has assumed based on public filings that Pan Pacific has qualified and, should it be the surviving entity of the merger, will continue to qualify as a real estate investment trust (“REIT”), under the Internal Revenue Code of 1986, as amended (“Code”), following the merger. However, if Pan Pacific has failed or fails to qualify as a REIT, Kimco generally would succeed to or incur significant tax liabilities.

Kimco has been organized as, and believes that its past and present operations qualify it as, a REIT. In addition, following the merger, Kimco intends to operate in a manner that will allow it to continue to qualify as a REIT. However, the Internal Revenue Service, or the IRS, could successfully assert that Kimco was not or will not continue to be qualified as a REIT. That is because qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations and involves the determination of various factual matters and circumstances not entirely within Kimco’s control. If Kimco fails to qualify as a REIT, it will not be allowed a deduction for dividends paid to stockholders in computing taxable income and would become subject to federal income tax at regular corporate tax rates. In such an event, it could be subject to potentially significant tax liabilities. Unless entitled to relief under certain statutory provisions, Kimco would also be disqualified from treatment as a REIT for the four taxable years following the year in which it lost its qualification. If this were to occur, the market price of Kimco stock may decline and Kimco may reduce the amount of its distributions to stockholders to pay the resulting taxes.

Some of Pan Pacific’s facilities will be subject to property tax reappraisal.

As a result of the merger, some of Pan Pacific’s facilities will be subject to property tax reappraisal that could increase property tax expense. A portion of Pan Pacific’s domestic facilities are located in jurisdictions that may provide for property tax reappraisal upon a change of ownership and so may face such a reassessment. The merger and the associated publicity together with the possible related transfers of property and property name changes that may occur in connection with the merger may cause other jurisdictions, in which the timing of the reappraisals is discretionary with the taxing authorities, to decide to reappraise Pan Pacific’s properties in those jurisdictions and may correspondingly increase the property tax expense to the surviving entity of the merger. Due to the significant uncertainties involved, the possible increases in property tax expense have not been quantified.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, including information included or incorporated by reference in this proxy statement/prospectus, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about the benefits of the merger, including future financial and operating results and performance; statements about Kimco’s and Pan Pacific’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “should,” “may” or words of similar meaning. These forward-looking statements are based upon the current beliefs and expectations of Kimco’s and Pan Pacific’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of Kimco and Pan Pacific. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	those discussed and identified in public filings with the Securities and Exchange Commission made by Kimco and Pan Pacific;

•	the vote of Pan Pacific on the merger at the Pan Pacific special meeting;

•	the timing of the completion of the merger;

•	the amount of expenses and other liabilities incurred or accrued between the date of the signing of the merger agreement and date of the closing of the merger; and

•	Pan Pacific and Kimco each being able to maintain its qualification as a REIT.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference in this proxy statement/prospectus. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to Kimco or Pan Pacific or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, Kimco and Pan Pacific undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

THE PAN PACIFIC SPECIAL MEETING

Date, Time And Place

There will be a special meeting of the stockholders of Pan Pacific on                     , 2006, at                     , Pacific Time, at                     , located at                     .

Purpose

At the special meeting, holders of Pan Pacific common stock will be asked to consider a proposal to approve the transactions contemplated by the Agreement and Plan of Merger, dated as of July 9, 2006, including the merger pursuant to which Pan Pacific will be merged with a subsidiary of Kimco. At the Pan Pacific special meeting, Pan Pacific stockholders will also be asked to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger, and to approve an adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Recommendation of Pan Pacific’s Board of Directors

With regard to the merger, Pan Pacific’s board has unanimously determined it to be advisable and fair to and in the best interests of Pan Pacific and its stockholders, authorized and approved it and recommended that Pan Pacific stockholders approve it. See “The Merger—Background of the Merger” and “The Merger—Recommendation of Pan Pacific’s Board of Directors,” and “Interests of Directors and Executive Officers of Pan Pacific in the Merger.”

Record Date, Outstanding Shares and Voting Rights

Pan Pacific’s board has fixed                     , 2006, as the record date for the special meeting. Accordingly, only holders of record of issued and outstanding shares of Pan Pacific common stock at the close of business on the record date are entitled to vote at the special meeting. At the close of business on the record date, there were                      shares of Pan Pacific common stock outstanding, held by approximately                      holders of record. Each holder is entitled to one vote for each share of Pan Pacific common stock held on the record date.

Vote Required; Quorum

Approval of the Pan Pacific merger proposal requires the affirmative vote of the holders of at least a majority of Pan Pacific’s common stock outstanding as of the record date. Approval of the merger will also constitute approval of the amendment to the Pan Pacific charter, which is contemplated by the merger agreement.

The representation, in person or by properly executed proxy, of the holders of a majority of the shares of Pan Pacific common stock entitled to vote at the Pan Pacific special meeting is necessary to constitute a quorum at the Pan Pacific special meeting. Shares of Pan Pacific common stock represented in person or by proxy will be counted for the purposes of determining whether a quorum is present at the Pan Pacific special meeting. Abstentions will be counted for quorum purposes and will have the same effect as votes against approval of the Pan Pacific merger proposal (and the related charter amendment) since the merger proposal requires the affirmative vote of a majority of outstanding shares of Pan Pacific common stock. If a broker or nominee holding shares of record for a customer submits a properly executed proxy, but indicates that it does not have discretionary authority to vote as to a particular matter, those shares, which are referred to as broker non-votes, will be treated as present and entitled to vote at the Pan Pacific special meeting for purposes of determining whether a quorum exists.

Under New York Stock Exchange rules, brokers and nominees holding shares of record for customers are not entitled to vote on the Pan Pacific merger proposal unless they receive specific voting instructions from the beneficial owner of the shares. Accordingly, broker non-votes will have the same effect as shares voted against approval of the Pan Pacific merger proposal.

If a quorum is not present, the stockholders entitled to vote at the special meeting, present in person or by proxy, may adjourn the meeting from time to time to a date not more than 120 days after the original record date without notice other than an announcement at the meeting. Any business may be transacted at an adjourned meeting which might have been transacted at the special meeting as originally called.

Voting of Proxies

All shares of Pan Pacific common stock that are entitled to vote and are represented at the Pan Pacific special meeting by properly executed proxies received prior to or at such meeting, and not revoked, will be voted at such meeting in accordance with the instructions indicated on such proxies. Pan Pacific stockholders may choose to vote for or against or abstain from voting on the approval of the merger. If a Pan Pacific stockholder returns a signed proxy card, but does not indicate how the shares are to be voted (with the exception of broker non-votes), the shares of Pan Pacific common stock represented by the proxy card will be voted FOR the merger. If a Pan Pacific stockholder does not return a signed proxy card, that stockholder’s shares will not be voted and will have the same effect as a vote against the approval of the merger.

If a motion is made to adjourn the special meeting to another time or place for the purposes of soliciting additional proxies, the persons named in the enclosed form of proxy and acting thereunder generally will have discretion to vote on such matters in accordance with their discretion, except that any shares which were voted against the Pan Pacific merger proposal will not be voted in favor of the adjournment or postponement of the Pan Pacific special meeting in order to solicit additional proxies.

Voting Electronically or by Telephone. Stockholders of record and many stockholders who hold their shares through a broker or bank will have the option to submit their proxies or voting instructions electronically through the internet or by telephone. Please note that there are separate arrangements for using the internet and telephone depending on whether your shares are registered in Pan Pacific’s stock records in your name or in the name of a broker, bank or other nominee who holds your shares. If you hold your shares through a broker, bank or other nominee, you should check your proxy card or voting instruction card forwarded by your broker, bank or other nominee who holds your shares to see which options are available.

In addition to submitting the enclosed proxy by mail, Pan Pacific stockholders of record may submit their proxies by telephone or internet by following the instructions on their proxy card or voting form. If you have any questions regarding whether you are eligible to submit your proxy by telephone or by internet, you shall contact MacKenzie Partners, Inc. by telephone at 1-800-322-2885 (toll free) or by email at proxy@mackenziepartners.com.

Appraisal Rights

Under Section 3-202 of the Maryland General Corporation Law, Pan Pacific stockholders do not have the right to receive the appraised value of their shares in connection with merger because Pan Pacific common stock is listed on the New York Stock Exchange. If Pan Pacific stockholders do not vote in favor of the merger and the merger occurs anyway, Pan Pacific stockholders will be bound by the terms of the merger under the merger agreement, and each of their shares of Pan Pacific common stock will be converted into the right to receive $70 cash. Kimco may elect to issue up to $10 per share of the merger consideration in the form of Kimco common stock.

Revocation of Proxies

A proxy card is enclosed. Any stockholder who executes and delivers the proxy card may revoke the authority granted under the proxy at any time before the shares are voted by:

•	delivering to the Secretary of Pan Pacific, at or before the vote is taken at the Pan Pacific special meeting, a later-dated written notice stating that you would like to revoke your proxy and change your vote;

•	properly executing a new proxy card bearing a later date relating to the same shares and delivering it in time to the Secretary of Pan Pacific so that the new proxy card is received before the shares are voted; or

•	attending the Pan Pacific special meeting and voting in person, although attendance at the Pan Pacific special meeting will not in and of itself constitute a revocation of a proxy or a change of your vote.

If you have instructed your broker to vote your shares and you wish to revoke those instructions, you must follow your broker’s revocation procedures.

Any written notice of revocation or subsequent proxy should be sent to Pan Pacific Retail Properties, Inc., 1631-B South Melrose Drive, Vista, California, 92081, Attention: Secretary, so as to be received prior to the Pan Pacific special meeting, or hand delivered to the Corporate Secretary of Pan Pacific at or before the taking of the vote at the Pan Pacific special meeting. Stockholders that have instructed a broker to vote their shares must follow directions received from such broker in order to change their vote or to vote at the Pan Pacific special meeting.

Solicitation of Proxies; Expenses

All expenses of Pan Pacific’s solicitation of proxies, including the cost of mailing this proxy statement/prospectus to Pan Pacific stockholders, will be paid by Pan Pacific. In addition to solicitation by use of the mail, Pan Pacific’s stockholders, directors, officers and employees may solicit proxies by telephone, e-mail, fax or other means of communication. Such stockholders, directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries, and Pan Pacific will reimburse such brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding such materials. Pan Pacific has retained MacKenzie Partners, Inc., a proxy soliciting firm, to assist Pan Pacific in the solicitation of proxies. MacKenzie’s solicitation fee is $        , plus reasonable expenses.

PAN PACIFIC STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES WITH THE PROXY CARDS. YOU WILL RECEIVE SEPARATE WRITTEN INSTRUCTIONS ON HOW TO EXCHANGE YOUR PAN PACIFIC STOCK CERTIFICATES FOR THE MERGER CONSIDERATION IF THE MERGER IS COMPLETED.

THE COMPANIES

Kimco

Kimco began operations through a predecessor in 1966, and today is one of the nation’s largest publicly-traded owners and operators of neighborhood and community shopping centers (measured by gross leasable area, which we refer to as “GLA”). Kimco owns interests in 1,118 properties. These properties have a total of approximately 143.6 million square feet of GLA and are located in 45 states and in Canada, Mexico and Puerto Rico.

Kimco’s ownership interests in real estate consist of its consolidated portfolio and in portfolios in which it owns an economic interest, such as; Kimco Income REIT, the RioCan Venture, Kimco Retail Opportunity Portfolio and other properties or portfolios where it also retains management.

Kimco believes that it has operated, and it intends to continue to operate, in such a manner to qualify as a REIT under the Code. Kimco is self-administered and self-managed through present management, which has owned and managed neighborhood and community shopping centers for more than 35 years. Kimco has not engaged, nor does it expect to retain, any external advisors in connection with the operation of its properties. Kimco’s executive officers are engaged in the day-to-day management and operation of its real estate exclusively, and Kimco administers nearly all operating functions for its properties, including leasing, legal, construction, data processing, maintenance, finance and accounting. Kimco’s executive offices are located at 3333 New Hyde Park Road, New Hyde Park, New York 11042-0020 and its telephone number is (516) 869-9000. For additional information on Kimco, see “Where You Can Find More Information.”

Following the merger, Kimco is expected to continue to be managed by its existing board of directors and by its existing senior management team.

KRC Acquisition Inc., a Maryland corporation, is a newly formed, wholly-owned subsidiary of Kimco that was formed solely for the purpose of effecting the merger. KRC Acquisition Inc. has not conducted and will not conduct any business prior to the merger.

Pan Pacific

Pan Pacific is a self-administered and self-managed equity real estate investment trust that owns and operates community and neighborhood shopping centers, predominately grocery-anchored, located in the western United States. Pan Pacific completed its initial public offering in August 1997 and its shares are traded on the New York Stock Exchange under the symbol “PNP.” As of June 30, 2006, Pan Pacific’s portfolio totaled 138 shopping center properties, encompassing approximately 22.6 million square feet, diversified across Northern California, Southern California, the Pacific Northwest and Nevada.

THE MERGER

General

The merger agreement provides that either KRC Acquisition Inc., a subsidiary of Kimco, will be merged with and into Pan Pacific with Pan Pacific surviving as a subsidiary of Kimco or that Pan Pacific will merge with and into KRC Acquisition Inc. with KRC Acquisition Inc. surviving as a subsidiary of Kimco.

In connection with the merger, you will be entitled to receive $70 in cash in respect of each share of Pan Pacific common stock that you own immediately before the completion of the merger. However, Kimco may elect to issue up to $10 per share of the merger consideration in the form of Kimco common stock. If Kimco makes the stock election, the number of shares of Kimco common stock that the Pan Pacific stockholders will receive will be determined based on the closing price average of Kimco common stock over the 10 trading days immediately preceding the trading day which is two days prior to the Pan Pacific stockholders’ meeting or, if Kimco has elected to delay the closing, based on the closing price average of Kimco common stock over the 10 trading days immediately preceding the closing date. If Kimco makes the stock election, cash (without interest) will be paid to Pan Pacific stockholders instead of fractional shares of Kimco common stock. Pan Pacific has agreed that, if requested by Kimco, it will enter into one or more asset sales. The closing of the asset sales would occur immediately prior to the effective time of the merger. If there are one or more asset sales, Pan Pacific will declare and pay a dividend to holders of Pan Pacific common stock in an amount equal to the net proceeds of such asset sales, and the cash consideration portion of the merger consideration will be reduced by the amount of such dividend.

In connection with the merger, all outstanding Pan Pacific stock options will be accelerated and fully vested. Each then-outstanding Pan Pacific stock option will be cancelled and the holder of the option will be entitled to receive cash in an amount equal to the product obtained by multiplying the excess of $70 over the per share exercise price of the option by the number of shares of Pan Pacific common stock underlying the unexercised portion of the option. Immediately prior to the effective time of the merger, the vesting of each restricted share of Pan Pacific common stock granted under any Pan Pacific stock plan will be fully accelerated and the contractual restrictions on such shares will terminate.

This proxy statement/prospectus constitutes a prospectus of Kimco, which is a part of the registration statement on Form S-4 filed by Kimco with the SEC under the Securities Act of 1933 in order to register the shares of Kimco common stock to be issued to Pan Pacific stockholders in the merger and a proxy statement of Pan Pacific in connection with the solicitation of the approval by Pan Pacific stockholders of the merger.

Background of the Merger

Pan Pacific’s board and management have from time to time evaluated and considered a variety of strategic alternatives as a part of Pan Pacific’s long-term strategy to maximize stockholder value.

On October 29, 2003, Pan Pacific’s board held a regular meeting, at which Pan Pacific’s management presented its proposed business plan to Pan Pacific’s board and discussed various business and strategic alternatives. In addition, Pan Pacific’s board met with representatives of an investment banking firm and discussed possible business and strategic alternatives as part of Pan Pacific’s continuing effort to maximize stockholder value. Among the alternatives discussed were: expanding Pan Pacific’s geographic focus beyond its current five key markets, expanding the property type in which Pan Pacific invested (for example, to include regional malls as well as strip centers), pursuing joint ventures to acquire properties, initiating a strip center development capability, seeking an acquisition of another REIT, pursuing an orderly liquidation of Pan Pacific and exploring a sale of Pan Pacific. The Pan Pacific board evaluated the various risks, benefits and reasonably anticipated costs of each of the strategic alternatives. After an extended discussion, Pan Pacific’s board directed Pan Pacific’s management and the investment banking firm to conduct further work to evaluate these alternatives.

On November 20, 2003, at a special meeting of Pan Pacific’s board, Pan Pacific’s management and the investment banking firm updated Pan Pacific’s board regarding the evaluation of the alternatives and their recommendations. The board also evaluated the potential deleterious impact on Pan Pacific’s business and employees if the fact that Pan Pacific was exploring strategic options became widely known and, accordingly, determined that the number of companies contacted should be limited to those most likely to be interested and able to complete a transaction. Based on the foregoing and the information discussed at the October 29, 2003 board meeting, and after an extended discussion, the Pan Pacific board concluded that pursuing a strategic business combination could well be an attractive course. With Pan Pacific management’s endorsement, Pan Pacific’s board directed the investment banking firm to solicit expressions of interest regarding a possible business combination transaction with three selected transaction candidates, including Kimco. Each of these candidates was selected based on the Pan Pacific board’s evaluation of the likelihood of their interest, their ability to complete a transaction, the quality of their management and operations (should common stock be the form of acquisition consideration), and their access to capital.

Following Pan Pacific’s November 2003 board meeting, the investment banking firm and Pan Pacific’s management entered into a formal offering process. Initially, the investment banking firm contacted the three specified potential transaction candidates to explore their interest in a possible business combination transaction with Pan Pacific. Based on the investment banking firm’s preliminary solicitation, two companies executed confidentiality agreements with Pan Pacific. Kimco declined to participate citing a lack of interest in pursuing an auction process with respect to Pan Pacific. Throughout the offering process, Pan Pacific’s management kept Pan Pacific’s board informed of discussions they held regarding a possible business combination with Pan Pacific.

The two remaining companies engaged in due diligence which consisted of an in-depth evaluation of Pan Pacific’s properties, assets and liabilities, including meetings with Pan Pacific’s management, access to a data room and tours of the properties, as requested. Upon completion of the due diligence process, however, both companies advised Pan Pacific that they were not prepared to submit a proposal given the then trading price of Pan Pacific common stock.

At a Pan Pacific special board meeting on January 12, 2004, the investment banking firm informed Pan Pacific’s board of the status of the process. Pan Pacific’s board decided that, at that time, it was in the best interests of Pan Pacific and its stockholders for Pan Pacific’s management to focus its time and efforts on executing its business plan and formally resolved that Pan Pacific and its representatives cease pursuing discussions regarding strategic alternatives. Following the January board meeting, Pan Pacific’s management continued to conduct its operations in accordance with its business plan.

Going forward, the Pan Pacific board, at its regularly scheduled meetings, reviewed Pan Pacific’s business plan, evaluated the acquisition market and the increasing prices for and declining capitalization rates associated with the types of properties it was interested in acquiring.

On May 18, 2006, the Pan Pacific board held a special meeting at which the strategic alternatives for Pan Pacific were once again evaluated. It was noted that the mix of risks, benefits and likely costs for each strategic alternative had not changed meaningfully since the board’s last review. Based on this analysis and given Pan Pacific’s high stock price, its extremely strong funds from operation multiple and low dividend yield, the relative lack of attractive property acquisition candidates in Pan Pacific’s five key markets (which limited its ability to grow), and the relatively high stock prices for REITs in general, the Pan Pacific board concluded, with Pan Pacific management’s endorsement, that the time was right to explore strategic alternatives regarding Pan Pacific. The Pan Pacific board also considered the desirability of receiving cash versus stock and which likely acquirors would be able to pay a substantial portion of any transaction price in cash for Pan Pacific. Based on its analysis of these factors, the Pan Pacific board concluded that Kimco was the most attractive potential acquiror based on its size, access to capital, likely expectations as to capitalization rate on a portfolio like Pan Pacific’s and its ability to finance any potential transaction through its joint venture relationships. Pan Pacific’s board then instructed Pan Pacific’s management and lead independent director, Joseph P. Colmery, to contact Kimco’s management.

On June 5, 2006, Stuart A. Tanz, Pan Pacific’s Chairman, Chief Executive Officer, and President, and Joseph B. Tyson, Pan Pacific’s Chief Financial Officer and Executive Vice President and Mr. Colmery met with Milton Cooper and Jeff Olson of Kimco to discuss the merits of a possible business combination with Pan Pacific. At this meeting, Pan Pacific discussed a possible merger transaction involving Kimco. Pan Pacific also noted that the proposed consideration in the merger was expected to be primarily paid in cash and securities valued on a fixed basis. Following the meeting, Mr. Olson called Mr. Tanz on June 7, 2006 to indicate that Kimco was interested in exploring the proposal further and desired to initiate due diligence.

On June 8, 2006, Pan Pacific circulated to Kimco a confidentiality agreement, which the parties negotiated and signed. On June 12, 2006, personnel from Kimco initiated due diligence on Pan Pacific starting with meetings with Messrs. Tanz and Tyson.

On June 19, 2006, Pan Pacific received an outline of principal terms from Kimco.

On June 20, 2006, the Pan Pacific board held a special meeting at which the Kimco outline of principal terms was discussed. After an extensive discussion, the Pan Pacific board concluded that, while not entirely acceptable, the proposal indicated a level of seriousness that made it appropriate to request that Kimco instruct its counsel to prepare and circulate a draft merger agreement. While the draft merger agreement was being prepared, Kimco continued to conduct due diligence on Pan Pacific. In addition, since the Kimco outline of principal terms indicated that a small portion of the acquisition price might be paid in shares of Kimco common stock, Pan Pacific initiated reciprocal due diligence regarding Kimco.

On June 26, 2006, Kimco’s counsel circulated to all parties the initial draft of the merger agreement, after which Kimco’s and Pan Pacific’s respective legal counsel and management negotiated the terms of the definitive merger agreement and continued due diligence.

On June 28, an industry daily news email letter, published a rumor that Kimco was working on a large public deal in the shopping center REIT sector and offered speculation as to the likely targets. The publication did not identify Pan Pacific as a potential target, but nevertheless Pan Pacific’s stock price increased from $65.66 per share (the closing price on June 27) to $67.54 on June 28 and $69.37 on June 30.

On July 9, 2006, Pan Pacific’s board held a special meeting with Latham & Watkins LLP, special counsel to Pan Pacific, Venable LLP, special Maryland counsel, and Houlihan, Lokey, Howard and Zukin, an investment banking firm engaged to evaluate the fairness of the transaction from a financial point of view (“Houlihan Lokey”), to discuss various aspects of the merger, the merger agreement and other related matters. First, Venable LLP reviewed with Pan Pacific’s board the directors’ duties under Maryland law. Then, the directors discussed the course of negotiations with Kimco, the benefits that would be received by the stockholders of Pan Pacific and the limited partners of CT Operating Partnership, L.P. and Western/Pinecreek, L.P. as a result of the merger. Also at this special meeting of Pan Pacific’s board, management and counsel reviewed with the directors the terms and conditions of the proposed merger agreement with Kimco. Representatives of Latham & Watkins LLP, special counsel to Pan Pacific, then reviewed with Pan Pacific’s board the results of its due diligence investigation of Kimco. Pan Pacific’s management then reviewed with Pan Pacific’s board the results of its due diligence investigation by Pan Pacific of Kimco. Representatives of Houlihan Lokey delivered a presentation to Pan Pacific’s board regarding its analysis of the financial terms of the proposed transaction with Kimco. Houlihan Lokey then delivered its oral opinion to Pan Pacific’s board, which was subsequently confirmed by delivery to Pan Pacific’s board of a written opinion, dated July 9, 2006, that, as of July 9, 2006, the merger consideration to be received for each share of Pan Pacific common stock pursuant to the merger agreement was fair, from a financial point of view, to Pan Pacific stockholders. Houlihan Lokey also delivered an oral opinion to Pan Pacific’s board, which was subsequently confirmed by delivery to Pan Pacific’s board of a written opinion, dated July 9, 2006, that, as of July 9, 2006, the merger consideration to be received for each operating partnership unit held by limited partners in CT Operating Partnership, L.P. and Western/Pinecreek, L.P. was fair, from a financial point of view, to such limited partners. After further discussion, Pan Pacific’s board concluded that the proposed merger was advisable and fair to, and in the best interests of, Pan Pacific and its stockholders and authorized and unanimously approved the merger agreement and the transactions contemplated thereby, including the merger and the charter amendment, and resolved to recommend that the Pan Pacific stockholders approve and adopt the merger. Pan Pacific’s board also reviewed the reasons for the merger, including the benefits that would be received by the limited partners of CT Operating Partnership and Western/Pinecreek as a result of the merger, and unanimously determined that the merger agreement was fair to, and in the best interests of, CT Operating Partnership, Western/Pinecreek and their respective limited partners. See “Pan Pacific’s Reasons for the Merger.”

Shortly after the Pan Pacific board meeting on July 9, 2006, the parties executed the merger agreement. Early in the morning on July 10, 2006, the parties announced the execution of the merger agreement via a joint press release.

Pan Pacific’s Reasons for the Merger

In making its determination with respect to the merger, Pan Pacific’s board considered a number of factors, including, among others, the following factors:

Value and Form of Merger Consideration

Each share of Pan Pacific common stock that is outstanding at the effective time of the merger will be converted into, and canceled in exchange for, the right to receive cash consideration of $70.00 unless Kimco elects to include up to $10.00 per share in stock consideration in which case each share of Pan Pacific common stock will be converted into at least $60.00 in cash and a number of shares of Kimco common stock equal to up to $10.00 per share, with the aggregate merger consideration being $70.00. The consideration of $70.00 for each share is fixed and will not be adjusted for changes in the price of our common stock prior to the closing date of the merger and represents an implied capitalization rate on Pan Pacific’s projected net operating income for the twelve months ending June 30, 2007, which is historically low for an acquisition of a public strip center REIT.

The consideration to be received by Pan Pacific common stockholders in the merger, which was determined based on arm’s-length negotiations, represents an attractive price. In addition, most if not all, of the merger consideration will be paid in cash with only a small portion, if any, payable in Kimco common stock, the number of shares of which will be fixed just before the closing date.

Favorable Market Conditions

As discussed above in “—Background of the Merger,” the Pan Pacific board of directors determined that the merger allows it to take advantage of conditions in the real estate markets generally, and in Pan Pacific’s five core markets specifically, that have created an unusually favorable environment for effecting a strategic transaction to maximize stockholder value:

•	Prices for real estate assets, particularly in Pan Pacific’s five core markets have increased rapidly in recent years, reaching historic highs, while capitalization rates have reached historic lows.

•	Strip center property fundamentals, such as rents, occupancy and tenant expense reimbursement, were strengthening in Pan Pacific’s markets.

•	Interest rates remained low by historic standards, but were generally expected to rise in the near-term. As interest rates rise, demand for real estate assets would be expected to decrease, and because REIT stock prices historically have had a negative correlation to interest rates, our stock price may have greater downside risk in the future.

•	A number of large portfolio acquisitions in 2004 and 2005 suggested that a successful sale of Pan Pacific at an attractive valuation was feasible.

Pan Pacific’s Business and Prospects

Pan Pacific’s board of directors believes that the merger represents a more desirable alternative for its common stockholders than continuing to operate as an independent public company under Pan Pacific’s current strategic business plan. In the view of Pan Pacific’s board, pursuing this merger provides more value for Pan Pacific’s common stockholders on a risk-adjusted basis than executing Pan Pacific’s strategic business plan. In making this determination, the Pan Pacific board considered a number of risks facing Pan Pacific in the future, including the various risks discussed in Pan Pacific’s Annual Report on Form 10-K, as well as the following:

•	The valuations of public REITs and funds from operations multiples have reached historic highs in recent months, while dividend yields have reached historic lows.

•	Pan Pacific’s funds from operations per share multiple is above the mean of strip center REITs generally, while analysts’ consensus estimates for Pan Pacific’s 2006 and 2007 funds from operations per share growth is only in line with the strip center peer average.

•	Pan Pacific’s stock price is, and has been since prior to the beginning of the strategic transaction process in 2006, trading at a premium to Pan Pacific management’s estimate of the net asset value of Pan Pacific’s portfolio.

•	Competition in Pan Pacific’s markets for properties and tenants is significant, with numerous strip center REITs or real estate operating companies focused on acquiring strip center properties in our five key markets.

Other Strategic Alternatives

As discussed above in “—Background of the Merger,” in addition to the merger transaction, our board of directors considered other strategic alternatives that might be available to us, including expanding Pan Pacific’s geographic focus beyond its current five key markets, expanding the property type in which Pan Pacific invested (for example, to include regional malls as well as strip centers), pursuing joint ventures to acquire properties, initiating a shopping center development capability, seeking an acquisition of another REIT, pursuing an orderly liquidation of Pan Pacific and exploring a sale of Pan Pacific. After considering the potential benefits and risks to Pan Pacific and Pan Pacific’s common stockholders associated with each of these alternatives, Pan Pacific’s board of directors determined that the merger represented the alternative that was in the best interests of Pan Pacific’s common stockholders.

Opinion of Houlihan Lokey

Pan Pacific’s board of directors considered as favorable to its determination the opinion and analyses of Houlihan Lokey described in “—Fairness Opinion Regarding the Merger Consideration,” including the oral opinion of Houlihan Lokey, which was subsequently confirmed in writing, to the effect that, as of July 9, 2006, subject to and based upon the assumptions, factors, qualifications and limitations set forth in its written opinion, the merger consideration to be received by holders of Pan Pacific’s common stock and holders of OP Units (other than holders of OP Units who elect to remain limited partners of the respective entities surviving the partnership mergers) pursuant to the merger agreement is fair from a financial point of view to such holders.

The High Probability of Transaction Completion

Pan Pacific’s board of directors considered as favorable that, in its judgment, there is a high probability of completing the proposed transaction. The merger agreement does not contain a financing condition, therefore whether or not it can obtain attractive financing, Kimco would be obligated to consummate the merger. In addition, the transaction requires no material regulatory approvals.

The Existence of a Limited Termination Right in the Event of a Superior Proposal

Pan Pacific’s board of directors is not prohibited from receiving proposals and inquiries for other potential acquisition proposals (although to date Pan Pacific has not received any such inquiries). If, however, before receiving stockholder approval for the merger, Pan Pacific receives an unsolicited bona fide acquisition proposal, Pan Pacific may furnish information to, and participate in discussions and negotiations with, the party making the proposal if Pan Pacific’s board of directors determines in good faith that (i) failure to do so would be reasonably likely to be inconsistent with Pan Pacific’s directors’ duties to the company or Pan Pacific’s common stockholders, (ii) prior to taking such action, Pan Pacific enters into a confidentiality agreement with the party making the acquisition proposal and (iii) the acquisition proposal is reasonably likely to lead to a transaction that would be more favorable to Pan Pacific’s common stockholders than the merger. Upon making such a determination and subject to the satisfaction of specified conditions and payment of a termination fee, Pan Pacific may enter into an agreement with respect to a superior proposal with a third party.

Approval of Pan Pacific Common Stockholders Is Required

The merger is subject to the approval of Pan Pacific common stockholders and our common stockholders have the option to reject the merger agreement and merger.

Pan Pacific’s board of directors also considered the following potentially negative factors in its deliberations concerning the merger agreement and the merger:

Recent Trading Prices of Our Common Stock

Although Pan Pacific’s board of directors believes that the merger consideration of $70.00 for each share represents an attractive price and a premium to Pan Pacific management’s estimated net asset value, the per-share closing price of Pan Pacific’s common stock on the last trading day before we announced the merger was $70.00 for each share. Accordingly, the merger consideration of $70.00 for each share provides no premium to the closing price of our common stock on July 7, 2006. As discussed above in “—Background of the Merger,” however, Pan Pacific’s board of directors concluded, after extensive discussion, and after taking into account the correlation between speculation about the sale of Pan Pacific in analyst circles, trade publications and mainstream press, the significant increases in the price of our common stock since June 28, 2006 when the rumors first were published, the relative absence of other new, publicly available information about Pan Pacific and the performance of other comparable REITs, that a sale premium was reflected in the price of Pan Pacific’s common stock by the time Pan Pacific’s board met to consider the proposed merger with Kimco.

Pan Pacific’s Common Stockholders Will Be Unable to Share in Pan Pacific’s Future Growth

Pan Pacific’s board of directors recognized that the merger would preclude Pan Pacific common stockholders from having the opportunity to participate in the future performance of Pan Pacific’s assets and any future appreciation in the value of Pan Pacific’s common stock. After the closing, common stockholders will no longer share in any of Pan Pacific’s future growth or receive quarterly dividends from Pan Pacific. Since December 2003, Pan Pacific has paid annual dividends of $2.17 in 2004 and $2.36 in 2005 for each share to Pan Pacific’s common stockholders on a quarterly basis.

Tax Consequences to Pan Pacific’s Common Stockholders

Pan Pacific’s board of directors recognized that the merger is a taxable transaction and, as a result, Pan Pacific’s common stockholders will generally be required to pay taxes on any gains that result from their receipt of the merger consideration and on any dividends received in connection with the merger.

Significant Costs Involved

Pan Pacific’s board of directors considered the significant costs involved in connection with completing the merger, the substantial management time and effort required to effectuate the merger and the related disruption to

Pan Pacific’s operations. If the merger is not consummated, then Pan Pacific will be required to bear these expenses and the costs of these disruptions. Moreover, Pan Pacific’s board considered that if the merger agreement is terminated by Kimco because Pan Pacific’s common stockholders do not approve the merger, Pan Pacific would be obligated to reimburse Kimco for its reasonable out-of-pocket expenses incurred in connection with the merger and related transactions up to an aggregate maximum amount of $11.0 million.

Prohibition against Soliciting Other Offers

Even though the merger agreement permits Pan Pacific’s board of directors to receive unsolicited inquiries and proposals regarding other potential acquisition proposals, it also prohibits Pan Pacific from soliciting, initiating, knowingly encouraging or taking any other action to facilitate inquiries with respect to acquisition proposals or making any proposals for, or participating in any discussions or negotiations regarding any acquisition proposals except under the circumstances discussed in “The Merger Agreement—No Solicitation.” If Pan Pacific receives a superior proposal and ultimately enters into an agreement for such a transaction, Pan Pacific would be obligated to pay a termination fee in the amount of $65.0 million to Kimco, subject to certain conditions.

Benefits to Certain Directors and Executive Officers

Pan Pacific’s board of directors also considered the fact that Messrs. Tanz and Tyson have interests in the merger that differ from, or are in addition to, and therefore may conflict with, the interests of Pan Pacific’s common stockholders. These interests are discussed in “Interests of Pan Pacific’s Directors and Executive Officers in the Merger,” including the lapsing of restrictions and immediate vesting of common stock awarded under Pan Pacific’s benefit plans, and additional severance payments that may be received under certain circumstances. Pan Pacific’s board believes, however, that Mr. Colmery’s significant involvement in, and oversight of, the negotiation of the transaction minimized these potential conflicts. Moreover, Pan Pacific’s senior management team and legal advisors had negotiated a transaction in which Pan Pacific’s common stockholders would receive the largest amount of merger consideration that Kimco had indicated that it would be willing to pay, satisfying Pan Pacific’s directors’ duties to the company. In addition, Pan Pacific’s board determined that the transaction would satisfy Pan Pacific’s duties and contractual obligations to the limited partners of CT Operating Partnership, L.P. and Western/Pinecreek, L.P. by providing a structure that would allow them to receive the same merger consideration to be received by Pan Pacific’s stockholders or, if they so choose, a continuing holding in limited partnerships formed by Kimco.

In view of the wide variety of factors considered by Pan Pacific’s board of directors, Pan Pacific’s board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered. Pan Pacific’s board of directors views its recommendation as being based on the totality of the information presented to, and considered by, it. After taking into consideration all of the factors discussed above, among others, Pan Pacific’s board of directors determined that the potential benefits of the merger substantially outweigh the potential detriments associated with the merger.

Recommendation of Pan Pacific’s Board of Directors

Pan Pacific’s board of directors, at a special meeting held on July 9, 2006, after due consideration, unanimously:

•	determined that it was advisable, fair to and in the best interests of Pan Pacific and Pan Pacific’s common stockholders for Pan Pacific to enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement; and

•	approved the merger agreement and the merger and directed that they be submitted to Pan Pacific’s common stockholders for approval at a special meeting of stockholders.

Pan Pacific’s board of directors unanimously recommends that Pan Pacific’s common stockholders vote “FOR” the Proposal, the approval of the merger agreement and the merger.

Kimco’s Reasons for the Merger

The factors that the Kimco board of directors considered in reaching its determination to approve the merger agreement were as follows:

•	the belief of Kimco’s board of directors, shared by Kimco’s management, that the portfolio of neighborhood shopping centers that Kimco would acquire from Pan Pacific in the merger is of high quality and has positive long-term prospects;

•	the fact that Kimco could target a number of properties in Pan Pacific’s portfolio for Kimco’s strategic co-investment programs, which have historically produced solid investment returns and growth while further expanding Kimco’s investment and property management business;

•	the structuring flexibility provided to Kimco in the merger agreement; and

•	the belief of Kimco’s board of directors that the overall terms of the merger agreement are fair to Kimco.

The Kimco board of directors also considered certain potentially negative factors that could arise from the proposed merger. The material potentially negative factors considered were as follows:

•	the potential difficulties that Kimco might experience integrating properties acquired in the merger into Kimco’s strategic co-investment programs;

•	the risk that Pan Pacific stockholders might not approve the merger; and

•	the risk that the anticipated benefits of the merger might not be fully realized.

The foregoing discussion addresses the material information and factors considered by Kimco’s board of directors in its consideration of the merger. In view of the variety of factors and the amount of information considered, Kimco’s board did not find it practicable to, and did not, make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. The recommendation of Kimco’s board of directors was made after consideration of all the factors as a whole. In addition, individual members of Kimco’s board may have given different weights to different factors.

Fairness Opinion Regarding Merger Consideration

On June 30, 2006, Pan Pacific’s board of directors retained Houlihan Lokey Howard & Zukin Financial Advisors, Inc. to render an opinion to the board of directors as to whether the merger consideration to be received by the holders of Pan Pacific’s common stock and holders of OP Units (as defined in “The Merger Agreement—Structure of Merger Transactions”) (other than holders of OP Units who elect to remain limited partners of the entities surviving the partnership mergers (as defined in “The Merger Agreement—Structure of Merger Transactions”)) in connection with the merger is fair to such holders from a financial point of view.

The Pan Pacific board of directors retained Houlihan Lokey based upon its experience in the valuation of businesses and their securities in connection with mergers, acquisitions, recapitalizations and similar transactions, particularly with respect to REITs. Houlihan Lokey is a nationally recognized investment banking firm that is continually engaged in providing financial advisory services and rendering fairness opinions in connection with mergers and acquisitions, leveraged buyouts, business valuations and securities valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings and private placements of debt and equity securities.

On July 9, 2006, Houlihan Lokey delivered its oral opinion, subsequently confirmed by its written opinion dated July 9, 2006, to the Pan Pacific board of directors to the effect that, as of the date of such opinion, based upon and subject to the assumptions, factors, qualifications and limitations set forth in the written opinion, the merger consideration to be received by the holders of Pan Pacific’s common stock and holders of OP Units (other than holders of OP Units who elect to remain limited partners of the respective entities surviving the partnership mergers) in connection with the merger is fair to such holders from a financial point of view.

The full text of the Houlihan Lokey opinion, which describes, among other things, the assumptions made, general procedures followed, matters considered and limitations on the review undertaken by Houlihan Lokey in rendering its opinion is attached to this proxy statement/prospectus as Annex B and is incorporated in this proxy statement/prospectus by reference. The summary of the Houlihan Lokey opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the Houlihan Lokey opinion. Stockholders are urged to read the Houlihan Lokey opinion carefully and in its entirety.

The Houlihan Lokey opinion was furnished for the benefit of the Pan Pacific board of directors in connection with its consideration of the merger. It is not intended to be, and does not, constitute a recommendation to the board of directors or Pan Pacific stockholders or to the holders of OP Units on whether or not to support the merger and is not intended to be, and does not constitute, a recommendation to any Pan Pacific stockholder or holder of OP Units as to how to vote on any matter relating to the merger or the OP Units. In addition, Houlihan Lokey’s opinion is not intended to be, and does not constitute, a recommendation to any holder of OP Units as to whether such holder should accept the merger consideration for such holder’s OP Units or elect to remain a limited partner of the entity surviving the relevant partnership merger. The Houlihan Lokey opinion does not constitute legal, regulatory, accounting, insurance, tax or other similar professional advice.

Houlihan Lokey has no material prior relationship with Pan Pacific or its affiliates. Pan Pacific has agreed to pay Houlihan Lokey $1.25 million in compensation for its services in connection with the rendering of its opinion. In addition, Pan Pacific has agreed to indemnify Houlihan Lokey and its affiliates, agents and advisors against certain liabilities, including liabilities that arise under federal securities laws or out of the engagement of Houlihan Lokey, and to reimburse Houlihan Lokey for its reasonable expenses. No portion of Houlihan Lokey’s fee, indemnity or reimbursement rights is contingent upon the conclusions reached in the opinion or the consummation of the merger.

The Houlihan Lokey opinion does not address:

(i)	the underlying business decision of Pan Pacific, its security holders, the holders of OP Units or any other party to proceed with or effect the merger,

(ii)	the fairness of any portion or aspect of the merger not expressly addressed in the written opinion,

(iii)	the fairness of any portion or aspect of the merger to the holders of any class of securities, creditors or other constituencies of Pan Pacific or any other party other than those set forth in the written opinion,

(iv)	the fairness of any portion or aspect of the merger to the holders of OP Units who elect to remain limited partners of the respective entities surviving the partnership mergers,

(v)	the relative merits of the merger as compared to any alternative business strategies that might exist for Pan Pacific or any other party or the effect of any other transaction in which Pan Pacific or any other party might engage,

(vi)	the tax or legal consequences of the merger to Pan Pacific, its security holders, holders of OP Units or any other party,

(vii)	the fairness of any portion or aspect of the merger to any one class or group of Pan Pacific’s or any other party’s security holders vis-à-vis any other class or group of Pan Pacific’s or such other party’s security holders, or

(viii)	whether or not Pan Pacific, its security holders, the holders of OP Units or any other party is receiving or paying reasonably equivalent value in the merger.

In connection with rendering its opinion, Houlihan Lokey made such review, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things Houlihan Lokey:

1.	reviewed Pan Pacific’s annual report to shareholders on Form 10-K for the fiscal year ended December 31, 2005, and quarterly report on Form 10-Q for the quarter ended March 31, 2006, which Pan Pacific’s management had identified as being the most current financial statements available;

2.	reviewed Kimco’s annual report to shareholders on Form 10-K for the fiscal year ended December 31, 2005, and quarterly report on Form 10-Q for the quarter ended March 31, 2006, which Kimco’s management has identified as being the most current financial statements available;

3.	held discussions with certain members of Pan Pacific’s management team regarding the operations, financial condition, future prospects and projected operations and performance of Pan Pacific and regarding the merger, and held discussions with representatives of Pan Pacific’s counsel regarding Pan Pacific, the merger, and related matters;

4.	held discussions with certain members of the management of Kimco regarding the operations, financial condition, future prospects and projected operations and performance of Kimco and regarding the merger;

5.	reviewed a final draft of the merger agreement, dated July 9, 2006;

6.	visited certain of Pan Pacific’s real property;

7.	reviewed financial forecasts and projections prepared by our management for the fiscal years ending December 31, 2006 through 2007 and publicly available financial forecasts and projections with respect to Pan Pacific and Kimco for the fiscal years ended December 31, 2006 through 2007;

8.	reviewed the historical market prices for the past two years and trading volume for the past year for Pan Pacific’s and Kimco’s publicly traded securities and those of certain publicly traded companies which Houlihan Lokey deemed relevant;

9.	reviewed certain other publicly available financial data for certain companies that Houlihan Lokey deem relevant and publicly available transaction prices and premiums paid in other change of control transactions that Pan Pacific deemed relevant; and

10.	conducted such other financial studies, analyses and inquiries as Pan Pacific deemed appropriate.

Fairness Analysis

In order to determine the fairness of the consideration from a financial point of view, to Pan Pacific’s stockholders, Houlihan Lokey determined a range of values for Pan Pacific’s common stock. In order to determine such range of value for Pan Pacific’s common stock, Houlihan Lokey used the following valuation methodologies: public stock price approach, market approach, comparable transaction approach and net asset value approach:

Public Price Approach. Houlihan Lokey reviewed the historical market prices and trading volume for Pan Pacific’s publicly traded common stock and reviewed publicly-available analyst reports, news articles and press releases relating to Pan Pacific. Houlihan Lokey also analyzed Pan Pacific’s closing stock price on a spot basis and on 5-day and 30-day average basis, both as of July 7, 2006, the trading day immediately preceding public announcement of the merger, and June 23, 2006, the Friday of the week prior to significant movement in the price of Pan Pacific’s common stock and published market speculation about a potential sale of Pan Pacific. Based on this analysis, Houlihan Lokey noted per share value indications ranging from $67.30 to $70.05 as of July 7, 2006, and from $65.17 to $66.33 as of Jun 23, 2006. Based upon the indicated range of stock prices of between $65.00 to $70.00 per share, the public stock price approach implies an enterprise value, which is referred to as EV in this proxy statement, ranging from $3,750 million to $3,950 million. EV was calculated by adding an entity’s market value of equity, plus the book value of its existing debt and preferred stock, less cash and cash equivalents.

Market Approach: Houlihan Lokey reviewed certain financial information of the following nine comparable publicly traded retail REITs that were selected solely by Houlihan Lokey: Developers Diversified Realty, Equity One Inc., Federal Realty Investment Trust, Heritage Property Investment Trust, Kimco Realty Corp, New Plan Excel Realty Trust, Realty Income Corp, Regency Centers Corp, and Weingarten Realty Investors.

Houlihan Lokey calculated certain financial ratios of the comparable companies based on the most recent publicly available information. These financial ratios included: (i) capitalization rates of EV to latest twelve months, which is referred to as LTM in this proxy statement, net operating income, which is referred to as NOI in this proxy statement, (ii) multiples EV to LTM earnings before interest, taxes, depreciation and amortizations, which is referred to as EBITDA in this proxy statement, and (iii) multiples of market value of equity, which is referred to as the MVE in this proxy statement, to LTM funds from operations, which is referred to as FFO in this proxy statement. Additionally, based upon consensus earnings forecasts for the comparable public companies identified above, Houlihan Lokey calculated: (i) capitalization rates of EV to next fiscal year (2006) NOI, (ii) capitalization rates of EV to next fiscal year plus one (2007) NOI, (iii) multiples of EV to next fiscal year (2006) EBITDA, (iv) multiples of EV to next fiscal year plus one (2007) EBITDA, (v) multiples of MVE to next fiscal year (2006) FFO, and (vi) multiples of MVE to next fiscal year plus one (2007) FFO. Houlihan Lokey also considered the dividend yield for each of the comparable companies.

Houlihan Lokey’s analysis showed that the capitalization rates, multiples and dividend yields exhibited by the comparable companies were as follows:

	LTM					2006 (1)					2007 (1)
Company Name	FFO Multiple		EBITDA Multiple		Cap Rate (NOI)	FFO Multiple		EBITDA Multiple		Cap Rate (NOI)	FFO Multiple		EBITDA Multiple		Cap Rate (NOI)	Dividend Yield	Payout Ratio
Developers Diversified Rlty	16.3	x	19.4	x	5.7%	15.4	x	17.6	x	6.2%	14.3	x	16.1	x	6.8%	4.4%	66.3%
Equity One Inc.	12.9	x	16.3	x	6.7%	12.9	x	14.9	x	7.3%	12.3	x	14.0	x	7.8%	5.6%	71.8%
Federal Realty Investment Tr	22.1	x	19.6	x	5.5%	20.8	x	18.3	x	5.9%	18.9	x	17.0	x	6.3%	3.1%	68.5%
Heritage Ppty Investment Tr	13.7	x	14.8	x	7.9%	12.9	x	14.4	x	7.9%	12.4	x	14.1	x	8.1%	6.0%	81.3%
Kimco Realty Corp.	18.6	x	16.2	x	5.1%	16.9	x	14.4	x	5.9%	15.2	x	12.7	x	6.8%	3.6%	69.2%
New Plan Excel Realty Tr	15.9	x	14.3	x	7.3%	13.6	x	13.7	x	7.9%	12.8	x	12.8	x	8.5%	5.0%	78.7%
Realty Income Corp.	14.2	x	14.8	x	7.3%	12.6	x	13.3	x	8.1%	11.6	x	12.3	x	8.8%	6.4%	89.9%
Regency Centers Corp.	17.9	x	15.6	x	5.8%	16.3	x	15.0	x	6.0%	15.3	x	14.5	x	6.3%	3.8%	62.3%
Weingarten Realty Invst	13.5	x	14.9	x	7.0%	13.6	x	14.7	x	7.2%	12.9	x	14.1	x	7.5%	4.8%	64.9%
Min	12.9	x	14.3	x	5.1%	12.6	x	13.3	x	5.9%	11.6	x	12.3	x	6.3%	3.1%	62.3%
Max	22.1	x	19.6	x	7.9%	20.8	x	18.3	x	8.1%	18.9	x	17.0	x	8.8%	6.4%	89.9%
Mean	16.1	x	16.2	x	6.5%	15.0	x	15.2	x	6.9%	14.0	x	14.2	x	7.4%	4.7%	72.5%
Median	15.9	x	15.6	x	6.7%	13.6	x	14.7	x	7.2%	12.9	x	14.1	x	7.5%	4.8%	69.2%

Footnotes:

(1)	Calculated based upon analyst projections for the comparable REITs.

Houlihan Lokey derived EV indications for Pan Pacific by applying selected LTM, next fiscal year (2006) and next fiscal year plus one (2007) NOI capitalization rates and EBITDA and FFO multiples to actual adjusted and estimated NOI, EBITDA, and FFO provided by Pan Pacific’s management for the twelve months ended March 1, 2006 and the projected twelve month periods ended December 31, 2006 and December 31, 2007. Adjustments to the LTM financial results were made to reflect the acquisition of certain assets during that period. Based on the above, Houlihan Lokey determined that the market approach implied an EV of Pan Pacific’s operations ranging from approximately $3,620.0 million to $3,840.0 million. On an MVE basis, the market approach yielded values ranging from $61.94 to $67.30 per share.

Under the dividend yield approach, Houlihan Lokey applied selected market yields to Pan Pacific’s stated annual dividend paid to the holders of Pan Pacific common stock in Pan Pacific’s 2005 fiscal year, and added the book value of Pan Pacific’s existing debt less cash and cash equivalents to derive EV indications. On the basis of this approach, Pan Pacific’s dividend yield implied an EV of Pan Pacific’s operations ranging from approximately $3,660.0 million to $4,060.0 million. On an MVE basis, the dividend yield approach indicated values ranging from $62.93 to $72.62 per share.

Comparable Transaction Approach: Houlihan Lokey reviewed the consideration paid in selected change of control acquisitions of REITs announced between January 1, 2004 and July 7, 2006 that had a transaction value in excess of one billion dollars and for which purchase price multiples were available and where the target company had an SIC of 6798, as shown in the following table:

($ in millions)

							Implied Cap Rate	Premium Prior to Announcement
Announced	Target	Asset Type	Acquirer	EV	EV/EBITDA			1 Day	5 Day Avg.	30 Day Avg.
6/5/2006	Trizec Canada, Inc.	Office	Brookfield Properties Corp.	$2,431.5	NMF		NMF	30.2%	36.6%	28.2%
6/5/2006	Trizec Properties, Inc.	Office	Brookfield Properties Corp.	6,648.0	18.2	x	6.3%	17.9%	24.2%	17.4%
5/2/2006	CNL Retirement Properties, Inc.	Healthcare	Health Care Property Investors, Inc.	5,202.0	16.4	x	6.1%	NA	NA	NA
3/7/2006	Shurgard Storage Centers, Inc.	Self Storage	Public Storage, Inc.	4,951.1	23.8	x*	4.2%*	2.4%	1.6%	10.6%
3/6/2006	CarrAmerica Realty Corp.	Office	The Blackstone Group LP	4,694.0	15.8	x	6.3%	8.9%	9.1%	25.8%
2/21/2006	MeriStar Hospitality Corp.	Lodging	The Blackstone Group LP	2,493.0	14.0	x	7.1%	5.2%	5.4%	10.3%
12/22/2005	Arden Realty, Inc.	Office	General Electric Real Estate	4,982.4	18.5	x	5.4%	-3.7%*	-2.1%*	2.3%
12/19/2005	Town & Country Trust	Apartment	Onex Corp.	1,226.9	18.1	x	5.5%	32.7%	32.3%	34.2%
12/7/2005	Centerpoint Properties	Industrial	CalEast	3,326.0	NMF		4.1%	9.6%	9.4%	13.0%
11/9/2005	La Quinta	Lodging	The Blackstone Group LP	3,404.0	14.1	x	8.3%	38.9%	33.1%	33.4%
10/24/2005	Amli Residential Ppty Trust	Apartment	Prime Property Fund	2,100.0	23.9	x*	4.2%*	20.7%	22.7%	19.1%
10/3/2005	Prentiss Properties Trust	Office	Brandywine Realty Trust	3,277.0	15.1	x	6.6%	5.8%	6.5%	10.6%
9/2/2005	Capital Automotive REIT	Retail -Auto	DRA Advisors LLC	3,400.0	18.1	x	5.5%	9.3%	9.9%	4.0%
8/16/2005	Wyndham International	Lodging	The Blackstone Group LP	3,240.0	15.4	x	6.6%	18.6%	19.8%	21.1%
6/17/2005	CRT Properties Inc.	Office	DRA Advisors LLC	1,699.7	17.3	x	5.8%	15.4%	17.2%	18.7%
6/7/2005	Gables Residential Trust	Apartment	ING Clarion Partnership	2,800.0	24.8	x*	4.0%*	14.1%	19.5%	17.1%
6/6/2005	Catellus Development Corp.	Industrial	ProLogis	4,749.0	15.0	x	6.0%	25.7%	27.0%	58.6%
5/5/2005	Storage USA	Self Storage	Extra Space /Prudential Real Estate Investors	2,291.0	NMF		7.4%	NA	NA	NA
4/12/2005	Provident Senior Living Trust	Healthcare	Ventas	1,197.0	NMF		7.0%	NA	NA	NA
2/14/2005	CalPERS / First Washington	Retail	Regency Centers / Macquarie CountryWide	2,686.0	15.9	x	6.3%	NA	NA	NA
12/19/2004	Kramont Realty Trust	Retail	Centro Watt America REIT III	1,200.0	15.6	x	6.4%	17.0%	16.6%	18.2%
10/22/2004	Cornerstone Realty Income Tr	Apartment	Colonial Properties Trust	1,425.7	15.8	x	6.3%	5.3%	8.9%	12.0%
10/4/2004	Summit Properties Inc.	Apartment	Camden Property Trust	1,900.0	20.1	x*	5.0%*	14.0%	19.8%	16.1%
8/24/2004	Price Legacy Corp.	Retail	PL Retail LLC	1,200.0	14.7	x	6.8%	0.7%	-0.2%*	2.3%
8/20/2004	Rouse Co.	Retail	General Growth Properties Inc.	12,600.0	18.9	x	5.3%	33.4%	38.3%	41.2%
6/21/2004	Chelsea Property Group Inc.	Retail	Simon Property Group Inc.	4,800.0	16.9	x	5.9%	13.9%	19.9%	27.4%
5/3/2004	Keystone Property Trust	Industrial	Investor Group	1,500.0	18.9	x	5.3%	17.0%	14.2%	0.6%

Low				$1,197.0	14.0	x	4.1%	0.7%	1.6%	0.6%
High				$12,600.0	18.9	x	8.3%	38.9%	38.3%	58.6%
Median				$3,020.0	15.9	x	6.3%	14.1%	18.3%	17.2%
Mean				$3,422.8	16.5	x	6.2%	15.6%	17.8%	18.8%

* Excluded from Range.

Houlihan Lokey also reviewed the consideration paid in selected change of control acquisitions of retail REITs announced between January 1, 2004 and July 7, 2006 for which purchase price multiples were available and where the target company had an SIC of 6798, as shown in the following table:

							Implied	Premium Prior to Announcement
Announced	Target	Asset Type	Acquirer	EV	EV/EBITDA		Cap Rate	1 Day	5 Day Avg.	30 Day Avg.
2/14/2005	CalPERS / First Washington	Shopping Center	Regency Centers / Macquarie CountryWide	2,686.0	15.9	x	6.3%	NA	NA	NA
12/19/2004	Kramont Realty Trust	Shopping Center	Centro Watt America REIT III	1,200.0	15.6	x	6.4%	17.0%	16.6%	18.2%
8/24/2004	Price Legacy Corp.	Shopping Center	PL Retail LLC	1,200.0	14.7	x	6.8%	0.7%	-0.2%*	2.3%
Low (1)				$1,200.0	14.7	x	6.3%	0.7%	16.6%	2.3%
High (1)				$2,686.0	15.9	x	6.8%	17.0%	16.6%	18.2%

Median (1)				$1,200.0	15.6	x	6.4%	8.9%	16.6%	10.3%
Mean (1)				$1,695.3	15.4	x	6.5%	8.9%	16.6%	10.3%

9/2/2005	Capital Automotive REIT	Automotive	DRA Advisors LLC	3,400.0	18.1	x	5.5%	9.3%	9.9%	4.0%
8/20/2004	Rouse Co.	Mall	General Growth Properties Inc.	12,600.0	18.9	x	5.3%	33.4%	38.3%	41.2%
6/21/2004	Chelsea Property Group Inc.	Mall	Simon Property Group Inc.	4,800.0	16.9	x	5.9%	13.9%	19.9%	27.4%

Low (2)				$1,200.0	14.7	x	5.3%	0.7%	9.9%	2.3%
High (2)				$12,600.0	18.9	x	6.8%	33.4%	38.3%	41.2%
Median (2)				$3,043.0	16.4	x	6.1%	13.9%	18.2%	18.2%
Mean (2)				$4,314.3	16.7	x	6.0%	14.9%	21.2%	18.6%

*  Excluded from Range.

(1)	Includes only “Shopping Center” transactions.
(2)	Includes all “Retail REIT” transactions.

Houlihan Lokey reviewed the foregoing comparable transactions to understand the range of multiples paid for the REITs that were subject to such transactions. Houlihan Lokey derived an indication of the range of Pan Pacific’s EV by applying the EBITDA and NOI multiples indicated by the identified transactions to Pan Pacific’s adjusted LTM EBITDA and NOI ended March 31, 2006. Based on this comparable transaction analysis, Houlihan Lokey calculated EV indications to be in the range of $3,710.0 million to $3,980.0 million. On an MVE basis, this approach implied values ranging from $64.13 to $70.71 per share.

Net Asset Value Approach: Houlihan Lokey reviewed the underlying assumptions used by Pan Pacific’s management to arrive at Pan Pacific’s management’s estimated net asset value range for each of Pan Pacific’s properties. Specifically, Houlihan Lokey reviewed Pan Pacific’s management’s asset values and the implied capitalization based upon management’s forecasted NOI for the next fiscal year (2006). Houlihan Lokey compared the capitalization rates implied for each asset to publicly available capitalization rate data for the regions in which Pan Pacific’s assets are located. Houlihan Lokey noted that the capitalization rates implied by Pan Pacific’s management’s asset values were within or below the relevant ranges of capitalization rates indicated by the publicly available data.

Houlihan Lokey also noted that Pan Pacific’s management’s range of estimated market value of Pan Pacific’s properties indicated an EV (excluding any transaction costs associated with realizing net asset value and assuming all assets were sold immediately upon liquidation) ranging from $3,640.0 million to $3,940.0 million. On an MVE basis, this approach implied a value range of $62.42 to $69.74 per share. In addition, using Pan Pacific’s management’s range of estimated market values for Pan Pacific’s properties, Houlihan Lokey calculated a value range based on net asset value less estimated transaction costs. In the event of a liquidation of Pan Pacific’s properties, transaction costs could include certain interest costs, debt pre-payment penalties, certain taxes and professional fees and expenses. Houlihan Lokey noted that using a net asset value approach that takes into account estimated transaction costs indicated an MVE that ranged between $57.99 and $68.28 per share.

Comparison of Indicated Valuations to Merger Consideration. Houlihan Lokey also analyzed the per share merger consideration provided for in the merger. The per share merger consideration was assumed to be $70.00, which is to be paid in cash unless Kimco elects to include stock consideration, in which case the per share merger consideration would consist of cash consideration of at least $60.00 and a sufficient number of shares of Kimco common stock such that the cash consideration plus the value of the stock consideration would equal $70.00. The stock consideration would be valued using the average closing price for the ten trading days ending two trading days prior to the date of Pan Pacific’s stockholder meeting to approve the merger (unless Kimco elects to delay the closing). In connection with its evaluation of the merger consideration, Houlihan Lokey considered the market and trading characteristics of Kimco’s common stock, as set forth below.

Kimco Public Market Trading Analysis. Houlihan Lokey analyzed the historical market prices and trading volume of Kimco’s publicly held common stock and reviewed analyst reports, news articles and press releases relating to Kimco. Houlihan Lokey noted that Kimco’s common stock traded on the New York Stock Exchange at a price ranging between $27.81 and $42.00 per share during the 52-week period ending on July 7, 2006, and that it closed at a price of $36.87 on July 7, 2006. Houlihan Lokey also noted that Kimco’s stock benefits from institutional and retail ownership, strong analyst following and trading characteristics that are similar to trading in the stock of its peer companies. It found no evidence suggesting that the price of Kimco common stock indicated by the public market failed to reflect the fair market value of Kimco. Houlihan Lokey, however, noted that, during the period from June 28, 2006 to July 7, 2006, there were press reports and message board speculation regarding potential acquisitions by Kimco.

Implied Multiple and Premium Approaches. Houlihan Lokey compared the NOI capitalization rates and EBITDA multiples implied by the merger to the NOI capitalization rates and EBITDA multiples observed in selected change of control transactions of publicly-traded retail REITs that Houlihan Lokey considered comparable to Pan Pacific and the merger. These NOI capitalization rates and EBITDA multiples were determined based upon data drawn from public filings of the companies involved.

On the basis of the closing share price of Pan Pacific’ common stock on July 7, 2006, Houlihan Lokey concluded that the merger consideration represents an implied capitalization rate of LTM NOI and of next fiscal year (2006) NOI of 6.0% and an implied capitalization rate of net fiscal year plus one (2007) NOI of 6.2% as compared with the comparable public companies, which indicated a median LTM NOI capitalization rate of 6.7%, a median next fiscal year (2006) NOI capitalization rate of 7.2%, and a median next fiscal year plus one (2007) NOI capitalization rate of 7.5%. Houlihan Lokey also compared the 6.0% to 6.2% implied capitalization rates to comparable retail REIT transactions involving shopping centers, which exhibited a median NOI capitalization rate of 6.4%, and to all retail REIT transactions, which exhibited a median NOI capitalization rate of 6.1%. Similarly, Houlihan Lokey concluded that the merger consideration represents an implied multiple of LTM EBITDA of 16.9x, an implied multiple of next fiscal year (2006) EBITDA of 17.1x and an implied multiple of net fiscal year plus one (2007) EBITDA of 16.6x, as compared with comparable public companies, which indicated a median LTM EBITDA multiple of 15.6x, a median next fiscal year (2006) EBITDA multiple of 14.7x and a median next fiscal year plus one (2007) EBITDA multiples of 14.1x. Houlihan Lokey also compared the implied 16.6 to 17.1x EBITDA multiples to comparable retail REIT transactions involving shopping centers, which exhibited a median EBITDA multiple of 15.6x, and to all retail REIT transactions, which exhibited a median EBITDA multiple of 16.4x.

Houlihan Lokey also reviewed certain publicly available information related to selected transactions announced between January 1, 2004 and July 7, 2006 to calculate the premiums implied by the consideration paid by acquirers in the selected transactions. As summarized in the following table, Houlihan Lokey compared the premiums paid in these selected transactions to the premiums implied in the merger based on the closing share price of Pan Pacific’s common stock on July 7, 2006, the trading day immediately preceding public announcement of the merger, and June 23, 2006, the Friday of the week prior to significant movement in the price of Pan Pacific’s common stock and published market speculation about a potential sale of Pan Pacific. Houlihan Lokey also calculated the average closing share price for Pan Pacific’s common stock for the 5 day and 30-day periods prior to and including both July 7, 2006 and June 23, 2006. For comparison purposes, the table also shows the closing price for the 1 day and the average closing price for the 5-day and 30-day periods prior to announcement of the comparable public company acquisition transactions:

Offer Price	$70.00	$70.00	$70.00

	Spot	5 Day Avg.	30 Day Avg.
Current Trading Price: July 7, 2006	$70.00	$70.05	$67.30
Implied Premiums	0.0%	-0.1%	4.0%

Market Speculation: June 23, 2006 (1)	$65.17	$65.88	$66.33
Implied Premiums	7.4%	6.3%	5.5%

Transaction Premiums (2004-Current)

	Premium Prior to Announcement
	1 Day	5 Day Avg.	30 Day Avg.
Retail REIT Transactions
Low	0.7%	9.9%	2.3%
High	33.4%	38.3%	41.2%
Median	13.9%	18.2%	18.2%
Mean	14.9%	21.2%	18.6%

REIT Transactions > $1 Billion
Low	0.7%	1.6%	0.6%
High	38.9%	38.3%	58.6%
Median	14.1%	18.3%	17.2%
Mean	15.6%	17.8%	18.8%

Assumptions

For purposes of its opinion, Houlihan Lokey did not undertake any inquiry as to, or take into consideration, the possible tax consequences of the merger (including whether the public shareholders of Pan Pacific will recognize taxable income as a result of participating in the merger). Such tax consequences could be material and could affect the analysis underlying the conclusions reached in the Houlihan Lokey opinion.

Houlihan Lokey’s opinion was based on the financial, economic, market and other conditions, as in effect on, and the information made available to it as of, July 9, 2006. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring after the date of its opinion. In rendering its opinion, Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and does not assume any responsibility with respect to such data, material and other information. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the financial forecasts and projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial results and condition of Pan Pacific, and Houlihan Lokey expressed no opinion with respect to such forecasts and projections or the assumptions on which they are based. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that publicly available financial forecasts and projects for Pan Pacific and Kimco represented reasonable estimates and judgments of the future financial results and condition of Pan Pacific and Kimco, and Houlihan Lokey expressed no opinion with respect to such forecasts and projections or the assumptions on which they are based. Houlihan Lokey relied upon and assumed, without independent verification, that there was no material change in the assets, liabilities, financial condition, results of operations, business or prospects of Pan Pacific or Kimco since the date of the most recent financial statements provided to it, and that there was no information or facts that would make the information reviewed by it incomplete or misleading. Houlihan Lokey did not consider any aspect or implication of any transaction to which Pan Pacific or Kimco is a party (other than the merger). In addition, Houlihan Lokey assumed, based on the advice of Pan Pacific management, that the value of each OP Unit was identical to the value of one share of our common stock and that holders of OP Units had as of the date of the written opinion, and will continue to have through the effective time of the merger, the right to freely exchange their OP Units for shares of Pan Pacific common stock on a one-to-one basis. Houlihan Lokey also assumed that the Kimco shares to be issued to holders of Pan Pacific common stock and OP Units in the merger will be listed on the New York Stock Exchange. Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of Pan Pacific, Kimco or any other party, nor was it provided with any such appraisal or evaluation. Houlihan Lokey expressed no opinion regarding the liquidation value of any entity. Houlihan Lokey undertook no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Pan Pacific, Kimco or any other party is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Pan Pacific, Kimco or any other party is or may be a party or is or may be subject.

Houlihan Lokey also relied upon and assumed, without independent verification, that:

(a)	the representations and warranties of all parties to the merger agreement and any other related documents and instruments that are referred to therein were true and correct,

(b)	each party to all such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party,

(c)	all conditions to the consummation of the merger will be satisfied without waiver thereof,

(d)	the merger will be consummated in a timely manner in accordance with the terms described in the agreements provided to Houlihan Lokey, without any amendments or modifications thereto or any adjustment to the aggregate consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise),

(e)	all governmental, regulatory, and other consents and approvals necessary for the consummation of the merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed that would result in the disposition of any material portion of the assets of Pan Pacific, CT Operating Partnership, L.P., Western/Pincreek, L.P. or Kimco, or otherwise have an adverse effect on Pan Pacific, CT Operating Partnership, L.P., Western/Pincreek, L.P. or Kimco or any expected benefits of the merger, and

(f)	that the final forms of the documents identified in the written opinion will not differ in any material respect from such draft documents.

The summary set forth above describes the material points of more detailed analyses performed by Houlihan Lokey in arriving at its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is therefore not readily susceptible to summary description. In arriving at its opinion, Houlihan Lokey made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Houlihan Lokey believes that its analyses and summary set forth herein must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, or portions of this summary, could create an incomplete and/or inaccurate view of the processes underlying the analyses set forth in Houlihan Lokey’s opinion. In its analysis, Houlihan Lokey made numerous assumptions with respect to Pan Pacific, the merger, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the respective entities. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses. Additionally, analyses relating to the value of the businesses or securities of Pan Pacific or Kimco are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

Accounting Treatment for the Merger

The merger will be accounted for using the purchase method of accounting, with Kimco treated as the acquiror. Under this method of accounting, Pan Pacific’s assets and liabilities will be recorded by Kimco at their respective fair values as of the closing date of the merger and added to those of Kimco. Financial statements of Kimco issued after the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of Pan Pacific prior to the merger. The results of operations of Pan Pacific will be included in the results of operations of Kimco beginning on the effective date of the merger.

Regulatory Matters

Neither Kimco nor Pan Pacific is aware of any material federal or state regulatory approvals which must be obtained in connection with the merger.

Delisting and Deregistration of Pan Pacific Common Stock; Listing of Kimco Common Stock Issued in Connection with the Merger

Pan Pacific common stock currently is listed on the New York Stock Exchange under the symbol “PNP.” Upon completion of the merger, Pan Pacific common stock will be delisted from the New York Stock Exchange and deregistered under the Securities Exchange Act of 1934. Application will be made for the listing of the shares of Kimco common stock to be issued in the merger on the New York Stock Exchange under the symbol “KIM.” The approval for listing of such shares on the New York Stock Exchange is not a condition to the completion of the merger but is only a condition to closing if Kimco elects to deliver shares of its common stock as part of the merger consideration. See “The Merger Agreement—Conditions to Obligations to Complete the Merger.” Following the merger, holders of Pan Pacific common stock will be instructed to exchange their outstanding stock certificates for cash and, if Kimco makes a stock election, stock certificates representing shares of Kimco common stock. See “The Merger Agreement—Exchange of Stock Certificates.”

Appraisal or Dissenters’ Rights

Neither Kimco nor Pan Pacific stockholders are entitled to any appraisal or dissenters’ rights under Maryland law as a result of the merger.

Litigation Related to the Merger

On July 11, 2006, a lawsuit was filed by Doris Staehr and all others similarly situated against Pan Pacific and all members of Pan Pacific’s board of directors (Stuart A. Tanz, David P. Zimel, Joseph P. Colmery, Bernard M. Feldman and Mark J. Riedy) in the Superior Court for San Diego County, California. In addition, on July 12, 2006, a lawsuit was filed by Michael Nick against Pan Pacific in the Superior Court for San Diego County, California. Both suits are denominated as class action purportedly on behalf of a class of Pan Pacific stockholders. The complaints are substantially similar, and both allege, among other things, that the members of Pan Pacific’s board breached their fiduciary duties owed to the purported class by entering into a merger agreement that favors the interests of certain members of the board but is detrimental to Pan Pacific’s public stockholders. The plaintiffs further allege that the defendants breached their fiduciary duties to the purported class by tailoring the deal to meet the specific needs of Kimco rather than maximizing value to Pan Pacific stockholders. The plaintiffs seek relief:

•	ordering the action to be maintained as a class action and certifying plaintiffs as the class representatives;

•	declaring that the merger agreement was entered into by the defendants in breach of their fiduciary duties and is unlawful and unenforceable;

•	enjoining the completion of the merger unless and until Pan Pacific implements a procedure to obtain the highest price for the company;

•	directing the defendants to exercise their fiduciary duties to obtain a transaction that is in the best interest of the stockholders;

•	rescinding the merger to the extent it has already been implemented;

•	setting up a constructive trust in favor of the plaintiffs upon any benefits received by defendants as a result of their wrongful conduct;

•	awarding plaintiff the costs of the action, including reasonable attorneys’ and experts’ fees; and

•	granting such other and further relief as the Court may deem just and proper.

While these cases are in their early stages, Pan Pacific believes that the cases are without merit and intends to contest each of them vigorously.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS OF

PAN PACIFIC IN THE MERGER

In considering the recommendation of the Pan Pacific board to approve the merger, Pan Pacific stockholders should be aware that certain of Pan Pacific’s directors and executive officers have certain interests in the merger that are different from or in addition to, and, therefore, may conflict with, the interests of Pan Pacific stockholders generally. When members of Pan Pacific’s board approved the merger and the merger agreement and recommended the approval of the merger to Pan Pacific stockholders, the members of Pan Pacific’s board knew about and considered these additional interests. Certain of these interests are set forth below.

At the close of business on the record date, the directors and officers of Pan Pacific owned and were entitled to vote 686,425 shares of Pan Pacific common stock, collectively, which represented approximately 1.7% of the outstanding shares of Pan Pacific common stock.

Employment Agreements; Acceleration of Stock Awards

Each of Stuart A. Tanz, Joseph B. Tyson and Jeffrey S. Stauffer is party to an employment agreement with Pan Pacific. Each employment agreement provides for the payment of a cash severance benefit and for the acceleration of vesting with respect to options and restricted stock granted to the executive officer, if the executive officer’s employment is terminated other than for “good cause,” or if, pursuant to his employment agreement, he voluntarily terminates his employment upon the occurrence of a “change of control,” which includes a merger of any corporation with or into Pan Pacific, which merger has been approved by Pan Pacific stockholders. The cash severance benefit that would be payable under such circumstances would equal, for Mr. Tanz, three times base salary plus the average of his two most recent annual bonuses, and for Messrs. Tyson and Stauffer, two times base salary plus the average of the officer’s two most recent annual bonuses. In addition, each individual will be entitled to continued health benefits for three years (four years in the case of Mr. Tanz) following a termination entitling the officer to severance under the employment agreement, and the non-competition covenant in the individual’s employment agreement will not apply following such a termination.

In addition, in connection with the merger, all outstanding options to purchase Pan Pacific common stock will be canceled and converted into the right to receive a cash amount equal to the product of the excess of $70 over the per share exercise price of the option and the number of shares of Pan Pacific common stock underlying the unexercised portion of the option. None of Pan Pacific’s executive officers or directors holds outstanding stock options.

The amount of cash severance benefits to be received by certain of Pan Pacific’s directors and executive officers upon a qualifying termination, as well as the number of unvested restricted shares held by each such individual as of the date hereof, is set forth below:

Name of Individual	Cash Severance Amount			Number of Restricted Shares
	Salary	Bonus	Total
Stuart A. Tanz	$2,400,000	$1,800,000	$4,200,000	88,858
Joseph B. Tyson	$830,000	$600,000	$1,430,000	42,263
Jeffrey S. Stauffer	$756,000	$600,000	$1,356,000	32,166

Indemnification

Pursuant to the terms of the merger agreement, Kimco has agreed to provide the officers and directors of Pan Pacific and its subsidiaries with rights to indemnification and exculpation with respect to matters occurring at or prior to the merger, including, without limitation, all transactions contemplated by the merger agreement, which are the same as the rights to indemnification and exculpation under their respective charter documents or bylaws as in effect immediately before the merger. The merger agreement also obligates Kimco to provide additional indemnification to the officers, directors and employees of Pan Pacific and its subsidiaries. For a period of six years following the merger, Kimco will maintain in effect a directors’ and officers’ liability insurance policy covering the persons currently covered by Pan Pacific’s directors’ and officers’ liability insurance policy, including Pan Pacific’s current directors and officers. The new directors’ and officers’ liability insurance policy will have coverage in amount and scope at least as favorable as Pan Pacific’s existing coverage, provided that Pan Pacific will not be required to spend more than 200% of the aggregate of Pan Pacific’s current premiums to obtain such coverage. If the premium for a policy having comparable coverage exceeds this amount, then Kimco will be only obligated to maintain in place a policy which provides the maximum coverage that is reasonably available at such amount. Kimco has further agreed to indemnify and hold harmless, to the fullest extent permitted by applicable law, each person presently covered by the directors’ and officers’ liability insurance policy of Pan Pacific against any costs, damages or expenses or amounts paid in settlement that are incurred in connection with any civil, criminal, administrative or investigative action that arises out of or pertains to matters existing or occurring at or prior to the merger.

THE MERGER AGREEMENT

The following is a brief summary of the material provisions of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference in this proxy statement/prospectus. This summary is qualified in its entirety by reference to the merger agreement. We urge all stockholders of Pan Pacific to read the merger agreement in its entirety.

The merger agreement contains representations and warranties that the parties have made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between the parties, and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating its terms. Moreover, the representations and warranties are subject to a contractual standard of materiality that may be different from what may be viewed as material to stockholders, and the representations and warranties may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts. For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information.

The Merger

The merger agreement provides that KRC Acquisition Inc., a subsidiary of Kimco, will be merged with and into Pan Pacific; provided, however, that Kimco has the right to reverse the direction of the merger in which event Pan Pacific will merge with and into KRC Acquisition Inc. At the effective time of the merger, the surviving corporation will be renamed “Pan Pacific Retail Properties, Inc.” and will continue as the surviving corporation in accordance with the Maryland General Corporation Law and will become or will continue as subsidiary of Kimco.

Closing and Effective Time of the Merger

The merger agreement provides that the closing of the merger will take place as soon as practicable, but no later than the second business day, after all of the closing conditions (including receipt of the approval of Pan Pacific’s stockholders) have been satisfied, or at such other time and date as Kimco and Pan Pacific agree. Kimco, at its option, may decide to delay the closing date for up to 45 days following the satisfaction of the closing conditions if the delay would not make it necessary to delay the Pan Pacific stockholders meeting by more than 10 business days. In the event that Kimco elects a delayed closing, the value of Kimco common stock included in the merger consideration if a stock election has been made and not revoked will be based on the average closing price of Kimco common stock over the 10 trading days immediately preceding the delayed closing date.

The merger will become effective on the date of the filing with, and acceptance for record of, articles of merger by the State Department of Assessments and Taxation of Maryland.

We are working to complete the merger quickly. We currently expect to complete the merger in during the fourth quarter of 2006. However, because completion of the merger is subject to a series of conditions described below in this summary, we cannot predict the exact timing.

Structure of Merger Transactions

Pan Pacific has agreed that, if requested by Kimco, it will enter into one or more asset sales. The closing of the asset sales would occur prior to the effective time of the merger. If there are one or more asset sales, Pan Pacific will declare and pay a dividend to holders of Pan Pacific common stock in an amount equal to the net proceeds of such asset sales, and the cash consideration portion of the merger consideration will be reduced by the amount of such dividend. Pan Pacific has also agreed to any changes in the direction of the mergers requested by Kimco, so that another party to the merger survives, and to cooperate with Kimco with any other reasonable changes in structure requested by Kimco and consented to by Pan Pacific to the extent that modifications to the merger agreement or other actions are required, such consent not to be unreasonably withheld by Pan Pacific.

In addition, under the terms of the merger agreement, CT Operating Partnership, L.P., a subsidiary of Pan Pacific, will merge with and into KRC CT Acquisition Limited Partnership, a subsidiary of Kimco, and KRC PC Acquisition Limited Partnership, a subsidiary of Kimco, will merge with and into Western/Pinecreek, L.P., a subsidiary of Pan Pacific. These mergers are referred to as the partnership mergers. Pan Pacific has also agreed to cooperate with Kimco and agree to changes in the direction of the merger. At the effective time of the partnership mergers, each common unit of limited partnership interest, referred to as OP units, in CT Operating Partnership, L.P. and Western/Pinecreek, L.P. will be converted into the right to receive the merger consideration, unless an OP unit holder elects, with regard to some or all of its OP units, to continue as a limited partner of KRC CT Acquisition Limited Partnership or Western/Pinecreek, L.P., as the case may be, in which case the holder will not be entitled to receive the merger consideration for such OP units. Those holders of OP units who elect to continue as limited partners of KRC CT Acquisition Limited Partnership or Western/Pinecreek, L.P. will continue on the terms and conditions set forth in the governing documents of those entities, which will be determined by Kimco at its sole discretion.

Conversion of Securities

At the effective time of the merger, each issued and outstanding share of Pan Pacific common stock will be converted into the right to receive $70 in cash (reduced by the amount of any dividends of net proceeds from asset sales and dividends (other than regular quarterly dividends permitted in the event Kimco delays closing) required to maintain its REIT status); however, Kimco may elect to deliver up to $10 of the per share merger consideration in the form of Kimco common stock. Kimco has the right to make this stock election any time prior to the date which is 15 days prior to the date of the Pan Pacific stockholders’ meeting. As soon as practicable after the date which is 15 days prior to the date of the Pan Pacific stockholders’ meeting, Kimco and Pan Pacific will issue a joint press release announcing whether Kimco has made a stock election and the amount of such election, and will issue another joint press release as soon as practicable announcing the number of shares of Kimco common stock that Pan Pacific stockholders will receive in the merger. Kimco may revoke its stock election at any time if the revocation would not delay the Pan Pacific stockholders’ meeting by more than 10 business days.

If Kimco makes and does not revoke the stock election, the number of shares of Kimco common stock that the Pan Pacific stockholders will receive will be determined based on the closing price average of Kimco common stock over the 10 trading days immediately preceding the trading day which is two days prior to the Pan Pacific stockholders’ meeting or, if Kimco has elected to delay the closing, based on the closing price average of Kimco common stock over the 10 trading days immediately preceding the closing date. As of the effective time of the merger, each share of Pan Pacific common stock will be canceled and retired, and each share of common stock of KRC Acquisition Inc. will be converted into one share of Pan Pacific common stock.

If Kimco elects to deliver shares of its common stock as part of the merger consideration, no fractional shares of Kimco common stock will be issued in the merger. Instead of fractional shares, Pan Pacific stockholders will receive cash, without interest, in an amount equal to such fractional amount multiplied by the average closing price of Kimco common stock (as reported on the New York Stock Exchange) over the ten trading days immediately preceding the date of the merger.

Treatment of Pan Pacific Stock Options and Restricted Stock

In connection with the merger, all outstanding Pan Pacific stock options will be accelerated and fully vested. Each then-outstanding Pan Pacific stock option will be cancelled and the holder of the option will be entitled to receive cash in an amount equal to the product obtained by multiplying the excess of $70 over the per share exercise price of the option by the number of shares of Pan Pacific common stock underlying the unexercised portion of the option.

Immediately prior to the effective time of the merger, the vesting of each restricted share of Pan Pacific common stock granted under any Pan Pacific stock plan will be fully accelerated and the contractual restrictions on such shares will terminate.

Directors and officers of Kimco and Pan Pacific will be exempted, to the extent necessary and permissible, under Rule 16b-3 promulgated under the Securities and Exchange Act of 1934, as amended, with respect to transactions pursuant to the merger agreement.

Exchange of Stock Certificates

Surrender of Certificates Representing Shares of Pan Pacific Common Stock. Kimco has designated                      to serve as exchange agent for the exchange of certificates representing Pan Pacific common stock for cash and, if the stock election is made, certificates representing Kimco common stock and the payment of cash in lieu of fractional shares. Promptly after the merger, the exchange agent will mail to each record holder of certificates representing shares of Pan Pacific common stock a letter of transmittal and instructions for surrendering the certificates for exchange and payment. Holders of certificates who surrender their certificates to the exchange agent together with a duly completed and validly executed letter of transmittal will receive cash and, if the stock election is made, certificates representing the number of whole shares of Kimco common stock, cash in lieu of any fractional shares of Kimco common stock, and any dividends or distributions to which they are entitled. The surrendered certificates will be canceled.

Failure to Exchange. One year after the completion of the merger, Kimco can require the exchange agent to deliver to Kimco all unclaimed cash and shares of Kimco common stock. Thereafter, Pan Pacific stockholders must look only to Kimco for payment of their consideration on their Pan Pacific shares and they will have no greater rights against Kimco than general creditors of Kimco will have. If any Pan Pacific stockholder has failed to exchange certificates representing Pan Pacific common stock prior to two years after the effective time (or immediately prior to the date on which any merger consideration would otherwise escheat or become the property of a government agency), any such merger consideration will become the property of Pan Pacific to the extent permitted by applicable law.

No Liability. Neither Kimco nor the exchange agent will be liable to any holder of a certificate for shares of Kimco common stock or any cash payable in lieu of any fractional shares of Kimco common stock delivered to a public official under any applicable abandoned property, escheat or similar law.

No Further Registration or Transfer of Pan Pacific Common Stock. Upon the completion of the merger, there will be no further registration of transfers of shares of Pan Pacific common stock on the records of Pan Pacific.

No Further Rights. From and after the completion of the merger, the holders of certificates representing ownership of Pan Pacific common stock outstanding immediately before the completion of the merger shall cease to have rights with respect to such shares of Pan Pacific common stock, except as otherwise provided for by the merger agreement or applicable law.

Dividends and Distributions. No dividends or other distributions declared or made after the completion of the merger with respect to shares of Kimco common stock will be paid to the holder of any unsurrendered certificates which previously represented shares of Pan Pacific common stock, and no cash payment in lieu of fractional shares will be paid to any such holder until the holder surrenders such certificate as provided above. Upon surrender of the certificate, Kimco will pay to the holder, without interest, any dividends or distributions with respect to such shares of Kimco common stock that have become payable between the effective time of the merger and the time of such surrender and to which the holder is entitled.

Lost Certificates. If any certificates representing Pan Pacific stock are lost, stolen or destroyed, Pan Pacific stockholders must provide an appropriate affidavit to the exchange agent in order to receive Pan Pacific certificates. Kimco may require the owner of such lost, stolen or destroyed certificates to deliver a bond as indemnity against any claim that may be made against Kimco or the exchange agent with respect to any such lost, stolen or destroyed certificates.

Withholding Rights. If the Code or any provision of state, local or foreign tax law so requires, Kimco and the exchange agent are entitled to withhold and deduct the required amounts from the merger consideration otherwise payable to any holder of shares of Pan Pacific common stock. Any amounts withheld will be treated as having been paid to the holder of the shares of Pan Pacific common stock.

Holders of Pan Pacific common stock should not send in their certificates until they receive a transmittal letter from the exchange agent.

Representations and Warranties

The merger agreement contains customary representations and warranties of Pan Pacific regarding certain aspects of its business and properties and other matters pertaining to the merger, including:

•	corporate matters, including due organization and qualification;

•	authority relative to execution and delivery of the merger agreement;

•	capitalization;

•	subsidiaries and other interests;

•	absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger and governmental filings, and consents necessary to complete the merger;

•	compliance with applicable law;

•	the timely filing and accuracy of SEC reports and financial statements;

•	the absence of changes;

•	legal proceedings;

•	tax matters;

•	employee benefit matters and labor relations;

•	information concerning properties;

•	material contracts;

•	environmental matters;

•	the opinion of Pan Pacific’s financial advisor;

•	broker’s fees payable in connection with the merger;

•	the required vote in connection with the merger;

•	insurance matters;

•	inapplicability of takeover provisions of applicable law;

•	affiliate transactions; and

•	the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents.

Representations by CT Operating Partnership, L.P. and Western/Pinecreek, L.P. include those relating to corporate matters, including due organization and qualification and absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger and governmental filings, and consents necessary to complete the merger.

The merger agreement also contains customary representations and warranties of Kimco regarding various matters pertinent to the merger. Representations by Kimco include:

•	corporate matters, including due organization and qualification;

•	authority relative to execution and delivery of the merger agreement;

•	capitalization;

•	absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger and governmental filings, and consents necessary to complete the merger;

•	compliance with applicable law;

•	the timely filing and accuracy of SEC reports and financial statements;

•	the absence of certain changes;

•	legal proceedings;

•	broker’s fees payable in connection with the merger;

•	tax matters;

•	the required vote in connection with the merger;

•	the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents;

•	authorization to issue Kimco common stock; and

•	the operation of the merger entities between signing and closing.

Representations by KRC Acquisition Inc., KRC CT Acquisition Limited Partnership and KRC PC Acquisition Limited Partnership include those relating to corporate matters, including due organization and qualification, and the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents. KRC Acquisition Inc. also makes representations relating to the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger and governmental filings, and consents necessary to complete the merger.

Kimco’s representations and warranties regarding capitalization, compliance with applicable law, absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger and governmental filings, and consents necessary to complete the merger, the timely filing and accuracy of SEC reports and financial statements, absence of certain changes, tax matters, the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents, the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents and authorization to issue Kimco common stock need only be accurate if, on the closing date, Kimco has made and not revoked a stock election.

Conduct of Business Pending the Merger

Pan Pacific has agreed that, until the earlier of the termination of the merger agreement or the completion of the merger, it will and will cause its subsidiaries to:

•	carry on its business in the ordinary course in substantially the same manner as previously conducted;

•	pay its debts and taxes when due, subject to good faith disputes, in the ordinary course in substantially the same manner as previously paid;

•	pay or perform other material obligations when due, in the ordinary course in substantially the same manner as previously paid or performed;

•	maintain insurance coverage and its books, accounts and records in the usual manner generally consistent with past practices;

•	comply in all material respects with all applicable laws, ordinances and regulations of governmental entities;

•	maintain and keep its properties and equipment in good repair, working order and condition; and

•	use all reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors and others with which it has business dealings.

During the same period, Pan Pacific has also agreed that each of Pan Pacific and its subsidiaries will not, without the written consent of Kimco:

•	adopt or propose any amendment to its organizational documents, except as provided for in the merger agreement;

•	except as provided in the merger agreement, issue or authorize the issuance of additional shares of its capital stock or grant any stock options or make any agreements with respect to any of its shares of capital stock or any of its other securities;

•	amend or waive any terms of any option, warrant or stock option plan of Pan Pacific or any of its subsidiaries or authorize cash payments for any options granted under any of such plans;

•	adopt or implement any stockholder rights plan;

•	declare, set aside or pay any dividend or other distribution in respect of any of its capital stock other than as set forth in the next paragraph;

•	split, combine, subdivide, reclassify, redeem, purchase or otherwise acquire any shares of its capital stock, or any of its other securities;

•	increase the compensation of directors, officers or employees or otherwise increase employee benefits, grants or awards not required by any employee benefit plan other than:

•	as required by law;

•	under any existing employee benefit plan;

•	pursuant to the conversion of Pan Pacific securities as specified in the merger agreement; or

•	as otherwise disclosed by Pan Pacific in the merger agreement;

•	sell, dispose of or encumber any material properties or assets of Pan Pacific or any of its subsidiaries, provided that Pan Pacific may enter into certain bona fide leases with respect to tenants occupying 5,000 square feet or less, in the ordinary course of business consistent with past practice, without Kimco’s consent;

•	acquire any real property or acquire any other material assets in an aggregate amount exceeding $1 million;

•	except as required under agreements at the time of signing, incur, assume or prepay any debt, guarantee the obligations of any other person, make any loans or investments in any other person other than between or with any wholly-owned subsidiaries, or enter into any “keep well” or other agreement to maintain the financial condition of another entity other than Pan Pacific or any of its wholly-owned subsidiaries;

•	terminate any employee if such termination would require Pan Pacific to make severance payments;

•	make, alter, revoke or rescind any material tax elections, settle any tax claims or amend any material tax return (except in each case in the ordinary course of business consistent with past practice or as required by law), file any income tax return that claims a deduction for or otherwise uses a net operating loss without the consent of Kimco (such consent not to be unreasonably withheld, conditioned or delayed) or make any change to any of its material methods of reporting income or deductions (except as may be required by applicable law);

•	pay, discharge or satisfy any claim, liability or obligation other than in the ordinary course of business;

•	other than in the ordinary course of business, waive any rights of substantial value or make any payment of any material liability before it comes due;

•	fail to maintain its existing insurance coverages or procure substitute insurance policies;

•	change its methods of accounting as in effect on December 31, 2005, unless required by generally accepted accounting principles or the SEC;

•	enter into, modify or terminate, or waive or assign any rights under, any material contract, except in the ordinary course of business and consistent with past practice;

•	take any action that would cause its representations or warranties set forth in the merger agreement not to be true and correct in all material respects;

•	enter into any agreement with any Pan Pacific affiliate which involves the transfer of consideration or has a financial impact on Pan Pacific, other than those agreements existing on the date of the merger agreement or as disclosed to Pan Pacific prior to the date of the merger agreement;

•	except as provided in an agreed-to budget, pay or commit to pay any expenses or make or commit to make any capital expenditures (other than capital expenditures for the repair or maintenance of capital assets), excluding capital expenditures made with funds (a) held in like kind escrows established prior to the execution of the merger agreement in accordance with Section 1031 of the Code or (b) obtained as proceeds from insurance policies due to the destruction, loss or impairment of capital assets;

•	compromise or settle any litigation or arbitration proceedings involving payments by Pan Pacific or its subsidiaries in excess of $200,000 per litigation or arbitration, or $1,000,000 in the aggregate;

•	correspond with any equity holder of OP Units concerning the merger without previously consulting Kimco and providing Kimco the opportunity to review and comment on any such correspondence;

•	waive the ownership limit set forth in Pan Pacific’s charter for any person; or

•	enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, publicly recommend, publicly propose or publicly announce an intention to do any of the foregoing, except as expressly permitted in the merger agreement.

Pan Pacific has also agreed to limit its ability to declare, set aside or pay any dividend. In the event that the closing date of the merger is prior to September 15, 2006, Pan Pacific may declare a regular quarterly cash dividend of up to $0.64 per share of Pan Pacific common stock, prorated to the amount of time that has passed between June 30, 2006 and the closing date. In the event the closing date is on or after September 15, 2006, Pan Pacific may declare a regular quarterly cash dividend of up to $0.64 per share of Pan Pacific common stock, to be paid on the earlier of September 29, 2006 and the closing date. In the event the closing date is after September 15, 2006 and prior to December 15, 2006 and Kimco elects to delay the closing in accordance with the merger agreement, Pan Pacific may declare a regular quarterly cash dividend of up to $0.64 per share of Pan Pacific common stock prorated to the number determined by dividing (A) the number of days between (x) the later of (I) the original closing date and (II) September 15, 2006 and (y) the closing date and (B) 92. In the event the closing date is on or after December 15, 2006, Pan Pacific may declare a regular quarterly cash dividend of up to $0.64 per share of Pan Pacific common stock, to be paid on the earlier of December 29, 2006 and the closing date. In the event the closing date is after December 15, 2006 and Kimco elects to delay the closing, Pan Pacific may declare a regular quarterly cash dividend of up to $0.64 per share of Pan Pacific Common Stock prorated to the number determined by dividing (A) the number of days between (x) the later of (I) the original closing date and (II) December 15, 2006 and (y) the closing date and (B) 92. Pan Pacific may pay dividends to OP unit holders that are required to be made in connection with any dividends paid to holders of Pan Pacific common stock.

During the same period, if Kimco has elected to deliver a portion of the merger consideration in shares of its common stock and has not revoked such election, Kimco has also agreed that each of Kimco and its subsidiaries will not:

•	adopt a plan of complete or partial liquidation or dissolution;

•	amend its organizational documents in a manner that would cause former Pan Pacific stockholders to be treated differently from other stockholders;

•	take any action, or fail to take any action, which would reasonably be expected to cause Kimco to fail to qualify as a REIT; or

•	undertake or authorize to take any of the foregoing.

Additional Agreements

No Solicitation. Pan Pacific has agreed that it will not, directly or indirectly, through representatives or otherwise:

•	solicit, encourage, initiate or participate in any negotiations, inquiries or discussions with respect to any acquisition proposal;

•	disclose, in connection with an acquisition proposal, any information or provide access to its properties, books or records, except as required by law or pursuant to a governmental request for information;

•	enter into or execute any agreement relating to an acquisition proposal; or

•	make or authorize any public statement, recommendation or solicitation in support of any acquisition proposal other than with respect to the merger, or as otherwise required by applicable law.

However, in response to a bona fide, unsolicited, written acquisition proposal from a third party (that does not result from a breach of the no solicitation provision of the merger agreement), the board of directors of Pan Pacific may, and may authorize and permit its representatives to:

•	provide such third party with nonpublic information;

•	otherwise facilitate any effort or attempt by a third party to make such acquisition proposal;

•	agree to or recommend or endorse any such acquisition proposal;

•	withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Kimco, its approval and recommendation of the merger and the merger agreement; and

•	participate in discussions and negotiations with such third party relating to such acquisition proposal if and only to the extent that:

•	the board of directors of Pan Pacific believes in good faith (after consultation with its financial advisor and legal counsel) that such acquisition proposal if consummated would be a superior proposal;

•	the board of directors of Pan Pacific, after having consulted with and considered the advice of outside counsel, has reasonably determined in good faith that failure to take such action would result in a breach of its fiduciary duties to Pan Pacific or its stockholders under applicable law; and

•	the third party has entered into a confidentiality agreement pertaining to nonpublic information regarding Pan Pacific containing terms in the aggregate no more favorable to the third party than those in the confidentiality agreement between Pan Pacific and Kimco (including the standstill provision thereof).

In the event the board of directors of Pan Pacific withdraws or modifies its approval of the merger and the merger agreement, the merger and the merger agreement will nevertheless be submitted to the Pan Pacific stockholders for their consideration and approval in accordance with Maryland law. For a period of not less than five business days after Pan Pacific delivers to Kimco a notice that it has received a superior proposal, Pan Pacific will and will cause its legal and financial advisors to, if requested by Kimco, negotiate in good faith with Kimco to revise the merger agreement so that the acquisition proposal that constituted a superior proposal no longer constitutes a superior proposal. In determining whether an acquisition proposal is a superior proposal, Pan Pacific must take into account any amendments to the merger agreement proposed by Kimco. Pan Pacific will not enter into any agreement implementing an acquisition proposal prior to the termination of the merger agreement.

Pan Pacific has agreed to notify Kimco as soon as practicable (but in any event within 24 hours) if an officer or director of Pan Pacific or if any of Pan Pacific’s advisors receives any acquisition proposal or any request for nonpublic information in connection with an acquisition proposal or for access to Pan Pacific’s properties, books or records by any person or entity that informs Pan Pacific that it is considering making, or has made, an acquisition proposal. The notice must be made orally and in writing and indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact and copies of any proposed agreement relating thereto. If the board of directors of Pan Pacific determines the acquisition proposal to be a superior proposal, Pan Pacific has agreed to contemporaneously furnish to Kimco copies of any proposed agreement relating to such proposal and all information it provides to the offeror and contemporaneously notify Kimco in writing of any oral or written changes to the terms and conditions of any acquisition proposal.

“Acquisition proposal” means any proposal, offer or inquiry from a third party for or with respect to the acquisition, directly or indirectly, of beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of assets, securities or ownership interests of or in Pan Pacific or any of its subsidiaries representing 10% or more of the consolidated assets of Pan Pacific and its subsidiaries taken as a whole, or of an equity interest representing a 10% or greater economic interest in Pan Pacific and such subsidiaries taken as whole, pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, share exchange, liquidation, dissolution, recapitalization, tender offer, exchange offer or similar transaction with respect to either Pan Pacific or any of such subsidiaries. Any amendment to the financial or other terms of an acquisition proposal shall be treated as a new acquisition proposal for the purposes of these no solicitation provisions and require a new superior proposal notice if such new acquisition proposal is determined to be a superior proposal.

A “superior proposal” is an unsolicited bona fide written acquisition proposal (i) which the Pan Pacific board has determined in good faith, and in consultation with its legal and financial advisors, to be more favorable from a financial point of view to Pan Pacific and its stockholders than the merger, taking into account any amendments to the merger agreement proposed by Kimco; (ii) for which financing, to the extent required, is then firmly committed; and (iii) which, in the good faith reasonable judgment of the Pan Pacific board, is reasonably likely to be consummated on the timetable and terms proposed; provided that for the purposes of this definition, the references in the definition of acquisition proposal to “10%” will be deemed references to “100%.”

REIT Qualification. Each of Kimco and Pan Pacific has agreed to maintain its qualification as a “real estate investment trust” under the Code through the effective time of the merger. Pan Pacific will declare and pay a dividend to holders of its common stock to the extent necessary to enable Pan Pacific to make minimum aggregate dividend distributions needed to maintain its status as a REIT and avoid the payment of excise tax during its final taxable year (as if it ended on the closing date) or the previous taxable year.

Director and Officer Insurance and Indemnification. After the effective time of the merger, Pan Pacific will indemnify and hold harmless each present and former director and officer of Pan Pacific and its subsidiaries against any costs, expenses, judgments, fines, claims or liabilities pertaining to any matter existing or occurring at or prior to the effective time of the merger to the extent permitted under applicable law. For six years after the effective time of the merger, Pan Pacific will maintain in effect the policies of directors’ and officers’ liability insurance previously maintained by Pan Pacific or will enter into new policies with similar terms with respect to claims arising from facts that occurred on or prior to the effective time of the merger, including all claims arising out of the merger agreement, provided that Pan Pacific will not be required to spend more than 200% of the aggregate of Pan Pacific’s current premiums to obtain this coverage.

Access to Information. Pan Pacific will provide Kimco and its agents and representatives with reasonable access, upon reasonable prior notice and during normal business hours, to personnel, properties, books, contracts, commitments and records and shall provide monthly financial reports and development reports and provide other information on request (subject to confidentiality obligations of third parties). If Kimco makes a stock election, it will provide Pan Pacific and its agents and representatives with reasonable access, upon reasonable prior notice during normal business hours, to its books and records. All non-public information received will be held in confidence.

Governmental Approvals. Kimco and Pan Pacific have agreed to promptly prepare and file all necessary documentation to obtain as promptly as practicable all approvals and authorizations of all third parties and governmental entities which are necessary to complete the merger.

Affiliate Agreements. No later than 45 days prior to the closing of the merger, Pan Pacific will provide a list of affiliates (as such term is defined by Rule 144 under the Securities Act of 1933) of Pan Pacific. Pan Pacific will notify Kimco regarding any changes in the identity of Pan Pacific affiliates prior to the closing date of the merger. Pan Pacific will use its reasonable best efforts to deliver or cause to be delivered to Kimco as promptly as practicable, but in no event later than 15 days prior to the effective time of the merger, an affiliate agreement from each of its affiliates.

Further Assurances and Actions; Obtaining Consents. Kimco and Pan Pacific agree to use their reasonable efforts to take all appropriate action to do all things necessary, proper or advisable on their part under applicable laws and regulations to complete and make effective the transactions contemplated by the merger agreement. In addition Pan Pacific has agreed to use its reasonable best efforts to obtain all material third party consents.

Stock Exchange Listing. If a stock election is made, Kimco will use its commercially reasonable efforts to list on the New York Stock Exchange, prior to the effective time of the merger the shares of Kimco common stock to be issued in the merger.

Conditions to Obligations to Complete the Merger

The obligations of the parties to complete the merger are subject to the following conditions:

•	approval of the merger agreement by Pan Pacific stockholders;

•	absence of any statute, rule, regulation, judgment, decree, injunction or order precluding the consummation of the merger; and

•	receipt of governmental and regulatory approvals required to complete the merger.

The obligations of Kimco to complete the merger are further conditioned on:

•	accuracy of the representations and warranties of Pan Pacific, CT Operating Partnership, L.P. and Western/Pinecreek, L.P. (subject to materiality standards in the merger agreement);

•	compliance in all material respects by Pan Pacific with its covenants and agreements under the merger agreement;

•	absence of any governmental action as a result of the merger reasonably expected to have a material adverse effect on Kimco or Pan Pacific; and

•	Receipt of a tax opinion regarding Pan Pacific’s REIT status.

The obligations of Pan Pacific to complete the merger are further conditioned on:

•	accuracy of representations and warranties of Kimco (subject to materiality standards in the merger agreement);

•	compliance in all material respects by Kimco with its covenants and agreements under the merger agreement;

•	absence of any governmental action as a result of the merger reasonably expected to result in legal action against a Pan Pacific director, officer or employee; and

•	absence of any governmental action as a result of the merger reasonably expected to have a material adverse effect on Kimco, but only if Kimco has made and not revoked a stock election.

In addition, the following conditions also must be met if Kimco makes and does not revoke a stock election:

•	effectiveness of the registration statement with respect to Kimco common stock;

•	NYSE listing approval for Kimco common stock to be issued; and

•	receipt of a tax opinion regarding Kimco’s REIT status.

Termination; Break-Up Fees and Expenses

Either Kimco or Pan Pacific can terminate the merger agreement:

•	by mutual written consent;

•	if the merger has not been completed by January 9, 2007 (other than because of a breach of the merger agreement by the party seeking termination);

•	if an order, decree or injunction makes the merger illegal or prohibits the merger; or

•	if Pan Pacific has not received the requisite stockholder approval, provided that Pan Pacific cannot terminate for this reason if it breaches its obligations to recommend the merger agreement or its obligations related to timely calling the meeting.

Kimco can also terminate the merger agreement:

•	upon a material breach by Pan Pacific of any covenant or agreement contained in the merger agreement or if any representation or warranty of Pan Pacific becomes untrue in any material respect (except if such breach is capable of being cured by Pan Pacific, and Pan Pacific is attempting in good faith to cure the breach); or

•	upon the occurrence of any of the following:

•	Pan Pacific’s board qualifies, withdraws or modifies its recommendation of the merger;

•	Kimco requests the Pan Pacific board to publicly reconfirm its recommendation and the board fails to do so within 10 business days;

•	Pan Pacific’s board recommends to Pan Pacific stockholders an alternative acquisition, merger or similar transaction;

•	Pan Pacific fails to timely call and hold the special meeting; or

•	Pan Pacific materially breaches the no solicitation provisions of the merger agreement.

Pan Pacific can also terminate the merger agreement upon a material breach by Kimco of any covenant or agreement contained in the merger agreement or if any representation or warranty of Kimco becomes untrue in any material respect (except if such breach is capable of being cured by Kimco, and Kimco is attempting in good faith to cure the breach).

Break-Up Fee

In the event that the merger agreement is terminated under the circumstances described below Pan Pacific will be obligated to pay Kimco a termination fee equal to $65.0 million less the amount of any expenses that have been previously paid to Kimco. If receipt of the break-up fee would cause Kimco to no longer qualify as a REIT, a portion of the break-up fee will be placed in escrow and would ultimately be forfeited if Kimco is not within three years able to receive the fee and maintain its REIT status.

Kimco is entitled to the break-up fee if the merger agreement is terminated because:

•	Pan Pacific accepted a superior proposal;

•	the Pan Pacific board withdrew, conditioned or qualified its recommendation of the merger;

•	Kimco requested that the Pan Pacific board publicly reconfirm its recommendation of the merger but the Pan Pacific board failed to do so within 10 business days;

•	the Pan Pacific board recommended a competing proposal;

•	Pan Pacific failed to timely call and conduct the stockholders’ meeting; or

•	Pan Pacific breached the no solicitation provisions of the merger agreement in any material respect.

Pan Pacific must pay Kimco’s expenses, up to $11.0 million, if an acquisition proposal has been received by an officer or director of Pan Pacific or by its advisors or at the time of the termination of the merger agreement an acquisition proposal has been publicly proposed or publicly announced and the merger agreement has been terminated because:

•	the mergers have not been completed within six months of signing;

•	Pan Pacific stockholders did not approve the merger; or

•	Pan Pacific materially breached the merger agreement such that a closing condition would not be satisfied.

In addition, if within 12 months of any termination resulting in payment of Kimco’s expenses, Pan Pacific completes an alternative transaction or announces an agreement for an alternative transaction, Pan Pacific will pay Kimco the break-up fee (less any expenses previously paid).

Amendment and Waiver

Kimco and Pan Pacific may amend the merger agreement at any time, but after approval of the merger by the Pan Pacific stockholders no amendment of the merger agreement may be made that by law requires further approval by the stockholders of Pan Pacific without such further approval.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material United States federal income tax considerations of the merger to holders of Pan Pacific common stock who receive cash or Kimco common stock for their Pan Pacific shares pursuant to the merger. This summary is based on current law, is for general information only and is not tax advice. This summary is based on the Code, applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which are subject to change or different interpretations, possibly with retroactive effect. Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this discussion or the desirability of an investment in a REIT relative to other investments. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings which are not binding on the IRS, except with respect to the particular taxpayers who requested and received those rulings. This summary assumes that shares of Pan Pacific common stock are held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). Kimco and Pan Pacific have not requested, and do not plan to request, any rulings from the IRS concerning the tax treatment of the merger or that Kimco has qualified as a REIT, and the statements in this proxy are not binding on the IRS or any court. No assurance can be provided that the tax considerations contained in this discussion will not be challenged by the IRS, or if challenged, will be sustained by a court. The summary does not address the tax considerations to any non-U.S. Holder (defined below) who actually or constructively owns (or has, during the five-year period ending on the effective date of the merger, owned) 5% or more of Pan Pacific common stock. Also, this summary does not address all of the tax considerations that may be relevant to particular holders of Pan Pacific common stock (or Kimco common stock received for Pan Pacific shares pursuant to the merger) in light of their personal circumstances, or to other types of holders, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	broker-dealers;

•	traders;

•	expatriates;

•	tax-exempt organizations;

•	persons who are subject to alternative minimum tax;

•	persons who hold their shares of Pan Pacific or Kimco common stock as a position in a “straddle” or as part of a “hedging,” “conversion” or other risk-reduction transaction;

•	persons deemed to sell their shares of Pan Pacific or Kimco common stock under the constructive sale provisions of the Code;

•	United States persons that have a functional currency other than the United States dollar;

•	except to the extent specifically discussed below, non-U.S. Holders (as defined below);

•	partnerships or other entities treated as partnerships for United States federal income tax purposes and partners in such partnerships;

•	persons who acquired their shares of Pan Pacific common stock upon the exercise of stock options or otherwise as compensation; or

•	persons who acquired their shares of Kimco common stock other than in partial consideration for Pan Pacific shares pursuant to the merger.

In addition, this discussion does not address any state, local or foreign tax consequences of the merger. You are urged to consult your tax advisors regarding the specific tax considerations to you of the merger and Kimco’s election to be taxed as a REIT.

For purposes of this discussion, a “U.S. Holder” means a holder of Pan Pacific common stock, or where applicable, Kimco common stock, that is:

•	a citizen or resident of the United States;

•	a corporation or an entity treated as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States, any State or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust (a) the administration over which a United States court is able to exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control, and certain other trusts considered U.S. Holders for federal income tax purposes.

A “non-U.S. Holder” is a holder of Pan Pacific common stock, or where applicable, Kimco common stock, that is not a U.S. Holder.

Direction of the Merger

Under the merger agreement, KRC Acquisition Inc. will merge with and into Pan Pacific, and Pan Pacific will survive the transaction; provided however, that Kimco has the option under the merger agreement to change the direction of the merger, in which event KRC Acquisition Inc. would be the surviving corporation. If Pan Pacific is the surviving corporation in the merger, then for United States federal income tax purposes, Pan Pacific stockholders will be treated as if they had sold their shares of Pan Pacific common stock in exchange for the merger consideration. If Kimco elects to have KRC Acquisition Inc. survive the merger, then for United States federal income tax purposes, the merger will be treated as if Pan Pacific had sold all of its assets to KRC Acquisition Inc. and then made a liquidating distribution of the merger consideration to the Pan Pacific stockholders in exchange for their shares of Pan Pacific common stock.

Consequences of the Merger to U.S. Holders

Subject to the discussion in the following paragraph relating to a possible pre-merger distribution of the net proceeds attributable to the possible sale of certain Pan Pacific assets, the direction of the merger should not affect the U.S. federal income tax treatment of U.S. Holders. A U.S. Holder’s receipt of cash and possibly Kimco common stock in exchange for shares of Pan Pacific common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a U.S. Holder will recognize capital gain or loss as a result of the merger measured by the difference, if any, between the value of the merger consideration received per Pan Pacific share and the holder’s adjusted tax basis in that share. Such gain or loss will constitute long-term capital gain or loss if the U.S. Holder held such share for more than one year as of the effective time of the merger. However, if a U.S. Holder recognizes loss upon the receipt of the merger consideration in exchange for shares of Pan Pacific common stock that it has held for six months or less, at the effective time of the merger, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent such holder received distributions from Pan Pacific which were required to be treated as long-term capital gains or such stockholder’s share of any designated retained capital gains of Pan Pacific. Long-term capital gains of noncorporate taxpayers generally are taxable at a maximum federal income tax rate of 15%. Capital gains of corporate stockholders generally are taxable at the regular tax rates applicable to corporations. The deductibility of capital losses may be subject to limitations. In addition, the IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a tax rate of 25% to a portion of capital gain realized by a noncorporate stockholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.”

Under the merger agreement, Kimco may elect to cause Pan Pacific to dispose of certain assets in one or more taxable transactions immediately prior to the closing of the merger and then distribute the net proceeds of such sales to Pan Pacific stockholders. Any such distribution would reduce the merger consideration by an equivalent amount. Pan Pacific expects to treat any such distributions as dividends for United States federal income tax purposes to the extent its current and accumulated earnings and profits are allocable to such distributions, and a portion of such distributions may be designated as capital gain dividends. Distributions that Pan Pacific properly designates as capital gain dividends will be taxable to its taxable U.S. Holders as a gain from the sale or disposition of a capital asset, to the extent that such gain does not exceed Pan Pacific’s actual net capital gain for the taxable year. Capital gain dividends may be taxable to non-corporate U.S. Holders at a 15% or 25% rate. U.S. Holders that are corporations may, however, be required to treat up to 20% of some capital gain dividends as ordinary income. Pan Pacific currently expects to allocate its capital gain dividends for its taxable year that includes the merger to its stockholders in proportion to the dividends (as defined for federal income tax purposes) they receive with respect to that year. To the extent that Pan Pacific’s distributions for its taxable year that includes the merger, including this distribution of net sales proceeds, exceed Pan Pacific’s current and accumulated earnings and profits for such year, Pan Pacific intends to take the position that the distributions constitute a tax-free return of capital and reduce the stockholders’ tax basis in their Pan Pacific common stock (to the extent thereof), with any excess taxable as gain on the sale of Pan Pacific common stock.

Consequences of the Merger to Non-U.S. Holders

Generally, a non-U.S. Holder’s gain or loss from the merger will be determined in the same manner as that of a U.S. Holder. The United States federal income tax consequences of the merger to a non-U.S. Holder will depend on various factors, including whether the receipt of the merger consideration is taxed under the provisions of Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, governing sales of REIT shares or whether the receipt of the merger consideration is taxed under the provisions of FIRPTA governing distributions from REITs. The provisions governing distributions from REITs could apply because, for United States federal income tax purposes, as described above, if Kimco elects to change the direction of the merger such that KRC Acquisition Inc. is the survivor, the merger will be treated as a sale of Pan Pacific’s assets followed by a liquidating distribution from Pan Pacific to its common stockholders of the merger consideration. If KRC Acquisition Inc. survives the merger, current law is unclear as to which provisions should apply to the payment of the merger consideration, and both sets of provisions are discussed below. However, to the extent Pan Pacific distributes to non-U.S. Holders the net proceeds from any asset sales immediately prior to the merger, Pan Pacific intends to treat such payment as a distribution to non-U.S. Holders. In general, the provisions governing the taxation of distributions by REITs are less favorable to non-U.S. Holders, and non-U.S. Holders should consult their tax advisors regarding the possible application of those provisions.

Taxable Sale of Shares. Subject to the discussion of backup withholding and of distribution of gain from the disposition of U.S. real property interests below, if Pan Pacific is the surviving corporation in the merger, then the merger will be treated as a taxable sale of shares of Pan Pacific common stock, and a non-U.S. Holder should not be subject to United States federal income taxation on any gain or loss from the merger unless: (i) the gain is effectively connected with the non-U.S. Holder’s conduct of a trade or business in the United States; (ii) the non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of the merger and certain other requirements are met; or (iii) such shares of common stock constitute a “U.S. real property interest” under FIRPTA. As described above, while the current law is unclear, this same treatment may apply if KRC Acquisition Inc. is the survivor in the merger.

A non-U.S. Holder whose gain is effectively connected with the conduct of a trade or business in the United States will be subject to United States federal income tax on such gain on a net basis in the same manner as a U.S. Holder. In addition, a non-U.S. Holder that is a corporation may be subject to the 30% branch profits tax on such effectively connected gain.

A non-U.S. Holder who is an individual present in the United States for 183 days or more in the taxable year of the merger and who meets certain other requirements will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by United States source capital losses. In addition, the non-U.S. Holder may be subject to applicable alternative minimum taxes.

If a non-U.S. Holder’s shares of Pan Pacific common stock constitute a “U.S. real property interest” under FIRPTA, such holder will be subject to United States federal income tax on the gain recognized in the merger on a net basis in the same manner as a U.S. Holder. A non-U.S. Holder’s shares of Pan Pacific common stock generally will not constitute a U.S. real property interest if (i) Pan Pacific is a “domestically controlled qualified investment entity” at the effective time of the merger, or (ii) the non-U.S. Holder holds 5% or less of the total fair market value of Pan Pacific’s common stock at all times during the shorter of (a) the five-year period ending with the effective date of the merger and (b) the non-U.S. Holder’s holding period for the shares. A “qualified investment entity” includes a REIT. Assuming Pan Pacific qualifies as a REIT, Pan Pacific will be a “domestically controlled qualified investment entity” at the effective time of the merger if non-U.S. Holders held directly or indirectly less than 50% in value of Pan Pacific’s stock at all times during the five-year period ending with the effective time of the merger. No assurances can be given that the actual ownership of Pan Pacific’s common stock has been or will be sufficient for Pan Pacific to qualify as a “domestically controlled qualified investment entity” at the effective time of the merger.

Distribution of Gain from the Disposition of U.S. Real Property Interests. The tax treatment described above assumes that the receipt of the merger consideration will be treated as a sale or exchange of shares of Pan Pacific common stock for purposes of FIRPTA. If Kimco elects to reverse the direction of the merger such that KRC Acquisition Inc. survives the transaction, then it is possible that the IRS may assert that the merger consideration received by a non-U.S. Holder is subject to tax under Section 897(h)(1) of the Code as a distribution from Pan Pacific that is attributable to gain from the deemed sale of Pan Pacific’s U.S. real estate assets in the merger, and not as a sale of shares of its common stock. In addition, Pan Pacific intends to treat any pre-merger distribution attributable to its sale of real estate assets at Kimco’s request as subject to tax under Section 897(h)(1) of the Code. Accordingly, such distributions would be taxed under FIRPTA, unless a special exception applies (the “5% Exception,” discussed below). If the distributions were taxed under FIRPTA, the gain recognized by a non-U.S. Holder generally would be subject to United States federal income tax on a net basis to the extent attributable to gain from the sale (or deemed sale) of Pan Pacific’s real estate assets, 35% withholding would apply and a corporate non-U.S. Holder could be subject to the branch profits tax on such FIRPTA gain. On the other hand, if the 5% Exception applies, the FIRPTA tax would not; however, there is some risk that the merger consideration could be treated as an ordinary dividend distribution from Pan Pacific, in which case the merger consideration received by such non-U.S. Holder would be subject to United States federal income tax at a 30% rate. A non-U.S. Holder of Pan Pacific shares should be eligible for the 5% Exception if the non-U.S. Holder did not own more than 5% of the Pan Pacific common stock at any time during the one-year period ending on the date of the distribution. In the event that the 5% Exception applies to a non-U.S. Holder, Pan Pacific intends to treat any pre-merger distribution to such holder attributable to Pan Pacific’s sale of real estate assets, and any distribution attributable to gain from the deemed sale of Pan Pacific’s assets in the merger if Kimco elects to reverse the direction of the merger, as subject to United States federal income tax at a 30% rate.

Income Tax Treaties. If a non-U.S. Holder is eligible for treaty benefits under an income tax treaty with the United States, the non-U.S. Holder may be able to reduce or eliminate certain of the United States federal income tax consequences discussed above, such as the branch profits tax. Non-U.S. Holders should consult their tax advisor regarding possible relief under an applicable income tax treaty.

U.S. Withholding Tax Under FIRPTA. If Pan Pacific is the surviving corporation in the merger, Kimco and Pan Pacific do not intend to withhold any portion of the merger consideration pursuant to FIRPTA. As described above, if Kimco elects to reverse the direction of the merger such that KRC Acquisition Inc. survives the transaction, it is unclear whether the receipt of the merger consideration will be treated as a sale of Pan Pacific common stock or as a distribution from Pan Pacific that is attributable to gain from the deemed sale of Pan Pacific’s assets in the merger. Accordingly, if Kimco elects to reverse the direction of the merger, Pan Pacific and Kimco intend to withhold United States federal income tax at a rate of 35% from the portion of the merger consideration that is attributable to gain from the deemed sale of U.S. real property interests and paid to a non-U.S. Holder unless such holder is eligible for the 5% Exception. In addition, Pan Pacific intends to withhold at a 35% rate with respect to any pre-merger distribution to non-U.S. Holders attributable to Pan Pacific’s sale of real estate assets, except to the extent the 5% Exception applies to a non-U.S. Holder. In each case, if the 5% Exception applies, Kimco and Pan Pacific intend to withhold at a 30% rate.

A non-U.S. Holder may be entitled to a refund or credit against the holder’s United States tax liability, if any, with respect to any amount withheld pursuant to FIRPTA, provided that the required information is furnished to the IRS on a timely basis. In addition, Pan Pacific and Kimco, as applicable, will consider a request by a Non-U.S. Holder for reduced withholding if the Non-U.S. Holder establishes an exemption from or reduction in withholding. Non-U.S. Holders should consult their tax advisor regarding withholding tax considerations.

Information Reporting and Backup Withholding

Information reporting and backup withholding may apply to payments made in connection with the merger. Backup withholding will not apply, however, to a holder who (a) in the case of a U.S. Holder, furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the substitute IRS Form W-9 or successor form, (b) in the case of a non-U.S. Holder, furnishes an applicable IRS Form W-8 or successor form, or (c) is otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s United States federal income tax liability provided the required information is furnished to the IRS.

THE FOREGOING DISCUSSION OF UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY, DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER (AND POSSIBLE PRE-MERGER DISTRIBUTION) AND IS NOT TAX ADVICE. HOLDERS OF PAN PACIFIC COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THESE TRANSACTIONS, INCLUDING THE APPLICABILITY OF UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Kimco’s Qualification for Taxation as a REIT

The following is a summary of the federal income tax considerations related to Kimco’s REIT election which are anticipated to be material to holders of Kimco common stock received in partial consideration for their Pan Pacific common stock pursuant to the merger.

You are advised to consult your own tax advisor regarding the tax consequences to you of the acquisition, ownership and sale of Kimco common stock received pursuant to the merger, including the federal, state, local, foreign and other tax consequences, Kimco’s election to be taxed as a REIT for federal income purposes, and potential changes in the tax laws.

General. Kimco elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year beginning January 1, 1992. Kimco believes that it has been organized and has operated in a manner which allows it to qualify for taxation as a REIT under the Code commencing with its taxable year beginning January 1, 1992. Kimco intends to continue to be organized and operate in this manner. However, qualification and taxation as a REIT depend upon Kimco’s ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that Kimco has been organized and has operated, or will continue to be organized and operate, in a manner so as to qualify or remain qualified as a REIT. See “—Failure to Qualify.”

The sections of the Code and the corresponding Treasury Regulations that relate to the qualification and operation of a REIT are highly technical and complex. The following sets forth the material aspects of the sections of the Code that govern the federal income tax treatment of a REIT. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

As a condition to the closing of the merger in the case that Kimco common stock is delivered as part of the merger consideration, Kimco’s tax counsel is required to render an opinion to Pan Pacific to the effect that, commencing with Kimco’s taxable year which began January 1, 1992, Kimco has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT, and its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion will be based on various assumptions and representations to be made by Kimco as to factual matters, including representations to be made in a factual certificate to be provided by one of its officers. Kimco’s tax counsel will have no obligation to update its opinion subsequent to its date. In addition, this opinion will be based upon Kimco’s factual representations set forth in this proxy statement. Moreover, Kimco’s qualification and taxation as a REIT depends upon its ability to meet the various qualification tests imposed under the Code discussed below, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Kimco’s tax counsel. Accordingly, no assurance can be given that Kimco’s actual results of operation in any particular taxable year will satisfy those requirements. See “—Failure to Qualify.” Further, the anticipated income tax treatment described in this proxy statement may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time.

If Kimco qualifies for taxation as a REIT, Kimco generally will not be required to pay United States federal corporate income taxes on its net income that is currently distributed its stockholders. Kimco will be required to pay United States federal income tax, however, as follows:

•	Kimco will be required to pay tax at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

•	Kimco may be required to pay the “alternative minimum tax” on its items of tax preference.

•	If Kimco has (1) net income from the sale or other disposition of foreclosure property which is held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, Kimco will be required to pay tax at the highest corporate rates on this income. Foreclosure property is generally defined as property acquired by foreclosure or after a default on a loan secured by the property or a lease of the property.

•	Kimco will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

•	If Kimco fails to satisfy the 75% gross income test or the 95% gross income test, as described below, but has otherwise maintained its qualification as a REIT, Kimco will be required to pay a 100% tax on an amount equal to (1) the gross income attributable to the greater of (a) the amount by which 75% of Kimco’s gross income exceeds the amount qualifying under the 75% gross income test described below and (b) the amount by which 95% (90% for taxable years ending on or prior to December 31, 2004) of its gross income exceeds the amount qualifying under the 95% gross income test described below, multiplied by (2) a fraction intended to reflect Kimco’s profitability.

•	If Kimco fails to satisfy any of the REIT asset tests (other than a de minimis failure of the 5% and 10% asset tests), as described below, due to reasonable cause and not due to willful neglect and Kimco nonetheless maintains its REIT qualification because of specified cure provisions, Kimco will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused it to fail such test.

•	If Kimco fails to satisfy any provision of the Code that would result in its failure to qualify as a REIT (other than a violation of the REIT gross income tests or certain violations of asset tests described below) and the violation is due to reasonable cause, Kimco may retain its REIT qualification but will be required to pay a penalty of $50,000 for each such failure.

•	If Kimco fails to distribute during each calendar year at least the sum of (1) 85% of its REIT ordinary income for such taxable year, (2) 95% of its REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods, Kimco will be required to pay a 4% excise tax on the excess of that required distribution over the amounts actually distributed.

•	If Kimco acquires any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in Kimco’s hands is determined by reference to the basis of the asset in the hands of the C corporation, and Kimco subsequently recognizes gain on the disposition of the asset during the ten-year period beginning on the date it acquired the asset, then it will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (a) the fair market value of the asset over (b) Kimco’s adjusted basis in the asset, in each case determined as of the date it acquired the asset. A C corporation is generally defined as a corporation required to pay full corporate level tax. The results described in this paragraph with respect to the recognition of gain assume that Kimco or the C corporation, as applicable, have made or refrained from making and the C corporation will refrain from making a timely election under the relevant Treasury Regulations in order to obtain the results described in this paragraph with respect to the recognition of gain.

•	Kimco will be subject to a 100% penalty tax on any redetermined rents, redetermined deductions or excess interest. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by a taxable REIT subsidiary of Kimco to any of its tenants. See “—Taxable REIT Subsidiaries.” Redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary of Kimco for amounts paid to Kimco that are in excess of the amounts that would have been deducted based on arm’s length negotiations.

Requirements for Qualification. The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors,

(2)	that issues transferable shares or transferable certificates to evidence beneficial ownership,

(3)	that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code,

(4)	that is not a financial institution or an insurance company within the meaning of the Code,

(5)	that is beneficially owned by 100 or more persons,

(6)	not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals, including specified entities, during the last half of each taxable year, and

(7)	that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The Code provides that conditions (1) to (4) must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), pension funds and other specified tax-exempt entities generally are treated as individuals, except that a “look-through” exception applies to pension funds.

Kimco believes that it has been organized and operated in a manner that has allowed it to satisfy conditions (1) through (7) inclusive, during the relevant time periods. In addition, Kimco’s charter provides, and the articles supplementary for any series of preferred stock will provide, for restrictions regarding ownership and transfer of Kimco’s stock, which restrictions are intended to assist it in continuing to satisfy the share ownership requirements described in (5) and (6) above. These restrictions, however, may not ensure that Kimco will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above. If Kimco fails to satisfy these share ownership requirements, except as provided in the next sentence, its status as a REIT will terminate. If, however, Kimco complies with the rules contained in the applicable Treasury Regulations requiring it to attempt to ascertain the actual ownership of its shares, and it does not know, and would not have known through the exercise of reasonable diligence, that it failed to meet the requirement set forth in condition (6) above, it will be treated as having met this requirement. See the section below entitled “—Failure to Qualify.”

In addition, Kimco may not maintain its status as a REIT unless its taxable year is the calendar year. Kimco has and will continue to have a calendar taxable year.

Ownership of Qualified REIT Subsidiaries and Interests in Limited Liability Companies and Partnerships. Kimco owns and operates a number of properties through subsidiaries. A corporation which is a “qualified REIT subsidiary” shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” shall be treated as assets, liabilities and items of the REIT. Thus, in applying the requirements described herein, Kimco’s “qualified REIT subsidiaries” will be ignored, and all assets, liabilities and items of income, deduction, and credit of those subsidiaries will be treated as Kimco’s assets, liabilities and items. A qualified REIT subsidiary is not required to pay United States federal income tax, and Kimco’s ownership of the stock of a qualified REIT subsidiary does not violate the restrictions on ownership of securities as described below under “—Asset Tests.” Kimco has received a ruling from the IRS to the effect that all of the subsidiaries that were held by it prior to January 1, 1992, the effective date of Kimco’s election to be taxed as a REIT, were “qualified REIT subsidiaries” upon the effective date of such REIT election. Moreover, with respect to each Kimco subsidiary formed subsequent to January 1, 1992 and prior to January 1, 1998, and which Kimco treats as a qualified REIT subsidiary, Kimco has owned 100% of the stock of that subsidiary at all times during the period that subsidiary has been in existence. For tax years beginning on or after January 1, 1998, any corporation, other than a taxable REIT subsidiary, wholly owned by a REIT is permitted to be treated as a “qualified REIT subsidiary” regardless of whether that subsidiary has always been owned by the REIT.

In the case of a REIT which is a partner in a partnership or a member in a limited liability company treated as a partnership for federal income tax purposes, the REIT will be deemed to own its proportionate share of the assets of the partnership or limited liability company, as the case may be, based on its interest in partnership capital, subject to special rules relating to the 10% REIT asset test described below. Also, the REIT will be deemed to be entitled to its proportionate share of the income of that entity. The character of the assets and gross income of the partnership or limited liability company will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests described below. Thus, Kimco’s proportionate share of the assets, liabilities and items of income of the partnerships and limited liability companies treated as partnerships for federal income tax purposes in which it is a partner or member will be treated as its assets, liabilities and items of income for purposes of applying the requirements described in this proxy statement.

Ownership of Interests in Taxable REIT Subsidiaries. A taxable REIT subsidiary is a corporation other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with the REIT to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which a taxable REIT subsidiary owns securities possessing more than 35% of the total voting power or value of the outstanding securities of such corporation. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or noncustomary services to tenants of its parent REIT.

A taxable REIT subsidiary is subject to federal income tax, and state and local income tax where applicable, as a regular C corporation. In addition, sections of the Code which apply to tax years beginning after December 31, 2000 generally intended to insure that transactions between a REIT and its taxable REIT subsidiary occur at arm’s length and on commercially reasonable terms, include a provision that may prevent a taxable REIT subsidiary from deducting interest on debt funded directly or indirectly by its parent REIT if certain tests regarding the taxable REIT subsidiary’s debt to equity ratio and interest expense are not satisfied. See “—Asset Tests.” A REIT’s ownership of securities of taxable REIT subsidiaries will not be subject to the 10% or 5% asset test described below, and their operations will be subject to the provisions described above. See “—Asset Tests.”

As a result of the modifications to the sections of the Code which are described above and which are effective for taxable years beginning after December 31, 2000, Kimco modified its ownership of Kimco Realty

Service, Inc. (the “Service Company”). Effective January 1, 2001, Kimco made a joint election with the Service Company to treat the Service Company as a taxable REIT subsidiary. In addition, effective January 1, 2001, Kimco contributed the note that was issued to it from the Service Company to the capital of the Service Company and acquired 100% of the voting stock of the Service Company. Thus, Kimco currently owns 100% of the stock of the Service Company and there is no debt outstanding between the Service Company and Kimco. In addition, Kimco currently holds an interest in other taxable REIT subsidiaries and may acquire securities in additional taxable REIT subsidiaries in the future.

Income Tests. Kimco must satisfy two gross income requirements annually to maintain its qualification as a REIT:

•	First, in each taxable year Kimco must derive directly or indirectly at least 75% of its gross income, excluding gross income from prohibited transactions, from (a) investments relating to real property or mortgages on real property, including rents from real property, dividends from other qualifying REITs and, in some circumstances, interest or (b) some type of temporary investments.

•	Second, in each taxable year Kimco must derive at least 95% of its gross income, excluding gross income from prohibited transactions, from (a) the real property investments described above, (b) dividends, interest and gain from the sale or disposition of stock or securities or (c) from any combination of the foregoing.

For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of that amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Rents Kimco receives from a tenant will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

•	First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

•	Second, Kimco, or an actual or constructive owner of 10% or more of its capital stock, must not actually or constructively own 10% or more of the interests in the assets or net profits of the tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant. Rents received from such tenant that is a taxable REIT subsidiary, however, will not be excluded from the definition of “rents from real property” if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are substantially comparable to rents paid by Kimco’s other tenants for comparable space. Whether rents paid by Kimco’s taxable REIT subsidiary are substantially comparable to rents paid by its other tenants is determined at the time the lease with the taxable REIT subsidiary is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled taxable REIT subsidiary” is modified and such modification results in an increase in the rents payable by such taxable REIT subsidiary, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled taxable REIT subsidiary” is a taxable REIT subsidiary in which Kimco owns stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such taxable REIT subsidiary.

•	Third, rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property.”

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Finally, Kimco generally must not operate or manage its property or furnish or render services to its tenants, subject to a 1% de minimis exception, other than through an independent contractor from whom Kimco derives no revenue. Kimco may, however, directly perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. In addition, Kimco may employ a taxable REIT subsidiary which may be wholly or partially owned by it to provide, on an arm’s length basis, both customary and noncustomary services to Kimco’s tenants without causing the rent it receives from those tenants to fail to qualify as “rents from real property.” Any amounts Kimco receives from a taxable REIT subsidiary with respect to the taxable REIT subsidiary’s provision of noncustomary services will, however, be nonqualified income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test.

Kimco has received a ruling from the IRS providing that the performance of the types of services provided by it will not cause the rents received with respect to those leases to fail to qualify as “rents from real property.” In addition, Kimco generally does not intend to receive rent which fails to satisfy any of the above conditions. Notwithstanding the foregoing, Kimco may have taken and may continue to take some of the actions set forth above to the extent it believes those actions will not, based on the advice of its tax counsel, jeopardize its status as a REIT.

Income Kimco receives that is attributable to the rental of parking spaces at its properties will constitute rents from real property for purposes of the REIT gross income tests if certain services provided with respect to the parking spaces are performed by independent contractors from whom Kimco derives no revenue, either directly or indirectly, or by a taxable REIT subsidiary, and certain other conditions are met. Kimco believes that the income it receives that is attributable to parking spaces meets these tests and, accordingly, will constitute rents from real property for purposes of the REIT gross income tests.

From time to time, Kimco enters into hedging transactions with respect to one or more of its assets or liabilities. Kimco’s hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Any income Kimco derives from a hedging transaction will be nonqualifying income for purposes of the 75% gross income test. Except to the extent provided by Treasury Regulations, however, income from a hedging transaction, including gain from the sale or disposition of such a transaction, entered into prior to January 1, 2005 will be qualifying income for purposes of the 95% gross income test, but only to the extent that the transaction hedges indebtedness incurred or to be incurred by Kimco to acquire or carry real estate. Income from such a hedging transaction entered into on or after January 1, 2005 that is clearly identified as such as specified in the Code will not constitute gross income for purposes of the 95% gross income test, and therefore will be exempt from this test. The term “hedging transaction,” as used above, generally means any transaction Kimco enters into in the normal course of its business primarily to manage risk of interest rate changes or fluctuations with respect to borrowings made or to be made by Kimco.

To the extent that Kimco hedges with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. Kimco intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT. To the extent Kimco’s taxable REIT subsidiary pays dividends, such dividend income will qualify under the 95%, but not the 75%, REIT gross income test. Kimco intends to monitor the amount of the dividend and other income from its taxable REIT subsidiaries and Kimco intends to take actions to keep this income, and any other nonqualifying income, within the limitations of the REIT income tests. While Kimco expects these actions will prevent a violation of the REIT income tests, it cannot guarantee that such actions will in all cases prevent such a violation.

If Kimco fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT if it is entitled to relief under the Code. Commencing with its taxable year beginning January 1, 2005, Kimco may avail itself of the relief provisions if:

•	following its identification of the failure to meet the 75% or 95% gross income tests for any taxable year, Kimco files a schedule with the IRS setting forth each item of its gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury Regulations to be issued; and

•	the failure to meet these tests was due to reasonable cause and not due to willful neglect.

It is not possible, however, to state whether in all circumstances Kimco would be entitled to the benefit of these relief provisions. As discussed above under “—General,” even if these relief provisions apply, a tax would be imposed with respect to Kimco’s nonqualifying income. Kimco may not always be able to comply with the gross income tests for REIT qualification despite periodic monitoring of its income.

Prohibited Transaction Income. Any gain that Kimco realizes on the sale of any property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. This prohibited transaction income may also have an adverse effect upon Kimco’s ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. Kimco holds its properties for investment with a view to long-term appreciation, it is engaged in the business of acquiring, developing, owning and operating its properties and it makes such occasional sales of the properties as are consistent with its investment objectives. There can be no assurance, however, that the IRS might not contend that one or more of those sales is subject to the 100% penalty tax.

Penalty Tax. Any redetermined rents, redetermined deductions or excess interest that Kimco generates will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by a taxable REIT subsidiary to any of Kimco’s tenants, and redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for amounts paid to Kimco that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Rents Kimco receives will not constitute redetermined rents if they qualify for the safe harbor provisions contained in the Code. Safe harbor provisions are provided where:

•	Amounts are received by a REIT for services customarily furnished or rendered in connection with the rental of real property. This safe harbor, however, is no longer available commencing with Kimco’s taxable year beginning January 1, 2005;

•	Amounts are excluded from the definition of impermissible tenant service income as a result of satisfying a 1% de minimis exception;

•	The taxable REIT subsidiary renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable;

•	Rents paid to the REIT by tenants who are not receiving services from the taxable REIT subsidiary are substantially comparable to the rents paid by the REIT’s tenants leasing comparable space who are receiving such services from the taxable REIT subsidiary and the charge for the services is separately stated; and

•	The taxable REIT subsidiary’s gross income from the service is not less than 150% of the subsidiary’s direct cost in furnishing the service.

Asset Tests. At the close of each quarter of Kimco’s taxable year, it also must satisfy the following tests relating to the nature and composition of its assets.

•	First, at least 75% of the value of its total assets must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include stock or debt instruments that are purchased with the proceeds of a stock offering or a long-term public debt offering with a term of at least five years, but only for the one-year period beginning on the date Kimco receives these proceeds, and stock of other qualifying REITs.

•	Second, not more than 25% of its total assets may be represented by securities other than those includible in the 75% asset test.

•	Third, for taxable years ending on or prior to December 31, 2000, of the investments included in the 25% asset class, the value of any one issuer’s securities owned by Kimco may not exceed 5% of the value of Kimco’s total assets and Kimco may not own more than 10% of any one issuer’s outstanding voting securities.

•	Finally, for taxable years beginning after December 31, 2000, (a) not more than 20% of the value of Kimco’s total assets may be represented by securities of one or more taxable REIT subsidiaries and (b) except for the securities of a taxable REIT subsidiary and securities included in the 75% asset test, not more than 5% of the value of its assets may be represented by securities of any one issuer and Kimco may not own more than 10% of the total vote or value of the outstanding securities of any one issuer. Certain types of securities, including certain “straight debt” securities, are disregarded as securities solely for purposes of the 10% value test. In addition, commencing with its taxable year beginning January 1, 2005, solely for the purposes of the 10% value test, the determination of Kimco’s interest in the assets of a partnership or limited liability company in which it owns an interest will be based on its proportionate interest in any securities issued by the partnership or limited liability company, excluding for these purposes certain securities described in the Code.

Kimco currently has numerous direct and indirect wholly-owned subsidiaries. As set forth above, the ownership of more than 10% of the voting securities of any one issuer by a REIT is prohibited unless such subsidiary is a taxable REIT subsidiary. However, if Kimco’s subsidiaries are “qualified REIT subsidiaries” as defined in the Code, those subsidiaries will not be treated as separate corporations for United States federal income tax purposes. Thus, Kimco’s ownership of stock of a “qualified REIT subsidiary” will not cause its to fail the asset tests.

Kimco believes, and will represent to its counsel for purposes of its opinion, if given, that (i) the value of the securities of the Service Company held by Kimco did not exceed at the close of any quarter during a taxable year that ended on or prior to December 31, 2000 5% of the total value of its assets and (ii) the value of the securities of all of Kimco’s taxable REIT subsidiaries has not exceeded and will not exceed more than 20% of the value of its total assets at the close of each quarter during a taxable year that begins after December 31, 2000. Kimco’s tax counsel, if required to render its opinion as to Kimco’s qualification as a REIT, will be relying on Kimco’s representations to that effect with respect to the value of those securities and assets. No independent appraisals will be obtained to support this conclusion. There can be no assurance that the IRS will not contend that the value of the securities of the Service Company held by Kimco exceeds the applicable value limitation.

After initially meeting the asset tests at the close of any quarter, Kimco will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by the disposition of sufficient nonqualifying assets within 30 days after the close of the quarter. Kimco intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance. If Kimco fails to cure any noncompliance with the asset tests within the 30 day cure period, it would cease to qualify as a REIT unless it is eligible for certain relief provisions discussed below.

Certain relief provisions may be available to Kimco if it discovers a failure to satisfy the asset tests described above after the 30 day cure period. Under these provisions, Kimco will be deemed to have met the 5% and 10% REIT asset tests if the value of its nonqualifying assets (i) does not exceed the lesser of (a) 1% of the total value of its assets at the end of the applicable quarter or (b) $10,000,000 and (ii) Kimco disposes of the nonqualifying assets or otherwise satisfy such tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued. For violations of any asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described above, Kimco may avoid disqualification as a REIT after the 30 day cure period, by taking steps including (i) the disposition of sufficient assets to meet the asset test within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (iii) disclosing certain information to the IRS. Although Kimco believes it has satisfied the asset tests described above and plans to take steps to ensure that it satisfies such tests for any quarter with respect to which retesting is to occur, there can be no assurance that Kimco will always be successful or will not require a reduction in its overall interest in an issuer (including a taxable REIT subsidiary). If Kimco fails to cure any noncompliance with the asset tests in a timely manner and the relief provisions described above are not available, it would cease to qualify as a REIT. See “—Failure to Qualify” below.

Annual Distribution Requirements. To maintain its qualification as a REIT, Kimco is required to distribute dividends, other than capital gain dividends, to its stockholders in an amount at least equal to the sum of:

•	90% of its REIT taxable income, and

•	90% of its after tax net income, if any, from foreclosure property; minus

•	the excess of the sum of specified items of non-cash income items over 5% of its REIT taxable income.

Kimco’s REIT taxable income is computed without regard to the dividends paid deduction and its net capital gain. In addition, for purposes of this test, non-cash income items includes income attributable to leveled stepped rents, original issue discount or purchase money discount debt, cancellation of indebtedness, and a like-kind exchange that is later determined to be taxable.

In addition, if Kimco disposes of any asset it acquired from a corporation which is or has been a C corporation in a transaction in which Kimco’s basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation, within the ten-year period following Kimco’s acquisition of such asset, Kimco would be required to distribute at least 90% of the after-tax gain, if any, it recognized on the disposition of the asset, to the extent that gain does not exceed the excess of (a) the fair market value of the asset, over (b) Kimco’s adjusted basis in the asset, in each case, on the date it acquired the asset.

Kimco generally must pay, or be treated as paying, the distributions described above in the taxable year to which they relate. At Kimco’s election, a distribution will be treated as paid in a taxable year if it is declared before it timely files its tax return for such year and paid on or before the first regular dividend payment after that declaration, provided such payment is made during the twelve-month period following the close of such year. These distributions generally are taxable to Kimco’s stockholders, other than tax-exempt entities, in the year in which paid. This is so even though distributions relate to the prior years for purposes of the 90% distribution requirement. The amount distributed must not be preferential. To avoid being preferential, every stockholder of the class of stock to which a distributions is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. To the extent that Kimco does not distribute all of its net capital gain or distributes at least 90%, but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular corporate tax rates. Kimco believes it has made, and intends to continue to make, timely distributions sufficient to satisfy these annual distribution requirements and to minimize its corporate tax obligations.

Kimco expects that its REIT taxable income will be less than its cash flow because of depreciation and other non-cash charges included in computing its REIT taxable income. Accordingly, Kimco anticipates that it generally will have sufficient cash or liquid assets to enable it to satisfy its distribution requirement. However, it is possible that, from time to time, it may not have sufficient cash or other liquid assets to meet the distribution requirement due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of those expenses in arriving at its taxable income. In the event that those timing differences occur, in order to meet the distribution requirement, Kimco may be required to borrow funds in order to pay dividends, or pay dividends in the form of taxable stock dividends.

Under some circumstances, Kimco may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying “deficiency dividends” to its stockholders in a later year, which may be included in its deduction for dividends paid for the earlier year. Thus, Kimco may be able to avoid being taxed on amounts distributed as deficiency dividends. Kimco will be required, however, to pay interest based upon the amount of any deduction claimed for deficiency dividends and would be subject to any applicable penalty provisions.

In addition, Kimco will be required to pay a 4% excise tax to the extent it fails to distribute during each calendar year, or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year, at least the sum of 85% of its REIT ordinary income for such year and 95% of its REIT capital gain income for the year, plus, in each case, any undistributed taxable income from prior periods. Any REIT taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed that year for purposes of calculating the tax.

For purposes of the 90% distribution requirement and excise tax described above, distributions declared during the last three months of the taxable year, payable to Kimco stockholders of record on a specified date during such period and paid during January of the following year, will be treated as paid by Kimco and received by its stockholders on December 31 of the year in which they are declared.

Failure to Qualify. Commencing with its taxable year beginning January 1, 2005, specified cure provisions are available to Kimco in the event that it violates a provision of the Code that would otherwise result in its failure to qualify as a REIT. Except with respect to violations of the REIT income tests and assets tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If Kimco fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, it will be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. That failure to qualify for taxation as a REIT could have an adverse effect on the market value and marketability of the Kimco common stock you may receive in partial consideration for Pan Pacific shares pursuant to the merger. Distributions to stockholders in any year in which Kimco fails to qualify as a REIT will not be deductible by it nor will they be required to be made. As a result, Kimco’s failure to qualify as a REIT would substantially reduce the cash available for distribution by it to its stockholders. In that event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income and, subject to specified limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, Kimco will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances Kimco would be entitled to that statutory relief.

Other Tax Matters. Some of Kimco’s investments are through partnerships which may involve special tax risks. These risks include possible challenge by the IRS of (a) allocations of income and expense items, which could affect the computation of Kimco’s income, and (b) the status of the partnerships as partnerships, as opposed to associations taxable as corporations, for income tax purposes. Treasury Regulations that are effective as of January 1, 1997 provide that a domestic partnership is generally taxed as a partnership unless it elects to be taxed as an association taxable as a corporation. None of the partnerships in which Kimco is a partner has made or intends to make that election. These Treasury Regulations provide that a partnership’s claimed classification will be respected for periods prior to January 1, 1997 if the entity had a reasonable basis for its claimed classification, and that partnership had not been notified in writing on or before May 8, 1996 that the classification of that entity was under examination. If any of the partnerships were treated as an association for a prior period, and (i) if Kimco’s ownership in any of those partnerships exceeded 10% of the partnership’s voting interest or (ii) the value of that interest exceeded 5% of the value of Kimco’s assets, it could cease to qualify as a REIT for that period and possibly future periods. Moreover, the deemed change in classification of that partnership from an association to a partnership effective as of January 1, 1997 would be a taxable event. Kimco believes that each of the partnerships has been properly treated for tax purposes as a partnership, and not as an association taxable as a corporation. However, no assurance can be given that the IRS may not successfully challenge the status of any of the partnerships.

Kimco may be subject to state or local taxation in various state or local jurisdictions, including those in which it transacts business. Kimco’s state or local tax treatment may not conform to the federal income tax consequences described above. Consequently, prospective investors should consult their own tax advisors regarding the effect of state and local tax laws on the receipt, ownership and disposition of Kimco common stock.

If Pan Pacific survives the merger with KRC Acquisition Inc., and Pan Pacific continues to qualify as a REIT for United States federal income tax purposes, Pan Pacific’s common stock will be treated as a real estate asset for purposes of Kimco’s compliance with the REIT assets tests, and the dividends received by Kimco with respect to such stock will be qualifying income under the REIT income tests. If, however, Pan Pacific failed to qualify a REIT, Kimco’s ownership of Pan Pacific stock and receipt of Pan Pacific dividends could impair Kimco’s ability to qualify as a REIT. See “—Failure to Qualify” above. In addition, if Pan Pacific failed to qualify as a REIT, it would be subject to tax as a C corporation, and the resulting tax liability would reduce the value of the Pan Pacific common stock held by Kimco. If KRC Acquisition Inc. survives the merger as a qualified REIT subsidiary of Kimco, for purposes of determining Kimco’s compliance with the REIT income and asset tests described above, Kimco will be treated as owning the assets owned by Pan Pacific and as deriving the income produced by such assets.

Taxation of Holders of Kimco Common Stock

The following summary describes the material United States federal income tax consequences to U.S. Holders of acquiring, owning and disposing of Kimco common stock received in partial consideration for Pan Pacific common stock pursuant to the merger. This summary deals only with Kimco common stock held as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Your tax treatment will vary depending upon your particular situation, and this discussion does not address all the tax consequences that may be relevant to you in light of your particular circumstances.

Taxation of U.S. Holders Generally

Distributions Generally. Distributions out of Kimco’s current or accumulated earnings and profits will be treated as dividends and, other than with respect to capital gain dividends, and certain amounts that have previously been subject to corporate level tax, discussed below, will be taxable to U.S. Holders as ordinary income. See “—Tax Rates” below. As long as Kimco qualifies as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. Holders that are corporations. For purposes of determining whether distributions to holders of Kimco common stock are out of current or accumulated earnings and profits, Kimco’s earnings and profits will be allocated first to its outstanding preferred stock and then to its outstanding common stock.

To the extent that Kimco makes distributions on its common stock in excess of its current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to a U.S. Holder. This treatment will reduce the U.S. Holder’s adjusted tax basis in its shares of Kimco common stock by the amount of the distribution, but not below zero. Distributions in excess of Kimco’s current and accumulated earnings and profits and in excess of a U.S. Holder’s adjusted tax basis in its shares will be taxable as capital gain from the sale or exchange of the shares. Such gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends Kimco declares in October, November, or December of any year and which are payable to a stockholder of record on a specified date in any of these months will be treated as both paid by it and received by the stockholder on December 31 of that year, provided Kimco actually pays the dividend on or before January 31 of the following year. United States holders may not include in their own income tax returns any of Kimco’s net operating losses or capital losses.

Capital Gain Dividends. Dividends that Kimco properly designates as capital gain dividends will be taxable to its taxable U.S. Holders as a gain from the sale or disposition of a capital asset, to the extent that such gain does not exceed Kimco’s actual net capital gain for the taxable year. These gains may be taxable to non-corporate

U.S. Holders at a 15% or 25% rate. U.S. Holders that are corporations may, however, be required to treat up to 20% of some capital gain dividends as ordinary income.

Retention of Net Capital Gains. Kimco may elect to retain, rather than distribute as a capital gain dividend, all or a portion of its net capital gains. If it makes this election, it would pay tax on Kimco’s retained net capital gains. In addition, to the extent it so elects, a U.S. Holder generally would:

•	include its pro rata share of Kimco’s undistributed net capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of Kimco’s taxable year falls, subject to certain limitations as to the amount that is includable;

•	be deemed to have paid its proportionate share of the tax imposed on Kimco on the designated amounts included in the U.S. Holder’s long-term capital gains;

•	receive a credit or refund for the amount of tax deemed paid by it;

•	increase the adjusted basis of its common stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

•	in the case of a U.S. Holder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated by the Secretary of the Treasury.

Passive Activity Losses and Investment Interest Limitations. Distributions Kimco makes and gain arising from the sale or exchange by a U.S. Holder of Kimco’s shares will not be treated as passive activity income. As a result, U.S. Holders generally will not be able to apply any “passive losses” against this income or gain. A U.S. Holder may elect to treat capital gain dividends, capital gains from the disposition of stock and qualified dividend income as investment income for purposes of computing the investment interest limitation, but in such case, the stockholder will be taxed at ordinary income rates on such amount. Other distributions made by Kimco, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Dispositions of Kimco Common Stock. If a U.S. Holder sells or disposes of shares of Kimco common stock to a person other than Kimco, it will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted basis in the shares for tax purposes. This gain or loss, except as provided below, will be long-term capital gain or loss if the holder has held the common stock for more than one year. If, however, a U.S. Holder recognizes loss upon the sale or other disposition of Kimco common stock that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent the U.S. Holder received distributions from Kimco which were required to be treated as long-term capital gains. Long-term capital gains of noncorporate taxpayers generally are taxable at a maximum United States federal income tax rate of 15%. Capital gains of corporate stockholders generally are taxable at the regular tax rates applicable to corporations. The deductibility of capital losses may be subject to limitations. In addition, the IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a tax rate of 25% to a portion of capital gain realized by a noncorporate stockholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.”

Backup Withholding

Kimco reports to its U.S. Holders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder that does not provide Kimco with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder’s federal income tax liability. In addition, Kimco may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status. See “—Taxation of Non-United States Stockholders.”

Tax Rates

The maximum tax rate for non-corporate taxpayers for (1) capital gains, including certain “capital gain dividends,” has generally been reduced to 15% (although depending on the characteristics of the assets which produced these gains and on designations which Kimco may make, certain capital gain dividends may be taxed at a 25% rate) and (2) “qualified dividend income” has generally been reduced to 15%. In general, dividends payable by REITs are not eligible for the reduced tax rate on corporate dividends, except to the extent that certain holding requirements have been met and the REIT’s dividends are attributable to dividends received from taxable corporations (such as its taxable REIT subsidiaries) or to income that was subject to tax at the corporate/REIT level (for example, if it distributed taxable income that it retained and paid tax on in the prior taxable year). The currently applicable provisions of the United States federal income tax laws relating to the 15% tax rate are currently scheduled to “sunset” or revert to the provisions of prior law effective for taxable years beginning after December 31, 2010, at which time the capital gains tax rate will be increased to 20% and the rate applicable to dividends will be increased to the tax rate then applicable to ordinary income.

Taxation of Non-U.S. Holders

The following discussion addresses the rules governing United States federal income taxation of the ownership and disposition of Kimco common stock received by non-U.S. Holders in partial consideration for Pan Pacific common stock pursuant to the merger. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of United States federal income taxation that may be relevant to a non-U.S. Holder in light of its particular circumstances and does not address any state, local or foreign tax consequences. We urge non-United States holders to consult their tax advisors to determine the impact of federal, state, local and foreign income tax laws on the receipt, ownership, and disposition of shares of Kimco common stock, including any reporting requirements.

Distributions Generally. Distributions that are neither attributable to gain from Kimco’s sale or exchange of United States real property interests nor designated by Kimco as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of Kimco’s current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty unless the distributions are treated as effectively connected with the conduct by the non-U.S. Holder of a United States trade or business. Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are treated as effectively connected with such a trade or business will be subject to tax on a net basis (that is, after allowance for deductions) at graduated rates, in the same manner as dividends paid to U.S. Holders are subject to tax, and are generally not subject to withholding. Any such dividends received by a non-U.S. Holder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Kimco expects to withhold United States income tax at the rate of 30% on any distributions made to a non-United States holder unless:

•	a lower treaty rate applies and the non-U.S. Holder files with Kimco an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate; or

•	the non-U.S. Holder files an IRS Form W-8ECI with Kimco claiming that the distribution is income effectively connected with the non-U.S. Holder’s trade or business.

Returning Capital Distributions. Distributions in excess of Kimco’s current and accumulated earnings and profits will not be taxable to a non-U.S. Holder to the extent that such distributions do not exceed the non-U.S. Holder’s adjusted basis in Kimco common stock, but rather will reduce the adjusted basis of such common stock. To the extent that such distributions exceed a non-U.S. Holder’s adjusted basis in Kimco common stock, they will give rise to gain from the sale or exchange of such stock. The tax treatment of this gain is described below.

For withholding purposes, Kimco expects to treat all distributions as made out of its current or accumulated earnings and profits. However, amounts withheld should generally be refundable if it is subsequently determined that the distribution was, in fact, in excess of its current and accumulated earnings and profits.

Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of U.S. Real Property Interests. Distributions to a non-U.S. Holder that Kimco properly designates as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to United States federal income taxation, unless:

(1)	the investment in Kimco common stock is treated as effectively connected with the non-U.S. Holder’s United States trade or business, in which case the non-U.S. Holder will be subject to the same treatment as U.S. Holders with respect to such gain, except that a non-U.S. Holder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above; or

(2)	the non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

Pursuant to FIRPTA, distributions that are attributable to net capital gain from Kimco’s sale or exchange of U.S. real property interests and paid to a non-U.S. Holder that owns more than 5% of the value of common stock at any time during the one-year period ending on the date of distribution will be subject to United States federal income tax as income effectively connected with a United States trade or business. The FIRPTA tax will apply to these distributions whether or not the distribution is designated as a capital gain dividend.

Non-U.S. Holders would generally be taxed at the same rates applicable to U.S. Holders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Kimco will be required to withhold and to remit to the IRS 35% of any distribution to a non-U.S. Holder that could be treated as a capital gain dividend. The amount withheld is creditable against the non-U.S. Holder’s United States federal income tax liability. However, any distribution with respect to any class of stock which is regularly traded on an established securities market located in the United States is not subject to FIRPTA, and therefore, not subject to the 35% United States withholding tax described above, if the non-U.S. Holder did not own more than 5% of such class of stock at any time during the one-year period ending on the date of the distribution. Instead, such distributions will be treated as ordinary dividend distributions.

Retention of Net Capital Gains. Although the law is not clear on the matter, it appears that amounts designated by Kimco as retained capital gains in respect of the common stock held by non-U.S. Holders generally should be treated in the same manner as actual distributions by Kimco of capital gain dividends. Under this approach, a non-U.S. Holder would be able to offset as a credit against its United States federal income tax liability resulting from its proportionate share of the tax paid by Kimco on such retained capital gains, and to receive from the IRS a refund to the extent its proportionate share of such tax paid by Kimco exceeds its actual United States federal income tax liability.

Sale of Kimco Common Stock. Gain recognized by a non-U.S. Holder upon the sale or exchange of Kimco common stock generally will not be subject to United States taxation unless such stock constitutes a U.S. real property interest. Kimco common stock will not constitute a U.S. real property interest so long as Kimco is a domestically-controlled qualified investment entity, which includes a REIT if at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by non-U.S. Holders.

Notwithstanding the foregoing, gain from the sale or exchange of Kimco common stock not otherwise subject to FIRPTA will be taxable to a non-U.S. Holder if either (1) the investment in Kimco common stock is treated as effectively connected with the non-U.S. Holder’s United States trade or business or (2) the non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met. In addition, even if Kimco is a domestically controlled qualified investment entity, upon disposition of Kimco common stock (subject to the 5% Exception applicable to regularly traded stock described above), a non-U.S. Holder may be treated as having gain from the sale or exchange of U.S. real property interest if the non-U.S. Holder (1) disposes of Kimco common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a U.S. real property interest and (2) acquires, or enters into a contract or option to acquire, or is deemed to acquire, other shares of Kimco common stock within 30 days after such ex-dividend date.

Even if Kimco does not qualify as a domestically-controlled qualified investment entity at the time a non-U.S. Holder sells or exchanges Kimco common stock, gain arising from such a sale or exchange would not be subject to United States taxation under FIRPTA as a sale of a U.S. real property interest if:

(1)	Kimco common stock is regularly traded, as defined by applicable Treasury regulations, on an established securities market such as the NYSE; and

(2)	the selling non-U.S. Holder owned, actually and constructively, 5% or less in value of Kimco common stock throughout the shorter of the period during which the non-U.S. Holder held such stock or the five-year period ending on the date of the sale or exchange.

If gain on the sale or exchange of Kimco common stock were subject to taxation under FIRPTA, the non-U.S. Holder would be subject to regular United States federal income tax with respect to such gain in the same manner as a taxable U.S. Holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the common stock would be required to withhold and remit to the IRS 10% of the purchase price.

Backup Withholding Tax and Information Reporting. Generally, Kimco must report annually to the IRS the amount of dividends paid to a non-U.S. Holder, such holder’s name and address, and the amount of tax withheld, if any. A similar report is sent to the non-U.S. Holder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the non-U.S. Holder’s country of residence.

Payments of dividends or of proceeds from the disposition of stock made to a non-U.S. Holder may be subject to information reporting and backup withholding unless such holder establishes an exemption, for example, by properly certifying its non-U.S. Holder status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either Kimco has or its paying agent has actual knowledge, or reason to know, that a non-U.S. Holder is a U.S. person.

Backup withholding is not an additional tax. Rather, the United States income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is furnished to the IRS.

Other Tax Consequences

State, local and foreign income tax laws may differ substantially from the corresponding federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or foreign jurisdiction. You should consult your tax advisor regarding the effect of state, local and foreign tax laws with respect to Kimco’s tax treatment as a REIT and on the receipt, ownership and disposition of Kimco common stock.

COMPARISON OF RIGHTS OF STOCKHOLDERS OF KIMCO AND

STOCKHOLDERS OF PAN PACIFIC

General

Both Kimco and Pan Pacific are incorporated in Maryland. Upon consummation of the merger, Pan Pacific’s stockholders will become stockholders of Kimco. The rights of Pan Pacific’s stockholders are governed currently by the Maryland General Corporation Law and by Pan Pacific’s charter and bylaws. If Pan Pacific’s stockholders become stockholders of Kimco as a result of Kimco electing to deliver a portion of the merger consideration in the form of its common stock, their rights will continue to be governed by the Maryland General Corporation Law but will be governed by Kimco’s charter and bylaws.

Certain Material Differences Between the Rights of Stockholders of Kimco and Stockholders of Pan Pacific

The following is a summary of the material differences between the rights of Pan Pacific stockholders and the rights of Kimco stockholders. This summary does not purport to be a complete description of the differences between the rights of Pan Pacific stockholders and Kimco stockholders and is qualified in its entirety by reference to the governing corporate instruments of Kimco and Pan Pacific. To obtain a copy of the charters and bylaws of Kimco and Pan Pacific, see “Where You Can Find More Information.”

Kimco. The total number of authorized shares of Kimco stock is 461,600,000, which consists of 300,000,000 shares of common stock, par value $0.01 per share, 153,000,000 shares of excess stock, par value $0.01 per share, and 8,600,000 shares of preferred stock, par value $1.00 per share. As of July 6, 2006, there were 241,201,289 shares of Kimco common stock issued and 240,654,709 outstanding, no shares of Kimco excess stock issued and outstanding, and 700,000 shares of Class F cumulative redeemable preferred stock issued and outstanding.

Pan Pacific. The total number of authorized shares of Pan Pacific stock is 130,000,000, which consists of 100,000,000 shares of common stock, par value $0.01 per share, and 30,000,000 shares of preferred stock, par value $0.01 per share. As of July 6, 2006, there were 40,774,388 shares of Pan Pacific common issued and outstanding, including 198,090 shares of restricted stock, and no shares of preferred stock issued and outstanding.

Size of the Board of Directors

Kimco. Under the Maryland General Corporation Law, a corporation must have at least one director. Subject to this provision, a corporation’s bylaws may alter the number of directors and authorize a majority of the entire board of directors to alter within specified limits the number of directors set by the corporation’s charter or its bylaws.

Kimco’s bylaws provide that the number of directors shall not be less than three nor more than 15 and that the number of directors may be changed by a majority vote of the Kimco board of directors. Kimco’s board of directors currently consists of nine directors. All the directors serve a one-year term of office. There is no cumulative voting on the election of directors.

Pan Pacific. Under the Maryland General Corporation Law, a corporation must have at least one director. Subject to this provision, a corporation’s bylaws may alter the number of directors and authorize a majority of the entire board of directors to alter within specified limits the number of directors set by the corporation’s charter or its bylaws.

The Pan Pacific charter and bylaws provide that the number of persons constituting the Pan Pacific board may not be less than the minimum number required by the Maryland General Corporation Law, nor more than 15. The Pan Pacific bylaws provide that, within the parameters stated above, the number of directors may be increased or decreased by resolution of a majority of the entire Pan Pacific board, except that the term of a director may not be affected by a decrease in the number of directors. The Pan Pacific board has five authorized board seats.

Removal of Directors

Kimco. Under the Maryland General Corporation Law, unless the corporation’s charter provides otherwise, the stockholders of a corporation with a non-classified board of directors may remove any director with or without cause, by the affirmative vote of a majority of all the votes entitled to be cast for the election of directors.

Kimco’s bylaws provide that directors may be removed, with or without cause, at any meeting of stockholders by the vote of the holders of a majority of the stock represented and entitled to vote.

Pan Pacific. Under the Maryland General Corporation Law, unless the corporation’s charter provides otherwise, the stockholders of a corporation with a non-classified board of directors may remove any director with or without cause by the affirmative vote of a majority of all the votes entitled to be cast for the election of directors.

The Pan Pacific charter provides that directors may be removed only for cause and only by the affirmative vote of the holders of a majority of the votes entitled to be cast in the election of the directors.

Charter Amendments

Kimco. The Maryland General Corporation Law generally allows amendment of a corporation’s charter if its board of directors adopts a resolution setting forth the amendment proposed, declaring its advisability and directing that it be submitted to the stockholders for consideration, and the stockholders thereafter approve such proposed amendment either at a special meeting called by the board for the purpose of approval of such amendment by the stockholders or, if so directed by the board, at the next annual stockholders’ meeting by the affirmative vote of two-thirds of all votes entitled to be cast on the matter.

Most amendments to Kimco’s charter must be approved by the board of directors and by the vote of at least two-thirds of the votes entitled to be cast at a meeting of stockholders.

Pan Pacific. The Maryland General Corporation Law generally allows amendment of a corporation’s charter if its board of directors adopts a resolution setting forth the amendment proposed, declaring its advisability and directing that it be submitted to the stockholders for consideration, and the stockholders thereafter approve such proposed amendment either at a special meeting called by the board for the purpose of approval of such amendment by the stockholders or, if so directed by the board, at the next annual stockholders’ meeting by the affirmative vote of two-thirds of all votes entitled to be cast on the matter.

The Pan Pacific charter provides that, at any such meeting, the proposed amendment must be approved by a majority of all votes entitled to be cast on the matter.

Bylaw Amendments

Kimco. Under the Maryland General Corporation Law, the power to amend the bylaws may be left with the stockholders, vested exclusively in the directors or shared by both groups.

Kimco’s bylaws provide that stockholders have the power to adopt, alter or repeal any bylaws or to make new bylaws, and that the board of directors shall have the power to do the same, except that the board of directors shall not alter or repeal the section of the bylaws governing amendment or any bylaws made by the stockholders.

Pan Pacific. Under the Maryland General Corporation Law, the power to amend the bylaws may be left with the stockholders, vested exclusively in the directors or shared by both groups.

The Pan Pacific charter and bylaws vest the power to adopt, alter and repeal the Pan Pacific bylaws in the stockholders by the affirmative vote of the holders of a majority of the shares entitled to vote. Subject to this power of the stockholders, the Pan Pacific board is also authorized to adopt, alter and repeal the Pan Pacific bylaws.

Vote on Merger, Consolidation or Sale of Substantially all Assets

Kimco. Under the Maryland General Corporation Law, unless the corporate charter states otherwise and except for certain transfers of all or substantially all of a corporation’s assets and mergers that do not require stockholder approval, the

•	sale, lease, exchange or transfer of all or substantially all of the assets of a corporation not in the ordinary course of business conducted by it, and

•	any merger, consolidation or share exchange involving the corporation,

requires approval by holders of two-thirds of the shares of the corporation entitled to vote on such matters.

Kimco’s charter does not provide otherwise.

Pan Pacific. Under the Maryland General Corporation Law, unless the corporate charter states otherwise and except for certain transfers of all or substantially all of a corporation’s assets and mergers that do not require stockholder approval,

•	the sale, lease, exchange or transfer of all or substantially all of the assets of a corporation not in the ordinary course of business conducted by it, and

•	any merger, consolidation or share exchange involving the corporation,

requires approval by holders of two-thirds of the shares of the corporation entitled to vote on such matters.

Pan Pacific’s charter provides that each of these matters may be approved by the stockholders by a majority of all the votes entitled to be cast on the matter.

Limits on Ownership and Transfer of Shares

Kimco. Kimco’s charter has provisions which restrict the ownership of its stock. “See Description of Kimco Common Stock—Common Stock—Restrictions on Ownership.”

Pan Pacific. No person or entity may own, beneficially or constructively, more than 9.8% of Pan Pacific’s outstanding common stock. Pan Pacific’s board may, but is in no event obligated to, permit ownership in excess of the foregoing ownership limit if it determines that permitting a higher level of ownership will not impair Pan Pacific’s ability to qualify as a real estate investment trust under the Internal Revenue Code. An owner of an interest in an entity which itself holds, directly or indirectly, shares of Pan Pacific common stock, is treated for this purpose as holding a proportionate number of the shares of Pan Pacific common stock held by that entity. With respect to beneficial ownership, percentage ownership is measured for this purpose using either the monetary value or absolute number of shares of common stock held, whichever measurement is more restrictive. To the extent any transfer of Pan Pacific’s common stock would cause a stockholder or any other person or entity to exceed the ownership limit described above, any shares sought to be transferred in violation of the ownership limit will be transferred automatically by operation of law to a trust for the benefit of a charitable organization selected by Pan Pacific. If, for any reason, such transfer to the trust is not automatically effective, the transfer of that number of shares that would cause the ownership limitation to be exceeded will be void ab initio. The acquisition of an interest in an entity that holds Pan Pacific common stock and which causes that entity to violate Pan Pacific’s ownership limit, or any greater limit permitted by Pan Pacific’s board of directors, would cause the entity to be divested of a sufficient number of shares of Pan Pacific common stock, again in favor of a trust for the benefit of a charitable organization, to comply with the applicable limit.

Stockholder Meetings

Kimco. The Kimco bylaws provide that an annual meeting of stockholders is to be held each year during the month of May at a time and place designated by the Kimco board.

Under the Maryland General Corporation Law, a special meeting of stockholders may be called by the President, the board of directors or any other person specified in the corporation’s charter or bylaws.

Kimco’s bylaws provide that a special meeting of stockholders may be called by the President or at the request in writing of a majority of the board of directors or of stockholders owning not less than 25% of Kimco’s issued and outstanding shares. A special meeting need not be called to consider any matter which is substantially the same as a matter voted on at any special meeting held during the preceding 12 months.

Pan Pacific. The Pan Pacific bylaws provide that an annual meeting of stockholders is to be held each year during the month of May, as designated by the Pan Pacific board, unless the board elects to hold the meeting in another month.

Under the Maryland General Corporation Law, a special meeting of stockholders may be called by the President, the board of directors or any other person specified in the corporation’s charter or bylaws.

Under the Pan Pacific bylaws, a special meeting of the stockholders of Pan Pacific may be called at any time by:

•	the Chief Executive Officer of Pan Pacific;

•	the President of Pan Pacific; or

•	the Pan Pacific board.

In addition, the Secretary of Pan Pacific is required to call a special meeting of stockholders upon the written request of stockholders holding at least a majority of all the votes entitled to be cast at a special meeting. Such a request must state the purpose of the meeting and matters proposed to be acted on. The stockholders requesting the calling of a special meeting are required to pay the reasonably estimated costs of preparing and mailing a notice of such a meeting to the stockholders.

DESCRIPTION OF KIMCO CAPITAL STOCK

The following description of the terms of Kimco stock is only a summary. For a complete description, you are referred to the Maryland General Corporation Law and Kimco’s charter and bylaws. Kimco has filed its charter and bylaws with the SEC as exhibits to previous Kimco registration statements. See “Where You Can Find More Information.”

Common Stock

General

Kimco has the authority to issue 300,000,000 shares of common stock, par value $.01 per share, and 153,000,000 shares of excess stock, par value $.01 per share. At July 6, 2006, Kimco had 241,201,289 shares of common stock issued and 240,654,709 shares of common stock outstanding and no shares of excess stock issued or outstanding. Prior to August 4, 1994, Kimco was incorporated as a Delaware corporation. On August 4, 1994, Kimco reincorporated as a Maryland corporation pursuant to an Agreement and Plan of Merger approved by Kimco’s stockholders. The statements below describing the common stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of Kimco’s charter and bylaws.

Holders of Kimco common stock will be entitled to receive dividends when, as and if authorized by the Kimco Board of Directors and declared by Kimco, out of assets legally available therefor. Payment and declaration of dividends on the common stock and purchases of shares thereof by Kimco will be subject to certain restrictions if Kimco fails to pay dividends on its preferred stock. Upon Kimco’s liquidation, dissolution or winding up, holders of common stock are entitled to share equally and ratably in any assets available for distribution to them, after payment or provision for payment of Kimco’s debts and other liabilities and the preferential amounts owing with respect to any of Kimco’s outstanding preferred stock. The common stock possesses ordinary voting rights for the election of directors and in respect of other corporate matters, with each share entitling the holder thereof to one vote. Holders of common stock do not have cumulative voting rights in the election of directors, which means that holders of more than 50% of all of the shares of Kimco’s common stock voting for the election of directors are able to elect all of the directors if they choose to do so and, accordingly, the holders of the remaining shares will be unable to elect any directors. Holders of shares of common stock do not have preemptive rights, which means they have no right to acquire any additional shares of common stock that may be issued by Kimco at a subsequent date.

Under Maryland law and Kimco’s charter, a distribution (whether by dividend, redemption or other acquisition of shares) to holders of shares of common stock may be made only if, after giving effect to the distribution, Kimco is able to pay its indebtedness as it becomes due in the usual course of business and its total assets are greater than its total liabilities plus the amount necessary to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to the holders of common stock and Kimco can pay its debts as they become due. Kimco has complied with these requirements in all of its prior distributions to holders of common stock.

Restrictions on Ownership

For Kimco to qualify as a REIT under the Code, not more than 50% in value of its outstanding stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. Kimco’s stock also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. In addition, rent from related party tenants (generally, a tenant of a REIT owned, actually or constructively, 10% or more by the REIT, or a 10% owner of the REIT) is not qualifying income for purposes of the income tests under the Code.

Subject to the exceptions specified in Kimco’s charter, no holder may own, or be deemed to own by virtue of the constructive ownership provisions of the Code, more than 9.8% in value of the outstanding shares of

Kimco’s common stock. The constructive ownership rules are complex and may cause common stock owned actually or constructively by a group of related individuals or entities or both to be deemed constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% in value of the common stock (or the acquisition of an interest in an entity which owns common stock) by an individual or entity could cause that individual or entity (or another individual or entity) to own constructively in excess of 9.8% in value of the common stock, and thus subject such common stock to the ownership limit.

Existing stockholders who exceeded the ownership limit immediately after the completion of Kimco’s initial public offering of its common stock in November 1991 may continue to do so and may acquire additional shares through the stock option plan, or from other existing stockholders who exceed the ownership limit, but may not acquire additional shares from such sources such that the five largest beneficial owners of common stock could own, actually or constructively, more than 49.6% of the outstanding common stock, and in any event may not acquire additional shares from any other sources. In addition, because rent from related party tenants is not qualifying rent for purposes of the gross income tests under the Code, Kimco’s charter provides that no individual or entity may own, or be deemed to own by virtue of the attribution provisions of the Code (which differ from the attribution provisions applied to the ownership limit), in excess of 9.8% in value of Kimco’s outstanding common stock. This ownership limitation is referred to as the related party limit. Kimco’s Board of Directors may waive the ownership limit and the related party limit with respect to a particular stockholder (such related party limit has been waived with respect to the existing stockholders who exceeded the related party limit immediately after the initial public offering of Kimco’s common stock) if evidence satisfactory to Kimco’s Board of Directors and Kimco’s tax counsel is presented that such ownership will not then or in the future jeopardize Kimco’s status as a REIT. As a condition of that waiver, Kimco’s Board of Directors may require opinions of counsel satisfactory to it or an undertaking or both from the applicant with respect to preserving Kimco’s REIT status. The foregoing restrictions on transferability and ownership will not apply if Kimco’s Board of Directors determines that it is no longer in Kimco’s best interests to attempt to qualify, or to continue to qualify, as a REIT. If shares of common stock in excess of the ownership limit or the related party limit, or shares which would otherwise cause the REIT to be beneficially owned by less than 100 persons or which would otherwise cause Kimco to be “closely held” within the meaning of the Code or would otherwise result in Kimco’s failure to qualify as a REIT, are issued or transferred to any person, that issuance or transfer shall be null and void to the intended transferee, and the intended transferee would acquire no rights to the stock. Shares transferred in excess of the ownership limit or the related party limit, or shares which would otherwise cause Kimco to be “closely held” within the meaning of the Code or would otherwise result in Kimco’s failure to qualify as a REIT, will automatically be exchanged for shares of a separate class of stock, which is referred to as excess stock, that will be transferred by operation of law to Kimco as trustee for the exclusive benefit of the person or persons to whom the shares are ultimately transferred, until that time as the intended transferee retransfers the shares. While these shares are held in trust, they will not be entitled to vote or to share in any dividends or other distributions (except upon liquidation). The shares may be retransferred by the intended transferee to any person who may hold those shares at a price not to exceed either:

•	the price paid by the intended transferee, or

•	if the intended transferee did not give value for such shares, a price per share equal to the market value of the shares on the date of the purported transfer to the intended transferee,

at which point the shares will automatically be exchanged for ordinary common stock. In addition, such shares of excess stock held in trust are purchasable by Kimco for a 90-day period at a price equal to the lesser of the price paid for the stock by the intended transferee and the market price for the stock on the date Kimco determines to purchase the stock. This period commences on the date of the violative transfer if the intended transferee gives Kimco notice of the transfer, or the date Kimco’s Board of Directors determines that a violative transfer has occurred if no notice is provided.

All certificates representing shares of common stock will bear a legend referring to the restrictions described above.

All persons who own, directly or by virtue of the attribution provisions of the Code, more than a specified percentage of the outstanding shares of common stock must file an affidavit with Kimco containing the information specified in Kimco’s charter within 30 days after January 1 of each year. In addition, each common stockholder shall upon demand be required to disclose to Kimco in writing such information with respect to the actual and constructive ownership of shares as Kimco’s Board of Directors deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

The registrar and transfer agent for Kimco’s common stock is The Bank of New York.

Preferred Stock

Kimco is authorized to issue 3,600,000 shares of preferred stock, par value $1.00 per share, 345,000 shares of 7 3/4% Class A Cumulative Redeemable Preferred Stock, $1.00 par value per share, 230,000 shares of 8 1/2% Class B Cumulative Redeemable Preferred Stock, $1.00 par value per share, 460,000 shares of 8 3/8% Class C Cumulative Redeemable Preferred Stock, $1.00 par value per share, 700,000 shares of 7 1/2% Class D Cumulative Convertible Preferred Stock, $1.00 par value per share, 65,000 shares of Class E Floating Rate Cumulative Redeemable Preferred Stock, $1.00 par value per share, and 700,000 shares of 6.65% Class F Cumulative Redeemable Preferred Stock, $1.00 par value per share. Kimco is also authorized to issue 345,000 shares of Class A Excess Preferred Stock, $1.00 par value per share, 230,000 shares of Class B Excess Preferred Stock, $1.00 par value per share, 460,000 shares of Class C Excess Preferred Stock, $1.00 par value per share, 700,000 shares of Class D Excess Preferred Stock, $1.00 par value per share, 65,000 shares of Class E Excess Preferred Stock, $1.00 par value per share, and 700,000 shares of Class F Excess Preferred Stock, $1.00 par value per share, which are reserved for issuance upon conversion of certain outstanding Class A preferred stock, Class B preferred stock, Class C preferred stock, Class D preferred stock, Class E preferred stock or Class F preferred stock, as the case may be, as necessary to preserve Kimco’s status as a REIT. At July 6, 2006, 700,000 shares of Class F Cumulative Redeemable Preferred Stock, represented by 7,000,000 depositary shares, were outstanding.

Under Kimco’s charter, Kimco’s Board of Directors may from time to time establish and issue one or more classes or series of preferred stock and fix the designations, powers, preferences and rights of the shares of such classes or series and the qualifications, limitations or restrictions thereon, including, but not limited to, the fixing of the dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions) and the liquidation preferences.

Kimco’s charter authorizes the Kimco Board of Directors to classify and reclassify any unissued shares of Kimco’s preferred stock into other classes or series of stock. Prior to the issuance of shares of each class or series, Kimco’s board is required by Maryland law and by Kimco’s charter to set, subject to its charter restrictions on transfer of its stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, Kimco’s board could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of Kimco’s common stock or otherwise be in their best interest.

Kimco believes that the power to issue additional shares of common stock or preferred stock and to classify or reclassify unissued shares of preferred stock and thereafter to issue the classified or reclassified shares provides it with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which Kimco’s securities may be listed or traded. Although Kimco has no present intention of doing so, it could issue a class or series of stock that could delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for holders of common stock or otherwise be in their best interest.

Anti-Takeover Considerations

Maryland law and Kimco’s articles of incorporation and bylaws contain a number of provisions which may have the effect of discouraging transactions that involve an actual or threatened change of control of Kimco. These provisions of Kimco’s charter and bylaws include, among others, the restrictions on ownership described above and the provisions that give Kimco the flexibility to issue capital stock, including senior securities with special voting rights and priority over Kimco common stock. See “Comparison of Rights of Stockholders of Kimco and Stockholders of Pan Pacific.”

STOCKHOLDER PROPOSALS

Due to the contemplated completion of the merger, Pan Pacific does not intend to hold a 2007 annual meeting of stockholders (“Pan Pacific 2007 Annual Meeting”). If, however, the merger is not completed and the Pan Pacific 2007 Annual Meeting is held, stockholder proposals intended to be presented at the meeting must be received by Pan Pacific no later than November 24, 2006 in order to be included in the proxy statement and form of proxy relating to that meeting. In order to be included in the proxy statement, such proposals must comply with the requirements as to form and substance established by the SEC for such proposals. A stockholder who wishes to make a proposal at the Pan Pacific 2007 Annual Meeting without submitting the proposal in the proxy statement and form of proxy relating to the meeting, must comply with the notice and other requirements set forth in Pan Pacific’s bylaws. Pursuant to Pan Pacific’s bylaws, that notice must be submitted in writing and delivered to the Secretary of Pan Pacific at the executive offices between January 28, 2007 and February 27, 2007.

LEGAL MATTERS

The validity of any shares of Kimco common stock that may be issued in connection with the merger will be passed upon for Kimco by Wachtell, Lipton, Rosen & Katz.

The description of Federal Income Tax Considerations contained in the section of this document entitled “Material United States Federal Income Tax Considerations” is based on the opinion of Latham & Watkins LLP.

EXPERTS

The consolidated financial statements and financial statement schedules of Kimco Realty Corporation and Subsidiaries incorporated in this Prospectus by reference to Kimco Realty Corporation’s Current Report on Form 8-K dated July 28, 2006, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Kimco Realty Corporation for the year ended December 31, 2005 and the audited combined historical summary of revenues and certain expenses of the Puerto Rico Portfolio incorporated in this Prospectus by reference to the Current Report on Form 8-K dated May 8, 2006 of Kimco Realty Corporation, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and schedules of Pan Pacific as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Kimco and Pan Pacific each file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at “http://www.sec.gov.” You may inspect information that Kimco and Pan Pacific file with the New York Stock Exchange at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

Kimco filed a registration statement on Form S-4 to register with the SEC any Kimco common stock to be issued to Pan Pacific stockholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Kimco in addition to being a proxy statement of Pan Pacific for the special meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

The SEC allows us to “incorporate by reference” information into this proxy statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. This proxy statement/prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their finances.

Kimco’s SEC Filings

(File No. 1-10899)

• Annual Report on Form 10-K filed on March 7, 2006

• Quarterly Reports on Form 10-Q filed on May 9, 2006 and July 28, 2006

• Current Report on Form 8-K, dated July 28, 2006

• Current Report on Form 8-K, dated July 9, 2006

• Current Report on Form 8-K, dated June 2, 2006

• Current Report on Form 8-K, dated May 8, 2006

• Current Report on Form 8-K, dated March 9, 2006

• Current Report on Form 8-K, dated March 29, 2006

• Definitive Proxy Statement on Schedule 14A, dated April 10, 2006

• Registration Statement on Form 8-A (No. 1-10899), including any subsequently filed amendments and reports filed for the purpose of updating such description

Pan Pacific’s SEC Filings

(File No. 1-13243)

• Annual Report on Form 10-K, filed on February 23, 2006

• Quarterly Reports on Form 10-Q, filed on May 9, 2006 and July 27, 2006

• Current Report on Form 8-K, dated July 9, 2006

• Definitive Proxy Statement on Schedule 14A, dated March 24, 2006

• Registration Statement on Form 8-A (No. 1-13243), including any subsequently filed amendments and reports filed for the purpose of updating such description

We are also incorporating by reference additional documents that we may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this proxy statement/prospectus and the date of the special meeting.

The information incorporated by reference is deemed to be part of this proxy statement/prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference in this proxy statement/prospectus will be deemed modified, superseded or replaced for purposes of this proxy statement/prospectus to the extent that a statement contained in this proxy statement/prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this proxy statement/prospectus modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced will not be deemed, except as so modified, superseded or replaced, to constitute a part of this proxy statement/prospectus.

Kimco has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Kimco, and Pan Pacific has supplied all such information relating to Pan Pacific.

If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this proxy statement/prospectus. Stockholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate party at the following addresses:

Kimco Realty Corporation 3333 New Hyde Park Road New Hyde Park, New York 11042 Attn: Bruce M. Kauderer Corporate Secretary Telephone: (516) 869-9000	Pan Pacific Retail Properties, Inc. 1631-B South Melrose Drive Vista, California 92081 Attn: Joseph B. Tyson, Corporate Secretary Telephone: (760) 727-1002

If you would like to request documents from us, please do so by                     , 2006 to receive them before the special meeting.

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the Pan Pacific proposal to approve the merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated                     , 2006. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than                     , 2006, and neither the mailing of the proxy statement/prospectus to stockholders nor the issuance of Kimco common stock in the merger shall create any implication to the contrary.

INDEX TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On July 9, 2006, Kimco Realty Corporation (“Kimco”) and Pan Pacific Retail Properties, Inc. (“Pan Pacific”) (together the “Companies”) entered into a definitive merger agreement.

Under the terms of the agreement, Kimco will acquire all of the outstanding shares of Pan Pacific for a total merger consideration of $70.00 per share in cash. Kimco may elect to issue up to $10.00 per share of the total merger consideration in the form of Kimco common stock (“Common Stock”) to be based upon the 10-day average closing price of Kimco shares two trading days prior to the Pan Pacific stockholders’ meeting to approve the transaction. The election to issue Common Stock may be made up to 15 days prior to the Pan Pacific stockholders’ meeting and may be revoked by Kimco at any time if the revocation would not delay the stockholders’ meeting for more than 10 business days.

The historical consolidated financial statements of Kimco and Pan Pacific are contained in each of the Company’s respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other information on file with the Securities and Exchange Commission and incorporated by reference into this document. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with, and are qualified in their entirety by, the notes thereto and the historical consolidated financial statements of both Company’s, including the respective notes thereto, which are incorporated by reference in this document.

The accompanying unaudited pro forma condensed consolidated balance sheet as of June 30, 2006 has been prepared to reflect the effect of the Pan Pacific merger with Kimco, as if such transaction had occurred on June 30, 2006. The accompanying unaudited pro forma condensed consolidated statements of income for the six months ended June 30, 2006 and the year ended December 31. 2005 have been prepared to reflect the effect of the Pan Pacific merger with Kimco, as if such transaction had occurred on January 1, 2005.

In the opinion of management, the pro forma condensed consolidated financial information provides for all significant adjustments necessary to reflect the effects of the above transaction. The pro forma adjustments and the purchase price allocation, as presented, are based on estimates and certain information that is currently available to Kimco’s management.

The pro forma information is unaudited and is not necessarily indicative of the consolidated results that would have occurred if the transaction and adjustments reflected therein had been consummated in the period or on the date presented, or on any particular date in the future, nor does it purport to represent the financial position, results of operations or cash flows for future periods.

Kimco, after reasonable inquiry, is not aware of any material factors relating to the merger other than those stated above that would cause the reported financial information not to be indicative of future operating results.

The unaudited pro forma condensed consolidated financial statements do not give effect to any transactions other than those described above, nor the results of operations of Kimco or Pan Pacific subsequent to June 30, 2006.

The pro forma condensed consolidated financial information presents two scenarios, (Scenario I) Kimco acquires all of the outstanding shares of Pan Pacific for $60.00 cash per share and issues $10.00 per share of the total merger consideration in the form of Common Stock and (Scenario II) Kimco acquires all of the outstanding shares of Pan Pacific for $70.00 per share in cash.

The transaction has a total value of approximately $4.1 billion, including Pan Pacific’s outstanding debt totaling approximately $1.2 billion and approximately $2.9 billion in equity value. Kimco has received financing commitments totaling up to $3.0 billion, which it may use to fund all or a portion of the total merger consideration.

Pan Pacific’s portfolio totals 138 properties, encompassing approximately 22.6 million square feet. Kimco expects to target a substantial number of the properties for its strategic co-investment programs.

The total purchase price is increased by intangible liabilities for the value attributable to the assumed mortgage debt premiums, senior note premiums and below market leases. The purchase price is determined as follows (in thousands, except per share data):

	Scenario I	Scenario II
Outstanding Shares of Pan Pacific Stock (including 305 shares reflecting the assumed conversion of certain partnership units prior to the merger)	41,080	41,080

Cash consideration ($60 and $70 per share, respectively)	$2,464,800	$2,875,600
Common Stock consideration ($10 and $0 per share, respectively)	410,800	—
Estimated merger costs (see below)	56,364	56,364

Total consideration	2,931,964	2,931,964
Assumption of Pan Pacific’s liabilities, including debt premiums	1,174,851	1,174,851

Total Purchase Price	$4,106,815	$4,106,815

Total merger costs are estimated as follows:
Legal, accounting, and other fees and costs		$24,100
Real Estate transfer taxes		10,751
Debt assumption fees resulting from the merger		2,826
Termination, severance, change in control and other employee related costs		18,687

Total merger costs		$56,364

KIMCO REALTY CORPORATION AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2006

(Unaudited)

(In thousands)

Scenario I

	Kimco Historical	Pan Pacific Historical	Pro Forma Merger Adjustments		Kimco Pro Forma
Assets:
Real estate, net	$3,856,241	$1,973,736	$2,366,356	A	$8,196,333
Investment and advances in real estate joint ventures	817,953	1,341	—		819,294
Real estate under development	809,024	—	—		809,024
Other real estate investments	388,466	—	—		388,466
Mortgages and other financing receivables	142,017	—	—		142,017
Cash and cash equivalents	122,346	5,552	(5,552)	B	122,346
Marketable securities	203,479	—	—		203,479
Accounts and notes receivable	65,548	40,264	(28,687)	A	77,125
Other assets	356,776	65,619	(46,915)	A	375,480

	$6,761,850	$2,086,512	$2,285,202		$11,133,564

Liabilities & Stockholders’ Equity:
Notes payable	$2,389,037	$735,521	$2,557,327	B	$5,681,885
Mortgages payable	488,111	356,604	(45,242)	C	799,473
Construction loans payable	261,706	—	—		261,706
Dividends payable	82,323	—	—		82,323
Other liabilities	338,594	37,073	319,631	D	695,298

	3,559,771	1,129,198	2,831,716		7,520,685

Minority interests	308,799	18,146	(18,146)	E	308,799

Commitments and contingencies

Stockholders’ Equity

Class F preferred stock	700	—	—		700
Common stock	2,406	408	(294)	F	2,520
Paid-in capital	2,740,934	962,100	(551,414)	F	3,151,620
Accumulated deficit	—	(23,340)	23,340	F	—
Retained earnings	100,213	—	—		100,213

	2,844,253	939,168	(528,368)		3,255,053
Accumulated other comprehensive income	49,027	—	—		49,027

	2,893,280	939,168	(528,368)		3,304,080

	$6,761,850	$2,086,512	$2,285,202		$11,133,564

The accompanying notes are an integral part of this pro forma condensed consolidated balance sheet.

KIMCO REALTY CORPORATION AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

FOR THE SIX MONTHS ENDED JUNE 30, 2006

(Unaudited)

(In thousands, except per share data)

Scenario I

	Kimco Historical	Pan Pacific Historical	Pro Forma Merger Adjustments		Kimco Pro Forma
Real estate operations:
Revenues from rental property	$293,314	$158,964	$8,364	G	$460,642

Rental property expenses:
Rent	5,857	—	—		5,857
Real estate taxes	37,455	14,186	—		51,641
Operating and maintenance	35,427	22,291	—		57,718

	78,739	36,477	—		115,216

	214,575	122,487	8,364		345,426
Mortgage and other financing income	12,910	—	—		12,910
Management and other fee income	19,735	—	—		19,735
Depreciation and amortization	(65,121)	(31,468)	(8,146)	H	(104,735)
General and administrative expenses	(33,300)	(6,688)	463	I	(39,525)
Interest, dividends and other investment income	24,344	—	—		24,344
Other income, net	8,898	1,539	—		10,437
Interest expense	(81,912)	(36,280)	(61,147)	J	(179,339)

	100,129	49,590	(60,466)		89,253
Provision for income taxes	1,680	—	—		1,680
Income from other real estate investments	33,747	—	—		33,747
Equity in income of real estate joint ventures, net	43,512	167	—		43,679
Minority interests in income, net	(13,816)	(1,021)	1,021	K	(13,816)
Gain on transfer of operating properties	1,394	—	—		1,394
Gain on sale of development properties, net of tax of $5,632	8,447	—	—		8,447

Income from continuing operations	175,093	48,736	(59,445)		164,384

Preferred stock dividends	(5,819)	—	—		(5,819)

Income from continuing operations available to common shareholders	169,274	48,736	(59,445)		158,565

Per common share:
Income from continuing operations:
—Basic	$0.72				$0.64

—Diluted	$0.71				$0.63

Weighted average common shares outstanding:
—Basic	234,647				246,017	L

—Diluted	240,065				251,435	L

The accompanying notes are an integral part of this pro forma condensed consolidated statement of income.

KIMCO REALTY CORPORATION AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2005

(Unaudited)

(In thousands, except per share data)

Scenario I

	Kimco Historical	Pan Pacific Historical	Pro Forma Merger Adjustments		Kimco Pro Forma
Real estate operations:
Revenues from rental property	$519,102	$303,029	$16,381	G	$838,512

Rental property expenses:
Rent	10,267	—	—		10,267
Real estate taxes	66,580	25,481	—		92,061
Operating and maintenance	60,180	42,331	—		102,511

	137,027	67,812	—		204,839

	382,075	235,217	16,381		633,673
Mortgage and other financing income	27,586	—	—		27,586
Management and other fee income	30,474	—	—		30,474
Depreciation and amortization	(105,080)	(56,103)	(23,125)	H	(184,308)
General and administrative expenses	(56,529)	(14,999)	697	I	(70,831)
Interest, dividends and other investment income	28,350	—	—		28,350
Other income, net	5,399	4,061	—		9,460
Interest expense	(127,564)	(69,352)	(92,261)	J	(289,177)

	184,711	98,824	(98,308)		185,227
Provision for income taxes	(324)	—	—		(324)
Income from other real estate investments	57,428	—	—		57,428
Equity in income of real estate joint ventures, net	77,454	418	—		77,872
Minority interests in income, net	(12,368)	(2,404)	2,404	K	(12,368)
Gain on transfer of operating properties	2,301	—	—		2,301
Loss on transfer of operating properties	(150)	—	—		(150)
Gain on sale of operating properties	682	—	—		682
Gain on sale of development properties, net of tax of $10,824	22,812	—	—		22,812

Income from continuing operations	332,546	96,838	(95,904)		333,480

Preferred stock dividends	(11,638)	—	—		(11,638)

Income from continuing operations available to common shareholders	320,908	96,838	(95,904)		321,842

Per common share:
Income from continuing operations:
—Basic	$1.42				$1.35

—Diluted	$1.39				$1.33

Weighted average common shares outstanding:
—Basic	226,641				238,011	L

—Diluted	230,868				242,238	L

The accompanying notes are an integral part of this pro forma condensed consolidated statement of income.

KIMCO REALTY CORPORATION AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2006

(Unaudited)

(In thousands)

Scenario II

	Kimco Historical	Pan Pacific Historical	Pro Forma Merger Adjustments		Kimco Pro Forma
Assets:
Real estate, net	$3,856,241	$1,973,736	$2,366,356	A	$8,196,333
Investment and advances in real estate joint ventures	817,953	1,341	—		819,294
Real estate under development	809,024	—	—		809,024
Other real estate investments	388,466	—	—		388,466
Mortgages and other financing receivables	142,017	—	—		142,017
Cash and cash equivalents	122,346	5,552	(5,552)	B	122,346
Marketable securities	203,479	—	—		203,479
Accounts and notes receivable	65,548	40,264	(28,687)	A	77,125
Other assets	356,776	65,619	(46,915)	A	375,480

	$6,761,850	$2,086,512	$2,285,202		$11,133,564

Liabilities & Stockholders’ Equity:
Notes payable	$2,389,037	$735,521	$2,968,127	B	$6,092,685
Mortgages payable	488,111	356,604	(45,242)	C	799,473
Construction loans payable	261,706	—	—		261,706
Dividends payable	82,323	—	—		82,323
Other liabilities	338,594	37,073	319,631	D	695,298

	3,559,771	1,129,198	3,242,516		7,931,485

Minority interests	308,799	18,146	(18,146)	E	308,799

Commitments and contingencies

Stockholders’ Equity

Class F preferred stock	700	—	—		700

Common stock	2,406	408	(408)	F	2,406
Paid-in capital	2,740,934	962,100	(962,100)	F	2,740,934
Accumulated deficit	—	(23,340)	23,340	F	—
Retained earnings	100,213	—	—		100,213

	2,844,253	939,168	(939,168)		2,844,253
Accumulated other comprehensive income	49,027	—	—		49,027

	2,893,280	939,168	(939,168)		2,893,280

	$6,761,850	$2,086,512	$2,285,202		$11,133,564

The accompanying notes are an integral part of this pro forma condensed consolidated balance sheet.

KIMCO REALTY CORPORATION AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

FOR THE SIX MONTHS ENDED JUNE 30, 2006

(Unaudited)

(In thousands, except per share data)

Scenario II

	Kimco Historical	Pan Pacific Historical	Pro Forma Merger Adjustments		Kimco Pro Forma
Real estate operations:
Revenues from rental property	$293,314	$158,964	$8,364	G	$460,642

Rental property expenses:
Rent	5,857	—	—		5,857
Real estate taxes	37,455	14,186	—		51,641
Operating and maintenance	35,427	22,291	—		57,718

	78,739	36,477	—		115,216

	214,575	122,487	8,364		345,426
Mortgage and other financing income	12,910	—	—		12,910
Management and other fee income	19,735	—	—		19,735
Depreciation and amortization	(65,121)	(31,468)	(8,146)	H	(104,735)
General and administrative expenses	(33,300)	(6,688)	463	I	(39,525)
Interest, dividends and other investment income	24,344	—	—		24,344
Other income, net	8,898	1,539	—		10,437
Interest expense	(81,912)	(36,280)	(72,596)	J	(190,788)

	100,129	49,590	(71,915)		77,804
Provision for income taxes	1,680	—	—		1,680
Income from other real estate investments	33,747	—	—		33,747
Equity in income of real estate joint ventures, net	43,512	167	—		43,679
Minority interests in income, net	(13,816)	(1,021)	1,021	K	(13,816)
Gain on transfer of operating properties	1,394	—	—		1,394
Gain on sale of development properties, net of tax of $5,632	8,447	—	—		8,447

Income from continuing operations	175,093	48,736	(70,894)		152,935

Preferred stock dividends	(5,819)	—	—		(5,819)

Income from continuing operations available to common shareholders	169,274	48,736	(70,894)		147,116

Per common share:
Income from continuing operations:
—Basic	$0.72				$0.63

—Diluted	$0.71				$0.61

Weighted average common shares outstanding:
—Basic	234,647				234,647

—Diluted	240,065				240,065

The accompanying notes are an integral part of this pro forma condensed consolidated statement of income.

KIMCO REALTY CORPORATION AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2005

(Unaudited)

(In thousands, except per share data)

Scenario II

	Kimco Historical	Pan Pacific Historical	Pro Forma Merger Adjustments		Kimco Pro Forma
Real estate operations:
Revenues from rental property	$519,102	$303,029	$16,381	G	$838,512

Rental property expenses:
Rent	10,267	—	—		10,267
Real estate taxes	66,580	25,481	—		92,061
Operating and maintenance	60,180	42,331	—		102,511

	137,027	67,812	—		204,839

	382,075	235,217	16,381		633,673
Mortgage and other financing income	27,586	—	—		27,586
Management and other fee income	30,474	—	—		30,474
Depreciation and amortization	(105,080)	(56,103)	(23,125)	H	(184,308)
General and administrative expenses	(56,529)	(14,999)	697	I	(70,831)
Interest, dividends and other investment income	28,350	—	—		28,350
Other income, net	5,399	4,061	—		9,460
Interest expense	(127,564)	(69,352)	(110,099)	J	(307,015)

	184,711	98,824	(116,146)		167,389
Provision for income taxes	(324)	—	—		(324)
Income from other real estate investments	57,428	—	—		57,428
Equity in income of real estate joint ventures, net	77,454	418	—		77,872
Minority interests in income, net	(12,368)	(2,404)	2,404	K	(12,368)
Gain on transfer of operating properties	2,301	—	—		2,301
Loss on transfer of operating properties	(150)	—	—		(150)
Gain on sale of operating properties	682	—	—		682
Gain on sale of development properties, net of tax of $10,824	22,812	—	—		22,812

Income from continuing operations	332,546	96,838	(113,742)		315,642

Preferred stock dividends	(11,638)	—	—		(11,638)

Income from continuing operations available to common shareholders	320,908	96,838	(113,742)		304,004

Per common share:
Income from continuing operations:
—Basic	$1.42				$1.34

—Diluted	$1.39				$1.32

Weighted average common shares outstanding:
—Basic	226,641				226,641

—Diluted	230,868				230,868

The accompanying notes are an integral part of this pro forma condensed consolidated statement of income.

KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited, dollar amounts in thousands)

(A)	Reflects the purchase price allocation, which may differ from the actual purchase price allocation upon realization of any accrued costs and final fair value determination of certain intangible assets and liabilities. The aggregate purchase price of approximately $4.1 billion has been allocated to the tangible and intangible assets and liabilities. Real estate, net includes intangible assets for the value attributable to above market leases, in-place leases, and tenant relationships. The purchase price has been allocated as follows:

Value to be allocated to assets, based upon merger consideration		$4,106,815
Less: value of Pan Pacific’s assets acquired:
Investment and advances in real estate joint venture		(1,341)
Accounts and notes receivable		(40,264)
Eliminate Pan Pacific’s historical straight-line rent receivable balance		28,687
Other assets		(65,619)
Eliminate Pan Pacific’s historical deferred financing costs, intangibles and leasing commissions		46,915

Fair value of acquired Pan Pacific’s real estate, net		$4,075,193

	Purchase Price Allocation
Land	30.3%	$1,234,655
Building	43.6%	1,776,784
Building Improvements	20.3%	827,264
Tenant Improvements	5.1%	207,835
Value of in Place Leases	4.8%	195,609
Tenant Relationships	1.9%	77,429
Above Market Leases	1.8%	73,353
Below Market Leases	-6.5%	(264,899)
Premium on Assumed Debt	-1.3%	(52,837)

	100%	4,075,193
Less:
Below market leases classified as other liabilities		264,899
Pan Pacific historical real estate		(1,973,736)

Net Adjustment		$2,366,356

(B)	Adjustments to Pan Pacific’s notes payable and line of credit and Kimco’s line of credit are as follows:

	Scenario I	Scenario II
Net increase in borrowings under Kimco’s line of credit:
Aggregate cash merger consideration	$2,464,800	$2,875,600
Repayment of Pan Pacific’s line of credit, notes and mortgage payable at closing	177,025	177,025
Premium on assumed debt	27,552	27,552
Elimination of Pan Pacific line of credit at closing	(81,500)	(81,500)
Elimination of Pan Pacific notes payable at closing	(24,998)	(24,998)
Elimination of Pan Pacific cash at closing	(5,552)	(5,552)

Net Adjustment	$2,557,327	$2,968,127

KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited, dollar amounts in thousands)

(C)	Adjustments to Pan Pacific’s mortgage notes payable are as follows:

Repayment of mortgage notes payable at closing	$(70,527)
Premium on assumed debt	25,285

Net Adjustment	$(45,242)

(D)	Adjustments to reflect the change in other liabilities are as follows:

Total merger costs	$56,364
Below market rents	264,899
Eliminate Pan Pacific below market rents	(1,632)

$319,631

(E)	Adjustment to eliminate historical Pan Pacific minority interest. An assumption is made that prior to the merger, all remaining third-party equity partners will convert their current partnership units (305,000 units) to Pan Pacific stock, which will be redeemed at closing. If the units are not redeemed, the equity partners will remain minority interest holders.

(F)	Adjustment represents the elimination of historical Pan Pacific’s equity and the issuance of Common Stock in connection with the merger.

The calculation for the issuance of Common Stock is as follows (Scenario I only):

Outstanding Shares of Pan Pacific Stock	41,080
$10 per share to be paid in Kimco Common Stock	$10.00

Total	$410,800

Assumed average Kimco stock price using a 10 day average prior to July 9, 2006, the assumed date of closing	$36.13

Number of shares to be issued	11,370

Common Stock, $0.01 par value	$114

Paid in Capital	$410,686

Elimination of historical Pan Pacific common stock at closing	$(408)
Issuance of Common Stock at closing	114

Net Adjustment	$(294)

Elimination of historical Pan Pacific paid-in capital at closing	$(962,100)
Issuance of Common Stock at closing	410,686

Net Adjustment	$(551,414)

KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited, dollar amounts in thousands)

(G)	Adjustment to reflect revenue income for in-place leases resulting from the reset of straight-line rent as if the real estate had been acquired on January 1, 2005, and amortization of below and above market rents on a straight-line basis over the remaining lease terms ranging from one month to 37 years:

	12/31/05	6/30/06
Rental revenue	$9,279	$3,282
Below market lease amortization	13,942	6,971
Above market lease amortization	(3,860)	(1,930)

	19,361	8,323
Less/Add:
Pan Pacific historical straight-line rent revenue	(2,980)	12
Pan Pacific historical below and above market lease amortization	—	29

Net Adjustment	$16,381	$8,364

(H)	Adjustment to reflect the depreciation and amortization related to the acquired real estate generally using the estimated useful lives of the real estate investments and related intangibles based on the purchase price allocation computed on a straight-line basis over the estimated useful life of the asset:

	Estimated Useful Lives	12/31/05 Depreciation	6/30/06 Depreciation
Building	50	$35,535	$17,767
Building Improvements	45	18,384	9,192
Tenant Improvements	19	10,939	5,469
Value of in Place Leases	19	10,295	5,148
Tenant Relationships	19	4,075	2,038

		79,228	39,614
Less:
Pan Pacific historical depreciation and amortization		(56,103)	(31,468)

Net Adjustment		$23,125	$8,146

(I)	Adjustment to reflect an elimination of Pan Pacific historical board of directors compensation as a result of the merger. No proforma adjustments have been made for anticipated savings from operating as one company, such as the elimination of separate regulatory filings and related auditing fees or for the reduction in the costs of investor relations, administrative costs or executive compensation.

KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited, dollar amounts in thousands)

(J)	Adjustment to reflect an increase in interest expense. Any debt premium that is assumed is amortized into interest expense over the remaining term of the related debt instrument.

	Scenario I		Scenario II
	12/31/05	6/30/06	12/31/05	6/30/06
Line of credit additional borrowings	$2,464,800	$2,464,800	$2,875,600	$2,875,600
Average interest rate (LIBOR plus spread)	4.34%	5.57%	4.34%	5.57%
Interest expense	$107,028	$68,691	$124,866	$80,140
Less:
Pan Pacific historical line of credit interest expense	(4,662)	(2,496)	(4,662)	(2,496)

	$102,366	$66,195	$120,204	$77,644

Less:
Interest expense on debt paid down at closing of the merger	(7,324)	(3,658)	(7,324)	(3,658)

	$95,042	$62,537	$112,880	$73,986
Debt premium amortization	(2,781)	(1,390)	(2,781)	(1,390)

Net Adjustment	$92,261	$61,147	$110,099	$72,596

If market rates of interest on the variable debt changed by  1/8 of 1% variance, then the increase or decrease in interest expense on the variable debt would be approximately $3.1 million and $1.6 million for the year ended December 31, 2005 and the six months ended June 30, 2006 under Scenario I, respectively, and $3.6 million and $1.8 million for the year ended December 31, 2005 and the six months ended June 30, 2006 under Scenario II, respectively.

(K)	Adjustment to eliminate historical Pan Pacific minority interest. An assumption is made that prior to the merger, all remaining third-party equity partners will convert their current partnership units (305,000 units) to Pan Pacific stock, which will be redeemed at closing. If the units are not redeemed, the equity partners will remain minority interest holders.

(L)	Reflects an adjustment to the outstanding shares amount by 11,370, which is the number of shares assumed to have been issued at the closing for Scenario I only.

ANNEX A

AGREEMENT AND PLAN OF MERGER

By and among

KIMCO REALTY CORPORATION

KRC ACQUISITION INC.

KRC CT ACQUISITION LIMITED PARTNERSHIP

KRC PC ACQUISITION LIMITED PARTNERSHIP

PAN PACIFIC RETAIL PROPERTIES, INC.

CT OPERATING PARTNERSHIP, L.P.

and

WESTERN/PINECREEK, L.P.

Dated as of July 9, 2006

ii

Exhibits

Exhibit A – Opinion of Latham & Watkins

Exhibit B – Affiliate Agreement

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), is dated as of July 9, 2006, and entered into by and among Kimco Realty Corporation, a Maryland corporation (“Parent”), KRC Acquisition Inc., a Maryland corporation and indirect subsidiary of Parent (“Merger Sub”), KRC CT Acquisition Limited Partnership, a Delaware limited partnership (“CTOP Merger Sub”), KRC PC Acquisition Limited Partnership, a Delaware limited partnership (“Pinecreek Merger Sub”), Pan Pacific Retail Properties, Inc., a Maryland corporation (the “Company”), CT Operating Partnership, L.P. (“CTOP”), a California limited partnership and Western/Pinecreek, L.P., a Delaware limited partnership (“Pinecreek OP”). Parent, Merger Sub, CTOP Merger Sub, Pinecreek Merger Sub, the Company, CTOP and Pinecreek OP are sometimes referred to herein, individually, as a “Party,” and, collectively, as the “Parties.”

RECITALS

WHEREAS, the Board of Directors of the Company, having determined that it is advisable and in the best interests of the Company and its shareholders, and of the Operating Partnerships and their respective partners, wishes to enter into a series of transactions, including merger transactions on the terms and subject to the terms and conditions set forth in this Agreement;

WHEREAS, the Board of Directors of Parent, the Board of Directors of Merger Sub and the Board of Directors of the Company have each approved this Agreement, declared that this Agreement is advisable and determined that the merger of Merger Sub with and into the Company, with the Company being the surviving corporation in such merger (together with the charter amendments described herein, the “Merger”), is advisable, fair to and in the best interests of their respective companies and stockholders and accordingly have agreed to effect the Merger upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of Parent, the Board of Directors of Merger Sub and the Board of Directors of the Company have also determined that the merger of CTOP with and into CTOP Merger Sub, with CTOP Merger Sub being the surviving entity in such merger (“CTOP Merger”) and the merger of Pinecreek with Pinecreek OP Merger Sub, with Pinecreek OP being the surviving entity in such merger (“Pinecreek Merger,” and, together with the CTOP Merger, the “Partnership Mergers” and together with the Merger, the “Mergers”) are advisable, fair to and in the best interests of Parent, Merger Sub, CTOP Merger Sub, Pinecreek Merger Sub and the Company and their stockholders, respectively, and accordingly have agreed to effect the Partnership Mergers upon the terms and subject to the conditions set forth herein;

WHEREAS, the Parent, has caused the sole general partner of CTOP Merger Sub and Pinecreek Merger Sub, to take all actions necessary to authorize the Merger and the Partnership Mergers;

WHEREAS, the Company, in its capacity as the sole shareholder of the general partner of CTOP, has taken all actions required for the general partner to authorize the transactions contemplated hereby;

WHEREAS, the Company, in its capacity as the sole general partner of Pinecreek OP, has taken all actions required for the general partner to authorize the transactions contemplated hereby; and

WHEREAS, Parent, Merger Sub, CTOP Merger Sub, Pinecreek Merger Sub, the Company, CTOP and Pinecreek OP desire to make certain representations, warranties and agreements in connection with the Merger as specifically set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereof, and intending to be legally bound hereby, Parent, Merger Sub, CTOP Merger Sub, Pinecreek Merger Sub, the Company, CTOP and Pinecreek OP hereby agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the term:

“Acquisition Proposal” means any proposal, offer or inquiry from a Third Party for or with respect to the acquisition, directly or indirectly, of beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of assets, securities or ownership interests of or in the Company or any of its Subsidiaries representing 10% or more of the consolidated assets of the Company and its Subsidiaries taken as a whole, or of an equity interest representing a 10% or greater economic interest in the Company and such Subsidiaries taken as whole, pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, share exchange, liquidation, dissolution, recapitalization, tender offer, exchange offer or similar transaction with respect to either the Company or any of such Subsidiaries.

“Action” shall mean any action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitration, audit or investigation by or before any Governmental Entity or any other Person.

“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Assets” shall mean, with respect to any Person, all land, buildings, improvements, leasehold improvements, Fixtures and Equipment and other assets, real or personal, tangible or intangible, owned or leased by such Person or any of its Subsidiaries.

“Benefit Arrangement” shall mean, with respect to any Person, any employee benefit plan, program, policy, practice, agreement, or other arrangement providing benefits to any current or former employee, officer or director of such Person or any of its ERISA Affiliates or any beneficiary or dependent thereof that is sponsored or maintained by such Person or any of its ERISA Affiliates or to which such Person or any of its ERISA Affiliates contributes, is obligated to contribute, or is party, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (in each case, whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or policy.

“Business Day” shall mean each day other than Saturdays, Sundays and days when commercial banks are authorized to be closed for business in New York, New York.

“Cash Consideration” shall mean $70 in cash without interest, subject to adjustment as set forth in Section 2.14, Section 5.3, Section 6.13 and Section 6.14.

“Certificates” shall mean outstanding certificates which immediately prior to the Effective Time represented Company Common Stock.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Company Affiliate” shall mean an “affiliate” of the Company within the meaning of Rule 145 promulgated under the Securities Act.

“Company Board” shall mean the Board of Directors of the Company.

“Company Capital Stock” shall mean Company Common Stock and Company Preferred Stock.

“Company Common Stock” shall mean the common stock of the Company, par value $.01 per share.

“Company Lease” shall mean any agreement under which the Company or its Subsidiaries is the lessor that provides for the use, occupancy or possession of any parcel of Company Real Property.

“Company Material Adverse Effect” shall mean any change affecting, or condition having an effect on, the Company or any of its Subsidiaries (i) that is, or would reasonably be expected to be, materially adverse to the business, Assets, liabilities, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, (ii) that will, or would reasonably be expected to, prevent or materially impair the ability of the Parties to consummate the Merger before the Termination Date, (iii) that would, or would reasonably be expected to, prevent or materially impair the ability of the Company to operate its or any of its Subsidiaries’ businesses following the Effective Time, (iv) that, to the Knowledge of the Company, would or would reasonably be expected to, prevent or materially impair the ability of Parent to operate its or any of its Subsidiaries’ businesses following the Effective Time, or (v) that could reasonably be expected to prevent or materially impair the Company or Parent from qualifying for federal or state taxation as a REIT prior to or after the Effective Time; provided, however, that any such change or effect having the results described in the foregoing (i) through (iv) that results from (A) a change in law, rule or regulation, or GAAP or interpretations thereof that applies to both Parent and the Company or (B) economic or market conditions in the retail shopping center industry generally shall not be considered when determining whether a Company Material Adverse Effect has occurred, except to the extent that such change or effect disproportionately affects the Company or its Subsidiaries in any material respect; provided, further, that a decline in the share price of the Company resulting from the public announcement of this Agreement and the proposed Merger shall not be deemed a Company Material Adverse Effect.

“Company OP Units” shall mean the units of limited partnership interest in either of the Operating Partnerships.

“Company Options” shall mean all options and purchase rights to acquire Company Capital Stock granted, awarded, earned or purchased under the Company Stock Plans.

“Company Stockholder” shall mean a holder of record of one or more shares of Company Common Stock immediately prior to the Effective Time.

“Company Stock Plans” shall mean the Company’s 1997 Stock Option and Incentive Plan and 2000 Stock Incentive Plan, as amended.

“Company Stock Rights” shall mean all options, restricted share awards, performance awards, dividend equivalents, deferred stock, equity payments, equity appreciation rights and shares of capital stock or beneficial interests granted, awarded, earned or purchased pursuant to the Company Stock Plans.

“Company Transactions” shall mean the Merger, CTOP Merger, Pinecreek Merger, and the other transactions contemplated by this Agreement.

“Confidentiality Agreement” means that certain confidentiality agreement dated June 12, 2006 between the Company and Parent.

“CRULPA” shall mean the California Revised Uniform Limited Partnership Act, as amended.

“CTOP Partnership Agreement” shall mean the Second Amended and Restated Agreement of Limited Partnership of CT Operating Partnership, L.P., dated January 17, 2003, by and between the Company (as successor in interest to Center Trust, Inc.) and certain individuals listed on Exhibit A thereto.

“DRULPA” shall mean the Delaware Revised Uniform Limited Partnership Act, as amended.

“Effective Time” shall have the meaning assigned thereto in Section 2.3.

“Encumbrances” shall mean any claim, lien, pledge, option, right of first refusal, charge, security interest, deed of trust, mortgage, restriction or encumbrance pertaining to the Assets held by or in favor of Third Parties.

“Environmental Laws” shall mean any federal, state or local law, statute, ordinance, order, decree, rule, regulation or policies relating (i) to releases, discharges, emissions or disposals to air, water, land or groundwater of Hazardous Materials; (ii) to the use, handling or disposal of polychlorinated biphenyls, asbestos or urea formaldehyde or any other Hazardous Material; (iii) to the treatment, storage, disposal or management of Hazardous Materials; (iv) to exposure to toxic, hazardous or other controlled, prohibited or regulated substances; or (v) to the transportation, release or any other use of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq. (“CERCLA”), the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq. (“RCRA”), the Toxic Substances Control Act, 15 U.S.C. 2601, et seq. (“TSCA”), those portions of the Occupational, Safety and Health Act, 29 U.S.C. 651, et seq. relating to Hazardous Materials exposure and compliance, the Clean Air Act, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1802 et seq. (“HMTA”) and the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001, et seq. (“EPCRA”), and other comparable state and local laws and all rules and regulations promulgated pursuant thereto or published thereunder.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any Person, any entity which is (or at any relevant time was) considered a single employer with such Person under Section 4001 of ERISA or Section 414 of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fixtures and Equipment” shall mean, with respect to any Person, all of the furniture, fixtures, furnishings, machinery and equipment owned or leased by such Person and located in, at or upon the Assets of such Person.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time, consistently applied.

“Governmental Entities” shall mean all courts, regulatory or administrative agencies, commissions or other governmental authorities, bodies or instrumentalities with jurisdiction, including for the avoidance of doubt any self regulatory organizations.

“Hazardous Materials” shall mean each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under applicable Environmental Laws or the release of which is regulated under Environmental Laws. Without limiting the generality of the foregoing, the term includes: “hazardous substances” as defined in CERCLA; “extremely hazardous substances” as defined in EPCRA; “hazardous waste” as defined in RCRA; “hazardous materials” as defined in HMTA; a “chemical substance or mixture” as defined in TSCA; crude oil, petroleum products or any fraction thereof; radioactive materials, including source, byproduct or special nuclear materials; asbestos or asbestos-containing materials; chlorinated fluorocarbons (“CFCs”); and radon.

“IRS” shall mean the United States Internal Revenue Service or any successor agency.

“Knowledge” shall mean with respect to (i) the Company, the actual knowledge of those individuals listed in Section 1(a) of the Company Disclosure Schedule, and (ii) Parent and Merger Sub, the actual knowledge of those individuals listed in Section 1 of the Parent Disclosure Schedule.

“Material Contracts” shall mean (i) any loan agreement, letter of credit, indenture, note, bond, debenture, mortgage or any other document, agreement or instrument evidencing a capitalized lease obligation or other indebtedness to any Person, or any guaranty thereof, in excess of $1,000,000 (excluding letters of credit, performance bonds or guaranties entered into in the ordinary course of business), (ii) any contractual obligation (including any brokerage agreement) entered into by the Company or any Company Subsidiary that, by its terms, is not terminable within one year (without termination fee or penalty) and that may result in total payments by the Company or any Company Subsidiary in excess of $1,000,000, (iii) any agreements filed or required to be filed as exhibits to the Company SEC Reports pursuant to Item 601(b)(10) of Regulation S-K of Title 17, Part 229 of the Code of Federal Regulations, (iv) any interest rate cap, interest rate collar, interest rate swap, currency hedging transaction and any other agreement relating to a similar transaction in excess of $500,000 to which the Company or any Company Subsidiary is a party or an obligor with respect thereto, (v) any agreement, arrangement or understanding in which the amount involved exceeds $60,000 per annum with any trustee, director or employee of the Company or the Company Subsidiaries earning in excess of $75,000 per annum in base compensation and cash bonus or with any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the 1934 Act) of any such trustee, director or employee, (vi) any partnership or joint venture agreement with any third parties, (vii) any confidentiality agreement, non-competition agreement or other contract or any agreement that contains covenants that restrict the Company’s or its Affiliates’ ability to compete in any line of business or with any Person in any geographical area, (viii) any indemnification agreements entered into by and between the Company and any director or officer of the Company or any of its Subsidiaries, (ix) any contract providing any Person with any option, right of first refusal or similar obligation with respect to any of the Company’s Assets, or (x) any agreement pursuant to which the Company or any of its Subsidiaries manages or provides services with respect to any real properties other than Company Real Property; provided, however, that a Company Lease shall not be considered a Material Contract.

“Merger Consideration” shall mean the Cash Consideration, together with, if applicable, the Stock Consideration.

“MGCL” shall mean the Maryland General Corporation Law, as amended.

“Multiemployer Plan” shall mean any “multiemployer” plan, within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

“NYSE” shall mean The New York Stock Exchange, Inc.

“Operating Partnerships” shall mean CTOP and Pinecreek OP.

“Operating Partnership Agreements” shall mean the CTOP Partnership Agreement and the Pinecreek OP Partnership Agreement.

“Organizational Documents” means, with respect to any entity, the charter, certificate of incorporation, articles of incorporation, bylaws, partnership agreement, operating agreement, declaration of trust or other governing documents of such entity, including any documents designating or certifying the terms of any securities of such entity.

“Parent Common Stock” shall mean the common stock, par value $.01 per share, of Parent.

“Parent Common Stock Value” shall be an amount equal to the average of the daily closing prices (as of 4:00 p.m. eastern time) per share of Parent Common Stock, as reported on the NYSE (as published in The Wall Street Journal or, if not published therein or incorrectly published therein, in another authoritative source mutually selected by Parent and the Company) for the ten (10) consecutive full trading days immediately preceding the two (2) consecutive full trading days immediately preceding the date of the Company Stockholders Meeting; provided, however, that if the Parent has elected to delay the Closing pursuant to Section 2.2(b), the Parent Common Stock Value shall be an amount equal to the average of the daily closing prices (as of 4:00 p.m. eastern time) per share of Parent Common Stock, as reported on the NYSE (as published in The Wall Street Journal or, if not published therein or incorrectly published therein, in another authoritative source mutually selected by Parent and the Company) for the ten (10) consecutive full trading days immediately preceding the Closing Date; provided, further, that if Parent declares a dividend with respect to shares of Parent Common Stock with a record date during such measurement period, an appropriate adjustment will be made to the Parent Common Stock Value for the days following such record date to take account of such dividend payment.

“Parent Material Adverse Effect” shall mean: (1) if Parent has made a Stock Election, any change affecting, or condition having an effect on, the Parent or any of its Subsidiaries (i) that is, or would reasonably be expected to be, materially adverse to the business, Assets, liabilities, results of operations or condition (financial or otherwise) of the Parent and its Subsidiaries, taken as a whole, (ii) that will, or would reasonably be expected to, prevent or materially impair the ability of the Parties to consummate the Merger before the Termination Date, (iii) that would, or would reasonably be expected to, prevent or materially impair the ability of Parent to operate its and its Subsidiaries’ businesses, taken as a whole, following the Effective Time or (iv) that could reasonably be expected to prevent or materially impair the Company or Parent from qualifying for federal or state taxation as a REIT after the Effective Time; provided, however, that any such change or effect having the results described in the foregoing (i) through (iii) that results from (A) a change in law, rule or regulation, or GAAP or interpretations thereof that applies to both Parent and the Company or (B) economic or market conditions in the industries in which Parent and its Subsidiaries operate shall not be considered when determining whether a Parent Material Adverse Effect has occurred, except to the extent that such change or effect disproportionately affects the Parent or its Subsidiaries in any material respect; provided, further, that a decline in the share price of the Parent resulting from the public announcement of this Agreement and the proposed Merger or the Parent Common Stock Value shall not be deemed a Parent Material Adverse Effect; and (2) if Parent has not made a Stock Election, any change affecting, or condition having an effect on, Parent or any of its Subsidiaries that will, or would reasonably be expected to, prevent or materially impair the ability of the Parties to consummate the Merger before the Termination Date.

“Partnership Unit” means a fractional, undivided share of an ownership interest of either the general partner or a limited partner in an Operating Partnership.

“Permitted Encumbrances” shall mean (i) any and all Encumbrances which result from all statutory or other liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings by a Party hereto for which adequate reserves are being maintained in accordance with GAAP by a Party hereto; (ii) all material cashiers’, landlords’, workers’, mechanics’, carriers’ and repairers’ liens, and other similar liens imposed by law, incurred in the ordinary course of business; (iii) all Material Contracts (only to the extent that the same affects title to real property), or Company Leases; (iv) Encumbrances relating to the debt obligations set forth on Section 3.13(c) of the Company Disclosure Schedule or disclosed in the Company SEC Reports; and (v) other Encumbrances which individually or in the aggregate do not materially detract from or materially interfere with the present use of the property subject thereto or affected thereby and would not otherwise reasonably be expected to have a Company Material Adverse Effect.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, real estate investment trust, other organization (whether incorporated or unincorporated), governmental agency or instrumentality, or any other legal entity.

“Pinecreek OP Partnership Agreement” shall mean the Agreement of Limited Partnership of Western/Pinecreek, L.P., dated November 1999, by and between the Company (as successor in interest to Western Properties Trust) and Pendola Family Trust Partnership, a California general partnership.

“REIT” shall mean a real estate investment trust within the meaning of Sections 856 through 860 of the Code.

“Representative” shall mean, with respect to any Person, that Person’s officers, directors, employees, financial advisors, agents or other representatives.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stock Consideration” shall mean the number of shares Parent Common Stock, if any, to which a holder of Company Common Stock is entitled as determined pursuant to Section 2.14.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company, joint venture, real estate investment trust, or other organization, whether incorporated or unincorporated, or other legal entity of which (i) such Person directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions; (ii) such Person is a general partner, manager or managing member; or (iii) such Person holds a majority of the equity economic interest.

“Superior Proposal” means an unsolicited bona fide written Acquisition Proposal (i) which the Company Board has determined in good faith, and in consultation with its legal and financial advisors, to be more favorable from a financial point of view to the Company and its stockholders than the Merger, taking into account any amendments to this Agreement proposed by Parent; (ii) for which financing, to the extent required, is then firmly committed; and (iii) which, in the good faith reasonable judgment of the Company Board, is reasonably likely to be consummated on the timetable and terms proposed; provided that for purposes of this definition the references in the definition of Acquisition Proposal to “10%” shall be deemed to be references to “100%.”

“Tax” or “Taxes” shall mean all federal, state, local, foreign and other taxes, levies, fees, imposts, assessments, impositions or other similar government charges, including income, estimated income, business, occupation, franchise, real property, payroll, personal property, sales, transfer, stamp, use, employment, commercial rent or withholding (including dividend withholding and withholding required pursuant to Section 1445 and 1446 of the Code), occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty or other taxes, including interest, penalties and additions (to the extent applicable) thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the tax liability of any other person.

“Tax Protection Agreement” means any agreement to which the Company or any Subsidiary is a party pursuant to which (i) any liability to direct or indirect holders of Company OP Units or any interests in any Subsidiary of any Operating Partnership relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (ii) in connection with the deferral of income Taxes of a direct or indirect holder of Company OP Units or interests in any Subsidiary of any Operating Partnership, the Company or any Subsidiary has agreed to (a) maintain a minimum level of debt or continue a particular debt, (b) retain or not dispose of assets for a period of time that has not since expired, (c) make or refrain from making Tax elections, (d) operate (or refrain from operating) in a particular manner, (e) use (or refrain from using) a specified method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of the Company or any Subsidiary, (f) use (or refrain from using) a particular method for allocating one or more liabilities of the Company or any Subsidiary under Section 752 of the Code and/or (g) only dispose of assets in a particular manner; (iii) any persons, whether or not partners in any Operating Partnership, have been or are required to be given the opportunity to guaranty or assume debt of such Operating Partnership or any Subsidiary of such Operating Partnership or are so guarantying or have so assumed such debt; and/or (iv) any other agreement that would require any Operating Partnership or the general partner of such Operating Partnership or any Subsidiary of such Operating Partnership to consider separately the interests of the limited partners of such Operating Partnership or the holder of interests in such Subsidiary in connection with any transaction or other action.

“Tax Return” shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including any schedule or attachment thereto and any amendment thereof, any information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Transfer Taxes” shall mean any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar Taxes (together with any related interest, penalties or additions)

“Third Party” shall mean any person other than the Company, Merger Sub, Parent and their respective Affiliates.

Table of Other Defined Terms

Terms	Cross Reference in Agreement
Acquisition Vehicle	Section 6.13
Agreement	Preamble
Articles of Merger	Section 2.3
Asset Sales	Section 6.13
Base Amount	Section 8.2(e)
Blue Sky Laws	Section 3.6(b)
Break-Up Fee	Section 8.2(d)
California Secretary	Section 2.3(b)
Claims	Section 6.11
Closing	Section 2.2
Closing Date	Section 2.2
Company	Preamble
Company Disclosure Schedule	Article III
Company Employee Plans	Section 3.12(a)
Company Financial Advisor	Section 3.17
Company Leased Property	Section 3.13(a)
Company Owned Property	Section 3.13(a)
Company Preferred Stock	Section 3.3(a)
Company Real Property	Section 3.13(a)
Company SEC Reports	Section 3.8(a)
Company Stockholders Meeting	Section 3.17

Terms	Cross Reference in Agreement
Company Voting Proposal	Section 3.2
CTOP Certificate of Merger	Section 2.3(b)
CTOP Effective Time	Section 2.3(b)
Delaware Secretary	Section 2.3(b)
Delayed Closing	Section 2.2(b)
Exchange Agent	Section 2.11(a)
Expenses	Section 8.2(a)
Final Company Dividend	Section 5.3
Governmental Approvals	Section 6.5(a)
Indemnified Parties	Section 6.11(a)
Indemnifying Parties	Section 6.11(b)
Internal Controls	Section 3.8(d)
Maryland Department	Section 2.3(a)
Maximum Expense Amount	Section 8.2(b)
Merger	Recitals
Merger Sub	Preamble
Minimum Distribution Dividend	Section 5.3
Notifying Party	Section 6.5(a)
OP Unit Certificates	Section 2.11(c)
Option Consideration	Section 2.9(a)
Original Closing Date	Section 2.2(b)
Ownership Limit	Section 3.21
Parent	Preamble
Parent Board	Section 4.2
Parent Disclosure Schedule	Article IV
Parent Preferred Stock	Section 4.3(a)
Parent SEC Reports	Section 4.6(a)
Party or Parties	Preamble
Pinecreek Certificate of Merger	Section 2.3(c)
Pinecreek Effective Time	Section 2.3(c)
Proxy Statement/Prospectus	Section 3.17
Qualified Plan	Section 3.12(a)
Qualifying Income	Section 8.2(b)
Real Estate Purchase Agreement	Section 6.13
Registration Statement	Section 3.17
REIT Requirements	Section 8.2(b)
Surviving Company	Section 2.1
Tax Guidance	Section 8.2(b)
Terminating Company Breach	Section 8.1(f)
Terminating Parent Breach	Section 8.1(g)
Termination Date	Section 8.1(b)
Voting Debt	Section 3.3(e)

ARTICLE II

THE MERGER

Section 2.1 The Mergers.

(a) Upon the terms and subject to the conditions of this Agreement and in accordance with Subtitle 1 of Title 3 of the MGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving entity (the “Surviving Company”) in accordance with the MGCL.

(b) Upon the terms and subject to the conditions of this Agreement and in accordance with Subchapter 17, Section 211 of DRULPA and Article 7.5 of CRULPA, at the Effective Time, CTOP shall be merged with and into CTOP Merger Sub. Following the CTOP Merger, the separate existence of CTOP shall cease and CTOP Merger Sub shall continue as the surviving entity (“Surviving CTOP Entity”) in accordance with the DRULPA and CRULPA.

(c) Upon the terms and subject to the conditions of this Agreement and in accordance with Subchapter 17, Section 211 of DRULPA, at the Effective Time, Pinecreek Merger Sub shall be merged with and into the Pinecreek OP. Following the Pinecreek Merger, the separate existence of Pinecreek Merger Sub shall cease and Pinecreek OP shall continue as the surviving entity (“Surviving Pinecreek Entity”) in accordance with the DRULPA.

Section 2.2 Closing and Closing Date. (a) Unless this Agreement shall have been terminated by either Parent or the Company and the transactions herein contemplated shall have been abandoned pursuant to the provisions of Section 8.1, the closing of the Merger, the CTOP Merger and the Pinecreek Merger (the “Closing”) shall take place (a) at 10:00 a.m., New York time, as soon as practicable, but in no event later than the second Business Day, after the last of all of the conditions to the respective obligations of the Parties set forth in Article VII shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions); provided, to the extent practicable, if all of the conditions to the respective obligations of the Parties set forth in Article VII shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) and Parent has not elected to delay the Closing pursuant to Section 2.2(b), Parent and the Company shall use their reasonable best efforts to consummate the Closing on the date of the Company Stockholders Meeting, or (b) at such other time and date as Parent and the Company shall mutually agree (such date and time on and at which the Closing occurs being referred to herein as the “Closing Date”). The Closing shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019. At the Closing, the documents, certificates, opinions and instruments referred to in Article VII shall be executed and delivered to the applicable party.

(b) Parent may by giving written notice to the Company at least three (3) Business Days prior to the Closing Date, delay the Closing to a date no later than the earlier of (x) 45 days following the first date (the “Original Closing Date”) on which the conditions set forth in Article VII have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing) and (y) the Termination Date (as defined hereinafter) (a “Delayed Closing”); provided that Parent may only delay the Closing as contemplated by this Section 2.2(b) in accordance with and subject to Section 7.4. In the event that Parent elects to cause a Delayed Closing as contemplated by this Section 2.2(b), all references in this Agreement to the Closing shall be deemed to be references to the Delayed Closing and the Closing Date shall be deemed to occur on the date on which the Delayed Closing occurs.

Section 2.3 Effective Time.

(a) Subject to the provisions of this Agreement, as soon as reasonably practicable on or after the Closing Date, the Parties shall file with the State Department of Assessments and Taxation of Maryland (the “Maryland

Department”) the articles of merger or other appropriate documents (the “Articles of Merger”) in such form as is required by, and executed in accordance with, the relevant provisions of the MGCL and make all other filings, recordings or publications required under the MGCL in connection with the Merger. The Merger shall become effective at 5:00 p.m., New York time, on the date of the filing of the Articles of Merger with, and acceptance for record of such Articles of Merger by, the Maryland Department in accordance with the MGCL, or at such other time as the Parties shall agree as specified in such filings in accordance with applicable law (the “Effective Time”).

(b) Subject to the provisions of this Agreement, as soon as reasonably practicable on or after the Closing Date, the Parties shall file with the Office of the Secretary of State of the State of California (the “California Secretary”) and with the Secretary of State of the State of Delaware (the “Delaware Secretary”) the certificates of merger or other appropriate documents (the “CTOP Certificates of Merger”) in such form as is required by, and executed in accordance with, the relevant provisions of CRULPA and DRULPA and make all other filings, recordings or publications required under CRULPA and DRULPA in connection with the CTOP Merger. The CTOP Merger shall become effective at 5:00 p.m., New York time, on the date of the filing of the CTOP Certificates of Merger with, and acceptance for record of such CTOP Certificate of Merger by, the California Secretary and Delaware Secretary in accordance with CRULPA and DRULPA, respectively, or at such other time as the Parties shall agree as specified in such filings in accordance with applicable law (the “CTOP Effective Time”), it being understood that the parties shall cause the CTOP Effective Time to occur concurrently with the Effective Time.

(c) Subject to the provisions of this Agreement, as soon as reasonably practicable on or after the Closing Date, the Parties shall file with the Delaware Secretary the certificate of merger or other appropriate documents (the “Pinecreek Certificate of Merger”) in such form as is required by, and executed in accordance with, the relevant provisions of DRULPA and make all other filings, recordings or publications required under DRULPA in connection with the Pinecreek Merger. The Pinecreek Merger shall become effective at 5:00 p.m., New York time, on the date of the filing of the Pinecreek Certificate of Merger with, and acceptance for record of such Pinecreek Certificate of Merger by, the Delaware Secretary in accordance with DRULPA, or at such other time as the Parties shall agree as specified in such filings in accordance with applicable law (the “Pinecreek Effective Time”), it being understood that the parties shall cause the Pinecreek Effective Time to occur concurrently with the Effective Time.

Section 2.4 Effects of the Merger.

(a) The Merger shall have the effects set forth in Section 3–114 of the MGCL and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time of the Merger, all of the property, rights, privileges and powers of the Company and Merger Sub will vest in the Surviving Company, and all of the debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Company.

(b) The CTOP Merger shall have the effects set forth in Section 15678.6 of CRULPA, Section 17–211 of DRULPA and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the CTOP Effective Time, all of the property, rights, privileges and powers of the CTOP and CTOP Merger Sub will vest in the Surviving CTOP Entity, and all of the debts, liabilities and duties of the CTOP and CTOP Merger Sub will become the debts, liabilities and duties of the Surviving CTOP Entity.

(c) The Pinecreek Merger shall have the effects set forth in Section 17–211 of DRULPA and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Pinecreek Effective Time, all of the property, rights, privileges and powers of the Pinecreek OP and Pinecreek Merger Sub will vest in the Surviving Pinecreek Entity, and all of the debts, liabilities and duties of the Pinecreek OP and Pinecreek Merger Sub will become the debts, liabilities and duties of the Surviving Pinecreek Entity.

Section 2.5 Organizational Documents.

(a) At the Effective Time, (i) the charter of the Surviving Company shall be amended in its entirety to read as the charter of Merger Sub, as in effect immediately before the Effective Time, except that at the Effective Time, Article I thereof shall be amended to read as follows: “The name of the Corporation is Pan Pacific Retail Properties, Inc.” and (ii) the bylaws of the Surviving Company shall be amended in their entirety to read as the bylaws of Merger Sub, as in effect immediately before the Effective Time. Such charter and bylaws shall not be inconsistent with Section 6.11.

(b) Following the CTOP Effective Time, the certificate of limited partnership of CTOP Merger Sub shall continue to be the certificate of limited partnership of Surviving CTOP Entity until further amended in accordance with DRULPA.

(c) Following the Pinecreek Effective Time, the certificate of limited partnership of Pinecreek Merger Sub shall continue to be the certificate of limited partnership of Surviving Pinecreek Entity until further amended in accordance with DRULPA.

Section 2.6 Directors and Officers of the Surviving Company. The directors of Merger Sub immediately prior to the Effective Time shall be elected as the initial directors of the Surviving Company, each to hold office in accordance with the charter and bylaws of the Surviving Company. The officers of Merger Sub immediately prior to the Effective Time shall be elected as the initial officers of the Surviving Company, each to hold office in accordance with the charter and bylaws of the Surviving Company.

Section 2.7 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder of any of the following securities:

(a) Subject to Sections 2.10, 2.14, 5.3, 6.13 and 6.14, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including outstanding restricted Company Common Stock granted under the Company Stock Plans, but excluding any shares to be canceled in accordance with Section 2.7(b)), shall be converted into and represent the right to receive the Merger Consideration. The Merger Consideration shall be payable upon the surrender of the Certificate formerly representing such Company Common Stock, subject to Section 2.13. As of the Effective Time, all Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate representing any Company Common Stock shall cease to have any rights with respect thereto, except the right to receive (i) the Merger Consideration, (ii) any cash in lieu of fractional shares of the Parent Common Stock, if any, to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.10, (iii) with respect to the Stock Consideration, if any, any dividends or distributions in accordance with Section 2.11(h) and (iv) any unpaid dividend declared by the Company in respect of Company Common Stock in accordance with Section 5.1 and 5.3, in each case without interest.

(b) Each share of Company Common Stock that is (i) owned by any Subsidiary of the Company or (ii) owned by Parent or any Subsidiary of Parent, in each case immediately prior to the Effective Time, shall remain outstanding (except that the number of such shares owned by Parent or such Subsidiaries shall be adjusted in the Merger to maintain relative ownership percentages).

(c) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Company, and each share of Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of preferred stock of the Surviving Company.

(d) The Stock Consideration, if any, shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock, as applicable), reorganization, recapitalization, consolidation, exchange or other like change with respect to Parent Common Stock or Company Common Stock occurring after the date on which the Parent Common Stock Value is determined and prior to the Effective Time.

Section 2.8 Treatment of Company OP Units.

(a) Each Company OP Unit issued and outstanding immediately prior to the Effective Time (other than those held by an Electing Holder) shall be cancelled and shall be converted automatically into the right to receive the Merger Consideration; provided, however, that each such holder of Company OP Units may, at such holder’s sole discretion, elect (each an “Election”) to (x) continue as a limited partner of the Surviving CTOP Entity or the Surviving Pinecreek Entity, as the case may be, on such terms and subject to such conditions as set forth in the governing documents of such entities (for the avoidance of doubt, the terms and conditions of the governing documents of such entities shall be determined by Parent in its sole discretion), in which case, such holder shall not be entitled to receive the Merger Consideration and Section 2.8(b) shall apply, or (y) make an Election with respect to some but not all of such holder’s Company OP Units (with the effects set forth in the foregoing clause (x) with respect to, but only with respect to, the Company OP Units covered by such Election), in which case, such holder shall be entitled to receive Merger Consideration with respect to, but only with respect to, the Company OP Units with respect to which an Election has not been made, in accordance with Section 2.8(b); provided, further, that any holder of Company OP Units in CTOP or Pinecreek OP who (i) is entitled to receive an amount of Merger Consideration equal to $250,000 or less, in the aggregate, (ii) is not an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act) or (iii) would not be eligible, in Parent’s reasonable judgment (after being advised by outside counsel), based on Parent’s (and such counsel’s) review of such holder’s responses to a questionnaire sent to the holders of Company OP Units (which questionnaire shall be in form and substance reasonably acceptable to Parent and the Company) and such other customary matters as are reasonably taken into account by Parent and its counsel, to continue as a limited partner of the Surviving CTOP Entity or the Surviving Pinecreek Entity, respectively, in accordance with this Agreement without registration of such holder’s Company OP Units under the Securities Laws or state securities or blue sky laws, shall, in each of cases (i), (ii) and (iii), have no right to make an Election hereunder. Elections shall be made in a form designated by Parent for that purpose, which form shall be reasonably acceptable to the Company (an “Election Form”). The Election Form shall (I) state that, by making an Election, a holder of Company OP Units in CTOP or Pinecreek OP shall be deemed to have unconditionally and irrevocably waived any and all rights such holder may have against the Company or Parent or any of their respective Subsidiaries, Affiliates or Representatives under the CTOP Partnership Agreement or Pinecreek OP Partnership Agreement, respectively, in connection with and with respect to the Mergers and the other transactions contemplated by this Agreement, under any Tax Protection Agreements, or otherwise, (II) when completed, specify the number of Company OP Units, if less than all, with respect to which an Election is made (failing which, the holder thereof shall be deemed to have made an Election with respect to all of such holder’s Company OP Units), and (III) provide any other information or certification relating to Taxes that is reasonably required in connection with the transactions contemplated hereby. In order to be effective, an Election Form must be duly completed, signed and submitted to Parent, and must be received by Parent by the date (the “Election Deadline”) specified in the Election Form or in the letter of transmittal referred to in Section 2.11(b). Any holder of Company OP Units who has the right to make, and has made, an Election pursuant to this Section 2.8(a) (each an “Electing Holder”) may at any time prior to the Election Deadline revoke such Election by written notice to the Parent received by Parent prior to the Election Deadline. Any Electing Holder who does not submit a properly completed Election Form which is received by Parent prior to the Election Deadline, or who has duly revoked such Election, shall be deemed not to have made an Election and shall be entitled to receive the Merger Consideration. Parent shall, in its sole discretion, determine whether an Election Form has been timely and properly completed, signed and submitted or revoked and to disregard immaterial defects in such form. Such decision shall be conclusive and binding.

(b) Each Company OP Unit issued and outstanding immediately prior to the Effective Time with respect to which the holder thereof has the right to make, and has duly made, an Election in accordance with Section 2.8(a), shall remain a limited partnership interest of the Surviving CTOP Entity or the Surviving Pinecreek Entity,

respectively, and no payment shall be made pursuant to this Agreement with respect thereto. In addition, Parent shall contribute cash and, if a Stock Election is made, shares of Parent Common Stock, to CTOP Merger Sub or Pinecreek Merger Sub (directly or indirectly through depositing the same with the Exchange Agent in accordance with Section 2.11) as needed to pay the Merger Consideration to non-Electing Holders, and Partnership Units in the Surviving CTOP Entity or the Surviving Pinecreek Entity shall be issued to Parent in an amount equal to the number of non-Electing Holders’ Company OP Units in CTOP and Pinecreek OP, respectively, cancelled pursuant to Section 2.8(a) (which Company OP Units shall be treated as having been sold to the Parent by the non-Electing Holders for federal and applicable state income tax purposes).

Section 2.9 Treatment of Company Options and Restricted Stock.

(a) Immediately prior to the Effective Time and subject to the consummation of the Merger, the Company and the Company Board (or the appropriate committee thereof) shall cause the vesting of each then outstanding Company Option to be fully accelerated and shall cause each then outstanding Company Option to be canceled and terminated as of the Effective Time, and the holder to become entitled to receive an amount of cash, if any, from the Company equal to the product of (x) the excess, if any, of $70 over the exercise price per share of such Company Option, and (y) the number of shares of Company Common Stock subject to the unexercised portion of such Company Option (such amount being hereinafter referred to as the “Option Consideration”). The Option Consideration shall be paid by the Company as soon as practicable following the Effective Time. The Company shall withhold from the Option Consideration any taxes required to be withheld.

(b) Immediately prior to the Effective Time, and subject to the consummation of the Mergers, the Company and Company Board (or, if appropriate, any committee thereof) shall cause the vesting of each share of outstanding restricted Company Common Stock granted under the Company Stock Plans to be fully accelerated and the contractual restrictions thereon to terminate.

(c) Each of the Parties shall take such steps, if any, as may be required to provide that, with respect to each Section 16 Affiliate (as defined below), (i) the transactions contemplated by this section, and (ii) any other dispositions of Company equity securities (including derivative securities) or other acquisitions of Parent equity securities (including derivative securities) in connection with this Agreement, shall be exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, in accordance with the terms and conditions set forth in that certain No-Action Letter, dated January 12, 1999 (CCH Fed. Sec. L. Rep. 77.515). For purposes of this Agreement, “Section 16 Affiliate” shall mean each individual who (x) immediately prior to the Effective Time is a director or officer of the Company or (y) at the Effective Time will become a director or officer of Parent, Merger Sub or the Company.

(d) The Company shall take all corporate actions necessary to effectuate the treatment of Company Options and restricted Company Common Stock contemplated by this Section 2.9 and to ensure that (i) all awards issued under the Company Stock Plans shall be settled as of the Effective Time, and (ii) neither any holder of Company Options and restricted Company Common Stock nor any other participant in any Company Stock Plan shall have any right thereunder to acquire any securities of the Company, the Surviving Company, Parent, or any of their respective Subsidiaries or to receive any payment or benefit with respect to any award previously granted under the Company Stock Plans except as provided in this Section 2.9.

Section 2.10 Fractional Interests. If Stock Consideration is included in the Merger Consideration, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued in connection with the Merger, and such fractional interests will not entitle the owner thereof to any rights of a stockholder of Parent. In lieu of any such fractional interests, each Company Stockholder exchanging Certificates pursuant to Section 2.7(a) and Company OP Unit holder (other than an Electing Holder) who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all shares of Company Common Stock then held of record by such stockholder) shall receive cash (without interest) in an amount equal to such fractional amount multiplied by the average of the last reported sales prices of Parent Common Stock, as reported on the NYSE, on each of the ten trading days immediately preceding the date of the Effective Time.

Section 2.11 Surrender of Company Common Stock and Company OP Units; Transfer Books.

(a) Prior to the Closing Date, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for Company Stockholders and Company OP Unit holders (other than any Electing Holders) in connection with the Merger (the “Exchange Agent”). The Exchange Agent shall receive the Merger Consideration to which Company Stockholders and Company OP Unit holders (other than any Electing Holders) shall become entitled pursuant to Sections 2.7(a) and 2.8(a), respectively. Prior to the Effective Time, Parent will make available to the Exchange Agent cash in respect of the Cash Consideration, sufficient shares of Parent Common Stock in respect of the Stock Consideration, if any, and an estimated amount of cash in lieu of fractional shares, if any, to make all exchanges pursuant to Section 2.11(b) and 2.11(c). The Exchange Agent shall cause the cash, shares of Parent Common Stock, if any, dividends or distributions with respect thereto and cash in lieu of fractional shares, if any, deposited by Parent to be (i) held for the benefit of Company Stockholders and Company OP Unit holders (other than any Electing Holders) and (ii) promptly applied to making the exchanges and payments provided for in Sections 2.11(b) and 2.11(c). Such cash, shares of Parent Common Stock, dividends or distributions with respect thereto and cash in lieu of fractional shares shall not be used for any purpose that is not provided for herein.

(b) Promptly after the Effective Time, Parent shall, or shall cause the Exchange Agent to, mail to each Company Stockholder whose shares were converted pursuant to Section 2.7(a) into the right to receive the Merger Consideration (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and the cash in lieu of fractional shares pursuant to Section 2.10. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor, after giving effect to any required Tax withholding pursuant to Section 2.13 hereof (i) cash in respect of the Cash Consideration which such holder has the right to receive pursuant to the provisions of Section 2.7(a), (ii) a certificate in respect of the Stock Consideration representing that number of whole shares of Parent Common Stock, if any, which such holder has the right to receive pursuant to the provisions of Section 2.7(a), with respect to each Certificate formerly representing shares of Company Common Stock, (iii) cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.10, (iv) any dividends or distributions to which such holder is entitled pursuant to Section 2.11(h) in each case without interest, and the Certificate so surrendered shall forthwith be canceled and (v) any unpaid dividend declared by the Company in respect of Company Common Stock in accordance with Sections 5.1, 5.3, 6.13 or 6.14, in each case without interest. Until so surrendered and exchanged, each Certificate shall represent solely the right to receive the Merger Consideration into which the shares of Company Common Stock it theretofore represented shall have been converted pursuant to Section 2.7(a), cash in lieu of any fractional shares pursuant to Section 2.10, any dividends or distributions pursuant to Section 2.11(h) and any unpaid dividend declared by the Company in respect of Company Common Stock in accordance with Sections 5.1, 5.3, 6.13 or 6.14, in each case without interest. If the payment of cash in respect of the Cash Consideration or the exchange of certificates representing shares of Parent Common Stock in respect of the Stock Consideration, if any, is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of exchange that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such exchange shall have paid any transfer and other Taxes required by reason of the payment of cash or exchange of certificates representing shares of Parent Common Stock to a Person other than the registered holder of the Certificate surrendered or shall have established to the reasonable satisfaction of Parent that such Tax either has been paid or is not applicable.

(c) Prior to the Closing Date, Parent shall, or shall cause the Exchange Agent to, mail to each Company OP Unit holder (i) an Election Form and (ii) instructions for use in effecting the delivery of outstanding certificates, if any, which immediately prior to the Effective Time represented Company OP Units or other evidence of ownership of Company OP Units, if any (“OP Unit Certificates”) in exchange for the Merger Consideration and the cash in lieu of fractional shares pursuant to Section 2.10 if such Company OP Unit holder is not an Electing Holder. Upon surrender to the Exchange Agent of an Election Form, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, and subject to and conditioned upon the Partnership Mergers, the holder of such OP Unit Certificate shall be entitled to receive in exchange therefor, after giving effect to any required Tax witholding pursuant to Section 2.13 hereof (i) cash in respect of the Cash Consideration which such holder has the right to receive pursuant to the provisions of Section 2.8(a), (ii) a certificate in respect of the Stock Consideration representing that number of whole shares of Parent Common Stock, if any, which such holder has the right to receive pursuant to the provisions of Section 2.8(a), (iii) cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.10, and (iv) any dividends or distributions to which such holder is entitled pursuant to Section 2.11(h) in each case without interest.

(d) At any time after the one-year anniversary of the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to Parent cash and any other instruments (including certificates for shares of Parent Common Stock) in its possession relating to the transactions contemplated by this Agreement which had been made available to the Exchange Agent and which have not been distributed to holders of Certificates or OP Unit Certificates. Thereafter, each holder of an OP Unit Certificate or of a Certificate, representing shares converted pursuant to Section 2.7(a), or 2.8(a), may surrender such OP Unit Certificate or Certificate to Parent and (subject to applicable abandoned property, escheat or other similar laws) receive in exchange therefor the consideration payable in respect thereto pursuant to Section 2.7(a), Section 2.8(a), Section 2.10, Section 2.11(h), Section 5.1, Section 5.3, Section 6.13 or Section 6.14, as applicable, in each case without interest, but shall have no greater rights against Parent than may be accorded to general creditors of Parent under applicable law in respect of the Stock Consideration. If any OP Unit Certificates or Certificates shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, the Surviving Company or the Exchange Agent shall be liable to any stockholder of the Company (or Company Stockholder) or any Company OP Unit holder for any part of the Merger Consideration that has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates representing ownership of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided for herein or by applicable law.

(f) At the CTOP Effective Time, the transfer books of CTOP shall be closed and thereafter there shall be no further registration of transfers of interests in CTOP on the records of CTOP. From and after the CTOP Effective Time, former holders of Company OP Units in CTOP outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company OP Units, except as otherwise provided for herein or by applicable law.

(g) At the Pinecreek Effective Time, the transfer books of Pinecreek OP shall be closed and thereafter there shall be no further registration of transfers of interests in Pinecreek OP on the records of Pinecreek OP. From and after the Pinecreek Effective Time, former holders of Company OP Units in Pinecreek OP outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Pinecreek OP Units, except as otherwise provided for herein or by applicable law.

(h) No dividends or other distributions declared or paid after the Effective Time with respect to shares of Parent Common Stock shall be paid to the holder of any unsurrendered Certificate or to any Company OP Unit holder who has failed to surrender their OP Unit Certificate with respect to the shares of Parent Common Stock to which such Person is entitled, if any, and no Merger Consideration, or any cash in lieu of fractional shares pursuant to Section 2.10, shall be paid to such holder until the holder of such Certificate or OP Unit Certificate surrenders such Certificate or OP Unit Certificate in accordance with the provisions of this Agreement. Upon such surrender or submission, Parent shall cause to be paid to the Person in whose name the certificates representing the Parent Common Stock shall be issued in respect of such surrendered Certificate or OP Unit Certificate, any dividends or distributions with respect to such shares of Parent Common Stock to which such Person is entitled, if any, which have a record date after the Effective Time and shall have become payable between the Effective Time and the time of such surrender and any unpaid dividends declared by the Company in respect of Company Common Stock in accordance with Sections 5.1, 5.3, 6.13 or 6.14, in each case without interest. In no event shall the Person entitled to receive such dividends or distributions be entitled to receive interest thereon.

Section 2.12 Lost, Stolen or Destroyed Certificates. In the event any Certificates or OP Unit Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates or OP Unit Certificates, upon the making of an affidavit of that fact by the holder thereof, such cash in respect of the Cash Consideration, shares of Parent Common Stock (and cash in lieu of any fractional shares of Parent Common Stock) in respect of the Stock Consideration, if any, and dividends or distributions, if any, as may be required to be issued or paid pursuant to Section 2.7(a), Section 2.10 and Section 2.11(h), Section 5.1, Section 5.3, Section 6.13 and Section 6.14; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates or OP Unit Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates or OP Unit Certificates alleged to have been lost, stolen or destroyed.

Section 2.13 Withholding Rights. Parent or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration, or cash in lieu of fractional shares, if any, or dividends or distributions, if any, otherwise payable pursuant to this Agreement to any stockholder of the Company or Company OP Unit holder such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, or foreign Tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Stockholder or Company OP Unit Holder, as the case may be, in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

Section 2.14 Inclusion of Adjustment to Merger Consideration. (a) Parent shall be entitled, by delivery to the Company of written notice at any time prior to the date which is 15 days prior to the date of the Company Stockholders Meeting (as hereinafter defined) (the date such notice is delivered, “Announcement Date”), to elect (the “Stock Election”) to include Stock Consideration as a part of the Merger Consideration and to reduce the amount of the Cash Consideration, all in accordance with and as set forth in the following and the definitions of the various terms set forth below. In the event the Stock Election is made, and not revoked in accordance with paragraph (c) below, the following adjustments shall be made:

(a) the Cash Consideration shall be decreased by an amount specified by Parent pursuant to the notice of Stock Election (the “Stock Election Amount”); provided, in no event shall the Stock Election Amount exceed $10; and

(b) the Stock Consideration shall be a number of shares of Parent Common Stock equal to the Stock Election Amount divided by the Parent Common Stock Value.

(c) As soon as practicable after the Announcement Date, Parent and the Company shall issue a joint press release announcing Parent’s election, subject to its right of revocation, to include Stock Consideration in the Merger Consideration, the Cash Consideration and the Stock Election Amount, and as soon as the Parent

Common Stock Value is determinable, Parent and the Company shall issue a joint press release announcing the amount of the Stock Consideration.

(d) Parent may revoke the Stock Election at any time, provided that no such revocation may be made if such revocation would make it reasonably necessary, based upon the advice of the Company’s outside counsel, to delay the Company Stockholders Meeting for more than 10 Business Days. Following any such revocation, the Cash Consideration shall again be $70 and the Merger Consideration shall not include any Stock Consideration. As soon as practicable after any such revocation, Parent and the Company shall issue a joint press release announcing such revocation.

Section 2.15 Structure. Notwithstanding anything in this Agreement otherwise to the contrary and without limitation of Parent’s rights under Section 6.13, the Company shall (i) if requested by Parent, cooperate with and agree to any changes to the direction of any one or more of the Mergers so that another party to the Merger survives (such cooperation shall include entering into appropriate amendments to this Agreement, the Company Disclosure Schedule and Exhibit A) and (ii) cooperate with Parent with respect to any other reasonable changes requested by Parent regarding the structure of the transactions contemplated herein; provided, however, such cooperation contemplated by this clause (ii) shall not require the Company to enter into any amendments to this Agreement or otherwise amend, modify or waive any provision of this Agreement without the Company’s prior written consent, such consent not to be unreasonably withheld. The Company and Parent shall cooperate to minimize the amount of any Transfer Taxes.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY, CTOP AND PINECREEK OP

The Company represents and warrants to Parent that the statements contained in this Article III are true and correct except as set forth herein or in the disclosure schedule delivered by the Company to Parent on or before the date of this Agreement (the “Company Disclosure Schedule”) or as otherwise limited herein and CTOP and Pinecreek represent and warrant to Parent that the statements contained in Section 3.2 and 3.6 are true and correct except as set forth herein or in the Company Disclosure Schedule or as otherwise limited herein.

Section 3.1 Organization and Qualification. The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with the corporate, partnership or limited liability company power and authority to own and operate its business as presently conducted. The Company and each of its Subsidiaries is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the ownership or operation of its properties or the nature of its activities makes such qualification necessary, except for such failures of the Company and any of its Subsidiaries to be so qualified as would not, when taken with all other such failures, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries have previously made available to Parent true and correct copies of their Organizational Documents as in effect on the date hereof.

Section 3.2 Authorization; Validity and Effect of Agreement. The Company, CTOP, and Pinecreek OP have the requisite corporate power and authority to execute, deliver and perform their obligations under this Agreement and to consummate the transactions contemplated hereby subject to the adoption and approval of the Agreement and the approval of the Merger by the requisite vote of the holders of Company Common Stock (such adoption and approval being the “Company Voting Proposal”). The execution and delivery of this Agreement by the Company, CTOP and Pinecreek OP and the performance by the Company, CTOP and Pinecreek OP of their obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Company Board and all other necessary corporate action on the part of the Company, other than the Company Voting Proposal, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Company Transactions. This Agreement has been duly and validly executed and delivered by the Company, CTOP and Pinecreek OP and constitutes a legal, valid and binding obligation of the Company, CTOP and Pinecreek OP enforceable against the Company, CTOP and Pinecreek OP in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

Section 3.3 Capitalization.

(a) As of the date hereof and as of the date of the Effective Time, the authorized shares of capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 30,000,000 shares of preferred stock, par value $.01 per share (“Company Preferred Stock”). As of the close of business on June 30, 2006, (i) 40,774,388 shares of Company Common Stock were issued and outstanding, which includes 198,090 shares of restricted stock, (ii) no shares of Company Preferred Stock were issued and outstanding and (iii) 6,000 shares subject to Company Options. From June 30, 2006 to the date hereof, no shares of Company Capital Stock have been issued or reserved for issuance, except for shares of Company Common Stock issued in respect of the exercise, conversion or exchange of Company Stock Rights or Company OP Units outstanding on June 30, 2006 or as set forth in Section 3.3(a) of the Company Disclosure Schedule. As of the date hereof there are a total of 6,585,976 Partnership Units outstanding, of which 305,168 Partnership Units are owned by limited partners of the Operating Partnerships by the Persons and in the amounts indicated on Section 3.3(a) of the Company Disclosure Schedule and 6,280,808 Partnership Units are owned by the Company.

(b) Section 3.3(b) of the Company Disclosure Schedule sets forth as of the date hereof, for the Company Stock Plans, the dates on which Company Stock Rights under such plan were granted, the number of outstanding Company Stock Rights granted on each such date, the number and class of shares of Company Capital Stock for or into which each such Company Stock Right is exercisable, convertible or exchangeable and the exercise price thereof. Except (i) as set forth in this Section 3.3(b), (ii) as described in Section 3.3(b) of the Company Disclosure Schedule, and (iii) for the rights to convert Company OP Units into Company Common Stock pursuant to the Operating Partnership Agreements, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Company Capital Stock or any other equity interests of the Company, or its Subsidiaries or other voting securities of the Company or its Subsidiaries or obligating the Company or its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking and neither the Company nor its Subsidiaries has granted any share appreciation rights or any other contractual rights the value of which is derived from the financial performance of the Company or the Operating Partnerships or the value of Company Common Stock or any other equity interests of the Company or the Operating Partnerships.

(c) There are no outstanding or contingent obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Capital Stock or any other equity interests in the Company or the capital stock or ownership interests of any Subsidiary of the Company, other than the Company’s obligation to exchange Company Common Stock for Company OP Units pursuant to the Operating Partnership Agreement.

(d) All shares of Company Common Stock subject to issuance as specified in Section 3.3(b) hereof or in Section 3.3(b) of the Company Disclosure Schedule, are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, including payment of any exercise price in respect thereof, will be validly issued, fully paid and nonassessable.

(e) There are no bonds, debentures, notes or other indebtedness having voting rights (or convertible into securities having such rights) (“Voting Debt”) of the Company or any of its Subsidiaries issued and outstanding.

There are no voting trusts, proxies or other voting agreements with respect to the equity interests in the Company to which the Company or any of its Subsidiaries is a party. No Subsidiary of the Company owns any capital stock of the Company.

Section 3.4 Subsidiaries. The only Subsidiaries of the Company are those set forth in Section 3.4 of the Company Disclosure Schedule. All of the outstanding shares of capital stock of each of the Company’s Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the Company’s Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the Company’s Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. Except as set forth in Section 3.4 of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of its Subsidiaries, free and clear of all Encumbrances other than statutory or other liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained, and there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the outstanding capital stock or other securities of any Subsidiary of the Company or which would require any Subsidiary of the Company to issue or sell any shares of its capital stock, ownership interests or securities convertible into or exchangeable for shares of its capital stock or ownership interests. Section 3.4 of the Company Disclosure Schedule sets forth a true and complete list of each Company’s Subsidiaries which is a “qualified REIT subsidiary” within the meaning of Section 856(i) of the Code, or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code.

Section 3.5 Other Interests. Except as set forth in Section 3.5 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns or has the right or option to acquire, directly or indirectly, any interest or investment in (whether equity or debt) any corporation, partnership, limited liability company, joint venture, business, trust or other Person, other than the rights held by the Company or its Subsidiaries identified in Section 3.4 of the Company Disclosure Schedule.

Section 3.6 No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 3.6 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company, CTOP and Pinecreek OP nor the performance by the Company, CTOP and Pinecreek OP of their obligations hereunder, nor the consummation of the transactions contemplated hereby, will: (i) assuming the Company Voting Proposal is approved, conflict with the Company’s Organizational Documents or the Organizational Documents of any of its Subsidiaries; (ii) assuming satisfaction of the requirements set forth in Section 3.6(b) below, violate any statute, law, ordinance, rule or regulation, applicable to the Company or any of its Subsidiaries or any of their Assets; or (iii) violate, breach, require consent under, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of the Company or any of its Subsidiaries under, or result in the creation or imposition of any lien upon any Assets or business of the Company or any of its Subsidiaries under, or give rise to any Third Party’s right of first refusal or other similar right under, any note, bond, indenture, mortgage, deed of trust, lease, or permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective Assets are bound or encumbered, or give any Person the right to require the Company or any of its Subsidiaries to purchase or repurchase any notes, bonds or instruments of any kind, except, in the case of clauses (ii) and (iii), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) Except as set forth in Section 3.6 of the Company Disclosure Schedule, no consent, approval or authorization of, permit from, or declaration, filing or registration with, any Governmental Entity is required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or any of its Subsidiaries or the consummation by the Company or its Subsidiaries of the Company Transactions, other than (A) the filing with the SEC of the Proxy Statement and such reports under Section 13(a) of the Exchange Act, and such other compliance with the Exchange Act, as may be required in connection with this Agreement; (B) the filing of Articles of Merger pursuant to the MGCL; (C) filings with the NYSE; (D) such filings and approvals as may be required by any applicable state securities or “blue sky” laws (“Blue Sky Laws”) or Environmental Laws; (E) business, operating and occupancy licenses and permits; and (F) such consents, approvals, authorizations, permits, registrations, declarations and filings the failure to make or obtain which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.7 Compliance. Except as set forth in Section 3.7 of the Company Disclosure Schedule, the Company and each of its Subsidiaries is in compliance with all foreign, federal, state and local laws and regulations applicable to their operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice since January 1, 2003, or has Knowledge of any written notice received by it at any time, asserting a failure, or possible failure, to comply with any such law or regulation, the subject of which written notice has not been resolved as required thereby or otherwise to the reasonable satisfaction of the party sending the notice, except for (A) matters being contested in good faith and set forth in Section 3.7 of the Company Disclosure Schedule and (B) such failures as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.8 SEC Documents.

(a) The Company has filed with the SEC all reports, schedules, statements and other documents required to be filed by the Company with the SEC since December 31, 2003 (collectively, the “Company SEC Reports”). As of their respective dates, with respect to Company SEC Reports filed pursuant to the Exchange Act, and as of their respective effective dates, as to Company SEC Reports filed pursuant to the Securities Act, the Company SEC Reports and any registration statements, reports, forms, proxy or information statements and other documents filed by the Company with the SEC after the date of this Agreement (i) complied, or, with respect to those not yet filed, will comply, in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and (ii) did not, or, with respect to those not yet filed, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to make any filing with the SEC.

(b) Each of the consolidated balance sheets included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules) fairly presents, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date, and each of the consolidated statements of income, stockholders’ equity and cash flows of the Company included in or incorporated by reference into the Company SEC Reports (including any related notes and schedules) fairly presents, in all material respects, the results of operations, stockholders’ equity and cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act.

(c) Except as set forth in the Company SEC Reports, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of the Company or in the notes thereto prepared in accordance with GAAP consistently applied, except for (i) liabilities or obligations that were so reserved on, or reflected in (including the notes to), the consolidated balance sheet of the Company as of March 31, 2006, (ii) liabilities or obligations arising in the ordinary course of business (including trade indebtedness) on or after March 31, 2006 and prior to the date hereof, (iii) liabilities incurred on or after the date hereof that are permitted by Section 5.1, and (iv) other liabilities or obligations which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants, except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. The Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that: (1) transactions are executed only in accordance with management’s authorization; (2) transactions are recorded as necessary to permit preparation of the financial statements of the Company and its Subsidiaries and to maintain accountability for the assets of the Company and its Subsidiaries; (3) access to such assets is permitted only in accordance with management’s authorization; (4) the reporting of such assets is compared with existing assets at regular intervals; and (5) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis (“Internal Controls”). Each of the Company and its Subsidiaries (x) has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to such entity and its Subsidiaries is made known to the management of such entity by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Company SEC Documents, and (y) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to its auditors and the audit committee of its Board of Directors (A) any significant deficiencies in the design or operation of Internal Controls which could adversely affect its ability to record, process, summarize and report financial data and have disclosed to its auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its Internal Controls.

Section 3.9 Absence of Certain Changes. Except for the transactions expressly contemplated hereby or disclosed in this Agreement, from January 1, 2006, the Company and its Subsidiaries have conducted their respective businesses substantially in the ordinary and usual course consistent with past practices, and there has not been any change in the Company’s business, operations, condition (financial or otherwise), results of operations, Assets or liabilities, except for changes contemplated hereby or changes which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, nor has the Company or any of its Subsidiaries taken any action that they would not be permitted to take pursuant to Section 5.1(a), Section 5.1(c), Section 5.1(d), Section 5.1(j), Section 5.1(k), Section 5.1(l), Section 5.1(m), Section 5.1(r), Section 5.1(s), or Section 5.1(t) if taken subsequent to the date hereof.

Section 3.10 Litigation. Except as set forth in Company SEC Reports filed prior to the date of this Agreement or in Section 3.10 of the Company Disclosure Schedule, there is no Action (i) instituted, (ii) pending and served upon the Company or any of its Subsidiaries, or (iii) to the Knowledge of the Company, pending and not served upon the Company or its Subsidiaries, or threatened, in each case against the Company or any of its Subsidiaries or any of their respective Assets which, individually or in the aggregate, directly or indirectly, would reasonably be expected to have a Company Material Adverse Effect, nor is there any outstanding judgment, decree or injunction, in each case against the Company, any of its Subsidiaries or any of their respective Assets or any statute, rule or order of any Governmental Entity applicable to the Company or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

Section 3.11 Taxes.

(a) The Company and its Subsidiaries have (i) duly filed (or there have been filed on their behalf) with the appropriate taxing authority all Tax Returns required to be filed by them (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so), and such Tax Returns are true, correct and complete in all material respects, (ii) duly paid in full, or made adequate provision (or there has been paid or provision has been made on their behalf) for, all Taxes required to be paid by them, whether or not shown to be due on such Tax Returns (excluding any provision or reserve for deferred Taxes established to reflect timing differences between book and Tax income), and (iii) withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other party.

(b) Neither the Company nor any of its Subsidiaries has received a written claim by any authority in a jurisdiction where any of the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) Except as set forth in Section 3.11(c) of the Company Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries has received a written notice of any threatened audits with respect to taxable years ended on or after December 31, 1997, with respect to Taxes or Tax Returns of the Company or any of its Subsidiaries, (ii) with respect to taxable years ended on or after December 31, 1997, neither the IRS nor any other taxing authority (whether domestic or foreign) has asserted against the Company or any of its Subsidiaries any deficiency or claim for Taxes, (iii) neither the Company nor any of its Subsidiaries is a party to any litigation or administrative proceeding relating to Taxes and (iv) neither the Company nor its Subsidiaries has requested, has received or is subject to any written ruling of a taxing authority or has entered into any written agreement with a taxing authority with respect to any Taxes.

(d) Section 3.11(d) of the Company Disclosure Schedule sets forth each year for which an extension to file Tax Returns has been requested and for which such Tax Returns have not yet been filed.

(e) There are no Encumbrances for Taxes upon any Assets of the Company or any Subsidiary thereof, except for Permitted Encumbrances, and no written power of attorney that has been granted by the Company or any of its Subsidiaries currently is in force with respect to any matter relating to Taxes.

(f) Except as set forth in Section 3.11(f) of the Company Disclosure Schedule, there are no, and at the Closing Date there will be no, Tax allocation or sharing agreements or similar arrangements with respect to or involving the Company or any of its Subsidiaries, and, after the Closing Date, neither the Company nor any of its Subsidiaries shall be bound by any such Tax allocation or sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(g) Except as set forth in Section 3.11(g) of the Company Disclosure Schedule, none of the Company and its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(h) Except as set forth in Section 3.11(h) of the Company Disclosure Schedule, since the Company’s taxable year ended December 31, 1997, the Company has not incurred any liability for Taxes under Section 857(b), 860(c) or 4981 of the Code (without regard to the amount of the Company’s distributions with respect to its income in the year that includes the Effective Time), and neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes other than in the ordinary course of business. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon the Company or its Subsidiaries.

(i) The Company (i) for all taxable years commencing with its taxable year ended December 31, 1997 through its taxable year ended December 31 immediately prior to the Effective Time, has elected and has been subject to federal and state taxation as a REIT and has satisfied all requirements to qualify as a REIT, and has so qualified, for federal and state Tax purposes for such years, (ii) at all times since such date, has operated in such a manner so as to qualify as a REIT for federal and state Tax purposes and will continue to operate (in each case, without regard to the REIT distribution requirements in the year that includes the Effective Time) through the Effective Time in such a manner so as to so qualify for the taxable year that includes the Closing Date; provided that the Company’s taxable year will not close on the Closing Date, and the Company’s qualification as a REIT for the year that includes the Effective Time will depend, in part, upon its organization and method of operation post-Closing, (iii) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other taxing authority to its status as a REIT, and no such challenge is pending or, to the Company’s Knowledge, threatened. Each Subsidiary of the Company that is a state law partnership or limited liability company has been since its formation and continues to be treated for federal and state income Tax purposes as a partnership (or a disregarded entity) and not as a corporation or an association or publicly traded partnership taxable as a corporation. Each other Subsidiary of the Company has been and continues to be treated for federal and state income Tax purposes as a “qualified REIT subsidiary” within the meaning of Section 856(i) of the Code, or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code. Section 3.11(i) of the Company Disclosure Schedule sets forth each Asset of the Company and each Company Subsidiary which would be subject to rules similar to Section 1374 of the Code. With respect to each such Asset, Section 3.11(i) of the Disclosure Schedule sets forth (i) the amount of any gain that could be subject to Tax pursuant to such rules, based on the estimate of value of such Asset at the relevant date that a determination thereof is required to be made under such rules and (ii) the date after which such gain will no longer be subject to Tax pursuant to such rules.

(j) Neither the Company nor any Subsidiary has participated in any “reportable transaction” or “listed transaction” as such terms are defined in Treasury Regulations issued under the Code.

(k) The Company does not have any earnings and profits attributable to the Company or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

(l) Except as set forth in Section 3.11(l) of the Company Disclosure Schedule, (i) there are no Tax Protection Agreements currently in force, and no person has raised, or to the knowledge of the Company threatened to raise, a material claim against the Company or any Subsidiary for any breach of any Tax Protection Agreement and (ii) none of the transactions contemplated by this Agreement will give rise to any liability or obligation to make any payment under any Tax Protection Agreement.

(m) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(n) The aggregate basis of the assets held, directly or indirectly, by the Company and its Subsidiaries exceeds the aggregate amount of the liabilities to which such assets are subject and all other direct and indirect liabilities of the Company and its Subsidiaries, all as determined for U.S. federal income tax purposes.

Section 3.12 Employee Benefit Plans.

(a) The Company has listed in Section 3.12(a) of the Company Disclosure Schedule all Benefit Arrangements of the Company and its Subsidiaries (together, the “Company Employee Plans”). Section 3.12(a) of the Disclosure Schedule identifies each Company Employee Plan that is intended to be a “qualified plan”

within the meaning of Section 401(a) of the Code (“Qualified Plans”). The Internal Revenue Service has issued a favorable determination letter with respect to each Qualified Plan and the related trust that has not been revoked, and, to the Knowledge of the Company, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust.

(b) With respect to each Company Employee Plan, the Company has made available to Parent, a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS, (ii) such Company Employee Plan, (iii) each trust agreement and group annuity contract, if any, relating to such Company Employee Plan, (iv) the current summary plan description and summaries of any material modifications thereto, if any, and (v) the most recent actuarial valuation relating to a Company Employee Plan subject to Title IV of ERISA.

(c) With respect to the Company Employee Plans, individually and in the aggregate, no event has occurred, and to the Knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company could be subject to any liability (other than liability for the payment of benefits) that individually or in the aggregate would reasonably be expected to have a Company Material Adverse Effect under ERISA, the Code or any other applicable law. There is no Company Employee Plan that is subject to Title IV of ERISA or is a Multiemployer Plan, nor has the Company or any of its current or former ERISA Affiliates within the past six years participated in or contributed to any Multiemployer Plan or any plan subject to Title IV of ERISA. The Company and its Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA.

(d) With respect to the Company Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accrued or otherwise properly disclosed in the footnotes in accordance with GAAP, in the financial statements of the Company, which obligations would individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect.

(e) Except as provided in this agreement or as set forth in Section 3.12(e) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, consultant or director of the Company or any of its Subsidiaries, or result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Employee Plan or a related trust. No amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code, and the Company represents that the analysis prepared by the Company’s advisors and provided to Parent of whether any such amounts would constitute “excess parachute payments,” as well as the underlying data utilized in such analysis, is complete and accurate in all respects except where any such inaccuracies would not materially impact the results of such analysis.

(f) The aggregate amount of (i) severance payable under the Pan Pacific Retail Properties, Inc. Severance Plan if all eligible employees were terminated and entitled to benefits under such plan, (ii) bonuses payable pursuant to the discretionary bonus pool disclosed on Section 5.1(e) of the Company Disclosure Schedule and (iii) amounts payable pursuant to the contract disclosed on Section 3.18 of the Company Disclosure Schedule, will not exceed $3,000,000.

Section 3.13 Properties.

(a) Section 3.13(a) of the Company Disclosure Schedule identifies:

(i) all real properties (by name and location) owned by the Company or its Subsidiaries (the “Company Owned Property”) as of the date hereof, which are all of the real properties owned by them as of the date hereof; and

(ii) all real properties leased or operated by the Company or its Subsidiaries as lessee (the “Company Leased Property”) as of the date hereof, which are all of the real properties so leased or operated by them. The Company Owned Property and the Company Leased Property is referred to herein collectively as the “Company Real Property.”

(b) The Company and its Subsidiaries have obtained title insurance policies for the Company Real Property listed in Section 3.13(b) of the Company Disclosure Schedule, and no material claims have been made against any such policies by an insured party thereunder. With respect to the Company Real Property, the Company or its Subsidiaries has good, marketable, and valid title to the Company Owned Property, and a valid leasehold interest in the Company Leased Property, sufficient to allow each of the Company and its Subsidiaries to conduct their business as and where currently conducted. Each Company Real Property is not subject to any Encumbrances, except for any Permitted Encumbrances.

(c) Except as set forth on Section 3.13(c) of the Company Disclosure Schedule, or as disclosed in the Company SEC Reports, the Company Real Property is not encumbered by any debt.

(d) To the Company’s Knowledge, all (i) certificates, permits or licenses from any Governmental Entity having jurisdiction over any Company Real Property and (ii) agreements, easements or other rights, necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Real Property or to permit the lawful use and operation of all driveways, roads, and other means of egress and ingress to and from any Company Real Property have been obtained and are in full force and effect, except where the failure to obtain or maintain the same would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and there is no pending threat of modification or cancellation of the same. No Company Real Property is located outside of the United States and neither the Company nor any of its Subsidiaries conducts its business of owning, leasing or operating properties outside of the United States. All work to be performed, payments to be made and financial undertakings required to be taken by the Company or its Subsidiaries prior to the date hereof pursuant to any agreement entered into with a Governmental Entity in connection with a site approval, zoning reclassification or other similar action relating to a Company Real Property has been paid or undertaken, as the case may be, except where the failure to pay such amount or undertake such action would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(e) Neither the Company nor any of its Subsidiaries has received since January 1, 2003 any written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any Company Real Property issued by any Governmental Entity which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2003, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity with jurisdiction over the Company or any such Subsidiaries to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any Company Real Property or (ii) any zoning, building or similar law, code, ordinance or regulation is being violated by the maintenance, operation or use of any buildings or other improvements on any Company Real Property or by the maintenance, operation or use of the parking areas, except where any such written notice of such a proceeding or violation would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and except as set forth in Section 3.13(f) of the Company Disclosure Schedule, to the Company’s Knowledge, (i) there are no structural defects relating to any Company Real Property, (ii) there is no Company Real Property whose building systems are not in working order in any material respect (ordinary wear and tear excepted), (iii) there is no uninsured physical damage to any Company Real Property in an aggregate amount in excess of $500,000 with respect to any individual property, except for the payment by the Company of a deductible under the applicable insurance policy, and (iv) there is no current renovation or restoration to any Company Real Property the remaining cost of which exceeds $500,000 with respect to any individual property.

(g) True and correct copies of the Company Leases and reciprocal easement agreements as amended as of the date hereof have been delivered to, or made available for review by, Parent. Section 3.13(g) of the Company Disclosure Schedule lists the following information with respect to the Company Leases:

(i) the name of the lessee;

(ii) the expiration date of the Company Lease; and

(iii) the amount (or method of determining the amount) of minimum monthly base rentals due under each Company Lease.

(h) The Company has delivered to Parent a copy of their respective aging of accounts receivable as of May 31, 2006, which copy is true and correct in all material respects. Except as set forth in Section 3.13(h) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries has delivered written notice to any tenant under any Company Lease, alleging that such tenant is in default thereunder, other than with respect to defaults that have been cured or waived or which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(i) There are no agreements, written or oral, between the Company or any of its Subsidiaries and any other Person relating to the use or occupancy of the Company Real Property by a Person other than the Company or any of its Subsidiaries other than the Company Leases. Except as set forth in Section 3.13(i) of the Company Disclosure Schedule, as of the date hereof, no defaults (unless subsequently cured) by the Company or its Subsidiaries have been alleged in writing by the lessees (and received by the Company or any of its Subsidiaries) thereunder that have not been cured in all material respects and, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is in default under any Company Lease other than such defaults which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.14 Contracts.

(a) Section 3.14(a) of the Company Disclosure Schedule contains a complete and accurate list of all Material Contracts in effect as of the date hereof, other than the Material Contracts which are listed as an exhibit to the Company’s most recent annual report on Form 10-K or a subsequent quarterly report on Form 10-Q. Each Material Contract has been delivered to, or made available for review by, Parent and is a true and correct copy of such Material Contract as amended to date.

(b) (i) There is no breach or violation of or default by the Company or any of its Subsidiaries under any of the Material Contracts, except such breaches, violations and defaults as have been waived, and (ii) no event has occurred with respect to the Company or any of its Subsidiaries which, with notice or lapse of time or both, would constitute a breach, violation or default, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a lien, prepayment or acceleration under any of the Material Contracts, except, in either case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.15 Labor Relations. Except as set forth in Section 3.15 of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) there are no controversies pending or, to the Knowledge of the Company, threatened between the Company or any of its Subsidiaries and any of their respective employees; (ii) neither the Company nor any of its Subsidiaries is a party, or otherwise subject, to any collective bargaining agreement or similar contract; (iii) there are no proceedings asserting unfair labor practice charges pending against the Company or any of its Subsidiaries before the National Labor Relations Board, or any similar foreign labor relations governmental bodies, or any current union representation questions involving employees of the Company or any of its Subsidiaries; and (iv) there is no strike, slowdown, work stoppage or lockout, or, to the Knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries.

Section 3.16 Environmental Matters.

(a) Except as set forth in Section 3.16(a) of the Company Disclosure Schedule, the Company, each of its Subsidiaries and, to the Knowledge of the Company, each tenant or operator of Company Real Property (i) have obtained all permits, licenses and other authorizations which are required to be obtained under all applicable Environmental Laws by the Company or its Subsidiaries and (ii) are in compliance with all terms and conditions of such required permits, licenses and authorizations, and also are in compliance with all other applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws, except where the failure to obtain such permits, licenses or other authorizations or to comply with such terms and conditions or limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Except as set forth in Section 3.16(b) of the Company Disclosure Schedule, the Company, each of its Subsidiaries and, to the Knowledge of the Company, each tenant or operator of Company Real Property have not received a written notice of and have no Knowledge of any present or unremediated past violations of Environmental Laws, or of any event, incident or Action preventing continued compliance with such Environmental Laws, or which could give rise to any common law environmental liability, or form the basis of any Action against the Company or any of its Subsidiaries based on or resulting from the manufacture, processing, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any Hazardous Material or otherwise relating to protection of human health or the environment.

(c) Except as set forth in Section 3.16(c) of the Company Disclosure Schedule, (i) no underground storage tank or other underground storage receptacle for Hazardous Material is located on any Company Real Property; (ii) no Company Real Property contains any Hazardous Material, except in each case to the extent that the presence of Hazardous Material on such property does not violate or create a liability or obligation under any applicable Environmental Laws; and (iii) the Company is conducting all monitoring and remediation of Hazardous Materials present at any Company Real Property as required by Environmental Laws or any Governmental Entities.

Section 3.17 Opinion of Financial Advisor. The Company Board has received the opinion of Houlihan Lokey Howard & Zukin Financial Advisors (the “Company Financial Advisor”), as of the date of this Agreement, to the effect that the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view. The Company has been authorized by the Company Financial Advisor to permit, subject to prior review and consent by such Company Financial Advisor, the inclusion of the entirety of such fairness opinion (or a reference thereto) in the proxy statement/prospectus to be sent to Company Stockholders in connection with the meeting of the Company Stockholders (the “Company Stockholders Meeting”) to consider this Agreement and the Merger (the “Proxy Statement/Prospectus”) and registration statement on Form S-4 pursuant to which the issuance of shares of Parent Common Stock to be issued in the Merger, if any, will be registered under the Securities Act (the “Registration Statement”), of which the Proxy Statement/Prospectus will form a part.

Section 3.18 Brokers. Except as set forth in Section 3.18 of the Company Disclosure Schedule, no broker, finder or investment banker (other than the Company Financial Advisor, the fees and expenses of which shall be paid by the Company) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any such payment.

Section 3.19 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon is the only vote of the holders of any class or series of the Company’s equity interests necessary to approve the Company Voting Proposal. The Company Board, at a meeting duly called and held, subject to its right to withdraw its support of the Merger and recommend an Acquisition Proposal pursuant to Section 6.3, (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company Stockholders, (b) approved this Agreement and the Merger, (c) has declared that this Agreement and the Merger are advisable, and (d) resolved to recommend that the holders of Company Common Stock approve this Agreement and the Merger.

Section 3.20 Insurance. Section 3.20 of the Company Disclosure Schedule sets forth a list that is true and complete in all material respects of all material insurance policies in force naming the Company, any of its Subsidiaries or any employees thereof as an insured or beneficiary or as a loss payable payee or for which the Company or any of its Subsidiaries has paid or is obligated to pay all or part of the premiums. There is no claim by the Company or any of its Subsidiaries pending under any such policies which (a) has been denied or disputed by the insurer and (b) would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and no written notice of cancellation or termination has been received by the Company or any of its Subsidiaries with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

Section 3.21 Takeover Provisions Inapplicable. The Company has taken all action necessary, if any, to exempt transactions between Parent and the Company and its Affiliates from the operation of any “fair price,” “moratorium,” “control share acquisition” or any other anti-takeover statute enacted under the laws of the State of Maryland. The Company does not have a stockholder rights plan in effect. The Company and the Board of Directors have taken all appropriate and necessary actions to cause the Merger and the other transactions contemplated hereby to comply with or be exempted from any provision contained in the Company’s charter or Amended and Restated Bylaws or in the comparable organizational document of any Company Subsidiary that would otherwise prohibit, hinder or delay such transactions and to render any and all limitations on ownership of Company Common Stock as set forth in the Company’s charter, including the ownership limit (the “Ownership Limit”) set forth in the Company’s charter inapplicable to the Merger and the other transactions contemplated thereby.

Section 3.22 Affiliate Transactions. Except as set forth in the Company SEC Reports or as permitted by this Agreement, from January 1, 2006 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliates (other than wholly-owned Subsidiaries) of the Company or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 3.23 Proxy Statement; Form S-4 Registration Statement; Other Information. None of the information with respect to the Company or its Subsidiaries supplied by the Company, CTOP or Pinecreek OP in writing specifically for inclusion in the Proxy Statement or any amendments thereof or supplements thereto or in the Registration Statement or any amendments thereof or supplements thereto will, in the case of the Proxy

Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and at the time of the meeting of the shareholders of the Company to vote on the Merger, or, in the case of the Registration Statement or any amendments thereof or supplements thereto, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company, CTOP or Pinecreek OP with respect to information related to Parent, Merger Sub, CTOP Merger Sub or Pinecreek Merger Sub or any of their respective affiliates included in the Proxy Statement or any amendments thereof or supplements thereto or the Registration Statement or any amendments thereof or supplements thereto, as the case may be. The Proxy Statement and any amendments thereof or supplements thereto and the Registration Statement and any amendments thereof or supplements thereto will each comply as to form in all material respects with the provisions of the Exchange Act and the Securities Act, respectively, and the rules and regulations promulgated under each such statute.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB, CTOP

MERGER SUB AND PINECREEK MERGER SUB

Parent, Merger Sub, CTOP Merger Sub and Pinecreek Merger Sub represent and warrant to the Company that the statements contained in this Article IV are true and correct except as set forth herein or in the disclosure schedule delivered by Parent to the Company on or before the date of this Agreement (the “Parent Disclosure Schedule”) or as otherwise limited herein; provided that, for the avoidance of doubt, the representations in Section 4.3(Capitalization), Section 4.5(Compliance), Section 4.6(SEC Documents), Section 4.7(Absence of Certain Changes), Section 4.10(Taxes), Section 4.12(Proxy Statement; Form S-4 Registration Statement; Other Information) and 4.13(Authorization for Parent Common Stock) need only be true and correct as of the Closing Date if Parent has made and not revoked a Stock Election.

Section 4.1 Organization and Qualification. Parent and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with the corporate, partnership or limited liability company power and authority to own and operate its business as presently conducted. Parent and each of its Subsidiaries is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the ownership or operation of its properties or the nature of its activities makes such qualification necessary, except for such failures of Parent and any of its Subsidiaries to be so qualified as would not, when taken with all other such failures, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.2 Authorization; Validity and Effect of Agreement. Each of Parent Merger Sub, CTOP Merger Sub and Pinecreek Merger Sub has the requisite corporate power and authority to execute, deliver and perform its respective obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent, Merger Sub, CTOP Merger Sub and Pinecreek Merger Sub and the performance by it of its respective obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Parent (the “Parent Board”) and the Board of Directors of Merger Sub and all other necessary action on the part of Parent and Merger Sub, CTOP Merger Sub and Pinecreek Merger Sub, and no other proceedings on the part of Parent or Merger Sub, CTOP Merger Sub and Pinecreek Merger Sub are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent, Merger Sub, CTOP Merger Sub and Pinecreek Merger Sub and constitutes a legal, valid and binding obligation of Parent, Merger Sub, CTOP Merger Sub and Pinecreek Merger Sub, enforceable against each of Parent, Merger Sub, CTOP Merger Sub and Pinecreek Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

Section 4.3 Capitalization.

(a) As of the date hereof and as of the Effective Time, the authorized stock of Parent consists of 300,000,000 shares of common stock, $0.01 par value per share (“Parent Common Stock”), 153,000,000 shares of excess stock, par value $.01 per share, 3,600,000 shares of preferred stock, par value $1.00 per share (“Unclassified Preferred Stock”), 700,000 shares of 6.65% Class F Cumulative Redeemable Preferred Stock, $1.00 par value per share (“Series F Preferred Stock”), and 700,000 shares of Class F Excess Preferred Stock, $1.00 par value per share (“Excess Preferred Stock” and, together with the Unclassified Preferred Stock and the Series F Preferred Stock, “Parent Preferred Stock”). As of the close of business on July 6, 2006, 241,201,289 shares of Parent Common Stock were issued of which 240,654,709 were outstanding and 700,000 shares of Parent Preferred Stock were issued and outstanding.

(b) As of the date hereof, the authorized capital stock of Merger Sub consists of (i) 100 shares of common stock, par value $.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent, free and clear of any lien, and as of the Effective Time, all of which will be owned by Parent free and clear of any lien, and (ii) 200 shares of preferred stock.

Section 4.4 No Conflict; Required Filings and Consents.

(a) Neither the execution and delivery of this Agreement nor the performance by Parent and Merger Sub of their respective obligations hereunder, nor the consummation of the transactions contemplated hereby, will: (i) conflict with Parent’s Organizational Documents or the Organizational Documents of any of its Subsidiaries; (ii) assuming satisfaction of the requirements set forth in Section 4.4(b) below, violate any statute, law, ordinance, rule or regulation, applicable to Parent or any of its Subsidiaries or any of their Assets; or (iii) except as set forth in Section 4.4(a)(iii) of the Parent Disclosure Schedule, violate, breach, require consent under, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of Parent or any of its Subsidiaries under, or result in the creation or imposition of any lien upon any Assets or business of Parent or any of its Subsidiaries under or give rise to any Third Party’s right of first refusal, or other similar right, under any note, bond, indenture, mortgage, deed of trust, lease, or permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective Assets are bound or encumbered, or give any Person the right to require Parent or any of its Subsidiaries to purchase or repurchase any notes, bonds or instruments of any kind, except, in the case of clauses (ii) and (iii), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Except as set forth in Section 4.4(a) or 4.4(b) of the Parent Disclosure Schedule, no consent, approval or authorization of, permit from, or declaration, filing or registration with, any Governmental Entity is required to be made or obtained by Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent, Merger Sub or any of their applicable Subsidiaries or the consummation by Parent and Merger Sub of Merger and the other transactions contemplated hereby, other than (i) the filing with the SEC of the Registration Statement and such reports under Section 13(a) of the Exchange Act, and such other compliance with the Exchange Act, as may be required in connection with this Agreement; (ii) the filing of Articles of Merger pursuant to the MGCL; (iii) filings with the NYSE; (iv) such filings and approvals as may be required by any applicable state securities or Blue Sky Laws or Environmental Laws; (v) business, operating and occupancy licenses and permits; and (vi) such consents, approvals, authorizations, permits, registrations, declarations and filings, the failure to make or obtain which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.5 Compliance. Except as set forth in Section 4.5 of the Parent Disclosure Schedule, Parent and each of its Subsidiaries are in compliance with all foreign, federal, state and local laws and regulations applicable to their operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.6 SEC Documents.

(a) Parent has filed with the SEC all reports, schedules, statements and other documents required to be filed by Parent or any of its Subsidiaries with the SEC since December 31, 2003 (collectively, the “Parent SEC Reports”). As of their respective dates, with respect to Parent SEC Reports filed pursuant to the Exchange Act, and as of their respective effective dates, as to Parent SEC Reports filed pursuant to the Securities Act, the Parent SEC Reports and any registration statements, reports, forms, proxy or information statements and other documents filed by Parent with the SEC after the date of this Agreement (i) complied, or, with respect to those not yet filed, will comply, in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and (ii) did not, or, with respect to those not yet filed, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated balance sheets included in or incorporated by reference into Parent SEC Reports (including the related notes and schedules) fairly presents, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of its date, and each of the consolidated statements of income, stockholders’ equity and cash flows of Parent included in or incorporated by reference into Parent SEC Reports (including any related notes and schedules) fairly presents, in all material respects, the results of operations and cash flows, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act.

(c) Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of Parent or in the notes thereto, prepared in accordance with GAAP consistently applied, except for (i) liabilities or obligations that were so reserved on, or reflected in (including the notes to), the consolidated balance sheet of Parent as of March 31, 2006, (ii) liabilities or obligations arising in the ordinary course of business (including trade indebtedness), and (iii) liabilities or obligations which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.7 Absence of Certain Changes. Except for the transactions expressly contemplated hereby or disclosed in this Agreement, from January 1, 2006 to the date hereof, Parent and its Subsidiaries have conducted their respective businesses substantially in the ordinary and usual course consistent with past practices, and there has not been any change in Parent’s business, operations, condition (financial or otherwise), results of operations, Assets or liabilities, except for changes contemplated hereby or changes which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.8 Litigation. Except as set forth in Parent SEC Reports filed prior to the date of this agreement or in Section 4.8 of the Parent Disclosure Schedule, there is no Action (i) instituted, (ii) pending and served upon Parent or any of its Subsidiaries, or (iii) to the Knowledge of Parent, pending and not served on Parent or threatened, in each case against Parent, any of its Subsidiaries or any of their respective Assets which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect, nor is there any outstanding judgment, decree or injunction, in each case against Parent, any of its Subsidiaries or any of their respective Assets, or any statute, rule or order of any Governmental Entity applicable to Parent or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.9 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries which would reasonably be expected to result in any liability to the Company or any of its Subsidiaries if the transactions contemplated hereby are not consummated.

Section 4.10 Taxes. Parent (i) for all taxable years commencing with its taxable year ended December 31, 1992 through its taxable year ended December 31 immediately prior to the Effective Time, has elected and has been subject to federal and state taxation as a REIT and has satisfied all requirements to qualify as a REIT, and has so qualified, for federal and state Tax purposes for such years, (ii) at all times since such date, has operated in such a manner so as to qualify as a REIT for federal and state Tax purposes and will continue to operate through the Effective Time in such a manner so as to so qualify for the taxable year that includes the Closing Date, and (iii) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other taxing authority to its status as a REIT, and no such challenge is pending or, to Parent’s Knowledge, threatened.

Section 4.11 Vote Required. This Agreement has been approved by Parent, as the sole stockholder of Merger Sub. No other vote of holders of any class or series of securities of Parent or Merger Sub is necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 4.12 Proxy Statement; Form S-4 Registration Statement; Other Information. None of the information with respect to Parent or its Subsidiaries supplied by Parent, Merger Sub, CTOP Merger Sub or Pinecreek Merger Sub in writing specifically for inclusion in the Proxy Statement or any amendments thereof or supplements thereto or in the Registration Statement or any amendments thereof or supplements thereto will, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and at the time of the meeting of the shareholders of the Company to vote on the Merger, or, in the case of the Registration Statement or any amendments thereof or supplements thereto, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent with respect to information related to the Company or any affiliate of the Company included in the Proxy Statement or any amendments thereof or supplements thereto or the Registration Statement or any amendments thereof or supplements thereto, as the case may be. The Proxy Statement and any amendments thereof or supplements thereto and the Registration Statement and any amendments thereof or supplements thereto will each comply as to form in all material respects with the provisions of the Exchange Act and the Securities Act, respectively, and the rules and regulations promulgated under each such statute.

Section 4.13 Authorization for Parent Common Stock. Parent has taken all necessary action to permit it to issue the number of shares of Parent Common Stock, if any, required to be issued by it pursuant to this Agreement. Shares of Parent Common Stock issued pursuant to this Agreement will, when issued, be validly issued, fully paid and nonassessable and no Person will have any preemptive right of subscription or purchase in respect thereof. Shares of Parent Common Stock will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under any applicable state securities laws and will, when issued, be listed on the NYSE, subject to official notice of issuance.

Section 4.14 Interim Operations of Merger Vehicles.

(a) Merger Sub was formed on June 29, 2006 solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities, has no liabilities or obligations and has conducted its operations only as contemplated hereby, other than the issuance of the Preferred Stock described in Section 4.3(b).

(b) CTOP Merger Sub was formed on July 7, 2006 solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities, has no liabilities or obligations and has conducted its operations only as contemplated hereby.

(c) Pinecreek Merger Sub was formed on July 7, 2006 solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities, has no liabilities or obligations and has conducted its operations only as contemplated hereby.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1 Conduct of Business of the Company Pending the Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees as to itself and each of its Subsidiaries, except to the extent that Parent shall otherwise consent in writing, or as expressly contemplated or permitted by this Agreement, or as otherwise indicated in Section 5.1 of the Company Disclosure Schedule, or as required by a Governmental Entity of competent jurisdiction, to carry on its business in the ordinary course in substantially the same manner as previously conducted, to pay its debts and Taxes when due, subject to good faith disputes over such debts or Taxes, in the ordinary course in substantially the same manner as previously paid, to pay or perform its other material obligations when due in the ordinary course in substantially the same manner as previously paid or performed, to maintain insurance coverages and its books, accounts and records in the usual manner generally consistent with past practices, to comply in all material respects with all applicable laws, ordinances and regulations of Governmental Entities, to maintain and keep its properties and equipment in good repair, working order and condition (except ordinary wear and tear), and, to the extent consistent with such business, use all reasonable efforts, generally consistent with past practices and policies, to preserve intact its present business organization and its relationships with officers, employees and others having business dealings with it; provided, however, that no action by the Company or any of its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 5.1 shall be deemed to be a breach of this paragraph of Section 5.1 unless such breach would constitute a breach of one or more of such other provisions. Without limiting the generality of the foregoing and except as expressly contemplated by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, without the written consent of Parent, the Company shall not and shall not permit any of its Subsidiaries to:

(a) adopt or propose any amendment to its Organizational Documents, except as contemplated by this Agreement;

(b) (i) except as set forth on Section 5.1(b) of the Company Disclosure Schedule, issue, pledge or sell (other than upon exercise of Company Stock Rights outstanding on the date of this Agreement upon payment of the exercise price thereof and withholding of any taxes required to be withheld or upon the exercise of rights of the limited partners in the Operating Partnerships to convert or exchange their Company OP Units outstanding on the date of this Agreement into Company Common Stock), or propose or authorize the issuance, pledge or sale, or grant any options or make any other agreements with respect to, any of its shares of capital stock or any other of its securities, (ii) amend, waive or otherwise modify any of the terms of any option, warrant or stock option plan of the Company or any of its Subsidiaries, including the Company Stock Rights and the Company Stock Plans, or

authorize cash payments in exchange for any options granted under any of such plans, or (iii) adopt or implement any stockholder rights plan;

(c) except as set forth in or permitted by Sections 5.3, 6.13 and 6.14, declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its stock or beneficial interests (including any dividend distribution payable in, or otherwise make a distribution of, shares of capital stock of any existing or subsequently formed Subsidiary of the Company), except (i) in the event the Closing Date is prior to September 15, 2006, the Company may declare a regular quarterly cash dividend to holders of record as of the Closing Date in an amount not to exceed $0.64 per share of Company Common Stock multiplied by the quotient obtained by dividing (A) the number of days between June 30, 2006 and the Closing Date and (B) 92, (ii) in the event the Closing Date is on or after September 15, 2006, the Company may declare a regular quarterly cash dividend in an amount not to exceed $0.64 per share of Company Common Stock, to be paid on the earlier of September 29, 2006 and the Closing Date, (iii) in the event the Closing Date is after September 15, 2006 and prior to December 15, 2006 and Parent elects to delay the Closing pursuant to Section 2.2(b), the Company may declare a regular quarterly cash dividend to holders of record as of the Closing Date in an amount not to exceed $0.64 per share of Company Common Stock multiplied by the quotient obtained by dividing (A) the number of days between (x) the later of (I) the Original Closing Date and (II) September 15, 2006 and (y) the Closing Date and (B) 92, (iv) in the event the Closing Date is on or after December 15, 2006, the Company may declare a regular quarterly cash dividend in an amount not to exceed $0.64 per share of Company Common Stock, to be paid on the earlier of December 29, 2006 and the Closing Date, (v) in the event the Closing Date is after December 15, 2006 and Parent elects to delay the Closing pursuant to Section 2.2(b), the Company may declare a regular quarterly cash dividend to holders of record as of the Closing Date in an amount not to exceed $0.64 per share of Company Common Stock multiplied by the quotient obtained by dividing (A) the number of days between (x) the later of (I) the Original Closing Date and (II) December 15, 2006 and (y) the Closing Date and (B) 92, (vi) the regular distributions that are required to be made in respect of the Company OP Units in connection with any dividends paid on the Company Common Stock, and (vii) dividends or distributions made to the Company by any wholly-owned Subsidiary of the Company;

(d) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its stock or beneficial interests, or any of its other securities, except exchanges of Company OP Units for Company Common Stock, in accordance with the Operating Partnership Agreement;

(e) increase the compensation or benefits payable or to become payable to its directors, officers, consultants or employees (whether from the Company or any of its Subsidiaries), or pay any benefit, grant or award to any such individual not required by any Company Employee Plan (including the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or grant any severance or termination pay to, or enter into any employment, severance, or similar agreement with, any director, officer, consultant or employee of the Company or any of its Subsidiaries or establish, adopt, enter into, or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees, including any Benefit Arrangement, or provide any funding for any rabbi trust or similar arrangement, except, in any case referred to in this Section 5.1(e), (i) to the extent required by applicable law or regulation, (ii) pursuant to and as required by any Company Employee Plan as in effect on the date of this Agreement, (iii) pursuant to Section 2.8, or (iv) as disclosed in Section 5.1(e) of the Company Disclosure Schedule to the extent not otherwise required by any Company Employee Plan;

(f) (i) sell, pledge, dispose of, grant or encumber any of the Assets of the Company or any of its Subsidiaries consisting of stock or partnership interests of its Subsidiaries or fee interests in real property, (ii) acquire any Assets consisting of fee interests in real property, or (iii) acquire any other Assets or (including by merger, consolidation, lease or acquisition of stock or Assets) any interest in a corporation, partnership, other business organization or any division thereof (or a substantial portion of the Assets thereof) in an aggregate amount exceeding $1,000,000; provided that the Company or its Subsidiaries may enter into bona fide leases, in arms-length transactions with third parties, on market rates, terms and conditions, which do not violate any exclusives or restrictions, and which do not include tenant improvement allowances or leasing commissions in excess of $25,000 with respect to tenants occupying (i) 5,000 square feet or less (ii) in excess of 5,000 square feet with the prior written consent of Parent, which consent will not be unreasonably withheld), in each of cases (i) and (ii), in the ordinary course of business consistent with past practice, as landlord, of their real property Assets;

(g) except as required under any Material Contracts in effect as of the date hereof or as set forth in Section 5.1(g) of the Company Disclosure Schedule, (i) incur, assume or pre-pay any debt for borrowed money, other than pursuant to credit or other agreements in effect as of the date hereof, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, (iii) make or acquire any loans, advances or capital contributions to, or investments in, any other Person (including advances to employees), except for loans, advances, capital contributions or investments between any wholly-owned Subsidiary of the Company and the Company or another wholly-owned Subsidiary of the Company, or (iv) enter into any “keep well” or other agreement to maintain the financial condition of another entity (other than the Company or any of its wholly-owned Subsidiaries);

(h) without prior notification and consultation with Parent, terminate any employee under circumstances which would result in severance payments to such employee or pay any severance benefits to any employee on account of such employee’s termination;

(i) make, alter, revoke or rescind any material express or deemed election relating to Taxes, settle or compromise any material Action relating to Taxes, amend in any material respect any material Tax return except in each case in the ordinary course of business consistent with past practice or as required by law, file any income Tax Return that claims a deduction for or otherwise uses a net operating loss without the consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), or except as may be required by applicable law, make any change to any of its material methods of reporting income or deductions (including any change to its methods or basis of write-offs of accounts receivable) for federal income Tax purposes from those employed in the preparation of its federal income Tax return for the taxable year ending December 31, 2005;

(j) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted, unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities;

(k) other than in the ordinary course of business and consistent with past practice, waive any rights of substantial value or make any payment, direct or indirect, of any material liability of the Company or of any of its Subsidiaries before the same comes due in accordance with its terms;

(l) fail to maintain its existing insurance coverage of all types in effect or, in the event any such coverage shall be terminated or lapse, to the extent available at reasonable cost, procure substantially similar substitute insurance policies which in all material respects are in at least such amounts and against such risks as are currently covered by such policies or, as reasonably determined by the Company, property policies with increased coverage limits to adequately insure all Company Real Property;

(m) change in any material manner its methods of accounting as in effect on December 31, 2005 except as required by GAAP, or take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies, unless required by GAAP or the SEC;

(n) enter into or make any material modification or amendment or terminate any of the Material Contracts, or waive, release or assign any material rights or claims other than in the ordinary course of business and consistent with past practice (provided that the Company is expressly permitted to waive its right to terminate Company Leases in the event of non-material or non-recurring breaches by tenants);

(o) take, or agree to commit to take, any action that would cause the representations and warranties of the Company contained herein, individually or in the aggregate, not to be true and correct in all material respects;

(p) engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any Company Affiliates which involves the transfer of consideration or has a financial impact on the Company, other than pursuant to such agreements, arrangements, or understandings existing on the date of this Agreement or disclosed on the Company Disclosure Schedule;

(q) except as stated in the budgets set forth in Section 5.1(q) of the Company Disclosure Schedule, pay or commit to pay any expenses or make or commit to make any capital expenditures (other than capital expenditures for the repair or maintenance of capital Assets), excluding capital expenditures made with funds (i) held in like kind escrows established prior to the date hereof in accordance with Section 1031 of the Code or (ii) obtained as proceeds from insurance policies due to the destruction, loss or impairment of capital Assets;

(r) initiate, compromise, or settle any litigation or arbitration proceedings (i) involving payments by the Company or its Subsidiaries in excess of $200,000 per litigation or arbitration, or $1,000,000 in the aggregate or (ii) relating to this Agreement or the transactions contemplated hereby; or

(s) correspond with any equity holder of any Operating Partnership concerning the transactions contemplated by this Agreement without previously consulting Parent and providing Parent the opportunity to review and comment on any such correspondence;

(t) waive the Ownership Limit for any Person (other than Parent, Merger Sub or their Affiliates); or

(u) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, publicly recommend, publicly propose or publicly announce an intention to do any of the foregoing, except as permitted above.

Section 5.2 Conduct of Business of Parent Pending the Merger. To the extent that Parent has made and not revoked a Stock Election, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent agrees as to itself and its Subsidiaries, except to the extent that the Company shall otherwise consent in writing, as otherwise contemplated or permitted by this Agreement or as required by a Governmental Entity of competent jurisdiction, not to:

(a) adopt or effect a plan of complete or partial liquidation or dissolution;

(b) amend, modify or repeal, or propose to do, or permit or consent any amendment, modification or repeal, of its charter or by-laws, or those of Merger Sub, in such a manner as would cause holders of Company Common Stock that receive Parent Common Stock pursuant to the Merger to be treated differently than other holders of Parent Common Stock;

(c) take any action, or fail to take any action, which would reasonably be expected to cause Parent to fail to qualify as a REIT; or

(d) take, undertake, incur, authorize, commit or agree to take any of the foregoing actions.

Section 5.3 Continued Qualification as a Real Estate Investment Trust; Final Company Dividend. From and after the date hereof through the Effective Time, each of the Company and Parent will maintain its qualification as a “real estate investment trust” under the Code and the rules and regulations thereunder. Without limiting the generality of the foregoing and notwithstanding anything to the contrary set forth in this Agreement, if necessary to enable the Company to make aggregate dividend distributions (after taking into account any distributions made or to be made by the Company pursuant to Sections 5.1(c) and 6.13 hereof) during (a) its final taxable period as if it ended on the Closing Date, or (b) its taxable year ended December 31 immediately prior to the taxable year that includes the Closing Date, equal to the Minimum Distribution Dividend, the Company shall declare and pay a dividend (a “Final Company Dividend”) to holders of Company Common Stock in the amount of such shortfall. For purposes of this paragraph, the term “Minimum Distribution Dividend” shall mean a distribution with respect to the applicable taxable period which is sufficient to allow the Company to (i) satisfy the distribution requirements set forth in Section 857(a) of the Code, and (ii) avoid, to the extent possible, the imposition of income tax under Section 857(b) of the Code and the imposition of excise tax under Section 4981 of the Code, determined, in each case, if applicable, as if the taxable period that includes the Closing Date had ended on the Closing Date. The Cash Consideration shall be reduced by the amount of the Final Company Dividend, if any, paid by the Company. For avoidance of doubt, the Company shall be permitted to take net operating losses and/or other available tax attributes into account in determining the amount of the required Minimum Distribution Dividend, if any.

Section 5.4 Information. The Company will advise Parent as soon as reasonably practicable of (and, in the case of any written notice, provide to Parent a copy of):

(i) the commencement of or, to the Knowledge of the Company, the threat of any material claim, litigation, action, suit, inquiry or proceeding involving the Company, any of its Subsidiaries, their respective properties or assets, or, to the Knowledge of the Company, involving any of their respective directors, officers or agents (in their capacities as such);

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any material adverse change in the condition (financial or otherwise), business, Assets, liabilities, or long term profitability, any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach or inaccuracy of any representation or warranty contained herein;

(iv) any and all material correspondence or material communications received from any equity holder of any Operating Partnership;

(v) any material correspondence received from any tenant leasing more than 10,000 square feet of space, including any notice of default or request for consent to assign or sublet;

(vi) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

(vii) a copy of each material report, schedule, form, statement and other document filed or received by it during such period pursuant to the requirements of domestic or foreign (whether national, federal, state, provincial, local or otherwise) laws in connection with this transaction or outside of the ordinary course of business.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Preparation of Form S-4 and the Proxy Statement; Stockholder Meeting.

(a) As promptly as practicable after the execution of this Agreement, the Company and Parent shall cooperate with each other regarding, and, prepare and file with the SEC, the Proxy Statement/Prospectus and Parent shall prepare and file the Registration Statement (in which the Proxy Statement/Prospectus will be included). The Company and Parent will cause the Proxy Statement/Prospectus and the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Each of Parent and the Company shall use all reasonable efforts to have or cause the Proxy Statement/Prospectus to be cleared by the SEC and to cause the Registration Statement to become effective as promptly as practicable. Without limiting the generality of the foregoing, each of the Company and Parent shall cause its respective Representatives to fully cooperate with the other Party and its respective Representatives in the preparation of the Proxy Statement/Prospectus and the Registration Statement, and shall, upon request, furnish the other Party with all information concerning it and its Affiliates as the other may deem reasonably necessary or advisable in connection with the preparation of the Proxy Statement/Prospectus and the Registration Statement. The Company hereby agrees that the recommendations of the Company Board described in Section 3.19 (subject to the right of the Company Board to withdraw, amend or modify such recommendation in accordance with Section 6.3) shall be included in the Registration Statement and the Proxy Statement/Prospectus. Parent shall use commercially reasonable best efforts to take all actions required under any applicable federal or state securities or Blue Sky Laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger, if any, and will pay all filing fees incident thereto. As promptly as practicable after the Registration Statement becomes effective, the Company shall cause the Proxy Statement/Prospectus to be mailed to its stockholders.

(b) The Company and Parent each agrees that none of the information supplied by it or its Subsidiaries to be included or incorporated by reference in the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, will, on the date of the mailing of the Proxy Statement/Prospectus or any amendment or supplement thereto, and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company and Parent each agrees that none of the information supplied by it or its Subsidiaries to be included or incorporated by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c) Without limiting the generality of the foregoing, prior to the Effective Time (i) the Company and Parent shall notify each other as promptly as practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, the Proxy Statement/Prospectus or the Registration Statement, and (ii) the Company and Parent shall each notify the other as promptly as practicable after the receipt by it of any written or oral comments of the SEC on, or of any written or oral request by the SEC for amendments or supplements to, the Proxy Statement/Prospectus or the Registration Statement, and shall promptly supply the other with copies of all correspondence between it or any of its Representatives and the SEC with respect to any of the foregoing filings.

(d) The Company shall take all action necessary to duly call the Company Stockholders Meeting, to be held as promptly as practicable for the purpose of voting upon the approval of the Company Voting Proposal. Subject to the right of the Company Board to withdraw, amend or modify such recommendation in accordance with Section 6.3, the Company shall, through its board of directors, recommend to its stockholders adoption of this Agreement and approval of the Merger and related matters, and the Company shall use its best efforts to solicit from its stockholders proxies in favor of the Company Voting Proposal. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to this Section 6.1(d) to timely call and conduct the Company Stockholders Meeting shall not be affected by the commencement, public proposal or communication to the Company of any Acquisition Proposal.

Section 6.2 Cooperation; Notice; Cure. Subject to compliance with applicable law, from the date hereof until the Effective Time, the Company shall confer on a regular and frequent basis with Parent and one or more of its Representatives to report on the general status of ongoing operations. Each of Parent and the Company shall promptly notify the other in writing of, and will use all commercially reasonable efforts to cure before the Closing Date, any event, transaction or circumstance, as soon as reasonably practicable after it becomes known to such Party, that causes or will cause any of its covenants or agreements under this Agreement to be breached in any material respect or that renders or will render untrue in any material respect any of its representations or warranties contained in this Agreement. No notice given pursuant to this paragraph shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

Section 6.3 No Solicitation.

(a) Subject to Section 6.3(b), unless and until this Agreement shall have been terminated by either party pursuant to Article VIII, the Company shall not, directly or indirectly (through Representatives or otherwise): (i) solicit, encourage, initiate or participate in any negotiations, inquiries or discussions with respect to any Acquisition Proposal; (ii) disclose, in connection with an Acquisition Proposal, any information or provide access to its properties, books or records, except as required by law or pursuant to a governmental request for information; (iii) enter into or execute any agreement relating to an Acquisition Proposal; or (iv) make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal other than with respect to the Merger, or as otherwise required by applicable law. This Section 6.3(a) shall not limit the ability of the Company and its Subsidiaries to sell Assets in accordance with Section 5.1(f).

(b) Notwithstanding the foregoing, in response to a bona fide, unsolicited, written Acquisition Proposal from a Third Party (that does not result from a breach of this Section 6.3), the Company Board may, and may authorize and permit the Company’s Representatives to, (i) provide such Third Party with nonpublic information, (ii) otherwise facilitate any effort or attempt by a Third Party to make such Acquisition Proposal, (iii) agree to or recommend or endorse any such Acquisition Proposal, (iv) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, its approval and recommendation of the Merger and this Agreement, and (v) participate in discussions and negotiations with such Third Party relating to such Acquisition Proposal, if and only to the extent that (x) the Company Board believes in good faith (after consultation with its financial advisor and legal counsel) that such Acquisition Proposal if consummated would be a Superior Proposal, (y) the Company Board, after having consulted with and considered the advice of outside counsel, has reasonably determined in good faith that failure to take such action would result in a breach of its fiduciary duties to the Company or the Company Stockholders under applicable law, and (z) the Third Party has entered into a confidentiality agreement pertaining to nonpublic information regarding the Company containing terms in the aggregate no more favorable to the Third Party than those in the Confidentiality Agreement (including the standstill provision thereof). In the event the Company Board withdraws or modifies its approval of the Merger and this Agreement as herein provided, the Merger and this Agreement shall nevertheless be submitted to the Company Stockholders for their consideration and approval in accordance with Section 3–105(d) of the MGCL. For a period of not less than five Business Days after Company delivers to Parent a Superior Proposal Notice, the Company shall and shall cause its legal and financial advisors to, if requested by Parent, negotiate in good faith with Parent to revise this Agreement so that the Acquisition Proposal that constituted a Superior Proposal no longer constitutes a Superior Proposal; provided, however, that in determining whether an Acquisition Proposal is a Superior Proposal the Company must take into account any amendments to this Agreement proposed by Parent. The Company shall not enter into any agreement implementing an Acquisition Proposal prior to the termination of this Agreement in accordance with Section 8.1.

(c) The Company shall notify Parent as soon as practicable (but in any event within 24 hours) after receipt by an officer or director of the Company or by any of the Company’s advisors of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the Company’s properties, books or records by any person or entity that informs the Company that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact and copies of any proposed agreement relating thereto. If the Acquisition Proposal is determined by the Company

Board, in accordance with this Agreement, to be a Superior Proposal, the Company shall contemporaneously furnish to Parent copies of any proposed agreement relating thereto and all information it provides to the offeror and contemporaneously notify Parent in writing of any oral or written changes to the terms and conditions of any Acquisition Proposal. For the avoidance of doubt, any amendment to the financial or other terms of an Acquisition Proposal (whether or not a Superior Proposal) shall be treated as a new Acquisition Proposal for purposes of this Section 6.3 and shall require a new Superior Proposal Notice if such new Acquisition Proposal is determined by the Company to be a Superior Proposal.

(d) Nothing contained in this Section 6.3 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act or from making any disclosure to its stockholders if the Company Board determines in good faith after consultation with its outside counsel that failure to do so would reasonably be expected to result in a breach of its fiduciary duties to the Company or its stockholders under any applicable law, provided, however, that neither the Company nor the Company Board nor any committee thereof may, except as expressly permitted by this Section 6.3 or required by Rule 14e-2 promulgated under the Exchange Act, withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal; provided further, that disclosure to stockholders pursuant to Rule 14e-2 relating to an Acquisition Proposal shall be deemed to be a qualification, withdrawal or modification, of the Company Board’s recommendation of the Merger unless the Company Board expressly, and without qualification, reaffirms its recommendation of the Merger in such disclosure.

(e) The Company agrees that it will (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal, (ii) use reasonable best efforts to cause all Persons other than Parent, Merger Sub, CTOP Merger Sub and Pinecreek Merger Sub who have been furnished with confidential information regarding the Company in connection with the solicitation of or discussions regarding any Acquisition Proposal within the 12 months prior to the date hereof promptly to return or destroy such information, and (iii) use its reasonable best efforts to enforce and not waive any provision or release any Person (other than Parent, Merger Sub, CTOP Merger Sub and Pinecreek Merger Sub) from any confidentiality, standstill or similar agreement relating to an Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of Section 6.3(a) of the obligations undertaken in this Section 6.3.

Section 6.4 Access to Information.

(a) The Company and its Subsidiaries will provide Parent and Parent’s counsel, accountants and other representatives and agents with reasonable access, upon prior notice and during normal business hours, to the facilities, properties, officers, directors, employees, vendors, accountants, assets, books and records of the Company and (i) Parent shall have the right, subject to the terms of this Section 6.4, to prepare or cause to be prepared surveys, inspections, engineering studies, environmental assessments and other tests, examinations or studies with respect to the Company Properties; provided that Parent indemnifies the Company for any losses, costs or damages associated with any such items or caused during any period as a result of Parent’s access, (ii) the Company shall provide Parent with a monthly review of the unaudited revenues, capital spending and performance data of the Company and the Company Subsidiaries within 15 days after the end of each such month on a property by property basis, and (iii) the Company will furnish Parent with such financial and operating data and other information with respect to the business, personnel and properties of the Company or the transactions contemplated hereby as Parent shall from time to time reasonably request; provided, however, that such investigation shall be conducted upon reasonable prior notice, and in such manner as not to interfere unreasonably with the operation of the business of the Company; provided further that the Company shall provide reasonable assistance and cooperation to Parent in connection with integration planning and transition activities and access to employees as reasonably necessary in connection therewith; provided that such access shall be coordinated with the Company and conducted in such manner as not to interfere unreasonably with the operation of the business of the Company.

(b) If the Parent has made a Stock Election, Parent and its Subsidiaries will provide Company and Company’s counsel, accountants and other representatives and agents with reasonable access, upon prior notice and during normal business hours, to books and records of Parent; provided, however, that such investigation shall be conducted upon reasonable prior notice, and in such manner as not to interfere with the operation of the business of Parent.

Section 6.5 Governmental Approvals.

(a) The Parties shall cooperate with each other and use commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, registrations, licenses, consents, variances, exemptions, orders, approvals and authorizations of all Third Parties and Governmental Entities which are necessary to consummate the transactions contemplated by this Agreement (“Governmental Approvals”), and to comply with the terms and conditions of all such Governmental Approvals. Each of the Parties shall use commercially reasonable efforts to, and shall use commercially reasonable efforts to cause their respective Representatives and other Affiliates to, file within 30 days after the date hereof, and in all events shall file within 60 days after the date hereof, all required initial applications and documents in connection with obtaining the Governmental Approvals and shall act reasonably and promptly thereafter in responding to additional requests in connection therewith. Parent and the Company shall have the right to review in advance, and to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Parent and the Company, as the case may be, and any of their respective Subsidiaries, directors, officers and stockholders which appear in any filing made with, or written materials submitted to, any Third Party or any Governmental Entity in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, each of Parent and the Company (the “Notifying Party”) will notify the other promptly of the receipt of comments or requests from Governmental Entities relating to Governmental Approvals, and will supply the other Party with copies of all correspondence between the Notifying Party or any of its Representatives and Governmental Entities with respect to Governmental Approvals.

(b) Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any approval needed from a Governmental Entity will not be obtained or that the receipt of any such approval will be materially delayed.

Section 6.6 Publicity. Parent and the Company shall agree on the form and content of the initial press release regarding the transactions contemplated hereby and thereafter shall consult with each other before issuing any press release or other public statement with respect to any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or obligations pursuant to any listing agreement with, or rules of any national securities exchange.

Section 6.7 Affiliate Agreements. No later than 45 days prior to the Closing the Company shall deliver to Parent a list identifying, in the view of the Company, each person who will be, at the time of the Company Stockholders Meeting, a Company Affiliate. The Company shall provide to Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list and shall notify Parent in writing regarding any change in the identity of the Company Affiliates prior to the Closing Date; provided, however, that no such Person identified to Parent shall be added to the list of Company Affiliates if Parent shall receive from the Company, on or before the date of the Company Stockholders Meeting, an opinion of counsel reasonably satisfactory to Parent to the effect that such Person is not a Company Affiliate. The Company shall use its reasonable best efforts to deliver or cause to be delivered to Parent as promptly as practicable but in no event later than 15 days prior to the Closing an Affiliate Agreement, in the form attached hereto as Exhibit B, from each of its Affiliates.

Section 6.8 Further Assurances and Actions. Subject to the terms and conditions herein, each of the Parties agrees to use its reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable on its part under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including (i) using their respective reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with each Party as are necessary for consummation of the transactions contemplated by this Agreement, and (ii) to fulfill all conditions precedent applicable to such Party pursuant to this Agreement, subject, in the case of the Company, to the rights of the Company and the Company Board under Sections 6.3(b), 6.3(d) and 8.1(h).

Section 6.9 Stock Exchange Listing. Parent shall use its commercially reasonable efforts to list on the NYSE prior to the Effective Time, subject to official notice of issuance, the shares of Parent Common Stock, if any, to be issued in the Merger.

Section 6.10 Obtaining Consents. The Company shall give (or shall cause its Subsidiaries to give) any notices to Third Parties, and use, and cause its Subsidiaries to use, their reasonable best efforts to obtain any Third Party consents related to or required in connection with the Merger that are (i) disclosed or required to be disclosed in the Company Disclosure Schedule, or (ii) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time.

Section 6.11 Indemnification and Insurance.

(a) From and after the Effective Time, the Surviving Company shall provide exculpation and indemnification for each Person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, or director of the Company or any of its Subsidiaries, (the “Indemnified Parties”) which is at least as favorable to such persons as the exculpation and indemnification provided to the Indemnified Parties by the Company and its Subsidiaries immediately prior to the Effective Time in their respective Organizational Documents, as in effect on the date hereof; provided, that such exculpation and indemnification covers actions on or prior to the Effective Time, including all transactions contemplated by this Agreement.

(b) In addition to the rights provided in Section 6.11(a) above, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any action by or on behalf of any or all security holders of the Company or Parent, or any Subsidiary of the Company or Parent, or by or in the right of the Company or Parent, or any Subsidiary of the Company or Parent, or any claim, action, suit, proceeding or investigation (collectively, for this Section 6.11, “Claims”) in which any Indemnified Party is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was an officer or director of the Company or any of its Subsidiaries or any action or omission or alleged action or omission by such Person in his capacity as an officer or director, or (ii) this Agreement or the transactions contemplated thereby, whether in any case asserted or arising before or after the Effective Time, Parent and the Surviving Company (the “Indemnifying Parties”) shall from and after the Effective Time jointly and severally indemnify and hold harmless the Indemnified Parties from and against any losses, claims, liabilities, expenses (including reasonable attorneys’ fees and expenses), judgments, fines or amounts paid in settlement arising out of or relating to any such Claims. Parent, the Surviving Company and the Indemnified Parties hereby agree to use their reasonable best efforts to cooperate in the defense of such Claims. In connection with any such Claim, the Indemnified Parties shall have the right to select and retain one counsel, at the cost of the Indemnifying Parties, subject to the consent of the Indemnifying Parties (which consent shall not be unreasonably withheld or delayed) and more than one counsel if the interests of such Indemnified Persons with respect to such Claim diverge or could be reasonably expected to diverge. In addition, after the Effective Time, in the event of any such threatened or actual Claim, the Indemnifying Parties shall promptly pay and advance reasonable expenses and costs incurred by each Indemnified Person as they become due and payable in advance of the final disposition of the Claim to the fullest extent and in the manner permitted by law.

Notwithstanding the foregoing, the Indemnifying Parties shall not be obligated to advance any expenses or costs prior to receipt of an undertaking by or on behalf of the Indemnified Party, such undertaking to be accepted without regard to the creditworthiness of the Indemnified Party, to repay any expenses advanced if it shall ultimately be determined that the Indemnified Party is not entitled to be indemnified against such expense. Notwithstanding anything to the contrary set forth in this Agreement, the Indemnifying Parties (i) shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld or delayed), and (ii) shall not have any obligation hereunder to any Indemnified Party to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable law. In the event of a final and non-appealable determination by a court that any payment of expenses is prohibited by applicable law, the Indemnified Party shall promptly refund to the Indemnifying Parties the amount of all such expenses theretofore advanced pursuant hereto. Any Indemnified Party wishing to claim indemnification under this Section 6.11, upon learning of any such Claim, shall promptly notify the Indemnifying Parties of such Claim and the relevant facts and circumstances with respect thereto; provided, however, that the failure to provide such notice shall not affect the obligations of the Indemnifying Parties except to the extent such failure to notify materially prejudices the Indemnifying Parties’ ability to defend such Claim; and provided, further, however, that no Indemnified Party shall be obligated to provide any notification pursuant to this Section 6.11(b) prior to the Effective Time.

(c) For six years after the Effective Time, Parent shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy on terms with respect to such coverage and amount no less favorable in the aggregate to the Company’s directors and officers, as the case may be, currently covered by such insurance than those of such policy in effect on the date of this Agreement (provided that Parent may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous); provided that, in satisfying such obligation, none of Parent or any of its Subsidiaries shall be obligated to pay premiums per annum in excess of 200% of the aggregate amount per annum that the Company paid for such coverage in its last full fiscal year prior to the date hereof, which amount the Company has disclosed to Parent prior to the date hereof; provided further that, in the event that the aggregate premiums for maintaining such insurance for the benefit of the persons currently covered by the Company’s officers and directors insurance policy under this Section 6.11(c) are in excess of 200% of the aggregate amount per annum, then Parent shall only be obligated to maintain such insurance coverage as is reasonably available for such amount.

(d) This Section 6.11 is intended for the irrevocable benefit of, and to grant third-party rights to, the Indemnified Parties and their successors, assigns and heirs and shall be binding on all successors and assigns of Parent, including the Surviving Company. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 6.11 and Parent acknowledges and agrees that each Indemnified Party would suffer irreparable harm and that no adequate remedy at law exists for a breach of such covenants and such Indemnified Party shall be entitled to injunctive relief and specific performance in the event of any breach of any provision in this Section 6.11.

(e) Notwithstanding any other provisions hereof, the obligations of the Company, the Surviving Company and Parent contained in this Section 6.11 shall be binding upon the successors and assigns of Parent and the Surviving Company.

Section 6.12 Company Cooperation; Takeover Laws.

(a) The Company agrees to provide, and will cause its Subsidiaries and its and their respective officers, employees and advisors (including legal and accounting advisors) to provide, all cooperation reasonably necessary in connection with the arrangement of any financing or sales of assets to be consummated contemporaneous with the Closing in respect of the transactions contemplated by this Agreement, including: (i) participation in meetings, due diligence sessions and road shows; (ii) reasonable assistance in connection with

Parent’s or its banks’, underwriters’, placement agents’ or other representatives’ preparation of offering memoranda, private placement memoranda, prospectuses and similar documents; (iii) execution and delivery of any pledge and security documents, other definitive financing documents, and other certificates (including solvency certificates), legal opinions or documents as may be reasonably or customarily requested by the banks and lenders; (iv) taking all necessary corporate action to consummate such financing immediately prior to the Closing; and (v) using reasonable best efforts to cause its independent accountants and counsel to provide assistance to Parent, including providing consent, on a customary basis, to Parent to use their audit reports relating to the Company and its Subsidiaries and, at the cost of Parent, to provide any necessary “comfort letters” and to prepare and deliver other customary opinions and other deliverables. In addition, in conjunction with the obtaining of any such financing, the Company agrees, at the request of Parent, to call for prepayment or redemption, or to prepay, redeem, defease and/or renegotiate, as the case may be, any then existing indebtedness of the Company; provided that any such prepayment, redemption, defeasance or renegotiation shall be conditioned upon and shall not actually be required to be made until at or immediately prior to the Effective Time.

(b) In connection with and without limiting the foregoing, the Company shall (i) use its reasonable best efforts to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, and (ii) if any state takeover statute or similar statute or regulation be-comes applicable to this Agreement, the Merger or any other transaction contemplated hereby, take all action necessary to ensure that the Merger, and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated hereby.

Section 6.13 Asset Sales. After the date hereof but prior to the Effective Time, at Parent’s direction, the Company will enter into one or more Real Estate Purchase Agreements (a “Real Estate Purchase Agreement”) pursuant to which Parent, a limited partnership or other entity to be formed by Parent, or a third party (in each case, an “Acquisition Vehicle”), would purchase, and the Company and certain Subsidiaries would sell, certain real estate assets and equity interests specified by the Real Estate Purchase Agreement therein (the “Asset Sales”) on the terms and subject to the conditions specified by the Real Estate Purchase Agreement therein; provided that (a) the Company’s obligation to consummate any Asset Sales as contemplated by this Section 6.13 shall be subject to the condition that (i) the conditions set forth in Section 7.1 and Section 7.2 have been satisfied, (ii) that Parent has confirmed that Parent is prepared to proceed immediately with the Closing, and (iii) that Parent shall have delivered to the Company the certificate referred to in Section 7.2(d) and, if applicable, the opinion referred to in Section 7.2(e); (b) concurrently with Parent’s delivery of the certificate and opinion referred to in clause (a)(iii) of this proviso, the Company shall deliver the certificate referred to in Section 7.3(c) and the opinion referred to in Section 7.3(e) and the documents, agreements and instruments referred to in this Section 6.13; (c) following the delivery by Purchaser of the certificate and opinion referred to in clause (a)(iii) of this proviso and the delivery by the Company of the items referred to in clause (b) of this proviso, all conditions set forth in Section 7.3 shall be deemed to have been satisfied or waived. The closing of the Asset Sales would occur immediately prior to the Effective Time. The Company agrees to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all reasonable things as may be necessary to consummate and make the Asset Sales, if any, effective immediately prior to the Effective Time, including (i) execution and delivery of Real Estate Purchase Agreements in form and substance acceptable to the Parent, (ii) execution and delivery of such other documents, agreements, deeds and instruments and taking such other actions as may be reasonably requested by the Parent, and (iii) execution and delivery of appropriate amendments to this Agreement to give effect to such Asset Sales; provided that, in no event, shall the Company be obligated to incur liability, pay costs or other monies or take any irrevocable action prior to the time which is immediately prior to the Effective Time. Any indebtedness of the Acquisition Vehicle to the Company or any of its Subsidiaries in connection with such Asset Sales shall be on arm’s length terms. Parent shall ensure to the Company’s reasonable satisfaction that any consideration received by the Company or any of its Subsidiaries in connection with any Asset Sales consists of either cash or “real estate assets” within the meaning of Section 856(c) of the Code and that any Asset Sales hereunder do not jeopardize the Company’s status as a REIT. Immediately prior to the Effective Time, the Company shall declare and pay a dividend to holders of Company Common Stock in an amount equal to the net proceeds of any Asset Sales, and the Cash Consideration will be reduced by the amount of such dividend, if any.

Section 6.14 Company REIT Status. In furtherance and not in limitation of Section 5.3, nothing in this Agreement shall prohibit the Company from taking, and the Company hereby agrees to take, any action at any time or from time to time that in the reasonable judgment of the Company Board, upon advice of counsel, is legally necessary for the Company to maintain its qualification as a REIT within the meaning of Sections 856-860 of the Code for any period or portion thereof ending on or prior to the Effective Time; provided, however, if any such action causes the Company to distribute cash or property to any holders of Company Common Stock or holders of Company OP Units in addition to any distributions pursuant to Section 5.1(c), the Cash Consideration will be reduced by the per share amount of any such distribution. Subject to Section 2.15, after the Effective Time, the Company will not be a qualified REIT subsidiary (within the meaning of Code Section 856(i)) of Parent, and will continue to be treated as a corporation for federal income tax purposes, and the Company’s taxable year will not close on the Closing Date.

Section 6.15 Parent REIT Status. Nothing in this Agreement shall prohibit Parent from taking, and Parent hereby agrees to take, any action at any time or from time to time that in the reasonable judgment of the Parent Board, upon advice of counsel, is legally necessary for Parent to maintain its qualification as a REIT within the meaning of Sections 856-860 of the Code for any period or portion thereof ending on or prior to the Effective Time.

ARTICLE VII

CONDITIONS OF MERGER

Section 7.1 Conditions to Obligation of each Party to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) the Company Voting Proposal shall have been approved by the Company Stockholders in the manner required under the MGCL, the rules of the NYSE and the Organizational Documents of the Company;

(b) no statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Governmental Entity of competent jurisdiction and no other legal restraint or prohibition shall be in effect which prohibits, restrains or enjoins the consummation of the Merger;

(c) if Parent has made a Stock Election, the Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order suspending the effectiveness of the Registration Statement nor shall proceedings for that purpose have been threatened, and any material Blue Sky Law permits and approvals applicable to the registration of the Parent Common Stock to be exchanged for Company Common Stock shall have been obtained; provided that, if this condition cannot be satisfied before the Termination Date and Parent has made a Stock Election, such Stock Election shall be deemed to have been revoked and only Cash Consideration shall be paid in the Merger;

(d) all filings required to be made prior to the Closing by any Party or any of its respective Subsidiaries with, and all consents, approvals and authorizations required to be obtained prior to the Closing by any Party or any of its respective Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained, except where the failure to obtain such consents would not cause a Company Material Adverse Effect or a Parent Material Adverse Effect and could not reasonably be expected to subject the Parties or their Affiliates or any directors, officers, agents or advisors of any of the foregoing to the risk of criminal liability;

(e) if Parent has made a Stock Election, the shares of Parent Common Stock issuable to the holders of Company Shares pursuant to this Agreement shall have been approved for listing on the NYSE upon official notice of issuance; provided that, if this condition cannot be satisfied before the Termination Date and Parent has made a Stock Election, such Stock Election shall be deemed to have been revoked and only Cash Consideration shall be paid in the Merger; and

Section 7.2 Conditions to Obligations of the Company to Effect the Merger. The obligation of the Company, CTOP and Pinecreek OP to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

(a) The representations and warranties of Parent, Merger Sub, CTOP Merger Sub and Pinecreek Merger Sub contained in this Agreement shall be true and correct (without regard to any materiality or Parent Material Adverse Effect qualifier contained therein), on and as of the date hereof and on and as of the Closing Date as if made at and as of the Closing Date (except for any representations and warranties made as of a specified date, which shall be true and correct as of the specified date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; provided, however, that the representations set forth in Section 4.3(Capitalization), Section 4.5(Compliance), Section 4.6(SEC Documents), Section 4.7(Absence of Certain Changes), 4.10(Taxes), 4.12(Proxy Statement; Form S-4 Registration Statement; Other Information) and 4.13 (Authorization for Parent Common Stock) need only be true and correct for purposes of satisfying the condition set forth in this Section 7.2(a) if Parent has made and not revoked a Stock Election.

(b) Parent shall have performed or complied in all material respects with all obligations required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(c) There shall not be instituted, pending or threatened any Action by a Governmental Entity as a result of this Agreement or any of the transactions contemplated herein which would reasonably be expected (i) to result in a claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, against a director, officer or employee of the Company or (ii) if Parent has made a Stock Election, to have a Parent Material Adverse Effect (assuming for purposes of this Section 7.2(c) that the Merger shall have occurred);

(d) The Company shall have received a certificate executed on behalf of Parent by the Chief Executive Officer or Chief Financial Officer of Parent to the effect set forth in clauses (a) and (b) of this Section 7.2.

(e) if Parent has made a Stock Election, the Company shall have received an opinion of counsel, based upon customary representations including those contained in this Agreement or in certificates of officers of the Parties and others, dated as of the Closing Date, to the effect that, commencing with its inception Parent was organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and its method of operation has enabled it to meet, and Parent has met, through the Closing Date, the requirements for qualification and taxation as a REIT under the Code and Parent’s proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code; provided that, if this condition cannot be satisfied before the Termination Date and Parent has made a Stock Election, such Stock Election shall be deemed to have been revoked and only Cash Consideration shall be paid in the Merger.

Section 7.3 Conditions to Obligations of Parent, Merger Sub, CTOP Merger Sub and Pinecreek Merger Sub to Effect the Merger. The obligations of Parent, Merger Sub, CTOP Merger Sub and Pinecreek Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

(a) The representations and warranties of the Company, CTOP and Pinecreek OP contained in (i) Section 3.2(Authorization; Validity and Effect of Agreement); Section 3.3(Capitalization), Section 3.12(f) (Severance), Section 3.17(Opinion of Financial Advisor), Section 3.18(Brokers), Section 3.19(Vote Required),

Section 3.21(Takeover Provisions Inapplicable) and Section 3.22(Affiliate Transactions) of this Agreement shall be true and correct in all material respects on and as of the date hereof and on and as of Closing Date as if made at and as of the Closing Date (except for any representations and warranties made as of a specified date, which shall be true and correct in all material respects as of the specified date) and (ii) in all other sections of Article III of this Agreement shall be true and correct (without regard to any materiality or Company Material Adverse Effect qualifier contained therein), on and as of the date hereof and on and as of the Closing Date as if made at and as of the Closing Date (except for any representations and warranties made as of a specified date, which shall be true and correct as of the specified date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company shall have performed or complied in all material respects with all obligations required by this Agreement to be performed or complied with by them at or prior to the Closing Date.

(c) Parent shall have received a certificate executed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company to the effect set forth in clauses (a) and (b) of this Section 7.3.

(d) There shall not be instituted, pending or threatened any Action by a Governmental Entity as a result of this Agreement or any of the transactions contemplated herein which would reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect (assuming for purposes of this Section 7.3(d) that the Merger shall have occurred).

(e) Parent shall have received the opinion of Latham & Watkins in the form attached as Exhibit A (based upon customary representations including those contained in this Agreement or in certificates of officers of the Parties and others), dated as of the Closing Date.

Section 7.4 Delay. If Parent delays the Closing Date pursuant to a Delayed Closing, then for purposes of determining whether the conditions set forth in Section 7.3(a) have been satisfied, such conditions shall be deemed to have been satisfied as of the Closing Date irrespective of any facts, circumstances or events subsequent to the Closing Date (disregarding for such purposes any Delayed Closing) if the Company confirms in writing to Parent that it is willing and able to deliver the certificate referred to in Section 7.3(c) on the Closing Date (disregarding for such purposes any Delayed Closing). If the Closing Date has been delayed pursuant to a Delayed Closing, then notwithstanding anything to the contrary herein, the certificate referred to in Section 7.3(c) shall be delivered on the Closing Date but shall with respect to the conditions set forth in Section 7.3(a) be dated as of, and deemed to have been delivered on, the date on which, pursuant to the preceding sentence, the Company confirmed in writing that it was willing and able to deliver such certificate and with respect to the conditions set forth in Section 7.3(b) be dated as of the Closing Date.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. This Agreement may be terminated at any time before the Effective Time (except as otherwise provided), whether before or after the approval of the Company Stockholders referred to in Section 7.1(a), by written notice from Parent to the Company or the Company to Parent, as the case may be, as follows:

(a) by mutual written consent of each of Parent and the Company;

(b) by either the Company or Parent, if the Effective Time shall not have occurred on or before the date which is six months following the date hereof (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

(c) by either the Company or Parent, if a Governmental Entity shall have issued an order, decree or injunction having the effect of making the Merger illegal or permanently prohibiting the consummation of the Merger, and such order, decree or injunction shall have become final and nonappealable;

(d) by either Parent or the Company if the requisite vote in favor of the Company Voting Proposal shall not have been obtained at a duly held meeting of Company Stockholders or at any adjournment thereof; provided that the right to terminate this Agreement under this Section 8.1(d) shall not be available to the Company if it fails to fulfill its obligations to timely call and conduct the Company Stockholders Meeting under Section 6.1(d);

(e) by Parent, if (i) the Company Board shall have qualified, withdrawn or modified, or proposed publicly to qualify, withdraw or modify, its recommendation of the Company Voting Proposal, (ii) Parent requests in writing that the Company Board publicly reconfirm its recommendation of the Company Voting Proposal to Company Stockholders and the Company Board fails to do so within ten Business Days after its receipt of Parent’s request; (iii) the Company Board shall have recommended to the Company Stockholders an Acquisition Proposal; (iv) the Company fails to fulfill its obligations to timely call and conduct the Company Stockholders Meeting under Section 6.1(d); or (v) the Company breaches its obligations under Section 6.3 in any material respect;

(f) by Parent, upon a material breach of any covenant or agreement on the part of the Company set forth in this Agreement, or any representation or warranty of the Company shall have become untrue such that the conditions set forth in Section 7.3(a) or Section 7.3(b), as the case may be, would not be satisfied (a “Terminating Company Breach”); provided, however, that, if such Terminating Company Breach is capable of being cured by the Company prior to the earlier of (a) 30 days from Parent providing notice of such Terminating Company Breach or (b) the Termination Date, Parent shall not be able to terminate this agreement pursuant to this Section 8.1(f) so long as the Company uses its reasonable best efforts to cure such breach within such time period;

(g) by the Company, upon a material breach of any covenant or agreement on the part of Parent set forth in this Agreement, or any representation or warranty of Parent shall have become untrue such that the conditions set forth in Section 7.2(a) or Section 7.2(b), as the case may be, would not be satisfied (a “Terminating Parent Breach”); provided, however, that, if such Terminating Parent Breach is capable of being cured by Parent prior to the earlier of (a) 30 days from the Company providing notice of such Terminating Parent Breach or (b) the Termination Date, the Company shall not be able to terminate this agreement pursuant to this Section 8.3(g) so long as Parent uses its reasonable best efforts to cure such breach within such time period; or

(h) by the Company, if the Company has approved a Superior Proposal in accordance with Section 6.3(b); provided, however, that this Agreement may be terminated by the Company pursuant to this Section 8.1(h) prior to the Company Stockholders Meeting and only after the fifth Business Day following the Company’s delivery of written notice to Parent advising Parent, Merger Sub, CTOP Merger Sub and Pinecreek Merger Sub that the Company Board is prepared to accept a Superior Proposal setting forth the material terms and conditions of any such Superior Proposal, including the amount of consideration per share of Company Common Stock the stockholders of the Company will receive and the definitive agreements pursuant to which such Superior Proposal would be implemented (the “Superior Proposal Notice”) and only if the Company has not breached its obligations under Section 6.3 in any material respect and provided that, immediately prior to and as a condition of such termination, the Company shall comply with its obligations under the terms of Section 8.2.

Section 8.2 Expenses; Break-Up Fee.

(a) Except as otherwise provided in this Section 8.2, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such Expenses. As used in this Agreement, “Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement/Prospectus and Registration Statement and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

(b) Notwithstanding the foregoing, if (A) an Acquisition Proposal has been received by an officer or director of the Company or by the Company’s advisors or at the time of such termination an Acquisition Proposal has been publicly proposed or publicly announced and this Agreement is terminated pursuant to Section 8.1(b) or Section 8.1(d) or (B) this Agreement is terminated by Parent pursuant to Section 8.1(f), then the Company shall pay the Expenses incurred by Parent up to the Maximum Expense Amount (as defined below); provided, however, that the Company shall not be obligated to pay such Expenses incurred by Parent if it is obligated to pay a Break-Up Fee pursuant to Section 8.2(c).

The “Maximum Expense Amount” shall be an amount equal to the lesser of (i) $11,000,000 (the “Maximum Amount”) and (ii) the maximum amount, if any, that can be paid to Parent, without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for such year determined as if (a) the payment of such amount did not constitute income described in Sections 856(c)(2)(A)–(H) and 856(c)(3)(A)–(I) of the Code (“Qualifying Income”), and (b) the recipient has $1,000,000 of income from unknown sources during such year which was not Qualifying Income (in addition to any known or anticipated income which was not Qualifying Income), in each case as determined by independent accountants to Parent. Notwithstanding the foregoing, in the event Parent, receives a reasoned opinion from outside counsel or a ruling from the IRS (“Tax Guidance”) providing that Parent’s receipt of the Maximum Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (the “REIT Requirements”), the Maximum Expenses Amount shall be an amount equal to the Maximum Amount and the Company shall, upon receiving notice that Parent, as the case may be, has received the Tax Guidance, pay to Parent the unpaid Maximum Amount within five Business Days. In the event that Parent is not able to receive the full Maximum Amount due to the above limitations, the Company shall place the unpaid amount in escrow by wire transfer within three days of termination and shall not release any portion thereof to Parent unless and until Parent receives either one or a combination of the following once or more often: (i) a letter from Parent’s independent accountants indicating the maximum amount that can be paid at that time to Parent without causing Parent to fail to meet the REIT Requirements (calculated as described above) or (ii) the Tax Guidance, in either of which events the Company shall pay to Parent the lesser of the unpaid Maximum Amount or the maximum amount stated in the letter referred to in (i) above within five Business Days after the Company has been notified thereof. The obligation of the Company, as the case may be, to pay any unpaid portion of the Maximum Expense Amount shall terminate on the December 31 following the date which is three years from the date of this Agreement. Amounts remaining in escrow after the obligation of the Company to pay the Maximum Expense Amount terminates shall be released to the Company. The Company’s payment of the Expenses incurred by Parent pursuant to this subsection shall be the sole and exclusive remedy of Parent against the Company and any of its Subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the occurrences giving rise to such payment, except for liabilities or damages caused by the willful breach of any representations, warranties, covenants or agreements herein by the Company.

(c) Notwithstanding anything herein to the contrary:

(i) if this Agreement is terminated pursuant to Section 8.1(b) or Section 8.1(d) or this Agreement is terminated by Parent pursuant to Section 8.1(f), and, in each case, an Acquisition Proposal has been received by an officer or director of the Company or by the Company’s advisors or at the time of such termination an Acquisition Proposal has been publicly proposed or publicly announced and within 12 months of the termination of this Agreement, the Company or any of its Subsidiaries consummates a transaction included in the definition of Acquisition Proposal (or enters into an agreement with respect to such a transaction), then the Company shall pay Parent an amount equal to the Break-Up Fee less the amount of any Expenses which have been previously paid by the Company to Parent pursuant to Section 8.2(b), by wire transfer of immediately available funds to an account designated by Parent, within two Business Days after the consummation of such Acquisition Proposal.

(ii) if this Agreement is terminated by Parent pursuant to Section 8.1(e) then the Company shall pay Parent an amount equal to the Break-Up Fee, by wire transfer of immediately available funds to an account designated by Parent, within two Business Days after the termination of this Agreement.

(iii) if this Agreement is terminated by the Company pursuant to Section 8.1(h) then immediately prior to such termination, the Company shall pay Parent an amount equal to the Break-Up Fee, by wire transfer of immediately available funds to an account designated by Parent.

The Company’s payment of a Break-Up Fee or Expenses pursuant to Section 8.2 shall be the sole and exclusive remedy of Parent against the Company and any of its Subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the occurrences giving rise to such payment; provided that this limitation shall not apply in the event of a willful breach of this Agreement by the Company. In no event shall the Company be required to pay more than one Break-Up Fee pursuant to this Section 8.2(c) and for the avoidance of doubt, the Break-Up Fee is the maximum aggregate amount that the Company shall be required to pay Parent pursuant to Sections 8.2(b) and 8.2(c), other than in each case with respect to any willful breach of this Agreement by the Company.

(d) The “Break-Up Fee” shall be an amount equal to the lesser of (i) the Base Amount (as defined below) and (ii) the maximum amount, if any, that can be paid to Parent without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for such year determined as if (a) the payment of such amount did not constitute Qualifying Income, and (b) Parent has $1,000,000 of income from unknown sources during such year which was not Qualifying Income (in addition to any known or anticipated income of Parent which was not Qualifying Income), in each case as determined by independent accountants to Parent. Notwithstanding the foregoing, in the event Parent receives Tax Guidance providing that Parent’s receipt of the Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements, the Break-Up Fee shall be an amount equal to the Base Amount and the Company shall, upon receiving notice that Parent has received the Tax Guidance, pay to Parent the unpaid Base Amount within five Business Days. In the event that Parent is not able to receive the full Base Amount due to the above limitations, the Company shall place the unpaid amount in escrow by wire transfer within three days of termination and shall not release any portion thereof to Parent unless and until Parent receives either one or a combination of the following once or more often: (i) a letter from Parent’s independent accountants indicating the maximum amount that can be paid at that time to Parent without causing Parent to fail to meet the REIT Requirements (calculated as described above) or (ii) the Tax Guidance, in either of which events the Company shall pay to Parent the lesser of the unpaid Base Amount or the maximum amount stated in the letter referred to in (i) above within five Business Days after the Company has been notified thereof. The payment of the Break-Up Fee shall be compensation and liquidated damages for the loss suffered by Parent as a result of the failure of the Merger to be consummated and to avoid the difficulty of determining damages under the circumstances and neither Party shall have any other liability to the other after the payment of the Break-Up Fee. The obligation of Company to pay any unpaid portion of the Break-Up Fee shall terminate on the December 31 following the date which is three years from the date of this Agreement. Amounts remaining in escrow after the obligation of the Company to pay the Break-Up Fee terminates shall be released to the Company. As used in this Section 8.2(d), the “Base Amount” shall mean $65,000,000.

Section 8.3 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective officers, members or directors except as (i) set forth in Section 8.2, (ii) with respect to any actual liabilities or damages incurred or suffered by a party as a result of the willful breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement, and (iii) with respect to provisions that survive the termination hereof pursuant to Section 9.1.

Section 8.4 Amendment. This Agreement may be amended by the Parties by action taken by or on behalf of their respective Boards at any time before or after any required approval of matters presented in connection with the Merger by Company Stockholders; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed by the Parties.

Section 8.5 Waiver. At any time prior to the Closing Date, any Party may (a) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any document delivered pursuant hereto and (c) waive compliance by any other Party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that (a) the agreements set forth in Article II, Sections 6.1 and 9.1 through 9.11 shall survive the Effective Time and (b) the agreements set forth in the Confidentiality Agreement and in Sections 6.11, 8.2, 8.3 and 9.1 through 9.11 shall survive termination indefinitely.

Section 9.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Parent, Merger Sub, CTOP Merger Sub or Pinecreek Merger Sub:

Kimco Realty Corporation
3333 New Hyde Park Road
New Hyde Park, New York 11042-0020
Attention:	Michael Pappagallo
Bruce Rubenstein, Esq.
Fax No.: (516) 869-9001

with a copy to (which copy shall not constitute notice):

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	Adam O. Emmerich, Esq.
David E. Shapiro, Esq.
Fax No.: (212) 403-2000

If to the Company, CTOP or Pinecreek OP:

Pan Pacific Retail Properties, Inc.
1631–B South Melrose Drive
Vista, California 92083
Attention: Chief Executive Officer
Fax No.: (760) 727-1430

with a copy to (which copy shall not constitute notice):

Latham & Watkins
650 Town Center Drive
Costa Mesa, California 92626
Attention: William J. Cernius, Esq.
Fax No.: (714) 755 – 8290

Section 9.3 Severability. If any term or other provision of this agreement is invalid, illegal or incapable of being enforced because of any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 9.4 Entire Agreement; Assignment. This Agreement (including the Company Disclosure Schedule and the Parent Disclosure Schedule), together with the Confidentiality Agreement, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by any Party by operation of law or otherwise without the express written consent of each of the other Parties; provided that each of Parent, Merger Sub, CTOP Merger Sub and Pinecreek Merger Sub shall be permitted to transfer or assign to one of its Affiliates the right to enter into the transactions contemplated by this Agreement, but no such transfer or assignment shall relieve such Person of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.5 Parties in Interest; Construction. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except as set forth in Section 6.11.

Section 9.6 Governing Law. This Agreement shall be governed by and construed in accordance with, the laws of the State of Maryland without regard, to the fullest extent permitted by law, to the conflicts of laws provisions thereof which might result in the application of the laws of any other jurisdiction.

Section 9.7 No Trial by Jury. Each of the Parties hereto hereby irrevocably and unconditionally waives any right it may have to trial by jury in connection with any litigation arising out of or relating to this Agreement, the Confidentiality Agreement, the Merger or any of the other transactions contemplated hereby or thereby.

Section 9.8 Action by Subsidiaries. Whenever this Agreement requires any Subsidiary of the Company or any Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of the Company or Parent to cause such Subsidiary to take such action, as the case may be.

Section 9.9 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.10 Specific Performance. Each of the Parties hereto acknowledges and agrees that the other Parties would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties agrees that they each shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and conditions hereof in any Action instituted in any court of the United States or any state having competent jurisdiction, in addition to any other remedy to which such Party may be entitled, at law or in equity.

Section 9.11 Mutual Drafting. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing this Agreement to be drafted.

Section 9.12 Interpretation. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) “including” has the inclusive meaning frequently identified with the phrase “but not limited to” and “without limitation” and (d) references to “hereunder” or “herein” relate to this Agreement. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, Schedule, Appendix and Exhibit references are to this Agreement unless otherwise specified. Capitalized terms set forth in the Exhibits, Appendices and Schedules attached hereto shall have the same meanings as set forth in this Agreement, unless defined otherwise in such Exhibit, Appendix or Schedule.

Section 9.13 Counterparts. This Agreement may be executed in two or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature page follows.]

IN WITNESS WHEREOF, Parent, Merger Sub, CTOP Merger Sub, Pinecreek Merger Sub, the Company, CTOP and Pinecreek OP have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

KIMCO REALTY CORPORATION

By:	/s/ JEFF OLSON

KRC ACQUISITION INC.

By:	/s/ JEFF OLSON

KRC CT ACQUISITION LIMITED PARTNERSHIP

By:	/S/ JEFF OLSON

KRC PC ACQUISITION LIMITED PARTNERSHIP

By:	/s/ JEFF OLSON

[Signature Page to the Agreement and Plan of Merger]

PAN PACIFIC RETAIL PROPERTIES, INC.

By:	/s/ STUART A. TANZ

CT OPERATING PARTNERSHIP, L.P.

By:	/s/ STUART A. TANZ

WESTERN/PINECREEK, L.P.

By:	/s/ STUART A. TANZ

[Signature Page to the Agreement and Plan of Merger]

EXHIBIT A

EXHIBIT A – Form of REIT Opinion of Latham & Watkins LLP

[Letterhead of Latham & Watkins LLP]

[Month] [day], 2006

Kimco Realty Corporation

3333 New Hyde Park Road

New Hyde Park, New York 11042-0020

Re:	Agreement and Plan of Merger by and among Kimco Realty Corporation, KRC Acquisition Inc., KRC CT Acquisition Limited Partnership, KRC PC Acquisition Limited Partnership, Pan Pacific Retail Properties, Inc., CT Operating Partnership and Western/Pinecreek, L.P., dated as of July 9, 2006

Ladies and Gentlemen:

We have acted as tax counsel to Pan Pacific Retail Properties, Inc., a Maryland corporation (the “Company”), in connection with the proposed merger (the “Merger”) of KRC Acquisition Inc., a Maryland corporation (“Merger Sub”) and an indirect subsidiary of Kimco Realty Corporation, a Maryland corporation (“Parent”) with and into the Company pursuant to the Agreement and Plan of Merger by and among Parent, Merger Sub, KRC CT Acquisition Limited Partnership, KRC PC Acquisition Limited Partnership, Company P, CT Operating Partnership and Western/Pinecreek, L.P., dated as of July 8, 2006 (the “Merger Agreement”). This opinion is being rendered to you pursuant to Section 7.3(e) of the Merger Agreement. Capitalized terms employed but not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement.

You have requested our opinion concerning the Company’s election to be taxed as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”). This opinion is based on various facts and assumptions, including the facts set forth in the Merger Agreement and the Proxy Statement/Prospectus filed by the Company with the Securities and Exchange Commission on [Month] [day], 2006 (the “Proxy Statement”) concerning the business, assets and governing documents of the Company and its subsidiaries. We have also been furnished with, and with your consent have relied upon, certain representations made by the Company and its subsidiaries with respect to certain factual matters through a certificate of an officer of the Company (the “Officer’s Certificate”). In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various officers and representatives of the Company and Parent. With your permission, we have assumed the accuracy of the opinion of Venable LLP, counsel for the Company, dated ) [Month] [day], [2006], with respect to certain matters of Maryland law.

In our capacity as tax counsel to the Company, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion. For purposes of our opinion, we have not made an independent investigation or audit of the facts set forth in the above referenced documents or in the Officer’s Certificate. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein only as to the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

Based on such facts, assumptions and representations, it is our opinion that:

(a) Commencing with the Company’s taxable year ending December 31, 1997, the Company was organized in conformity with the requirements for qualification as a REIT under the Code, and its method of operation enabled it to meet the requirements for qualification and taxation as a REIT under the Code through its taxable year ending [December 31, 2005]; and

(b) The Company has been organized and has operated in accordance with the requirements for qualification and taxation as a REIT under the Code during its taxable year beginning [January 1, 2006] through the Closing (without regard to REIT distribution requirements); provided that the Company’s [2006] taxable year will not close on the Closing Date, and the Company’s qualification as a REIT for [2006] will depend, in part, upon its organization and method of operation post-Closing. As a result, in rendering this opinion, with your consent, we have assumed that following the Closing and through the end of the Company’s taxable year in which the Closing occurs, the Company will continue to be organized and operated in accordance with the requirements for qualification and taxation as a REIT under the Code.

No opinion is expressed as to any matter not discussed herein.

This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the Merger Agreement, the Proxy Statement or Officer’s Certificate may affect the conclusions stated herein. As described in the Proxy Statement, the Company’s qualification and taxation as a REIT depends upon its ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels, and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins LLP. Accordingly, no assurance can be given that the actual results of the Company’s operation for any particular taxable year will satisfy such requirements.

This opinion is rendered only to you in connection with Section 7.3(e) of the Merger Agreement, and is solely for your benefit. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm, or corporation, for any purpose, without our prior written consent.

Very truly yours,

[DRAFT]

ANNEX B

July 9, 2006

The Board of Directors

Pan Pacific Retail Properties, Inc.

1631-B South Melrose Drive

Vista, CA 92081

Dear Members of the Board of Directors:

We understand the following regarding Pan Pacific Retail Properties, Inc. (the “Company”) and Kimco Realty Corp. (“Kimco” or the “Acquirer”). The Company is a publicly traded corporation whose shares are traded on the New York Stock Exchange under the ticker symbol PNP, and currently has a market capitalization of approximately $2.9 billion. Kimco is also a publicly traded corporation whose shares are traded on the New York Stock Exchange under the ticker symbol KIM, and currently has a market capitalization of approximately $9.0 billion. The Company and Kimco are contemplating entering into a Merger Agreement (as defined below) whereby, among other things, a wholly owned subsidiary of Kimco shall merge with and into the Company (the “Merger”) and in connection therewith each share of the Company’s common stock issued and outstanding immediately prior to the effective time of the Merger shall be converted into the right to receive $70 per share in cash unless Kimco elects to include stock consideration, in which case each share will be entitled to receive: (i) at least $60 per share in cash (the “Cash Consideration”) and (ii) a sufficient number of shares of Kimco’s common stock (the “Stock Consideration,” and together with the Cash Consideration, the “Merger Consideration”) such that the Cash Consideration plus the Stock Consideration will equal $70 per share. We further understand that Kimco may determine the amount of Stock Consideration, if any, and that the Stock Consideration is to be valued using the average closing price for the ten trading days ending two trading days prior to the date of the Company’s stockholder meeting to approve the Merger (unless Kimco elects to delay the closing). We further understand that, pursuant to the Merger Agreement and concurrently with the Merger, CT Operating Partnership, L.P. (“CTOP”) will be merged with and into a subsidiary of Kimco (the “CTOP Merger”) and Western/Pinecreek, L.P. (“Pinecreek”) will be merged with and into a subsidiary of Kimco (the “Pinecreek Merger” and, together with the CTOP Merger, the “OP Mergers”). In connection with the OP Mergers, each unit of limited partnership interest in CTOP and Pinecreek (each a “Company OP Unit”) issued and outstanding immediately prior to the effective time of the OP Mergers will be cancelled and converted automatically into the right to receive the Merger Consideration; provided, however, that each holder of a Company OP Unit (an “OP Unitholder”) shall have the right to elect to remain a limited partner of the entity surviving the relevant OP Merger. The Merger, the OP Mergers and the exchange of the Company’s common stock and Company OP Units for the Merger Consideration are referred to herein as the “Transaction.”

You have requested that Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) as to whether, as of the date hereof, the Merger Consideration to be received by the holders of the Company’s common stock and by OP Unitholders (other than OP Unitholders who elect to remain limited partners of the respective entities surviving the OP Mergers) in connection with the Transaction is fair to such holders from a financial point of view.

Los Angeles  •  1930 Century Park West  •  Los Angeles, California   90067-6802  •   tel 310 553 8871  •  fax 310 553 2173

New York      Chicago      San Francisco      Minneapolis     Washington, D.C.     Dallas     Atlanta     London     Paris     Frankfurt

Broker/dealer services through Houlihan Lokey Howard & Zukin Capital         Investment advisory services through Houlihan Lokey Howard & Zukin Financial Advisors

The Board of Directors

Pan Pacific Retail Properties, Inc.

July 9, 2006

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed the Company’s annual report to shareholders on Form 10-K for the fiscal year ended December 31, 2005, and quarterly report on Form 10-Q for the quarter ended March 31, 2006, which the Company’s management has identified as being the most current financial statements available;

2.	reviewed the Acquirer’s annual report to shareholders on Form 10-K for the fiscal year ended December 31, 2005, and quarterly report on Form 10-Q for the quarter ended March 31, 2006, which the Acquirer’s management has identified as being the most current financial statements available;

3.	held discussions with certain members of the management of the Company regarding the operations, financial condition, future prospects and projected operations and performance of the Company and regarding the Transaction, and held discussions with representatives of the Company’s counsel regarding the Company, the Transaction, and related matters;

4.	held discussions with certain members of the management of the Acquirer regarding the operations, financial condition, future prospects and projected operations and performance of the Acquirer and regarding the Transaction;

5.	reviewed a draft of the Agreement and Plan of merger (the “Merger Agreement”) dated July 9, 2006;

6.	visited certain of the Company’s real property;

7.	reviewed financial forecasts and projections, referred to as the “Growth Model”, prepared by the management of the Company for the fiscal years ending December 31, 2006 through 2007 and financial forecasts and projections that are publicly available with respect to the Company and the Acquirer for the fiscal years ending December 31, 2006 through 2007;

8.	reviewed the historical market prices for the past two years and trading volume for the past year for the Company’s and the Acquirer’s publicly traded securities and those of certain publicly traded companies which we deemed relevant;

9.	reviewed certain other publicly available financial data for certain companies that we deemed relevant and publicly available transaction prices and premiums paid in other change of control transactions that we deemed relevant; and

10.	conducted such other financial studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that with respect to the Company, the financial forecasts for fiscal 2006 and 2007 have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company, and we express no opinion with respect to such forecasts or the assumptions on which they are based. With respect to the publicly available financial forecasts and projections for the Company and the Acquirer, we have reviewed and discussed such forecasts with the managements of the Company and the Acquirer and have assumed, with your consent, that such forecasts and projections represent reasonable estimates and judgments of the future financial results and condition of the Company and the Acquirer, and we express no opinion with respect to such forecasts and projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company or the Acquirer since

The Board of Directors

Pan Pacific Retail Properties, Inc.

July 9, 2006

the date of the most recent financial statements provided to us, and that there are no information or facts that would make any of the information reviewed by us incomplete or misleading. We have not considered any aspect or implication of any transaction to which the Company or the Acquirer is a party (other than the Transaction). In addition, management of the Company has advised us, and we have assumed, that the value of each Company OP Unit is identical to the value of one share of the Company’s common stock and that OP Unitholders currently have, and will continue to have through the effective time of the Merger, the right to freely exchange their Company OP Units for shares of the Company’s common stock on a one-to-one basis.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Merger Agreement and any other related documents and instruments that are referred to therein are true and correct, (b) each party to all such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the agreements provided to us, without any amendments or modifications thereto or any adjustment to the aggregate consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise). We also have relied upon and assumed, without independent verification, that all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed that would result in the disposition of any material portion of the assets of the Company, CTOP, Pinecreek or the Acquirer, or otherwise have an adverse effect on the Company, CTOP, Pinecreek or the Acquirer or any expected benefits of the Transaction. In addition, we have relied upon and assumed, without independent verification, that the final forms of the draft documents identified above will not differ in any material respect from such draft documents.

Furthermore, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Company, the Acquirer or any other party, nor were we provided with any such appraisal or evaluation. We express no opinion regarding the liquidation value of any entity. Furthermore, we have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company, the Acquirer or any other party is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company, the Acquirer or any other party is or may be a party or is or may be subject.

We have not been requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, (c) advise the Board of Directors or any other party with respect to alternatives to the Transaction or (d) make any independent determination as to the value of the Company OP Units. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Subsequent events that could affect the conclusions set forth in the Opinion include adverse changes in industry performance or market conditions and changes to the business, financial condition and results of operations of the Company or the Acquirer. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring after the date hereof. We have not considered, nor are we expressing any opinion herein with respect to, the prices at which the Company’s or the Acquirer’s publicly traded securities or the Company OP Units have traded or may trade subsequent to the disclosure or consummation of the Transaction. We have assumed that the Kimco shares to be issued in the Transaction to the shareholders of the Company and to OP Unitholders will be listed on the New York Stock Exchange.

The Board of Directors

Pan Pacific Retail Properties, Inc.

July 9, 2006

This Opinion is furnished for the use and benefit of the Board of Directors in connection with its consideration of the Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, for any other purpose, without our express, prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to any security holder as to how such security holder should vote with respect to tender their shares or Company OP Units in connection with the Transaction. In addition, this Opinion is not intended to be, and does not constitute, a recommendation to any OP Unitholders as to whether such OP Unitholder should accept the Merger Consideration for such holders Company OP Units or elect to remain a limited partner of the entity surviving the relevant OP Merger. This Opinion may not be disclosed, reproduced, disseminated, quoted, summarized or referred to at any time, in any manner or for any purpose, nor shall any references to Houlihan Lokey or any of its affiliates be made by any recipient of this Opinion, without the prior written consent of Houlihan Lokey.

In the ordinary course of business, certain of our affiliates may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity and other securities and financial instruments (including bank loans and other obligations) of the Company, the Acquirer and any other party that may be involved in the Transaction.

We have not been requested to opine as to, and this Opinion does not address: (i) the underlying business decision of the Company, its security holders, the OP Unitholders or any other party to proceed with or effect the Transaction, (ii) the fairness of any portion or aspect of the Transaction not expressly addressed in this Opinion, (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company or any other party other than those set forth in this Opinion, (iv) the fairness of any portion or aspect of the Transaction to the OP Unitholders who elect to remain limited partners of the respective entities surviving the OP Mergers, (v) the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage, (vi) the tax or legal consequences of the Transaction to the Company, its security holders, OP Unitholders or any other party, (vii) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders vis-à-vis any other class or group of the Company’s or such other party’s security holders, or (viii) whether or not the Company, its security holders, the OP Unitholders or any other party is receiving or paying reasonably equivalent value in the Transaction. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with your consent, on advice of the Company’s outside counsel, and on the assumptions of the managements of the Company and the Acquirer, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the Transaction.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of the Company’s common stock and by OP Unitholders (other than OP Unitholders who elect to remain limited partners of the respective entities surviving the OP Mergers) in connection with the Transaction is fair to such holders from a financial point of view.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Kimco charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

The Kimco charter authorizes the company, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director of Kimco and at the request of Kimco, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The bylaws of Kimco obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of Kimco and at the request of Kimco, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The charter and bylaws also permit Kimco to indemnify and advance expenses to any person who served a predecessor of Kimco in any of the capacities described above and to any employee or agent of Kimco or a predecessor of Kimco.

The MGCL requires a corporation (unless its charter provides otherwise, which Kimco’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL requires Kimco, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by Kimco as authorized by the bylaws and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by Kimco if it shall ultimately be determined that the standard of conduct was not met.

Kimco has agreed to provide a directors’ and officers’ liability policy for the benefit of Pan Pacific’s directors and officers. Under the merger agreement, for a period of six years after the effective time of the merger, Kimco will maintain in effect a directors’ and officers’ liability insurance policy covering those persons who are currently covered by Pan Pacific’s directors’ and officers’ liability insurance policy with coverage in amount and scope at least as favorable as Pan Pacific existing coverage, provided that in no event shall Kimco be required to spend, in the aggregate, more than 200% of the aggregate of Pan Pacific’s current premiums.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit No.	Description:
2.1	Form of Plan of Reorganization of Kimco Realty Corporation (Incorporated by reference to Exhibit 2.1 to the Company’s Registration Statement on Form S-11 No. 33-42588)

2.2*	Agreement and Plan of Merger, dated as of December 1, 2005, by and between Kimco Realty Corporation, KRC Acquisition, KRC CT Acquisition Limited Partnership, KRC PC Acquisition Limited Partnership, Pan Pacific Retail Properties, Inc., CT Operating Partnership, L.P. and Western/Pinecreek, L.P. (included as Annex A to the proxy statement/prospectus contained in this registration statement)

3.1	Articles of Amendment and Restatement of the Company, dated August 4, 1994 (Incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1994)

3.2	Bylaws of the Company dated February 6, 2002, as amended (Incorporated by reference to Exhibit 3.2 to the 2001 Form 10-K)

3.3	Bylaws of the Company dated February 1, 2005, as amended (Incorporated by reference to Exhibit 3(ii) to the Company’s Current Report on Form 8-K dated February 1, 2005)

3.4	Articles Supplementary relating to the 8 1/2% Class B Cumulative Redeemable Preferred Stock, par value $1.00 per share, of the Company, dated July 25, 1995 (Incorporated by reference to Exhibit 3.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1995 (Commission File No. 1-10899) (the “1995 Form 10-K”))

3.5	Articles Supplementary relating to the 8 3/8% Class C Cumulative Redeemable Preferred Stock, par value $1.00 per share, of the Company, dated April 9, 1996 (Incorporated by reference to Exhibit 3.4 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1996)

3.6	Articles Supplementary relating to the 6.65% Class F Cumulative Redeemable Preferred Stock, par value $1.00 per share, of the Company, dated May 7, 2003 (Incorporated by reference to the Company’s filing on Form 8-A dated June 3, 2003)

4.1	Agreement of the Company pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K (Incorporated by reference to Exhibit 4.1 to Amendment No. 3 to the Company’s Registration Statement on Form S-11 No. 33-42588)

4.2	Certificate of Designations (Incorporated by reference to Exhibit 4(d) to Amendment No. 1 to the Registration Statement on Form S-3 dated September 10, 1993 (the “Registration Statement”, Commission File No. 33-67552))

4.3	Indenture dated September 1, 1993, between Kimco Realty Corporation and Bank of New York (as successor to IBJ Schroder Bank and Trust Company) (Incorporated by reference to Exhibit 4(a) to the Registration Statement)

4.4	First Supplemental Indenture, dated as of August 4, 1994. (Incorporated by reference to Exhibit 4.6 to the 1995 Form 10-K)

4.5	Second Supplemental Indenture, dated as of April 7, 1995 (Incorporated by reference to Exhibit 4(a) to the Company’s Current Report on Form 8-K dated April 7, 1995 (the “April 1995 8-K”))

4.6	Form of Medium-Term Note (Fixed Rate) (Incorporated by reference to Exhibit 4.6 to the 2001 Form 10-K)

4.7	Form of Medium-Term Note (Floating Rate) (Incorporated by reference to Exhibit 4.7 to the 2001 Form 10-K)

Exhibit No.	Description:

4.8	Indenture dated April 1, 2005, between Kimco North Trust III, Kimco Realty Corporation, as Guarantor and BNY Trust Company Of Canada, as Trustee (Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated April 21, 2005)

5.1†	Opinion of Wachtell, Lipton, Rosen & Katz regarding legality of securities being registered

8.1†	Opinion of Latham & Watkins LLP regarding certain U.S. income tax considerations

23.1*	Consent of PricewaterhouseCoopers LLP

23.2*	Consent of KPMG LLP

23.3†	Consent of Wachtell, Lipton, Rosen & Katz (included as part of its opinion filed as Exhibit 5.1)

23.4†	Consent of Latham & Watkins LLP (included as part of its opinion filed as Exhibit 8.1)

24.1*	Powers of Attorney (included on the signature page of this Registration Statement)

99.1†	Form of Proxy Card of Pan Pacific Retail Properties, Inc.

99.2*	Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (included as Annex B to the proxy statement/prospectus contained in this Registration Statement)

99.3*	Consent of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

*	Filed herewith
†	To be filed by amendment

Item 22.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the “Securities Act of 1933”), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectus filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) (a) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424; (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant; (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and (iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(c) The undersigned registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 as is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Hyde Park, State of New York, on July 28, 2006.

KIMCO REALTY CORPORATION

By:	/S/ MICHAEL V. PAPPAGALLO

Name:	Michael V. Pappagallo

Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Milton Cooper, Michael J. Flynn, David B. Henry, Thomas A. Caputo, Michael V. Pappagallo, Glenn G. Cohen, Bruce M. Rubenstein and Jeffrey S. Olson, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign a registration statement on Form S-4 with respect to shares of Kimco Realty Corporation common stock to be issued in connection with the merger of a subsidiary of Kimco Realty Corporation with and into Pan Pacific Retail Properties, Inc. and any and all amendments (including post-effective amendments) to such registration statement and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 28, 2006.

/S/ MARTIN S. KIMMEL	Chairman (Emeritus) of the Board of Directors
Martin S. Kimmel

/S/ MILTON S. COOPER	Chairman of the Board of Directors and Chief Executive Officer
Milton S. Cooper

/S/ MICHAEL J. FLYNN	Vice Chairman of the Board of Directors, President and Chief Operating Officer
Michael J. Flynn

/S/ MICHAEL V. PAPPAGALLO	Executive Vice President and Chief Financial Officer
Michael V. Pappagallo

/S/ DAVID B. HENRY	Chief Investment Officer and Director
David B. Henry

/S/ RICHARD G. DOOLEY	Director
Richard G. Dooley

/S/ FRANK LOURENSO	Director
Frank Lourenso

/S/ JOE GRILLS	Director
Joe Grills

/S/ F. PATRICK HUGHES	Director
F. Patrick Hughes

/S/ RICHARD B. SALTZMAN	Director
Richard B. Saltzman

S-1

EXHIBIT INDEX

Exhibit No.	Description:
2.1	Form of Plan of Reorganization of Kimco Realty Corporation (Incorporated by reference to Exhibit 2.1 to the Company’s Registration Statement on Form S-11 No. 33-42588)

2.2*	Agreement and Plan of Merger, dated as of December 1, 2005, by and between Kimco Realty Corporation, KRC Acquisition, KRC CT Acquisition Limited Partnership, KRC PC Acquisition Limited Partnership, Pan Pacific Retail Properties, Inc., CT Operating Partnership, L.P. and Western/Pinecreek, L.P. (included as Annex A to the proxy statement/prospectus contained in this registration statement)

3.1	Articles of Amendment and Restatement of the Company, dated August 4, 1994 (Incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1994)

3.2	Bylaws of the Company dated February 6, 2002, as amended (Incorporated by reference to Exhibit 3.2 to the 2001 Form 10-K)

3.3	Bylaws of the Company dated February 1, 2005, as amended (Incorporated by reference to Exhibit 3(ii) to the Company’s Current Report on Form 8-K dated February 1, 2005)

3.4	Articles Supplementary relating to the 8 1/2% Class B Cumulative Redeemable Preferred Stock, par value $1.00 per share, of the Company, dated July 25, 1995 (Incorporated by reference to Exhibit 3.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1995 (Commission File No. 1-10899) (the “1995 Form 10-K”))

3.5	Articles Supplementary relating to the 8 3/8% Class C Cumulative Redeemable Preferred Stock, par value $1.00 per share, of the Company, dated April 9, 1996 (Incorporated by reference to Exhibit 3.4 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1996)

3.6	Articles Supplementary relating to the 6.65% Class F Cumulative Redeemable Preferred Stock, par value $1.00 per share, of the Company, dated May 7, 2003 (Incorporated by reference to the Company’s filing on Form 8-A dated June 3, 2003)

4.1	Agreement of the Company pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K (Incorporated by reference to Exhibit 4.1 to Amendment No. 3 to the Company’s Registration Statement on Form S-11 No. 33-42588)

4.2	Certificate of Designations (Incorporated by reference to Exhibit 4(d) to Amendment No. 1 to the Registration Statement on Form S-3 dated September 10, 1993 (the “Registration Statement”, Commission File No. 33-67552))

4.3	Indenture dated September 1, 1993, between Kimco Realty Corporation and Bank of New York (as successor to IBJ Schroder Bank and Trust Company) (Incorporated by reference to Exhibit 4(a) to the Registration Statement)

4.4	First Supplemental Indenture, dated as of August 4, 1994. (Incorporated by reference to Exhibit 4.6 to the 1995 Form 10-K)

4.5	Second Supplemental Indenture, dated as of April 7, 1995 (Incorporated by reference to Exhibit 4(a) to the Company’s Current Report on Form 8-K dated April 7, 1995 (the “April 1995 8-K”))

4.6	Form of Medium-Term Note (Fixed Rate) (Incorporated by reference to Exhibit 4.6 to the 2001 Form 10-K)

4.7	Form of Medium-Term Note (Floating Rate) (Incorporated by reference to Exhibit 4.7 to the 2001 Form 10-K)

Exhibit No.	Description:
4.8	Indenture dated April 1, 2005, between Kimco North Trust III, Kimco Realty Corporation, as Guarantor and BNY Trust Company Of Canada, as Trustee (Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated April 21, 2005)

5.1†	Opinion of Wachtell, Lipton, Rosen & Katz regarding legality of securities being registered

8.1†	Opinion of Latham & Watkins LLP regarding certain U.S. income tax considerations

23.1*	Consent of PricewaterhouseCoopers LLP

23.2*	Consent of KPMG LLP

23.3†	Consent of Wachtell, Lipton, Rosen & Katz (included as part of its opinion filed as Exhibit 5.1)

23.4†	Consent of Latham & Watkins LLP (included as part of its opinion filed as Exhibit 8.1)

24.1*	Powers of Attorney (included on the signature page of this Registration Statement)

99.1†	Form of Proxy Card of Pan Pacific Retail Properties, Inc.

99.2*	Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (included as Annex B to the proxy statement/prospectus contained in this Registration Statement)

99.3*	Consent of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

*	Filed herewith
†	To be filed by amendment